As filed with the Securities and Exchange Commission on May 26, 2021
Registration No. 333-249208

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1/A
(Amendment Number 3)
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

RECRUITER.COM GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	7371	90-1505893
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

100 Waugh Dr. Suite 300
Houston, Texas 77007
(855) 931-1500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Evan Sohn
Chief Executive Officer
100 Waugh Dr. Suite 300
Houston, Texas 77007
(855) 931-1500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joseph Lucosky, Esq.
Lucosky Brookman LLP
101 Wood Avenue South
Woodbridge, New Jersey 08830
(732) 395-4400

Steven D. Uslaner, Esq
Mark F. Coldwell, Esq.
Littman Krooks LLP
655 Third Avenue
New York, New York 10017
(212) 490-2020

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☑	Smaller reporting company ☑
Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☑

CALCULATION OF REGISTRATION FEE

Title of each Class of Security being registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Units, each consisting of one Common Share, par value $0.0001 per share, and one Warrant to purchase Common Stock(1)	$11,500,000	$1,492.70
Common Stock included as part of the Units (2)(3)	-	-
Warrants to purchase Common Stock included as part of the Units (3)(4)(5)(6)	-	-
Common Stock issuable upon exercise of the Warrants (2)	$12,650,000	$1,641.97
Representative’s Warrants(5)	-	-
Common Stock issuable upon exercise of Representative’s Warrants(3)(6)(7)	$1,250,000	$162.25
Total	$25,400,000	$3,296.92(8)

(1)	Includes Common Stock to cover the exercise of the over-allotment option granted to the underwriter.

(2)
Pursuant to Rule 416 of the Securities Act, the securities being registered hereunder include such additional securities as may be issued after the date hereof as a result of share splits, share dividends or similar transactions.

(3)	No separate fee is required pursuant to Rule 457(i) under the Securities Act.

(4)	Includes Common Stock which may be issued upon exercise of additional warrants which may be issued upon exercise of the over-allotment option granted to the underwriter.

(5)
In accordance with Rule 457(g) under the Securities Act, because the Common Stock underlying the Warrants are registered hereby, no separate registration fee is required with respect to the Warrants registered hereby.

(6)	The warrants are exercisable at a per share price of 110% of the price per Unit in this offering.

(7)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. The warrants, or the Representative’s Warrants, are exercisable at a per share exercise price equal to 125% of the public offering price. As estimated solely for the purpose of recalculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the Representative’s Warrants is equal to 125% of US$1,000,000 (which is equal to 10% of $10,000,000).

(8)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED MAY 26, 2021

1,818,182 Units
Each Unit Consisting of One Share of Common Stock and
One Warrant to Purchase Common Stock

We are offering 1,818,182 units (each a “Unit” and collectively, the “Units”) of Recruiter.com Group, Inc. (the “Company,” “Recruiter,” “we,” “our” or “us”) with each Unit consisting of one share of common stock, par value $0.0001, which we refer to as the “Common Stock”, and one warrant (the “Warrant”) to purchase one share of Common Stock. The Units have no stand-alone rights and will not be certified or issued as stand-alone securities. We anticipate a public offering price between $4.50 and $6.50 per Unit. Furthermore, the 1,818,182 Unit amount referenced above is based on the Units being sold at the mid-point of the estimated offering price range of $5.50 per Unit and such Unit amount shall change if the Unit price is less than $5.50 in such manner to maintain the gross proceeds at $10 million. For instance, if the Unit price is $4.50 per Unit, the number of Unit to be sold in the offering shall be 2,222,222. The Warrants included in the Units are exercisable immediately and have an exercise price of $6.05 per share (110% of the price per unit sold in this offering.) The Warrants will be listed for trading as described below and will expire five years from the date of issuance. This offering also includes the shares of Common Stock issuable from time to time upon exercise of the warrants.

Our Common Stock is currently quoted on the OTCQB tier of the OTC Market Group, Inc. under the symbol “RCRT.” The last reported sale price of our Common Stock on May 25, 2021 was $10.00 per share (on a post 1:2.5 reverse stock split basis as further described below). We have applied to list our Common Stock and Warrants on The Nasdaq Capital Market (“Nasdaq Capital Market”) under the symbols “RCRT” and “RCRTW,” respectively. There is no assurance that our listing application will be approved by the Nasdaq Capital Market. The approval of our listing on the Nasdaq Capital Market is a condition of closing this offering.

For purposes of this prospectus, the assumed public offering price per Unit is $5.50 (the mid-point of the estimated offering price range). The actual offering price per Unit will be as determined between Joseph Gunnar & Co. LLC (the “Underwriter”) and us at the time of pricing and may be issued at a discount to the current market price of our Common Stock. Factors to be considered will include our historical performance and capital structure, prevailing market conditions and overall assessment of our business. The market price of our Common Stock will be one of several factors to be considered in determining the actual offering price.

Other than in our consolidated financial statements and the notes thereto included in this registration statement and unless otherwise noted, the share and per share information in this prospectus reflects a proposed reverse stock split of the outstanding Common Stock of the Company at an assumed one for two-and-one-half (1:2.5) ratio (“Reverse Stock Split”), to occur prior to the closing of this offering.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 14 of this prospectus. You should carefully consider these risk factors, as well as the information contained in this prospectus, before purchasing any of the securities offered by this prospectus.

We are an “Emerging Growth Company” as defined under the federal securities laws and may elect to comply with reduced public company reporting requirements. Please read “Implications of Our Being an Emerging Growth Company” beginning on page 8 of this prospectus for more information.

	Per Unit	Total
Public offering price (1)	$	$
Underwriting discounts and commissions (2)	$	$
Proceeds, before expenses, to us (3)	$	$

(1)
The public offering price and underwriting discount and commissions in respect of each unit correspond to a public offering price per share of Common Stock of $5.49 and a public offering price per accompanying warrant of $0.01.

(2)
This table depicts broker-dealer commissions of 7.0% of the gross offering proceeds. Underwriting discounts and commissions do not include a non-accountable expense allowance equal to 1.0% of the public offering price payable to the Underwriter. See “Underwriting” beginning on page 98 for disclosure regarding compensation payable to the Underwriter by us.

(3)	We estimate the total expenses of this offering will be approximately $540,000. Assumes no exercise of the over-allotment option we have granted to the Underwriter as described below.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

We have granted a 45-day option to the representative of the underwriters, exercisable one or more times in whole or in part, to purchase up to an additional 272,727 shares of Common Stock and/or up to an additional 272,727 Warrants solely to cover over-allotments, at the public offering price per share of Common Stock and per Warrant, respectively, less, in each case, the underwriting discounts payable by us. The securities issuable upon exercise of this overallotment option are identical to those offered by this prospectus and have been registered under the registration statement of which this prospectus forms a part.

The Underwriter expects to deliver the securities against payment in New York, New York on or about , 2021.

Sole Book-Running Manager

Joseph Gunnar & Co. LLC

The date of this prospectus is May __, 2021

i

Through and including , 2021 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

You should rely only on the information contained in this prospectus. Neither we nor the underwriter have authorized anyone to provide any information or to make any representations other than those contained in this prospectus we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date. You should also read this prospectus together with the additional information described under “Additional Information.”

Unless the context otherwise requires, we use the terms “we,” “us,” “the Company”, “Recruiter.com” and “our” to refer to Recruiter.com Group, Inc. and its consolidated subsidiaries.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current expectations and views of future events, all of which are subject to risks and uncertainties. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. In some cases, you can identify forward-looking statements by terminology such as “may,” “might,” “will,” “should,” “intends,” “expects,” “plans,” “goals,” “projects,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of these terms or other comparable terminology. These forward-looking statements should be evaluated with consideration given to the risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements.

Such forward-looking statements are based on a series of expectations, assumptions, estimates and projections about our Company, are not guarantees of future results or performance, and involve significant risks, uncertainties and other factors, including assumptions and projections, for all future periods. Our actual results may differ materially from any future results expressed or implied by such forward-looking statements. Such factors include, among others:

●	our ability to achieve positive cash flow from operations;

●	the rate and degree of market acceptance of our products and services;

●	our ability to expand our sales organization to address effectively existing and new markets that we intend to target;

●	impact from future regulatory, judicial, and legislative changes or developments in the U.S. and foreign countries;

●	our ability to compete effectively in a competitive industry;

●	our ability to obtain funding for our operations;

●	our ability to attract collaborators and strategic partnerships;

●	our ability to meet the NASDAQ requirements;

●	our ability to meet our other financial operating objectives;

●	the availability of qualified employees for our business operations;

●	general business and economic conditions;

●	our ability to meet our financial obligations as they become due;

●	positive cash flows and financial viability of our operations and new business opportunities;

●	ability to secure intellectual property rights over our proprietary products or enter into license agreements to secure the legal use of certain patents an intellectual property;

●	our ability to be successful in new markets;

●	our ability to avoid infringement of intellectual property rights; and

●	the positive cash flows and financial viability of our operations and new business opportunities

The foregoing list of important factors does not include all such factors, nor necessarily present them in order of importance. In addition, you should consult other disclosures made by the Company (such as in our other filings with the Securities and Exchange Commission or in our press releases) for other factors that may cause actual results to differ materially from those projected by the Company. For additional information regarding risk factors that could affect the Company’s, see “Risk Factors” beginning on page 14 of this prospectus, and as may be included from time-to-time in our reports filed with the Securities and Exchange Commission (the “SEC”).

The Company intends the forward-looking statements to speak only as of the time of such statements and does not undertake or plan to update or revise such forward-looking statements as more information becomes available or to reflect changes in expectations, assumptions or results. The Company can give no assurance that such expectations or forward-looking statements will prove to be correct. An occurrence of, or any material adverse change in, one or more of the risk factors or risks and uncertainties referred to in this prospectus, could materially and adversely affect our results of operations, financial condition, and liquidity, and our future performance.

Industry Data and Forecasts

This prospectus contains data related to the permanent and temporary recruitment industry in the United States. These industry data include projections that are based on a number of assumptions which have been derived from industry and government sources which we believe to be reasonable. The permanent and temporary recruitment industry may not grow at the rate projected by industry data, or at all. The failure of the industry to grow as anticipated is likely to have a material adverse effect on our business and the market price of our Common Stock. In addition, the rapidly changing nature of the permanent and temporary recruitment industry subjects any projections or estimates relating to the growth prospects or future condition of our industries to significant uncertainties. Furthermore, if any one or more of the assumptions underlying the industry data turns out to be incorrect, actual results may, and are likely to, differ from the projections based on these assumptions.

  PROSPECTUS SUMMARY

The following highlights certain information contained elsewhere in this prospectus. It does not contain all the details concerning this offering, including information that may be important to you. You should carefully review this entire prospectus including the section entitled “Risk Factors” and the consolidated historical and consolidated pro forma financial statements and accompanying notes contained herein. See “Where You Can Find More Information.”

Overview

Recruiter.com Group, Inc. (“we,” “the Company”, “Recruiter.com”, “us”, “our”) operates an on-demand recruiting platform aiming to disrupt the $120 billion recruiting and staffing industry. We combine an online hiring platform with what we believe to be the world’s largest network of over 28,000 small and independent recruiters. Businesses of all sizes recruit talent faster using the Recruiter.com platform, which is powered by virtual teams of Recruiters On Demand and Video and Artificial Intelligence (“AI”) job-matching technology.

Our website, www.Recruiter.com, provides employers seeking to hire access to over 28,000 independent recruiters and utilizes an innovative web platform, with integrated AI-driven candidate to job matching and video screening software to more easily and quickly source qualified talent.

We help businesses accelerate and streamline their recruiting and hiring processes by providing on-demand recruiting services. We leverage our expert network of recruiters to place recruiters on a project basis, aided by cutting edge AI-based candidate sourcing, and matching and video screening technologies. We operate a cloud-based scalable SaaS-enabled marketplace platform for professional hiring, which provides prospective employers access to a network of thousands of independent recruiters from across the country and worldwide, with a diverse talent sourcing skillset that includes information technology, accounting, finance, sales, marketing, operations and healthcare specializations.

Through our Recruiting.com Solutions division, we also provide consulting and staffing, and full-time placement services to employers which leverages our platform and rounds out our services.

Our mission is to grow our most collaborative and connective global platform to connect recruiters and employers and become the preferred solution for hiring specialized talent.

We generate revenue from the following activities:

●
Recruiters on Demand: Consists of a consulting and staffing service specifically for the placement of professional recruiters, which we market as Recruiters on Demand. Recruiters on Demand is a flexible, time-based solution that provides businesses of all sizes access to recruiters on an outsourced, virtual basis for help with their hiring needs. As with other consulting and staffing solutions, we procure for our employer clients qualified professional recruiters, and then place them on assignment with our employer clients. Revenue earned through Recruiters on Demand is derived by billing the employer clients for the placed recruiters’ ongoing work at an agreed-upon, time-based rate. We directly source recruiter candidates from our network of recruiters on the Platform, as the recruiter user base of our Platform has the proper skill-set for recruiting and hiring projects. We had previously referred to this service in our revenue disaggregation disclosure in our consolidated financial statements as license and other, but on July 1, 2020, we rebranded as Recruiters on Demand.

●
Consulting and Staffing: Consists of providing consulting and staffing personnel services to employers to satisfy their demand for long- and short-term consulting and temporary employee needs. We generate revenue by first referring qualified personnel for the employer’s specific talent needs, then placing that personnel with the employer, but with us or our providers acting as the employer of record, and finally, billing the employer for the time and work of our placed personnel on an ongoing basis. Our process for finding candidates for consulting and staffing engagements largely mirrors our process for full-time placement hiring. This process includes employers informing us of open consulting and temporary staffing opportunities and projects, sourcing qualified candidates through the Platform and other similar means, and, finally, the employer selecting our candidates for placement after a process of review and selection. We bill these employer clients for our placed candidates’ ongoing work at an agreed-upon, time-based rate, typically on a weekly schedule of invoicing.

●
Full-time Placement: Consists of providing referrals of qualified candidates to employers to hire staff for full-time positions. We generate full-time placement revenue by earning one-time fees for each time that employers hire one of the candidates that we refer. Employers alert us of their hiring needs through our Platform or other communications. We source qualified candidate referrals for the employers’ available jobs through independent recruiter users that access our Platform and other tools. We support and supplement the independent recruiters’ efforts with dedicated internal employees we call our internal talent delivery team. Our talent delivery team selects and delivers candidate profiles and resumes to our employer clients for their review and ultimate selection. Upon the employer hiring one or more of our candidate referrals, we earn a “full-time placement fee”, an amount separately negotiated with each employer client. The full-time placement fee is typically either a percentage of the referred candidates’ first year’s base salary or an agreed-upon flat fee.

●
Marketing Solutions: Our “Marketing Solutions” allow companies to promote their unique brands on our website, the Platform, and our other business-related content and communication. This is accomplished through various forms of online advertising, including sponsorship of digital newsletters, online content promotion, social media distribution, banner advertising, and other branded electronic communications, such as in our quarterly digital publication on recruiting trends and issues. Customers who purchase our Marketing Solutions typically specialize in B2B software and other platform companies that focus on recruitment and human Resources processing. We earn revenue as we complete agreed upon marketing related deliverables and milestones using pricing and terms set by mutual agreement with the customer. In addition to its work with direct clients, the Company categorizes all online advertising and affiliate marketing revenue as Marketing Solutions.

●
Career Solutions: We provide services to assist job seekers with their career advancement. These services include a resume distribution service which involves promoting these job seekers’ profiles and resumes to assist with their procuring employment, and upskilling and training. Our resume distribution service allows a job seeker to upload his/her resume to our database, which we then distribute to our network of recruiters on the Platform. We earn revenue from a one-time flat fee for this service. We also offer a recruiter certification program which encompasses our recruitment related training content, which we make accessible through our online learning management system. Customers of the recruiter certification program use a self-managed system to navigate through a digital course of study. Upon completion of the program, we issue a certificate of completion and make available a digital badge to certify their achievement for display on their online recruiter profile on the Platform. For approximately the four months following March 31, 2020, the Company provided the recruiter certification program free in response to COVID-19. We partner with Careerdash, a high-quality training company, to provide Recruiter.com Academy, an immersive training experience for career changers.

Disrupting an Industry - Recruit Talent Faster

We believe we are fundamentally modernizing the recruiting process by digitizing and democratizing the recruiting process. Furthermore, we are dispersing the economic benefits of successful recruitment to a broad group of people and, by doing so, we help businesses recruit talent faster and more efficiently than ever before.

Community and Network

Our network currently consists of over 28,000 small and independent recruiters. This virtual network of recruiters unite under our innovative web platform that offers earnings opportunities through successful job matching; access to matched candidates driven by artificial intelligence; and on-demand, project-based recruiting assignments.

The community or network of recruiters is additionally categorized into virtual teams based on industry vertical, skill or location specialization, and dedicated client resource teams. Through participation in a virtual team, recruiters may receive further job and account updates, personalized recommendations, exclusive job opportunities, and recommended candidate referrals. We operate these teams through its platform and facilitate real-time communication through parallel chat rooms managed by our internal community managers.

We believe the potential scale of our recruiting community is enormous. Similar to how Uber created the opportunity for anyone to become a taxi driver, we make it possible for anyone to become a recruiter. According to the website of the American Staffing Association (the trade association representing the American staffing, recruiting, and workforce solutions industry), there are approximately 25,000 staffing and recruiting companies, which altogether operate around 49,000 offices, so the recruiting industry’s contribution to employment is significant. However, we enable a broader disruption of the industry, bringing the opportunities to a much broader group of people than previously possible. Through upskilling and engagement with our recruiter users, we make it easier for anyone to get involved in recruiting. With hundreds of thousands of people involved in the general human resource and employment industry in the U.S. alone, and many more interested in referral-based, work-from-home earning opportunities, we believe our addressable network and potential audience is vast.

Our Growth Strategy

Recruiter.com intends to grow its business by focusing efforts on the following five main areas:

1) Grow Our Community:

●
Grow Recruiter Engagement: Dedicated Community Managers regularly support and service our growing network of independent recruiter users on our platform. We plan to continue to invest in community management initiatives, including enhancement of outreach, communications, reward programs, and training of our Community Managers. We have introduced the concept of Recruiter Rewards, which allows members of our network to earn points, redeemable for merchandise we source, for performing specific actions on the platform. We intend to continue to develop this program, increasing engagement, and earning potential on the platform.

●
Grow the Number of Recruiters on our Platform: We plan to continue to grow our recruiter network through viral search, referral, content, and community strategy. Investments in content, community sponsorship and thought leadership will continue to drive people back to the platform, creating a real “hub” for recruiters.

●
Increase Growth and Earning Opportunities for Recruiters on Our Platform: We plan to continue investing in new products and features to help recruiters grow their businesses by expanding their access to technology, developing their professional and marketing skills, and increasing their earning opportunities. This includes expanding on our lead generation capabilities.

2) Build Business Model Innovations:

●
Continue to Innovate and Improve Our Platform to Build Best-in-Class User Experiences: We aim to create the most innovative and easy-to-use solutions for empowering businesses and recruiters to recruit talent faster. For example, we recently launched an improvement to our candidate submittal process, which allowed for bulk sharing and distribution of referral links to candidates through social media. We will strive to continually incorporate such advances into our platform, taking into consideration user feedback.

●
Invest in Scalable Business Models: We plan to continue to invest in the development of our SaaS model and subscription services while improving recruiter experience by enhancing our software capabilities, data science, security, and technology infrastructure. Further low- and light-touch subscription models and plans promise to facilitate the seamless transactions of candidate and job flows on our platform and, in doing so, increase our gross margins and the efficiency of our business.

●
Leverage Our Platform to Launch New Products: We believe we can continue to innovate to solve complex challenges involving recruitment and hiring, and we plan to use our highly extensible platform to support the introduction of additional products and services. Our massive network, leading technology, and recruiting expertise allow us to introduce new features and incorporate feedback into such features with speed, efficiency, and scale.

●
Invest in Advanced Technologies, Including Artificial Intelligence: We believe that recruiting is about people, and people will always drive the hiring process, so long as our current system of employment and human labor exists. Existing technologies cannot supplant human review and involvement in most hiring transactions, including all four stages of recruiting specified previously. However, we also believe that artificial intelligence promises to solve specific issues of scale within the hiring process, for example, by rapidly sifting through a bulk of job applications to surface to the recruiter the best-matched applicants. We have already integrated AI improvements into our candidate campaigning and sourcing processes, and we are currently evaluating new businesses, methods, and partnerships to transform further and improve our technology.

3) Monetize the Businesses and Candidates Seeking to Access the Community and Platform:

We intend to not only develop new clients for all of our services, but also expand relationships with our existing clients and increase their spending on our platform by investing in building new products and features.

●
Attract New Clients Through Strategic Partnerships with MSP and HR Providers: We intend to expand our marketing efforts with partners to attract new clients by increasing awareness of our platform and the benefits of using flexible and on-demand recruiting.

●
Broaden and Deepen Categories: We intend to focus on customizing experiences for vertical industry groups, such as Information Technology or Accounting and Finance, through tailored features and functionalities, making it easier and more efficient for clients to connect with the right recruiters.

●
Build Effective Candidate Solutions: We plan to continue to expand our candidate offerings from basic resume distribution to video resumes, training programs, career coaching, resume writing, job alerts, and other SaaS services to monetize our traffic and help people effectively connect with opportunities.

●
Build Out Video: We plan to leverage a video offering as a SaaS solution for our enterprise clients, partners, and recruiters, as video interviewing and screening may become a must-have requirement for business recruiting, particularly in the post-COVID-19 environment.

4) Acquire Complementary Assets and Businesses:

We seek opportunities to acquire complementary businesses and personnel within the recruitment and staffing sector, primarily to expand the overall number of employers using our Platform to source talented employees and contractors.

●
Increase Employer Demand: We plan to approach recruitment companies with firm client control and knowledge, such as recruitment process outsourcing (RPO) companies in major cities within the continental United States and with stable, diversified client revenues. These types of acquisitions may help increase the number and diversity of jobs in the marketplace platform and allow for the upselling of our new and planned products for employers.

●
Further Our Technology Offerings: We plan to evaluate specific valuable online tools for recruiters that would enhance our overall platform, such as candidate sourcing technologies, data appending services, job distribution and marketing software, lead generation tools, and others that would improve our value to our community of recruiters, to improve engagement and daily use metrics.

●
Enhance Strategic Technology: We continually monitor and evaluate third-party companies for technology that would be of strategic value. Management is particularly mindful of the emergence of artificial intelligence being applied to hiring and recruitment processes. We are interested in acquiring or licensing such technologies that offer fundamental advancements to our Platform and, therefore, long-term shareholder value.

5) Approach the Future with Clarity and Vision:

●
Trust Our Vision: Recruiter.com has a big name, but an even bigger purpose: to “recruit” means to inspire someone to join a cause. Our mission at Recruiter.com is more than just primarily connecting job seekers and employers. We also want to inspire people to better themselves, to grab opportunities and to believe in themselves. Simply put, Recruiter.com exists to open doors for people. We are inspired by our mission and purpose, and we trust in our overall vision to continue to inspire the dedication necessary to build a fantastic brand and valuable company.

●
Maintain Our Values: Our staff developed our core values, which we seek to identify in people that we hire and promote and inspire within ourselves. These core values include being passionate, dependable, adaptable, helpful, resilient, and honest and open communicators. As we grow, we will maintain and build on these core values, and we will use them to inform our business decisions and the ways in which we interact with each other and the community.

●
Lead in People-First Technology: We are committed to building continuous innovation in technology and being early builders and adopters of technical improvements, such as the use of AI and machine learning. We will strive to be bold leaders in human-centric technology by always positioning that technology for the benefit and economic empowerment of people. We believe that the future holds great promise for further connectivity, collaboration, and community. We aim to be opportunistic in the development and acquisition of such technologies for our users.

Recent Developments

OneWire Asset Purchase

Effective May 10, 2021, we, through a wholly-owned subsidiary, entered into an Asset Purchase Agreement and Plan of Reorganization (the “APA”) with OneWire Holdings, LLC, a Delaware limited liability company (“OneWire”), to acquire all the assets and several liabilities of OneWire (the “OneWire Purchase”). As consideration for the OneWire Purchase, OneWire’s shareholders will receive a total of 155,327 shares (the “Consideration Shares”) of common stock, valued at $1,255,000, based on a price per share of $8.08, the volume-weighted average price of the common stock for the 30-day period immediately prior to the Closing Date (as defined in the APA). 31,066 of the Consideration Shares are subject to forfeiture pursuant to APA provisions regarding a post-closing working capital adjustment and a revenue true-up and pursuant to OneWire’s indemnity obligations. The assets acquired in the APA consist primarily of sales and client relationships, contracts, intellectual property, partnership and vendor agreements and certain other assets, along with a de minimis amount of other assets. OneWire’s expansive candidate database in financial services and candidate matching service amplify our reach to give employers and recruiters access to an even broader pool of specialized talent.

Upsider Asset Purchase

Effective March 25, 2021, we, through a wholly-owned subsidiary, entered into an Asset Purchase Agreement and Plan of Reorganization (the “APA”) with Upsider Inc., a Delaware corporation (“Upsider”), to acquire all the assets and several liabilities of Upsider (the “Upsider Purchase”). As consideration for the Upsider Purchase, Upsider’s shareholders will receive net cash of $69,983 and a total of 323,094 shares of our common stock (the “Consideration Shares”) (valued at $2,544,362, based on a $7.88 per share acquisition date price), of which 51,941 of the Consideration Shares will be held in reserve and are recorded as a current liability, contingent consideration in the accompanying financial statements. The shareholders of Upsider may also receive earn-out consideration of up to $1,394,760, based on the attainment of specific targets during the six months following closing. We have recorded the fair value of the contingent earn-out consideration of $1,325,003 at March 31, 2021. The total purchase price is approximately $3.9 million. The assets acquired in the APA consist primarily of sales and client relationships, contracts, intellectual property, partnership and vendor agreements and a de minimis amount of other assets. The Company is utilizing Upsider’s machine learning artificial intelligence to provide a more predictive and efficient recruiting tool that enhances our current technology.

The Company also entered into a Registration Rights Agreement with Upsider (the “Registration Rights Agreement”). The Registration Rights Agreement provides that following the Six-Month Anniversary (as defined in the Registration Rights Agreement), and for a period of five years thereafter, Upsider shall have the ability, on three occasions, to demand that Company shall file with the Securities and Exchange Commission a registration statement on Form S-1 or Form S-3, pursuant to the terms of the Registration Rights Agreement, to register the Consideration Shares. Additionally, pursuant to the Registration Rights Agreement, for a period of three years following the Six-Month Anniversary, whenever the Company proposes to register the issuance or sale of any of its Common Stock or its own account or otherwise, and the registration form to be used may be used for the registration of the Consideration Shares.

Scouted Asset Purchase

Effective January 31, 2021, the Company, through its wholly-owned subsidiary, acquired all assets of RLJ Talent Consulting, Inc., d/b/a Scouted, a Delaware corporation (“Scouted”) (the “Scouted Asset Purchase”). As consideration for the Scouted Asset Purchase, Scouted shareholders are entitled to a total of 224,163 shares of our restricted Common Stock (valued at $1,625,183 based on a $7.25 per share grant date price), of which 33,151 shares of stock will be held in reserve, and an additional amount of $180,000 in cash consideration for a total purchase price of approximately $1.8 million. The Scouted Asset Purchase will be accounted for as a business acquisition. The assets acquired in the Scouted Asset Purchase consist primarily of sales and client relationships, contracts, intellectual property, partnership and vendor agreements and certain other assets (the “Scouted Assets”), along with a de minimis amount of other assets. The Company will complete the purchase price allocation of the $1.8 million for the acquired intangible assets during 2021. The Company is utilizing the Scouted Assets to expand its video hiring solutions and curated talent solutions, through its Recruiting Solutions subsidiary.

2021 Senior Subordinated Secured Convertible Debentures

On January 5, 2021, we entered into a Securities Purchase Agreement, (the “Purchase Agreement”), with two accredited investors (the “Purchasers”). Pursuant to the Purchase Agreement, we sold to the Purchasers (i) $562,500 in the aggregate principal amount of 12.5% Original Issue Discount Senior Subordinated Secured Convertible Debentures (the “Debentures”) and (ii) 140,625 common stock purchase warrants (the “Warrants”) representing 100% warrant coverage. We received a total of $500,000 in gross proceeds from such closing, taking into account the 12.5% original issue discount, before deducting offering expenses and commissions, including the placement agent’s commission of $50,000 (10% of the gross proceeds) and approximately $40,000 of other expenses. We also agreed to issue to the placement agent, as additional compensation, 28,126 common stock purchase warrants exercisable at $5.00 per share.

On January 20, 2021, we conducted a second closing under the Purchase Agreement (“Second Closing”) with eighteen accredited investors (the “Second Closing Purchasers”). We sold to the Second Closing Purchasers (i) $2,236,500 in the aggregate principal amount Debentures and (ii) 559,126 Warrants, representing 100% warrant coverage. We received a total of $1,988,000 in gross proceeds in the Second Closing, taking into account the 12.5% original issue discount, before deducting offering expenses and commissions, including the placement agent’s commission of $198,800 (10% of the gross proceeds) and approximately $50,500 of other expenses. We also agreed to issue to the placement agent, as additional compensation, 111,826 common stock purchase warrants exercisable at $5.00 per share (the placement agent warrants issued in such offering, collectively the “PA Warrants”). In May 2021, the PA Warrants were amended such that they are now exercisable for 36,364 shares of common stock at an exercise price equal to 125% of the public offering price per Unit in this offering.

The Debentures mature on January 5, 2022, subject to a six-month extension at the Company’s option on the terms described therein. The Debentures bear interest at 8% per annum payable quarterly, subject to an increase in case of an event of default as provided for therein. The Debentures are convertible into shares of our Common Stock at any time following the date of issuance at each Purchaser’s option at an initial conversion price of $4.00 per share, subject to certain adjustments (the “Voluntary Conversion Price”). The Debentures are subject to mandatory conversion into shares of Common Stock (or units of Common Stock and warrants to purchase Common Stock, if units are offered to the public in the Qualified Offering) in the event of a Qualified Offering, as defined therein, which would include the offering described in this prospectus at a conversion price equal to the lower of (i) the Voluntary Conversion Price and (ii) 80% of the price per share (or unit, if units are offered in the Qualified Offering) at which the Qualified Offering is made. The Debentures rank senior to all existing and future indebtedness of the Company and its subsidiaries, except for approximately $101,000 of outstanding senior indebtedness. In addition, the Debentures rank pari-passu with, and amounts owing thereunder shall be paid concurrently with, payments owing pursuant to and in connection with that certain offering by the Company of 12.5% Original Issue Discount Senior Subordinated Secured Convertible Debentures consummated in May and June 2020 in the aggregate principal amount of $2,953,125 which are due and payable on May 28, 2021. The Company may prepay the Debentures at any time at a premium as provided for therein.

The Warrants issued pursuant to the Purchase Agreement are exercisable for three years from the date of the applicable closing at an exercise price of $5.00 per share, subject to certain adjustments.

Reference is also made to the May/June 2020 Bridge Offering which is described in Management’s Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources - Financing Arrangements – Senior Subordinated Secured Convertible Debentures. In May 2021, the placement agent warrants issued in June 2020 in connection with the May/June 2020 Bridge Offering were amended such that they are now exercisable for 36,364 shares of common stock at an exercise price equal to 125% of the public offering price per Unit in this offering.

Joseph Gunnar & Co. LLC, the Underwriter in this offering, acted as placement agent for the offering of the Debentures described above and the Debentures issued in the May/June 2020 Bridge Offering.

Promissory Note Payable

We received $250,000 in proceeds from an institutional investor pursuant to a promissory note dated May 6, 2021. The note bears interest at 12% per year and matures on May 6, 2023.

Effects of COVID-19

While the Company has continued to operate during the COVID-19 pandemic, we have reduced certain billing rates to respond to the current economic climate. The Company has also experienced a decline in its employer clientele due to the current job market. In addition, due to the effects of COVID-19, the Company took steps to streamline certain expenses, such as temporarily cutting certain executive compensation packages by approximately 20%. Management also worked to reduce unnecessary marketing expenditures and to improve staff and human capital expenditures, while maintaining overall workforce levels.

Risks Affecting Us

Our business is subject to numerous risks and uncertainties, including those discussed in the section titled “Risk Factors” beginning on page 14 and elsewhere in this prospectus. These risks include the following:

●	our ability to continue as a going concern is in doubt absent obtaining adequate new debt or equity financing and achieving sufficient sales levels;

●
because we have a limited operating history under our current Platform, it is difficult to evaluate our business and future prospects and increases the risks associated with an investment in our securities;

●
complete integration of the staffing assets that we acquired from Genesys Talent LLC, a Texas limited liability company (“Genesys”) in March 2019 may be complex and time-consuming, and we may not be able to realize the full benefits of this acquisition;

●	the rapidly-changing, unsure and/or deleterious effects of the COVID-19 pandemic on the job markets and general economy;

●
our future growth depends on our ability to attract, retain and incentivize a community of recruiters, and the loss of existing recruiters, or failure to attract new ones, could adversely impact our business and future prospects;

●
if we are unable to respond to technological advancements and other changes in our industry by developing and releasing new services, or improving our existing services, in a timely and cost-effective manner or at all, our business could be materially and adversely affected;

●
our future growth depends in part on our ability to form new and maintain existing strategic partnerships with third-party solution providers and continued performance of such solution providers under the terms of our strategic partnerships with them;

●
we rely in part on certain software that we license from third parties, and if we were to lose the ability to use such software our business and operating results could be materially and adversely affected;

●
because we rely on a small number of customers for a substantial portion of our revenue, the loss of any of these customers would have a material adverse effect on our operating results and cash flows;

●	if recruiters on our Platform were classified as employees instead of independent contractors, our business would be materially and adversely affected; and

●	if we are unable to compete effectively, our business and operating results will be materially and adversely affected.

Management

Our executives are seasoned professionals in internet-enabled businesses and the recruitment industry. Collectively our management and staff have been cited as career and business experts in publications such as the Wall Street Journal, Entrepreneur, Time, Business Insider, and Forbes. Our key executives have participated in multiple successful exits, orchestrated investments and M&A transactions and have extensive business and financial acumen.

●
Evan Sohn, CEO/Chairman: 25+ years of experience in Fortune 500 and startup environments, including multiple exits and a history of rapidly growing businesses; founder of the Sohn Conference Foundation

●	Miles Jennings, Founder/COO: 15+ years of experience within the recruitment technology industry, including Indeed.com and Adecco Group

●	Ashley Saddul, Founder/CTO: Seasoned entrepreneur and technologist with 20+ years of experience at internet startups and mission-critical banking applications

●	Judy Krandel, CFO: Accomplished board member, CFO, and investor with an extensive background in portfolio management, equity investments, capital markets, executive leadership and business development

●	Rick Roberts, President, Recruiting: 20+ years of achievement leading sales and operations within the recruiting industry

Corporate Information

Our principal executive offices are located at 100 Waugh Drive, Suite 300, Houston, Texas. Our telephone number is (855) 931-1500. Our website address is www.recruiter.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus. Investors should not rely on any such information in deciding whether to purchase our securities.

Implications of Being an Emerging Growth Company

As a company with less than $1.07 billion in revenue during our most recently completed fiscal year, we qualify as an “emerging growth company” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable, in general, to public companies that are not emerging growth companies. These provisions include:

●
an exemption from compliance with the auditor attestation requirement on the effectiveness of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act;

●
an exemption from compliance with any requirement that the Public Company Accounting Oversight Board may adopt regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

●	reduced disclosure about our executive compensation arrangements;

●	exemptions from the requirements to obtain a non-binding advisory vote on executive compensation or a stockholder approval of any golden parachute arrangements; and

●	extended transition periods for complying with new or revised accounting standards.

We will remain an emerging growth company until the earliest to occur of: (i) the last day of the fiscal year in which we have more than $1.07 billion in annual revenue; (ii) the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates; (iii) the date on which we have issued, in any three-year period, more than $1.0 billion in non-convertible debt securities; and (iv) the last day of the fiscal year ending after the fifth anniversary of the completion of this offering.

We may take advantage of these exemptions until such time that we are no longer an emerging growth company. Accordingly, the information contained herein may be different than the information you receive from other public companies.

Nasdaq Listing and Reverse Stock Split

We have applied to list of our Common Stock and Warrants on the Nasdaq Capital Market. If our application to the Nasdaq Capital Market is not approved or we otherwise determine that we will not be able to secure the listing of the Common Stock and Warrants on the Nasdaq Capital Market, we will not complete the offering.

Except as otherwise indicated and except in our consolidated financial statements and the notes thereto, all references to our Common Stock, share data, per share data and related information has been adjusted to depict an assumed reverse stock split ratio of 1-for-2.5 (“Reverse Stock Split”) as if it was effective and as if it had occurred at the beginning of the earliest period presented. The Reverse Stock Split, when effective, will combine each two and one-half (2.5) shares of our outstanding Common Stock into one (1) share of Common Stock, without any change in the par value per share.

The Reverse Stock Split will be effected prior to the closing of this offering via the filing of a certificate of change with the Nevada Secretary of State pursuant to Nevada Revised Statutes Section 78.209 to (i) decrease the number of authorized shares of the Common Stock from 250,000,000 to 100,000,000 shares and (ii) effectuate the Reverse Stock Split. No fractional shares will be issued in connection with the Reverse Stock Split and all such fractional interests will be rounded up to the nearest whole number of shares of Common Stock. The conversion or exercise prices of our issued and outstanding convertible securities, stock options and warrants will be adjusted accordingly. The number of authorized shares of Preferred Stock will remain 10,000,000 following the effectuation of the Reverse Split.

THE OFFERING

Issuer	Recruiter.com Group, Inc.

Securities Offered
1,818,182 Units, each consisting of one share of Common Stock and one warrant (the “Warrant”) to purchase one share of Common Stock. The Units will not be certificated or issued in stand-alone form. The shares of our Common Stock and the Warrants comprising the Units are immediately separable upon issuance and will be issued and tradeable separately. The 1,818,182 Unit amount referenced above is based on the Units being sold at the mid-point of the estimated offering price range of $5.50 per Unit and such Unit amount shall change if the Unit price is less than $5.50 in such manner to maintain the gross proceeds at $10 million. For instance, if the Unit price is $4.50 per Unit, the number of Unit to be sold in the offering shall be 2,222,222

Public Offering Price Description of Warrants included in Units
$5.50 per Unit which is the mid-point of the estimated offering price range described on the cover of this prospectus. The actual offering price per unit will be as determined between Joseph Gunnar & Co. LLC (the “Underwriter”) and us at the time of pricing and may be issued at a discount to the current market price of our Common Stock.

The exercise price of the Warrants is $6.05 per share (110% of the public offering price of one Unit). Each Warrant is exercisable for one share of Common Stock, subject to adjustment in the event of stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our Common Stock as described herein. A holder may not exercise any portion of a Warrant to the extent thatthe holder, together with its affiliates and any other person or entity acting as a group, would own more than 4.99% of the outstanding Common Stock after exercise, as such percentage ownership is determined in accordance with the terms of the Warrants, except that upon notice from the holder to us, the holder may waive such limitation up to a percentage, not in excess of 9.99%. Each Warrant will be exercisable immediately upon issuance and will expire five years after the initial issuance date. The terms of the Warrants will be governed by a Warrant Agency Agreement, dated as of the effective date of this offering, between us and Philadelphia Stock Transfer, as the warrant agent (the “Warrant Agent”). This prospectus also relates to the offering of the shares of Common Stock issuable upon exercise of the Warrants. For more information regarding the warrants, you should carefully read the section titled “Description of Our Securities—Warrants” in this prospectus.

Over-allotment option
We have granted the Underwriter an option to purchase up to an additional 272,727 shares of Common Stock and/or Warrants to purchase up to 272,727 shares of Common Stock (equal to 15% of the number of shares of Common Stock and Warrants underlying the Units sold in the offering), from us in any combination thereof, at the public offering price less the underwriting discount and commissions solely to cover over-allotments, if any. The Underwriter may exercise this option in full or in part at any time and from time to time until 45 days after the date of this prospectus.

Common Stock outstanding prior to this offering	3,483,709 shares of Common Stock outstanding as of May 10, 2021.

Common Stock to be outstanding after this offering
12,465,433 shares (assuming that none of the Warrants are exercised) and 14,283,615 if the Warrants offered hereby are exercised in full. If the Underwriter’s over-allotment option is exercised in full, the total number of shares of Common Stock outstanding immediately after this offering would be 12,738,160 (assuming that none of the Warrants are exercised) and 14,829,069 if the Warrants offered hereby are exercised in full. In addition to the 1,818,182 shares offered hereby, the number of shares to be outstanding after this offering include: (i) the exchange of outstanding shares of Series D, E, and F Preferred Stock for 5,231,905 shares of common stock excluding 112,666 shares of Series E Preferred Stock that converts to 563,330 shares of common stock subject to a beneficial owner’s 9.99% blocker; (ii) the automatic conversion of convertible debentures in the principal amount of $5,588,359 and accrued interest of $49,774 as of May 10, 2021 into 1,409,533 shares of common stock (and the same amount of warrants); and (iii) the holders of certain warrants signing exchange agreements pursuant to which they agreed to exchange 522,104 warrants to purchase shares of common stock for the same number of shares eliminating $3,812,098 of warrant derivative liability . Excluded are the securities described on page 11 below.

Use of proceeds
We estimate that the net proceeds to us from this offering will be approximately $8,760,000, or approximately $10,155,000 if the underwriters exercise their over-allotment option, assuming an offering price of $5.50 per Unit, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds of this offering primarily for general corporate purposes, including working capital, expanded sales and marketing activities, increased research and development expenditures and funding our growth strategies. See “Use of Proceeds” for additional information.

Representative’s Warrant
We have agreed to issue to the Representative (or its permitted assignees) Warrants to purchase up to a total of 181,818 shares of Common Stock (5% of the shares of Common Stock included in the Units and issuable upon exercise of the Warrants, excluding the over-allotment, if any). We are registering hereby the issuance of the Representative’s Warrants and the shares of Common Stock issuable upon exercise of the Warrants. The Warrants will be exercisable at any time, and from time to time, in whole or in part, during the four and one half year period commencing 180 days from the effective date of the registration statement of which this prospectus is a part, which period is in compliance with FINRA Rule 5110(e)(1). The Warrants are exercisable for cash or on a cashless basis at a per share price equal to $6.875 per share, or 125% of the public offering price per Unit in the offering. Please see “Underwriting—Representative’s Warrants” for a further description of these Warrants.

Proposed Nasdaq Capital Market Trading Symbol and Listing
We have applied to list our Common Stock and Warrants on the Nasdaq Capital Market under the symbols “RCRT” and “RCRTW”, respectively. No assurance can be given that such listing will be approved or that a liquid trading market will develop for our Common Stock and Warrants. The approval of such listing on the Nasdaq Capital Market is a condition of closing this offering.

Lock-ups
We, our directors, and executive officers, along with (i) shareholders who own 5% or more of our outstanding Common Stock and (ii) shareholders who are receiving shares of Common Stock pursuant to the automatic conversion of Debentures and pursuant to exchange agreements with regard to certain warrants and all of the outstanding shares of our preferred stock, have agreed with the underwriters not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our Common Stock or securities convertible into Common Stock for a period of 225 days (for our directors and executive officers) and 180 days (for the Company itself, our 5% shareholders, and our shareholders receiving shares pursuant to automatic conversions or exchange agreements), commencing on the date of this prospectus. See “Underwriting” for additional information.

Risk Factors	See “Risk Factors” beginning on page 14 and the other information contained in this prospectus for a discussion of factors you should carefully consider before investing in our securities.

Reverse Stock Split
In order to obtain Nasdaq Capital Market listing approval, we will effect the Reverse Stock Split and the simultaneous decrease of the number of authorized shares of the Common Stock from 250,000,000 to 100,000,000 prior to the closing of this offering.

The total number of shares of our common stock that will be outstanding after this offering is based on 3,483,709 shares of common stock outstanding as of May 10, 2021. Unless otherwise indicated, the shares of common stock outstanding after this offering excludes the following:

●
925,704 shares of common stock issuable upon exercise of outstanding stock options as of May 10, 2021, with a weighted-average exercise price of $8.39 per share;

●
221,600 shares of our common stock subject to Restricted Stock Units as of May 10, 2021;

●
213,734 shares of common stock reserved for future issuance under our 2017 Equity Incentive Plan (the “2017 Plan”);

●
72,728 shares of common stock issuable upon exercise of warrants being issued to Joseph Gunnar & Co. LLC as placement agent in the May and June 2020 and January 2021 Debenture offerings;

●
1,355,926 shares of common stock issuable upon exercise of warrants issued in the May and June 2020 and January 2021 Debenture offerings with a weighted-average exercise price of $5.00 per share of which 153,102 will be converted to a pre-funded warrant with an exercise price of $0.01 per share;

●
1,409,533 shares of common stock issuable upon exercise of warrants issued to the debenture holders upon conversion to units in the offering with an exercise price of $6.05;

●
181,818 shares of common stock issuable upon exercise of the Representative’s Warrants to be issued in connection with this offering; and

●
any securities issuable upon exercise of the Representative’s over-allotment option.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The following summary consolidated statements of operations and balance sheet data for the fiscal years ended December 31, 2020 and 2019, have been derived from our audited consolidated financial statements included elsewhere in this prospectus. Additionally, the summary consolidated statements of operations data for the three months ended March 31, 2021 and 2020 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The summary consolidated balance sheet data as of March 31, 2021 are derived from our unaudited consolidated financial statements that are included elsewhere in this prospectus. The historical financial data presented below is not necessarily indicative of our financial results in future periods, and the results for the three months ended March 31, 2021 is not necessarily indicative of our operating results to be expected for the full fiscal year ending December 31, 2021 or any other period. You should read the summary consolidated financial data in conjunction with those financial statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our consolidated financial statements are prepared and presented in accordance with United States generally accepted accounting principles, or U.S. GAAP. Our consolidated financial statements have been prepared on a basis consistent with our audited financial statements and include all adjustments, consisting of normal and recurring adjustments that we consider necessary for a fair presentation of the financial position and results of operations as of and for such periods.

Selected Summary Consolidated Statements of Operations

	Three Months Ended March 31, 2021	Three Months Ended March 31, 2020	Year Ended December 31, 2020	Year Ended December 31, 2019
	(unaudited)	(unaudited)
Revenue	$3,164,545	$2,313,123	$8,502,892	$5,997,987
Gross Profit	909,635	561,927	$2,364,529	$1,549,785
Operating Expenses
General and administrative	2,545,905	2,148,943	$8,033,685	$8,140,432
Amortization of Intangibles	159,173	159,173	$686,691	$477,518
Impairment Expense	-	-	$0	$3,113,020

Total Operating Expenses	2,833,281	2,416,452	$9,102,792	$12,053,967

Total Other Expenses	(4,356,420)	(628,080)	$(10,298,574)	$(1,339,331)

Loss before income taxes	(6,280,066)	(2,482,605)	$(17,036,837)	$(11,843,513)
Provision for income taxes	-	-
Net Loss	$(6,280,066)	$(2,482,605)	$(17,036,837)	$(11,843,513)

Net loss attributable to non-controlling interest	-	-	$-	$(30,716)
Preferred Stock Dividend	-	-	$-	$(140,410)
Net loss attributable to Recruiter.com Group, Inc. shareholders	-	-	$(17,036,837)	$(11,953,207)

Net loss per share - basic and diluted	$(2.40)	$(1.48)	$(8.75)	$(20.9)
Weighted average common shares - basic and diluted	2,614,923	1,672,902	1,949,463	571,895

Summary Consolidated Balance Sheet Data

	March 31, 2021 (Unaudited)	December 31, 2020	December 31, 2019

Cash	$662,356	$99,906	$306,252
Total Assets	$12,757,590	$5,707,797	$6,480,615
Total Current Liabilities	$25,460,088	$16,691,254	$5,546,751
Total Liabilities	$25,550,442	$16,832,059	$5,765,259
Additional Paid in Capital	$25,763,020	$23,400,078	$18,203,048
Accumulated Deficit	$(40,805,091)	$(34,525,025)	$(17,488,188)
Total Stockholders' (Deficit) Equity	$(12,792,852)	$(11,124,262)	$715,356

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider and evaluate all of the information contained in this prospectus before you decide to purchase the Units, the Warrants and the Common Stock. The risks and uncertainties described in this prospectus are not the only ones we may face. Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect our business, business prospects, results of operations or financial condition. Any of the risks and uncertainties set forth herein, could materially and adversely affect our business, results of operations and financial condition.

Risks Related to Our Business and Industry

There is substantial doubt regarding our ability to continue as a going concern absent obtaining adequate new debt or equity financing and achieving sufficient sales levels.

The Company’s management has determined that there is substantial doubt about the Company’s ability to continue as a going concern and the report of our independent registered public accounting firm on our consolidated financial statements for the years ended December 31, 2020 and 2019 included an explanatory paragraph with respect to the foregoing. Our ability to continue as a going concern is dependent upon our ability to raise additional capital and implement our business plan. This determination was based on the following factors: (i) the Company has a working capital deficit as of December 31, 2020, used cash in operations of approximately $2.5 million in 2020, and the Company’s available cash as of the date of this filing will not be sufficient to fund its anticipated level of operations for the next 12 months; (ii) the Company will require additional financing for the fiscal year ending December 31, 2021 to continue at its expected level of operations; and (iii) if the Company fails to obtain the needed capital, it will be forced to delay, scale back, or eliminate some or all of its development activities or perhaps cease operations. In the opinion of management, these factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern as of the date of the end of the period covered by this report and for one year from the issuance of the consolidated financial statements.

Because we have a history of net losses, we may never achieve or sustain profitability or positive cash flow from operations.

We have incurred net losses in each fiscal year since our inception, including net losses of approximately $6 million for the three months ended March 31, 2021, $17 million for the year ended December 31, 2020, and $12.0 million for the year ended December 31, 2019. As of March 31, 2021, we had an accumulated deficit of approximately $40.8 million. We expect to continue to incur substantial expenditures to develop and market our services and could continue to incur losses and negative operating cash flow for the foreseeable future. We may never achieve profitability or positive cash flow in the future, and even if we do, we may not be able to continue being profitable. Any failure to achieve and maintain profitability would continue to have an adverse effect on our stockholders’ deficit and working capital and could result in a decline in our stock price or cause us to cease operations.

Because we have a limited operating history under our current platform, it is difficult to evaluate our business and future prospects and thus increases the risks associated with investment in our securities.

We have operated our current platform since April 16, 2016, when we acquired the Platform and we then put into a multi-year process of further development, integration, and branding. As a result, our platform and business model have not been fully proven, and we have only a limited operating history on which to evaluate our business and future prospects. We have encountered, and will continue to encounter, risks and difficulties frequently experienced by growing companies in rapidly changing industries, including our ability to achieve market acceptance of our platform and attract, retain and incentivize recruiters on our platform, as well as respond to competition and plan for and scale our operations to address future growth. We may not be successful in addressing these and other challenges we may face in the future, and our business and future prospects may be materially and adversely affected if we do not manage these and other risks successfully. Given our limited operating history, we may be unable to effectively implement our business plan which could materially harm our business or cause us to scale down or cease our operations.

Our business depends on a strong reputation and anything that harms our reputation will likely harm our results of operations.

As a provider of temporary and permanent staffing solutions as well as consultant services, our reputation is dependent upon the performance of the employees we place with our clients and the services rendered by our consultants. We depend on our reputation and name recognition to secure engagements and to hire qualified employees and consultants. If our clients become dissatisfied with the performance of those employees or consultants or if any of those employees or consultants engage in or are believed to have engaged in conduct that is harmful to our clients, our ability to maintain or expand our client base will be harmed. Any of the foregoing is likely to materially adversely affect us.

We may be unable to find sufficient candidates for our staffing business.

Our staffing services business consists of the placement of individuals seeking employment. There can be no assurance that candidates for employment will continue to seek employment through us. Candidates generally seek temporary or full-time positions through multiple sources, including the Company and our competitors. In the fall of 2019, unemployment rates were at historical lows. The COVID-19 pandemic has had a significant effect on unemployment in every state, industry, and major demographic group in the United States and peaked to unprecedented levels in April 2020. Unemployment rates have decreased to 6% in March 2021, but this remains 2.5 percentage points higher than its pre-COVID-19 pandemic level in February 2020. The availability of qualified talent may change or become more scarce, depending on macro-economic conditions outside of the Company’s control. If finding sufficient eligible candidates to meet employers’ demands becomes more challenging due to falling unemployment rates or other talent availability issues, the Company may experience a shortage of qualified candidates. Any shortage of candidates could materially adversely affect the Company.

We may incur liability to employees and clients.

Our consulting and staffing business entails employing individuals on a temporary basis and placing such individuals in clients’ workplaces, where we have no control over the workplace environments. As the employer of record of our temporary employees, we incur a risk of liability to our temporary employees for various workplace events, including claims of physical injury, discrimination, harassment, or failure to protect confidential personal information. While such claims have not historically had a material adverse effect on us, there can be no assurance that such claims in the future will not result in adverse publicity or have a material adverse effect on our operations. We also incur a risk of liability to our employer clients resulting from allegations of errors, omissions or theft by our temporary employees, or allegations of misuse of client confidential information. In many cases, we agree to indemnify our clients in respect of these types of claims. We maintain insurance with respect to many of such claims. While such claims have not historically had a material adverse effect upon us, there can be no assurance that we will continue to be able to obtain insurance at a cost that does not have a material adverse effect upon us or that future claims will be covered by such available insurance.

We may require additional capital to fund our business and support our growth, and our inability to generate and obtain such capital on acceptable terms, or at all, could harm our business, operating results, financial condition and prospects.

We intend to continue to make substantial investments to fund our business and support our growth. In addition, we may require additional funds to respond to business challenges, including the need to develop new features or enhance our solutions, improve our operating infrastructure, or acquire or develop complementary businesses and technologies. As a result, in addition to the revenues we generate from our business and the proceeds from this offering, we may need to engage in additional equity or debt financings to provide the funds required for these and other business endeavors. If we raise additional funds through future issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences, and privileges superior to those of holders of our Common Stock. Any debt financing that we may secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. We may not be able to obtain such additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly impaired, and our business may be adversely impacted. In addition, our inability to generate or obtain the financial resources needed may require us to delay, scale back, or eliminate some or all of our operations, which may have a significant adverse impact on our business, operating results and financial condition.

If we fail to completely and successfully integrate the assets we acquired, we may not fully realize the anticipated benefits from the acquisition, and our results of operations would be materially and adversely affected.

We recently acquired certain assets and the business from Scouted, Upsider and OneWire and anticipate acquiring additional assets and businesses in the future. Our failure to successfully integrate the assets we acquire may be more difficult, costly or time-consuming than we anticipate, or we may not otherwise realize any of the anticipated benefits of this acquisition. Any of the foregoing could adversely affect our future results of operations or could cause our stock price to decline.

If our due diligence process with respect to acquisitions proves not robust enough, we may acquire non-performing assets, people, and companies.

Our management is opportunistic in its approach to mergers and acquisitions. We are actively looking to grow our base of clients, intellectual property, assets and suite of recruitment technology solutions. If our processes fail to identify risks and weaknesses of companies that we either acquire or purchase assets from, we may be harmed or have difficulties recouping our investments. Additionally, we may be unable to effectively integrate such assets into our existing business.

Our future growth depends on our ability to attract, retain and incentivize a community of recruiters, and the loss of existing recruiters, or failure to attract new ones, could adversely impact our business and future prospects.

The size of our community of employers on our platform is critical to our success. Our ability to achieve profitability in the future will depend, in large part, on our ability to attract new users to, and retain existing users on, our platform. Recruiters on our Platform can generally decide to cease using our platform at any time. While we have experienced growth in the number of recruiters on our platform in recent months, with numbers rising from 27,011 on September 30, 2020 to over 28,000 at March 31, 2021, this growth may not continue at the same pace in the future or at all. In addition, it is possible that the ongoing effects of COVID-19 may have a deleterious effect on our user growth in the future. Achieving growth in our community of users may require us to engage in increasingly sophisticated and costly sales and marketing efforts that may not result in additional users. We may also need to modify our pricing model to attract and retain such users. If we fail to attract new users or fail to maintain or expand existing relationships in a cost-effective manner, our business and future prospects would be materially and adversely impacted.

If we are unable to respond to technological advancements and other changes in our industry by developing and releasing new services, or improving our existing services, in a timely and cost-effective manner or at all, our business could be materially and adversely affected.

Our industry is characterized by rapid technological change, frequent new service launches, changing user demands, and evolving industry standards. The introduction of new services based on technological advancements can quickly render existing services obsolete. We will need to expend substantial resources on researching and developing new services and enhancing our platform by incorporating additional features, improving functionality, and adding other improvements to meet our users’ evolving demands. We may not be successful in developing, marketing, and delivering in a timely and cost-effective manner enhancements or new features to our platform or any new services that respond to continued changes in the market. Furthermore, any enhancements or new features to our platform or any new services may contain errors or defects and may not achieve the broad market acceptance necessary to generate sufficient revenue. Moreover, even if we introduce new services, we may experience a decline in revenue from our existing services that is not offset by revenue from the new services.

If we experience errors, defects, or disruptions in our platform it could damage our reputation, which could in turn materially and adversely impact our operating results and growth prospects.

The performance and reliability of our platform is critical to our reputation and ability to attract and retain recruiters and clients. Any system error or failure, or other performance problems with our platform could harm our brand and reputation and may damage the businesses of users. Additionally, our platform requires frequent updates, which may contain undetected errors when first introduced or released. Any errors, defects, disruptions in service, or other performance or stability problems with our platform could result in negative publicity, loss of or delay in market acceptance of our platform, loss of competitive position, delay of payment to us or recruiters, or claims by users for losses sustained by them, which could adversely impact our brand and reputation, operating results and future prospects.

Our 12.5% Original Issue Discount Senior Subordinated Secured Convertible Debentures automatically convert into our equity securities at the closing of this offering, which could negatively impact trading in our securities.

$6,036,109 in the aggregate principal amount of 12.5% Original Issue Discount Senior Subordinated Secured Convertible Debentures, together with accrued interest thereon (the "Debentures") are subject to automatic conversion in the event the Company closes an equity offering of at least $5,000,000 resulting in the listing of the Common Stock on a national securities exchange (a “Qualified Offering”). In the event of a Qualified Offering (such as the offering contemplated by this prospectus), the Debentures will be convertible into the same securities issued in the Qualified Offering which could be a combination of warrants and shares of the Common Stock. In addition, the Conversion Price of the Debentures would be the lower of (i) the Conversion Price ($4.00) and (ii) 80% of the Qualified Offering Price (the price per share (or units, if units are offered in the Qualified Offering) at which the Qualified Offering is made. The Debentures rank senior to all existing and future indebtedness of the Company and its subsidiaries, except for approximately $508,000 of outstanding senior indebtedness. As a result, the investors in this offering will experience immediate dilution when the Debentures are automatically converted into shares of Common Stock and warrants in this offering and could negatively impact the trading market and price of Common Stock following the offering.

The continued operation of our business depends on the performance and reliability of the internet, mobile, and other infrastructures that are not under our control.

Our business depends on the performance and reliability of the internet, mobile, and other infrastructures that are not always under our control. Disruptions in such infrastructures, including as the result of power outages, telecommunications delay or failure, security breach, or computer virus, as well as failure by telecommunications network operators to provide us with the bandwidth we need to provide our products and offerings, could cause delays or interruptions to our products, offerings, and platform. Any of these events could damage our reputation, resulting in fewer recruiters actively using our platform, disrupt our operations, and subject us to liability, which could adversely affect our business, financial condition, and operating results.

We rely on third parties to host our platform, and any disruption of service from such third parties or material change to, or termination of, our arrangement with them could adversely affect our business.

We use third-party cloud infrastructure services providers and co-located data centers in the United States and abroad to host our platform. Software development, remote server administration, quality assurance, and administrative access is managed overseas by Recruiter Mauritius Ltd. under the direction of our Chief Technology Officer, Ashley Saddul. We do not control the physical operation of any of the data centers we use. These facilities are vulnerable to damage or interruption from earthquakes, hurricanes, floods, fires, cyber security attacks, terrorist attacks, power losses, telecommunications failures, and similar events. The occurrence of a natural disaster or an act of terrorism, a decision to close the facilities without adequate notice, or other unanticipated problems could result in lengthy interruptions to our platform. The facilities also could be subject to break-ins, computer viruses, sabotage, intentional acts of violence, and other misconduct. We may not carry sufficient business interruption insurance to compensate us for losses that may occur as a result of any events that cause interruptions in our service. We may not be able to maintain or renew our agreements or arrangements with these third-party service providers on commercially reasonable terms, or at all. If we are unable to renew our agreements on commercially reasonable terms, our agreements are terminated, or we add additional infrastructure providers, we may experience costs or downtime in connection with the transfer to, or the addition of, new data center providers. If these providers increase the cost of their services, we may have to increase the fees to use our platform, and our operating results may be adversely impacted.

Because we have arrangements with related parties affecting a significant part of our operations, such arrangements may not reflect terms that would otherwise be available from unaffiliated third parties.

We rely on arrangements with related parties for support of our operations, including technical support, rent, back-office and accounting, and may engage in additional related party transactions in the future. For example, we currently rely on a related party provider of information technology and computer services located in Mauritius, an island country located off the eastern coast of Africa, for software development and maintenance related to our website and platform. Our Chief Technology Officer is an employee of this service provider. Additionally, Icon Information Consultants, LP (“Icon”), a significant stockholder of the Company, performs much of the back office and accounting functions for Recruiting Solutions, the subsidiary through which we operate our staffing business. See “Certain Relationships and Related Person Transactions” for further details. Although we believe that the terms of our arrangements with related parties are reasonable and generally consistent with market standards, such terms do not necessarily reflect terms that we or such related parties would agree to in arms-length negotiations with an independent third party. Furthermore, potential conflicts of interest can exist if a related party is presented with an issue that may have conflicting implications for the Company and such related party. If a dispute arises in connection with any of these arrangements, which is not resolved to the satisfaction of the Company, our business could be materially and adversely affected.

The COVID-19 pandemic has resulted in a significant downturn in the global and United States economies and accordingly a decreased demand for recruitment and staffing services, which could have a material adverse effect on our business, financial condition and results of operations.

In late 2019, an outbreak of COVID-19 was first reported in Wuhan, China. In March 2020, the World Health Organization declared the COVID-19 outbreak a global pandemic. The COVID-19 pandemic has resulted in the implementation of significant governmental measures, including lockdowns, closures, quarantines and travel bans around the world aimed at controlling the spread of the virus. Businesses are also taking precautions, including requiring employees to work remotely or take leave, imposing travel restrictions and temporarily closing their facilities. Initial unemployment numbers have spiked. Uncertainties regarding the impact of COVID-19 on economic conditions are likely to result in sustained market turmoil and reduced demand for employees, which in its turn has had a negative impact on the recruitment and staffing industry. According to a June 2020 report from CEOToday, the U.S. staffing industry, which previously boasted a market size of $152 billion fell to roughly $119 billion since the COVID-19 outbreak; bringing it down to its lowest level since 2013. This represents a 21% decrease from 2019.

To date the economic impact of COVID-19 has resulted in certain reductions in the Company’s business and the Company has devoted efforts to shifting its focus in areas of hiring. As of the date of this filing, to the Company’s knowledge, no customer of the Company has gone out of business nor have any counterparties attempted to assert the existence of a force majeure clause, which excuses contractual performance. Because we depend on continued demand for recruitment services, a downturn in the recruitment and staffing industry would have a material adverse impact on our business and results of operations.

While to date the Company has not been required to stop operating, management is evaluating its use of its office space, virtual meetings and the like. We have reduced certain billing rates to respond to the current economic climate. Additionally, while we have experienced, and could continue to experience, a loss of clients as the result of the pandemic, we expect that the impact of such attrition would be mitigated by the addition of new clients resulting from our continued efforts to adjust the Company’s operations to address changes in the recruitment industry. The extent to which the COVID-19 pandemic will impact our operations, ability to obtain financing or future financial results is uncertain at this time. Due to the effects of COVID-19, the Company took steps to streamline certain expenses, such as temporarily cutting certain executive compensation packages by approximately 20%. Management also worked to reduce unnecessary marketing expenditures and worked to improve staff and human capital expenditures, while maintaining overall workforce levels. The Company expects but cannot guarantee that demand for its recruiting solutions will improve later in 2021, as certain clients re-open or accelerate their hiring initiatives, and new clients utilize our services. The Company does not expect reductions made in the second quarter of 2020 due to COVID-19 will inhibit its ability to meet client demand. Overall, management is focused on effectively positioning the Company for a rebound in hiring which we expect later in 2021. Ultimately, the recovery may be delayed and the economic conditions may worsen. The Company continues to closely monitor the confidence of its recruiter users and customers, and their respective job requirement load through offline discussions and the Company’s Recruiter Index survey.

We also depend on raising additional debt or equity capital to stay operational. The economic impact of COVID-19 may make it more difficult for us to raise additional capital when needed. The terms of any financing, if we are able to complete one, will likely not be favorable to us. If we are unable to raise additional capital, we may not be able to meet our obligations as they come due, raising substantial doubt as to our ability to continue as a going concern.

If internet search engines’ methodologies or other channels that we utilize to direct traffic to our website are modified, or our search result page rankings otherwise decline, it could negatively affect our future growth.

We depend in part on various internet search engines, such as Google, Yahoo, Bing and others, as well as other internet channels and referral partners to direct traffic to our website. Our ability to maintain the number of visitors directed to our website is not entirely within our control. For example, our competitors’ search engine optimization and other efforts may result in their websites receiving a higher search result page ranking than ours, internet search engines or other channels that we utilize to direct traffic to our website could revise their methodologies in a manner that adversely impacts traffic to our website, or we may make changes to our website that adversely impact our search engine optimization rankings and traffic. As a result, links to our website may not be prominent enough to drive sufficient traffic to our website, and we may not be able to influence the results. Any of these changes could have an adverse impact on our operating results and future growth.

If we or our third-party partners experience a security breach resulting in unauthorized access to our clients’ or recruiters’ data, our data, or our platform, networks, or other systems, our reputation would suffer, demand for our services may be reduced, our operations may be disrupted, we may incur significant legal liabilities, and our business could be materially and adversely affected.

Our business involves storage, processing, and transmission of our clients’ and recruiters’ proprietary, confidential, and personal information as well as the use of third-party partners who store, process, and transmit such proprietary, confidential, and personal information. We also maintain certain other proprietary and confidential information relating to our business and personal information of our employees. Any security breach or incident affecting us or third parties on which we rely, including resulting from computer viruses, malware, physical or electronic break-ins, or weakness resulting from intentional or unintentional service provider or employee actions, could result in unauthorized access to, misuse of, or unauthorized acquisition of our or our clients’ or recruiters’ data, the loss, corruption, or alteration of this data, interruptions in our operations, or damage to our computers or systems or those of our clients or recruiters. If an actual or perceived security breach affecting us or our third-party partners occurs, public perception of the effectiveness of our security measures would suffer, and result in attrition of recruiters on our platform or loss of clients. Any compromise of our or our third-party partners’ security could result in a violation of applicable privacy and other laws, regulatory or other governmental investigations, enforcement actions, and legal and financial exposure, including potential contractual liability. Any such compromise could also result in damage to our reputation and a loss of confidence in our security measures. Any of these effects could adversely impact our business, operating results and growth prospects.

Our platform contains open-source software components, and failure to comply with the terms of the underlying licenses could restrict our ability to market or operate our platform.

We incorporate many types of open-source software, frameworks and databases, including our Platform, which is currently architected on the Yii platform using PHP code and MySQL databases. Open-source licenses typically permit the use, modification, and distribution of software in source code form subject to certain conditions. Some open-source licenses require any person who distributes a modification or derivative work of such software to make the modified version subject to the same open source license. Accordingly, although we do not believe that we have used open-source software in a manner that would subject us to this requirement, we may be required to distribute certain aspects of our platform or make them available in source code form. Further, the interpretation of open-source licenses is legally complex. If we fail to comply with the terms of an applicable open source software license, we may need to seek licenses from third parties to continue offering our platform and the terms on which such licenses are available may not be economically feasible, to re-engineer our platform to remove or replace the open source software, to limit or stop offering our platform if re-engineering could not be accomplished on a timely or cost-effective basis, to pay monetary damages, or to make available the source code for aspects of our proprietary technology, any of which could adversely affect our business, operating results, and financial condition.

In addition, generally there are no warranties, assurances of title, performance, or non-infringement, or controls on the origin of the software provided for the open-source software. There is typically no support available for open-source software, and no guarantee of periodic updates to address security risks or continued development and maintenance.

Our future growth depends in part on our ability to form new and maintain existing strategic partnerships with third party solution providers and continued performance of such solution providers under the terms of our strategic partnerships with them.

As part of our growth strategy for the Company and, in particular, its enterprise solution offering, we establish and maintain strategic partnerships with large and established third party solution providers to employers, such as companies specializing in enterprise application software, human resources, payroll, talent, time management, tax and benefits administration. Our strategic partnerships include among other things, integration of our platform with those of our strategic partners, joint marketing and commercial alignment, including joint events, and sales of our services by our partners’ representatives. We may be unable to renew or replace our agreements with such strategic partners as and when they expire on comparable terms, or at all. Moreover, the parties with which we have strategic relationships may fail to devote the resources necessary to expand our reach and increase our distribution. In addition, our agreements with our strategic partners generally do not contain any covenants that would limit competing arrangements. Some of our strategic partners offer, or could in the future offer, competing products and services or have similar strategic relationships with our competitors, and may choose to favor our competitors’ solutions over ours. If we are unsuccessful in establishing or maintaining our relationships with third parties, our growth prospects could be impaired, and our operating results may be adversely impacted. Even if we are successful in establishing and maintaining these strategic relationships with third parties, they may not result in the growth of our client base or increased revenue.

We rely in part on certain software that we license from related and third parties as part of our service offerings, and if we were to lose the ability to use such software our business and operating results would be materially and adversely affected.

We license certain candidate matching software from Genesys, which was recently rebranded “Opptly,” video screening technology from MyInterview, AI-candidate matching software from Censia, as well as other popular, commercially available third party recruiting, communications, and marketing related software systems, such as LinkedIn and Hubspot, much of which is integral to our systems and our business. The license agreement, which was included as part of the asset purchase agreement with Genesys dated March 31, 2019, which transferred the clients, but not the technology of Genesys to the Company, governing the use by us of the Genesys software expires on May 31, 2021, however, it automatically renews for another year on May 31st of each year unless terminated by either party with 30 days written notice prior to May 31st or at any time upon a breach by either party. As there have been no breaches of the agreement and we are unaware of any plans for either party to terminate the license agreement, we expect the license agreement to automatically renew on May 31, 2021. The license agreement governing the use by us of the Censia platform is perpetual, but may be terminated by either party with 180 days of notice. If any of these relationships were terminated or if any of these parties were to cease doing business or cease to support the applications we currently utilize, we may be forced to expend significant time and resources to replace the licensed software. Further, the necessary replacements may not be available on a timely basis on favorable terms, or at all. If we were to lose the ability to use this software our business and operating results would be materially and adversely affected.

Because we rely on a small number of customers for a substantial portion of our revenue, the loss of any of these customers would have a material adverse effect on our operating results and cash flows.

We derive our revenue from a limited number of customers and our relationships with these customers are fundamental to our success. For the three months ended March 31, 2021 two customers accounted for 10% of more of total revenue, at 27% and 15%, respectively, for a total of 42%. For the year ended December 31, 2020 three customers accounted for 10% or more of total revenue, at 30%, 20% and 11%, for a total of 61%. For the year ended December 31, 2019 two customers accounted for 10% or more of total revenue, at 32% and 17%, for a total of 49%. Any termination of a business relationship with, or a significant sustained reduction in business from, one or more of these customers would have a material adverse effect on our operating results and cash flows unless we are able to secure new customers with similar volume.

Failure to protect our intellectual property could adversely affect our business.

Our success depends in large part on our proprietary technology and data, including our trade secrets, software code, the content of our website, workflows, proprietary databases, registered domain names, registered and unregistered trademarks, trademark applications, copyrights, and inventions (whether or not patentable). In order to protect our intellectual property, we rely on a combination of copyright, trademark, and trade secrets, as well as confidentiality provisions and contractual arrangements.

Despite our efforts, third parties may infringe upon or misappropriate our intellectual property by copying or reverse-engineering information that we regard as proprietary, including our platform, to create products and services that compete with ours. Further, we may be unable to prevent competitors from acquiring domain names or trademarks that are similar to, infringe upon, or diminish the value of our domain names, trademarks, service marks, and other proprietary rights. Moreover, our trade secrets may be compromised by third parties or our employees, which would cause us to lose the competitive advantage derived from the compromised trade secrets. Additionally, effective intellectual property protection may not be available to us in every country in which our platform currently is or may in the future be available. Further, we may be unable to detect infringement of our intellectual property rights, and even if we detect such violations and decide to enforce our intellectual property rights, we may not be successful, and may incur significant expenses, in such efforts. In addition, any such enforcement efforts may be time-consuming, expensive and may divert management’s attention. Because we rely on our Chief Technology Officer and his staff who are based in Mauritius, we face a risk based upon any local conditions and difficulties we may face in enforcing our intellectual property rights there. Further, such enforcement efforts may result in a ruling that our intellectual property rights are unenforceable. Any failure to protect or any loss of our intellectual property may have an adverse effect on our ability to compete and may adversely affect our business, financial condition, and operating results.

We may become subject to intellectual property infringement claims and challenges by third parties.

Third parties may claim that certain aspects of our platform, content, and brand infringe on their intellectual property rights. Any claims or litigation, regardless of merit, could cause us to incur significant legal expenses and, if successfully asserted, could require us to pay substantial damages or make ongoing royalty payments, prevent us from offering certain aspects of our platform, comply with other terms that may be unfavorable to us, or require us to stop using technology that contains the allegedly infringing intellectual property.

Even if intellectual property claims do not result in litigation or are resolved in our favor, these claims typically involve large legal fees, and the time and resources necessary to resolve them could divert our management’s attention and adversely affect our business and operating results. Although the Company takes steps to ensure the validity and security of purchased assets, the purchase of assets or businesses may give rise to claims of intellectual property infringement.

We may become subject to marketing use, image, defamation, or representation claims and challenges by third parties.

We expect to increase our use of image- and video-based recruiting technology solutions, which function by the recording and capture of images and videos of individuals. We store and communicate these images and video to third parties, including the employers that desire to hire individuals as contractors and employees. In providing the transmission of user-generated content, which includes but is not limited to images and video, we may be exposed to certain litigation risks, including but not limited to the right-to-use, defamation, marketing-use, representation, and other claims by both employers and individuals.

If we or our clients are perceived to have violated or are found in violation of, the anti-discrimination laws and regulations as the result of the use of predictive technologies or external independent recruiters in the recruitment process, it may damage our reputation and have a material adverse effect on our business and results of operations.

We and our clients may be exposed to potential claims associated with the use of predictive algorithms and external recruiters in the recruitment process, including claims of age and gender discrimination. For example, Title VII of the Civil Rights Act of 1964 (“Title VII”) prohibits employers from limiting employment opportunities based on certain protected characteristics, including race, color, religion, sex, and national origin. The Age Discrimination in Employment Act of 1967 (the “ADA”) prohibits discrimination based on age. Certain social media companies, as well as employers purchasing targeted ads from such companies, have recently come under scrutiny for discriminatory advertising. In September 2019, the U.S. Equal Employment Opportunity Commission (the “EEOC”) ruled that several employers violated the ADA and Title VII by publicizing job openings on social media through the use of ads that targeted young men to the detriment of women and older workers. If we or our clients are perceived to have violated or are found in violation of, Title VII, the ADA, or any other anti-discrimination laws and regulations as the result of the use of predictive technologies in the recruitment process, it may damage our reputation and have a material adverse effect on our business and results of operations.

If we cannot manage our growth effectively, our results of operations would be materially and adversely affected.

We have experienced significant growth following our acquisition of assets of Genesys in March 2019. More recently, the number of recruiters on our platform increased from approximately 10,000 recruiters in July 2019 to over approximately 28,300 recruiters as of March 2021. Businesses that grow rapidly often have difficulty managing their growth while maintaining their compliance and quality standards. If we continue to grow as rapidly as we anticipate, we will need to expand our management by recruiting and employing additional executive and key personnel capable of providing the necessary support. There can be no assurance that our management, along with our staff, will be able to effectively manage our growth. Our failure to meet the challenges associated with rapid growth could materially and adversely affect our business and operating results.

If recruiters on our Platform were classified as employees instead of independent contractors, our business would be materially and adversely affected.

We believe that the recruiters who engage with us on our Platform are independent contractors, due to a number of factors, including our inability to control these recruiters, and the Company’s Terms of Use with our users reflect that understanding. However, if the independent contractor status of recruiters is challenged, we may not be successful in defending against such challenges in some or all jurisdictions. Furthermore, the costs associated with defending, settling, or resolving lawsuits relating to the independent contractor status of recruiters could be material to our business. In September 2019, California enacted a new employee classification law that codified the 2018 decision by the state’s Supreme Court classifying independent contractors as employees unless they satisfy the following requirements: (i) are free from the control and direction of the entity relating to the performance of the work; (ii) perform work outside the usual course of the hiring entity’s business; and (iii) are customarily engaged in an independently established trade, occupation, or business. We cannot be certain if this ruling in California will impact us.

If a court or an administrative agency were to determine that the recruiters on our platform must be classified as employees rather than independent contractors, we and/or our clients would become subject to additional regulatory requirements, including but not limited to tax, wages, and wage and hour laws and requirements (such as those pertaining to minimum wage and overtime); employee benefits, social security, workers’ compensation and unemployment; discrimination, harassment, and retaliation under civil rights laws; claims under laws pertaining to unionizing, collective bargaining, and other concerted activity; and other laws and regulations applicable to employers and employees. Compliance with such laws and regulations would require us to incur significant additional expenses, potentially including without limitation, expenses associated with the application of wage and hour laws (including minimum wage, overtime, and meal and rest period requirements), employee benefits, social security contributions, taxes, and penalties. Additionally, any such reclassification would require us to fundamentally change our business model, and consequently have an adverse effect on our business and financial condition.

Approximately 52% of the recruiters on our platform are located in jurisdictions outside the United States, which exposes us to risks related to operating abroad.

Even though we currently have a limited physical presence outside of the United States, recruiters on our platform are located in approximately 162 countries (aside from the US) around the world, the most prevalent being those recruiters who reside in India, Malaysia, England, and Canada, which subjects us to the risks and uncertainties associated with doing business internationally. Additionally, users on our platform include recruiters from some emerging markets where we have limited experience, where challenges can be significantly different from those we have faced in more developed markets, and where business practices may create greater internal control risks. Because our platform is generally accessible by users worldwide, one or more jurisdictions may claim that we or recruiters on our platform are required to comply with the laws of such jurisdictions. Laws outside of the United States regulating the Internet, payments, escrow, privacy, taxation, terms of service, website accessibility, consumer protection, intellectual property ownership, services intermediaries, labor and employment, wage and hour, worker classification, background checks, and recruiting and staffing companies, among others, which could be interpreted to apply to us, are often less favorable to us than those in the United States, giving greater rights to competitors, users, and other third parties. Compliance with foreign laws and regulations may be more costly than expected, may require us to change our business practices or restrict our product offerings, and the imposition of any such laws or regulations on us, our users, or third parties that we or our users utilize to provide or use our services, may adversely impact our revenue and business. In addition, we may be subject to multiple overlapping legal or regulatory regimes that impose conflicting requirements and enhanced legal risks.

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Risks inherent in conducting business with an international user base include, but are not limited to: being deemed to conduct business or have operations in jurisdictions where we have users and being subject to their laws and regulatory requirements;

●	new or changed regulatory requirements;

●	varying worker classification standards and regulations;

●	organizing or similar activity by local unions, works councils, or similar labor organizations;

●	tariffs, export and import restrictions, restrictions on foreign investments, sanctions, and other trade barriers or protection measures;

●	costs of localizing services, including adding the ability for clients to pay in local currencies;

●	lack of acceptance of localized services;

●	difficulties in and costs of staffing, managing, and operating international operations or support functions;

●	taxation;

●	weaker intellectual property protection;

●	economic weakness or currency-related challenges or crises;

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the burden of complying with a wide variety of laws that may be deemed to apply to us, including those relating to labor and employment matters (including but not limited to requirements with respect to work councils or similar labor organizations), consumer and data protection, privacy, network security, encryption, data residency, and taxes, as well as securing expertise in local law and related practices;

●	our ability to adapt to sales practices and client requirements in different cultures;

●	fluctuations in foreign currency exchange rates;

●	compliance with U.S. and foreign laws designed to combat money laundering and the financing of terrorist activities;

●	corporate or state-sponsored espionage or cyberterrorism;

●	macroeconomic conditions in certain foreign jurisdictions; and

●	political instability and security risks in countries where we have users.

The risks described above may also make it more difficult for us to expand our operations internationally. Analysis of, and compliance with, global laws and regulations may substantially increase our cost of doing business. We may be unable to keep current with changes in laws and regulations as they develop. Any violations could result in enforcement actions, fines, civil and criminal penalties, damages, interest, costs and fees (including but not limited to legal fees), injunctions, loss of intellectual property rights, or reputational harm. If we are unable to comply with these laws and regulations or manage the complexity of global operations and supporting an international user base successfully, our business, operating results, and financial condition could be adversely affected.

If we are unable to maintain our relationships with payment and banking partners, our business could be materially and adversely affected.

We also rely on a network of disbursement partners to disburse funds to recruiters on our platform, including our banking partners and payment solution providers such as PayPal. We also rely on Amazon.com to send gift cards and merchandise from time to time to independent recruiters and members of our network and community, as incentives for various actions, including submission of qualified candidates and responding to surveys.

Relationships with our payment partners are critical to our business. We may not be able to maintain these relationships in the future on terms favorable to us or at all. Our payment partners may, among other things:

●	be unable to effectively accommodate evolving service needs, including as the result of rapid growth or higher volume;

●	choose to terminate or not renew their agreements with us, or only be willing to renew on less advantageous terms;

●	change the scope of their services provided to us, cease doing business with us, or cease doing business altogether; or

●	experience delays, limitations, or closures of their own businesses, networks, or systems, resulting in their inability to process payments or disburse funds for certain periods of time.

Alternatively, we may be forced to cease doing business with our payment processors if card association operating rules, certification requirements and laws, regulations, or rules governing electronic funds transfers to which we are subject change or are interpreted to make it more difficult or impossible for us to comply. If we are unable to maintain our current relationships with payment partners on favorable terms, or if we are unable to enter into new agreements with payment partners, our business may be material and adversely affected.

We operate in an intensively competitive industry, and we may not be able to compete successfully.

The staffing and recruitment industry is intensely competitive and we face significant competition in all aspects of our business, and we expect such competition to increase, particularly in the market for online procurement of professional employee talent. Larger and more established companies may focus on our direct market and could directly compete with us. Smaller companies, including software developers, could also launch new services that compete with us that could gain market acceptance quickly.

Many of our current and potential competitors enjoy substantial competitive advantages, such as greater name recognition, longer operating histories, greater financial, technical, and other resources, that could allow them to respond more quickly and effectively than we do to new or changing opportunities, technologies, standards, regulatory conditions, or user preferences or requirements. These companies may use these advantages to offer products and services similar to ours at a lower price, develop different products and services to compete with our platform.

Moreover, current and future competitors may also make strategic acquisitions or establish cooperative relationships among themselves or with others, including our current or future third-party partners. By doing so, these competitors may increase their ability to meet the needs of existing or prospective users. These developments could limit our ability to obtain revenue from existing and new users. If we are unable to compete effectively against current and future competitors, our business and operating results would be materially and adversely impacted.

Our future success depends on our ability to retain and attract high-quality personnel, and the efforts, abilities and continued service of our senior management, and unsuccessful succession planning could adversely affect our business.

Our future success will depend in large part on our ability to attract and retain high-quality management, operations, and other personnel who are in high demand, are often subject to competing employment offers, and are attractive recruiting targets for our competitors. The loss of qualified executives and key employees, or inability to attract, retain, and motivate high-quality executives and employees required for the planned expansion of our business, may harm our operating results and impair our ability to grow.

We depend on the continued services of our key personnel, including Evan Sohn, our Chief Executive Officer and Chairman, Miles Jennings, our President and Chief Operating Officer, Rick Roberts, the President of Recruiting Solutions, and Judy Krandel, our Chief Financial Officer. The Company has entered into either employment agreements or consulting agreements with Evan Sohn, Miles Jennings, Judy Krandel, and Rick Roberts. Our work with each of these key personnel are subject to changes and/or termination, and our inability to effectively retain the services of our key management personnel, could materially and adversely affect our operating results and future prospects.

We are an emerging growth company and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an emerging growth company. Under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected to opt out of this provision and, as a result, we will comply with new or revised accounting standards when they are required to be adopted by public companies that are not emerging growth companies.

For as long as we continue to be an emerging growth company, we may take advantage of certain other exemptions from various reporting requirements that are applicable to other public companies including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, exemptions from the requirements of holding a nonbinding advisory stockholder vote on executive compensation and any golden parachute payments not previously approved, exemption from the requirement of auditor attestation in the assessment of our internal control over financial reporting and exemption from any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis). If we do take advantage of these exemptions, the information that we provide stockholders will be different than what is available with respect to other public companies. We cannot predict if investors will find our common stock less attractive because we will rely on these exemptions. If investors find our common stock less attractive as a result of our status as an emerging growth company, if and when our stock becomes publicly traded, there may be less liquidity for our common stock and our stock price may be more volatile.

We will remain an emerging growth company until the earliest of (1) the last day of the year (a) following the fifth anniversary of the completion of a public offering, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

If there are adverse changes in domestic and global economic conditions, it may negatively impact our business.

Our business depends on the continued demand for labor and on the economic health of current and prospective clients that use our platform and services. Any significant weakening of the economy in the United States or globally, more limited availability of credit, a reduction in business confidence and activity, economic uncertainty, financial turmoil affecting the banking system or financial markets, a more limited market for independent professional service providers or information technology services, and other adverse economic or market conditions may adversely impact our business and operating results. Global economic and political events or uncertainty may cause some of our current or potential clients to curtail spending on hiring and may ultimately result in new regulatory and cost challenges to our operations. The COVID-19 pandemic has had a negative effect on the global economic condition as well as the U.S. staffing industry. These adverse conditions could result in reductions in revenue, longer sales cycles, slower adoption of new technologies and increased competition, which could in turn materially and adversely affect our business, financial condition, and operating results.

The regulatory framework for privacy and data protection is complex and evolving, and changes in laws or regulations relating to privacy or the protection or transfer of personal data, or any actual or perceived failure by us to comply with such laws and regulations, could adversely affect our business.

During our day-to-day business operations we receive, collect, store, process, transfer, and use personal information and other user data. As the result, we are subject to numerous federal, state, local, and international laws and regulations regarding privacy, data protection, information security, and the collection, storing, sharing, use, processing, transfer, disclosure, and protection of personal information and other content. We are also subject to the terms of our privacy policies and obligations to third parties related to privacy, data protection, and information security. We strive to comply with applicable laws, regulations, policies, and other legal obligations relating to privacy, data protection, and information security to the extent possible. However, the regulatory framework for privacy and data protection both in the United States and abroad is, and is likely to remain for the foreseeable future, uncertain and complex, is changing, and the interpretation and enforcement of the rules and regulations that form part of this regulatory framework may be inconsistent among jurisdictions, or conflict with other laws and regulations. Such laws and regulations as they apply to us may be interpreted and enforced in a manner that we do not currently anticipate. Any significant change in the applicable laws, regulations, or industry practices regarding the collection, use, retention, security, or disclosure of user data, or their interpretation, or any changes regarding the manner in which the express or implied consent of users for the collection, use, retention, or disclosure of such data must be obtained, could increase our costs and require us to modify our platform and our products and services, in a manner that could materially affect our business.

The laws, regulations, and industry standards concerning privacy, data protection, and information security also continue to evolve. For example, in June 2018, California passed the California Consumer Privacy Act (the “CCPA”), effective January 1, 2020, which requires companies that process personal information of California residents to make new disclosures to consumers about such companies’ data collection, use, and sharing practices and inform consumers of their personal information rights such as deletion rights, allows consumers to opt out of certain data sharing with third parties, and provides a new cause of action for data breaches. The State of Nevada has also passed a law, effective October 1, 2019, that amends the state’s online privacy law to allow consumers to submit requests to prevent websites and online service providers from selling personally identifiable information that they collect through a website or online service. The costs of compliance with, and other burdens imposed by, the privacy and data protection laws and regulations may limit the use and adoption of our services and could have a material adverse impact on our business. As a result, we may need to modify the way we treat such information.

Any failure or perceived failure by us to comply with any privacy and data protection policies, laws, rules, and regulations could result in proceedings or actions against us by individuals, consumer rights groups, governmental entities or agencies, or others. We could incur significant costs investigating and defending such claims and, if found liable, significant damages. Further, public scrutiny of or complaints about technology companies or their data handling or data protection practices, even if unrelated to our business, industry, or operations, may lead to increased scrutiny of technology companies, including us, and may cause government agencies to enact additional regulatory requirements, or to modify their enforcement or investigation activities, which may increase our costs and risks.

If we sustain an impairment in the carrying value of long-lived assets and goodwill, it will negatively affect our operating results.

As the result of our purchase of certain assets of Genesys in March 2019 and subsequent 2021 asset acquisitions, we have a significant amount of long-lived intangible assets and goodwill on our consolidated balance sheet. Under the Generally Accepted Accounting Principles in the U.S. (“GAAP”), long-lived assets are required to be reviewed for impairment whenever events or changes in circumstances indicate that the book value of the asset may not be recoverable. If business conditions or other factors cause profitability and cash flows to decline, we may be required to record non-cash impairment charges. Goodwill must be evaluated for impairment at least annually or more frequently if events indicate it is warranted. If the carrying value of a reporting unit exceeds its current fair value, the goodwill is considered impaired. Events and conditions that could result in impairment in the value of our long-lived assets and goodwill include, but are not limited to, significant negative industry or economic trends, competition and adverse changes in the regulatory environment, significant decline in the Company’s stock price for a sustained period of time, limited funding, as well as or other factors leading to reduction in expected long-term revenues or profitability. If we record impairment charges related to our goodwill and long-lived assets, our operating results would likely be materially and adversely affected.

If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired. We reported material weaknesses in both the design and effectiveness of our internal control over financial reporting for the year ended December 31, 2020.

As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934 and the Sarbanes-Oxley Act which requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we have expended, and anticipate that we will continue to expend, significant resources, including accounting-related costs and significant management oversight.

Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods. If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired, which could result in loss of investor confidence and could have an adverse effect on our stock price.

As of December 31, 2019, management determined that here were material weaknesses in both the design and effectiveness of our internal control over financial reporting. A material weakness in internal controls is a deficiency in internal control, or combination of control deficiencies, that adversely affects our ability to initiate, authorize, record, process, or report external financial data reliably in accordance with GAAP such that there is more than a remote likelihood that a material misstatement of our annual or interim financial statements that is more than inconsequential will not be prevented or detected. Specifically, we restated our Form 10-Q filings for the three months ended June 30, 2019 and March 31, 2019 to switch $484,090 from net revenue to gross revenue. This change had an effect on total revenue and cost of goods sold but not on cash flow. In the course of making our assessment of the effectiveness of internal controls over financial reporting, we identified at least two material weaknesses in our internal control over financial reporting. Specifically, (1) we lack a sufficient number of employees to properly segregate duties and provide adequate monitoring during the process leading to and including the preparation of the consolidated financial statements and, as of that date, (2) we lacked sufficient independent directors on our Board to maintain audit and other committees consistent with proper corporate governance standards.

In May 2020, our Board appointed Judy Krandel as our Chief Financial Officer. We have worked to establish all the checks and balances needed for all financial areas of our business. We hired a consultant in mid-2020 to establish best practices and help us document and implement these. This consultant is a CPA and has a significant background in running the accounting and budgeting process for public companies. We began adopting these best practices in the fourth quarter.

Deborah Leff, Robert Heath and Steve Pemberton were approved by the Board as independent directors. We now have a board with a majority of independent directors. As such, as of the date of this filing, management has determined that the concern regarding material weaknesses regarding lack of independent directors in the Company’s internal controls over financial reporting has been sufficiently addressed.

Although the material weakness identified as of December 31, 2019 as described above has been remediated as of December 31, 2020, management has determined that, as of that date, there were still material weaknesses in both the design and effectiveness of our internal control over financial reporting. A material weakness in internal controls is a deficiency in internal control, or combination of control deficiencies, that adversely affects our ability to initiate, authorize, record, process, or report external financial data reliably in accordance with GAAP such that there is more than a remote likelihood that a material misstatement of our annual or interim financial statements that is more than inconsequential will not be prevented or detected. In the course of making our assessment of the effectiveness of internal controls over financial reporting, we identified material weaknesses in our internal control over financial reporting. Specifically, we lack a sufficient number of employees to properly segregate duties and provide adequate monitoring during the process leading to and including the preparation of the consolidated financial statements. Accordingly, management’s assessment is that the Company’s internal controls over financial reporting were not effective as of December 31, 2020. The Company anticipates that, prior to December 31, 2021, it will be able to hire a sufficient number of employees to remediate the material weakness identified in the previous paragraph.

Risks Related to this Offering and Our Common Stock

As a result of our recent financings and acquisitions we have issued a substantial number of additional shares of Common Stock, which dilutes present stockholders and have issued dilutive instruments which will dilute present stockholders.

During the period from March 2019 through January 2021, we engaged in a series of private placement transactions issuing to several accredited investors shares of convertible preferred stock, convertible debentures and warrants to purchase Common Stock. We have also issued convertible preferred stock in connection with the Merger and Asset Purchase. See “Prospectus Summary – Recent Developments – 2021 Senior Subordinated Secured Convertible Debentures”, Management’s Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources - Financing Arrangements – Senior Subordinated Secured Convertible Debentures” and “Business – March 31, 2019 Acquisitions” for further details. As of the date of this Prospectus, there were approximately split adjusted 10 million shares of Common Stock issuable upon conversion of our outstanding convertible preferred stock and convertible debentures and upon exercise of outstanding warrants (including warrants issued to the placement agent in our private placement transactions). In the future, we may grant additional options, warrants and convertible securities. The exercise, conversion or exchange of options, warrants or convertible securities, including for other securities, will dilute the percentage ownership of our existing stockholders. The dilutive effect of the exercise or conversion of these securities may adversely affect our ability to obtain additional capital. The holders of these securities may be expected to exercise or convert such options, warrants and convertible securities at a time when we would be able to obtain additional equity capital on terms more favorable than such securities or when our Common Stock is trading at a price higher than the exercise or conversion price of the securities. If we issue them with conversion or exercise prices below the conversion prices of the preferred stock or exercise price of warrants held by the investors, we will be required to reduce the conversion prices of our preferred stock and/or exercise price of warrants held by the investors, which will increase future dilution. We have in the past, and may in the future, exchange outstanding securities for other securities on terms that are dilutive to the securities held by other stockholders not participating in such exchange.

Because our Common Stock is subject to the “penny stock” rules, brokers cannot generally solicit the purchase of our Common Stock, which adversely affects its liquidity and market price.

The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share, subject to specific exemptions. The market price of our Common Stock on OTCQB is presently less than $5.00 per share and therefore we are considered a “penny stock” according to SEC rules. Further, while we are going to effect the Reverse Stock Split in connection with this Offering, and our stock price may rise above $5.00, there is no guarantee that our stock price will stay above $5.00 per share. The “penny stock” designation requires any broker-dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules limit the ability of broker-dealers to solicit purchases of our Common Stock and therefore reduce the liquidity of our shares.

Moreover, as a result of apparent regulatory pressure from the SEC and the Financial Industry Regulatory Authority, a growing number of broker-dealers decline to permit investors to purchase and sell or otherwise make it difficult to sell shares of penny stocks. The “penny stock” designation may continue to have a depressive effect upon our Common Stock price.

Our Common Stock may be affected by limited trading volume and price fluctuations, which could adversely impact the value of our Common Stock.

To date there has been limited trading in our Common Stock and there can be no assurance that an active trading market in our Common Stock will either develop or be maintained. Our Common Stock is likely to experience significant price and volume fluctuations in the future, which could adversely affect the market price of our Common Stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets, including as the result of the COVID-19 pandemic, could cause the price of our Common Stock to fluctuate substantially. These fluctuations may also cause short sellers to periodically enter the market in the belief that we will have poor results in the future. We cannot predict the actions of market participants and, therefore, can offer no assurances that the market for our Common Stock will be stable or appreciate over time.

Because we may issue preferred stock without the approval of our stockholders and have other anti-takeover defenses, it may be more difficult for a third party to acquire us and could depress our stock price.

In general, the Board may authorize, without a vote of our stockholders, an issuance of one or more additional series of preferred stock that have more than one vote per share, although the Company’s ability to designate and issue preferred stock is currently restricted by covenants under our agreements with prior investors. Without these restrictions, our Board could issue preferred stock to investors who support us and our management and give effective control of our business to our management. Additionally, issuance of preferred stock could block an acquisition resulting in both a drop in our stock price and a decline in interest of our Common Stock. This could cause the market price of our Common Stock shares to drop significantly, even if our business is performing well, and make it more difficult for shareholders to sell their Common Stock.

Investors in this offering will experience immediate and substantial dilution in net tangible book value.

The public offering price per Unit is substantially higher than the net tangible book value per share of our outstanding shares of Common Stock. As a result, investors in this offering will incur immediate dilution of $5.06 per share, based on the assumed public offering price of $5.50 per Unit, the mid-point of the estimated offering price range described on the cover of this prospectus. Investors in this offering will pay a price per unit that substantially exceeds the book value of our assets after subtracting our liabilities. To the extent that the Warrants sold in this offering are exercised, you will experience further dilution. See “Dilution” for a more complete description of how the value of your investment will be diluted upon the completion of this offering.

Immediately prior to the consummation of this offering, we expect to have approximately 254,531 outstanding stock options to purchase our Common Stock with exercise prices that are below the assumed initial public offering price of our Common Stock. To the extent that these options are exercised, there will be further dilution.

We expect that our stock price will fluctuate significantly, and you may not be able to resell your shares at or above the initial public offering price.

The trading price of our Common Stock is likely to be volatile and subject to wide price fluctuations in response to various factors, including:

●	market conditions in the broader stock market in general, or in our industry in particular;

●	actual or anticipated fluctuations in our quarterly financial and operating results;

●	introduction of new products and services by us or our competitors;

●	sales, or anticipated sales, of large blocks of our stock;

●	issuance of new or changed securities analysts’ reports or recommendations;

●
failure of industry or securities analysts to maintain coverage of our company, changes in financial estimates by any industry or securities analysts that follow our company, or our failure to meet such estimates;

●	additions or departures of key personnel;

●	regulatory or political developments;

●	changes in accounting principles or methodologies;

●	acquisitions by us or by our competitors;

●	litigation and governmental investigations; and

●	political and geopolitical events and general economic conditions and trends, including the possible effects of the widespread domestic and global impact of the COVID-19 pandemic.

These and other factors may cause the market price and demand for our Common Stock to fluctuate substantially, which may limit or prevent investors from readily selling their Common Stock and may otherwise negatively affect the liquidity of our Common Stock. If the market price of our Common Stock after this offering does not exceed the initial public offering price, you may not realize any return on your investment in us and may lose some or all of your investment. In addition, in the past, when the market price of a stock has been volatile, holders of that stock have often instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit. Such a lawsuit could also divert the time and attention of our management from our business.

There can be no assurances that our securities once listed on The Nasdaq Capital Market will not be subject to potential delisting if we do not continue to maintain the listing requirements of The Nasdaq Capital Market.

We have applied to list the shares of our Common Stock and Warrants on The Nasdaq Capital Market, or Nasdaq, under the symbols “RCRT” and “RCRTW”, respectively and such listing is a condition of closing this offering. An approval of our listing application by Nasdaq will be subject to, among other things, our fulfilling all of the listing requirements of Nasdaq. In addition, Nasdaq has rules for continued listing, including, without limitation, minimum market capitalization and other requirements. Failure to maintain our listing (i.e., being de-listed from Nasdaq), would make it more difficult for shareholders to sell our Common Stock and more difficult to obtain accurate price quotations on our Common Stock. This could have an adverse effect on the price of our Common Stock. Our ability to issue additional securities for financing or other purposes, or otherwise to arrange for any financing we may need in the future, may also be materially and adversely affected if our Common Stock is not traded on a national securities exchange.

Warrants are speculative in nature.

The Warrants included in the Units in this offering do not confer any rights of Common Stock ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of our Common Stock at a fixed price for a limited period of time. Specifically, commencing on the date of issuance, holders of the Warrants may exercise their right to acquire the Common Stock and pay an exercise price of per share, prior to five years from the date of issuance, after which date any unexercised Warrants will expire and have no further value. Until holders of the Warrants acquire Common Stock upon exercise of the Warrants, the holders will have no rights with respect to the Common Stock issuable upon exercise of the Warrants. Upon exercise of the Warrants, the holder will be entitled to exercise the rights of a Common Stockholder as to the security exercised only as to matters for which the record date occurs after the exercise. Moreover, following this offering, the market value of the Warrants is uncertain and there can be no assurance that the market value of the Warrants will equal or exceed their public offering price. There can be no assurance that the market price of the Common Stock will ever equal or exceed the exercise price of the Warrants, and consequently, whether it will ever be profitable for holders of the Warrants to exercise the Warrants.

Although we have applied to list the Warrants included in the Units to trade on the Nasdaq Capital Market, there is no assurance that an active trading market will develop.

Although we have applied to list the Warrants on the Nasdaq Capital Market there can be no assurance that there will be an active trading market for the Warrants. Without an active trading market, the liquidity of the Warrants will be limited.

Provisions of the Warrants offered by this prospectus could discourage an acquisition of us by a third party.

In addition to the discussion of the provisions of our governing organizational documents, certain provisions of the Warrants offered by this prospectus could make it more difficult or expensive for a third party to acquire us. The Warrants prohibit us from engaging in certain transactions constituting “fundamental transactions” unless, among other things, the surviving entity assumes our obligations under the Warrants. These and other provisions of the Warrants offered by this prospectus could prevent or deter a third party from acquiring us even where the acquisition could be beneficial to you.

Our executive officers and directors, and their affiliated entities, along with our two other largest stockholders, own a significant percentage of our stock and will be able to exert significant control over matters subject to stockholder approval.

Upon consummation of this offering (based on shares outstanding as of May 10, 2021, our executive officers and directors, together with entities affiliated with such individuals, along with our two other largest stockholders, will beneficially own approximately 55% of our Common Stock (approximately 54% if the underwriters’ over-allotment option is exercised in full). Accordingly, these stockholders may, as a practical matter, continue to be able to control the election of a majority of our directors and the determination of all corporate actions after this offering. This concentration of ownership could delay or prevent a change in control of the Company.

If a substantial number of shares become available for sale and are sold in a short period of time, the market price of our Common Stock could decline.

If our existing stockholders sell substantial amounts of our Common Stock in the public market following this offering and the expiration of the lock-up agreements, the market price of our Common Stock could decrease significantly. The perception in the public market that our existing stockholders might sell Common Stock could also depress our market price. Upon completion of this offering, we will have 12,465,433 shares of Common Stock outstanding, assuming no exercise by the underwriters of their option to purchase additional shares, and 925,704 options to purchase shares of our Common Stock, based on our shares and options to be outstanding as of immediately prior to the consummation of this offering. Our directors, executive officers and other holders of our Common Stock will be subject to the lock-up agreements described in “Underwriting” and the Rule 144 holding period requirements described in “Shares Eligible for Future Sale.” After all of these lock-up periods have expired and the holding periods have elapsed, up to additional shares will be eligible for sale in the public market.

In addition, the holders of Common Stock will have the right, subject to certain exceptions and conditions, to require us to register their Common Stock under the Securities Act of 1933, and they will have the right to participate in future registrations of securities by us. Registration of any of these outstanding Common Stock would result in such shares becoming freely tradable without compliance with Rule 144 upon effectiveness of the registration statement. A decline in the price of shares of our Common Stock might impede our ability to raise capital through the issuance of additional shares of our Common Stock or other equity securities.

We do not anticipate that we will pay dividends on our Common Stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our Common Stock.

We have never declared or paid any dividends on our Common Stock. We intend to retain any earnings to finance the operation and expansion of our business, and we do not anticipate paying any cash dividends in the foreseeable future. In addition, in the future we may enter into agreements that prohibit or restrict our ability to declare or pay dividends on our Common Stock. As a result, you may only receive a return on your investment in our Common Stock if the market price of our Common Stock increases.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering, including for any of the purposes described in the section entitled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds will be used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. Our management might not apply our net proceeds in ways that ultimately increase the value of your investment. We currently intend to use the net proceeds from this offering to expand marketing and brand enhancement related to our products, to fund our ongoing research and development activities, for personnel development and training and for resource management software development.

Our expected use of net proceeds from this offering represents our current intentions based upon our present plans and business condition. As of the date of this prospectus, we cannot predict with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering, or the amounts that we will actually spend on the uses set forth above. The amounts and timing of our actual use of the net proceeds will vary depending on numerous factors, including the commercial success of our systems and the costs of our research and development activities, as well as the amount of cash used in our operations. As a result, our management will have broad discretion in the application of the net proceeds, and investors will be relying on our judgment regarding the application of the net proceeds of this offering.

The failure by our management to apply these funds effectively could harm our business. Pending their use, we may invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return to our stockholders. If we do not invest or apply the net proceeds from this offering in ways that enhance stockholder value, we may fail to achieve expected financial results, which could cause our stock price to decline.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our Common Stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. Securities and industry analysts do not currently, and may never, publish research on our company. If no securities or industry analysts commence coverage of our company, the trading price for our stock would likely be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who covers us downgrades our stock or publishes inaccurate or unfavorable research about our business, our stock price may decline. If one or more of these analysts ceases coverage of our company or fails to publish reports on us regularly, demand for our stock could decrease, which might cause our stock price and trading volume to decline.

USE OF PROCEEDS

Based upon an assumed public offering price of $5.50 per Unit (the mid-point of the estimated offering price range described on the cover of this prospectus), we estimate that the net proceeds in this offering will be approximately $8,760,000, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, or $10,155,000 if the Underwriter exercises its over-allotment option in full.

The Company intends to use the net proceeds from this offering to improve the efficiency of its operations, increase sales and marketing efforts, invest in partnership development strategies, and invest in the Company’s existing business initiatives and products, as well as general working capital.

We plan to use the net proceeds we receive from this offering, and any proceeds from the exercise of Warrants, for the following purposes:

Use of Net Proceeds
Working Capital	$2,000,000
Sales and Marketing	$3,200,000
Research and Development	$2,000,000
Funding for Growth Strategies	$1,560,000

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have some flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus. To the extent that the net proceeds we receive from this offering are not immediately used for the above purposes, we intend to invest our net proceeds in short-term, interest-bearing bank deposits or debt instruments.

Each $1.00 increase or decrease in the assumed public offering price of $5.50 per share would increase or decrease the net proceeds to us from this offering by approximately $1,690,909, assuming that the amount of units offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and commissions payable by us. We may also increase or decrease the number of units we are offering. An increase or decrease of 90,000 units offered by us in this offering would increase or decrease the net proceeds to us by approximately $460,350, assuming that the assumed price per unit to the public remains the same, and after deducting underwriting discounts and commissions payable by us. We do not expect that a change by these amounts in the offering price to the public or the Common Stock offered by us would have a material effect on our uses of the proceeds from this offering, although it may accelerate the time at which we will need to seek additional capital.

Assuming all 1,818,182 units are sold by us, we expect that the net proceeds, together with our existing cash and cash equivalents will enable us to fund our operations for at least 24 months. In addition, we have granted the representative of the underwriters a 45-day option to purchase up to 272,727 additional shares of Common Stock and/or Warrants to purchase up to 272,727 shares of our Common Stock to cover over-allotments in this offering. We will use the proceeds from the sale of these additional shares for working capital and general corporate purposes.

The expected use of net proceeds represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve and change. The amounts and timing of our actual expenditures, specifically with respect to working capital, may vary significantly depending on numerous factors. As a result, our management will retain broad discretion over the allocation of such net proceeds. Furthermore, in the event we make significant capital expenditures, the net proceeds of this offering may not be sufficient to fund such expenditures, and we may need to raise additional capital.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. Any future determination to declare cash dividends will be made at the discretion of our Board, subject to applicable laws, and will depend on a number of factors, including our financial condition, results of operations, capital requirements, contractual restrictions, general business conditions, and other factors that our Board may deem relevant. Nevada law limits when we can pay dividends on our equity securities. Further our continuing losses require us to use funds we receive in financings to meet our working capital needs.

CAPITALIZATION

Set forth below is our cash and capitalization as of March 31, 2021:

●
on an actual basis;

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on a pro forma basis to reflect: (i) the issuance of 341,200 shares of common stock for the conversion of 68,312 shares of Series D Preferred Stock and 16,200 shares of common stock for the conversion of 1,296 shares of series F preferred stock, (ii) the issuance of 20,000 common shares to settle an accrued obligation for services of $152,000; (iii) the issuance of 17,688 shares of common stock upon conversion of $70,750 aggregate principal amount of convertible notes payable, less debt discount and deferred issuance costs of $884, (iv) the receipt of $250,000 cash upon issuance of notes payable; (v) the issuance of 155,327 shares of common stock, at a value of $8.08 per share, in connection with our acquisition of OneWire and the corresponding increase in intangible assets, and (vi) the issuance of 32,941 shares of common stock to settle a $140,000 liability.

●
on a pro forma as adjusted basis to reflect: (i) the issuance and sale of the Units by us in this offering at the initial public offering price of $5.50 per Unit, the midpoint of the range set forth on the cover page of this prospectus, after deducting the estimated discounts, non-accountable expense allowance and the estimated offering expenses payable by us for net proceeds of $8,710,000; (ii) the holders of all outstanding shares of Series D, E, and F Preferred Stock signing agreements to exchange such shares for 5,231,905 shares of common stock (as of May 10, 2021, the Company had received signed agreements to issue 5,231,905 shares of common stock in exchange for 99.84% of preferred shares outstanding) excluding 112,666 shares of Series E Preferred stock that converts to 563,330 shares of common stock subject to a beneficial owner’s 9.99% blocker; (iii) the automatic conversion of convertible debentures in the principal amount of $5,588,359 and accrued interest of $49,774 as of May 10, 2021 into 1,409,533 shares of common stock; (iv) the holders of certain warrants signing exchange agreements pursuant to which they agreed to exchange 522,104 warrants to purchase shares of common stock for the same number of shares eliminating $3,812,098 of warrant derivative liability (as of May 10, 2021, the Company had received signed agreements to eliminate $3,812,098 of warrant derivative liability via an exchange of shares of common stock); and (v) the holders of certain warrants signing agreements to revise certain warrant language in 1,509,028 warrants to purchase shares of common stock eliminating $12,684,267 of warrant derivative liability (as of May 10, 2021, the Company had received signed agreements to eliminate $12,684,267 of warrant derivative liability via an agreement to revise certain warrant language).

	As of March 31, 2021
	Actual (unaudited)	Pro Forma (unaudited)	Pro Forma As Adjusted (unaudited)
Cash	$662,356	$912,356	$9,672,356
Convertible notes payable, net of unamortized discount and costs of $2,864,099 and $2,863,215, respectively	2,795,010	2,725,144	-
Warrant Derivative liability	16,496,364	16,496,364	-
Preferred stock, Series D, $0.0001 par value; 2,000,000 shares authorized; 444,587 shares issued and outstanding as of March 31, 2021	46	39	-
Preferred stock, Series E, $0.0001 par value; 775,000 shares authorized; 731,845 shares issued and outstanding as of March 31, 2021	74	74	11
Preferred stock, Series F, $0.0001 par value; 200,000 shares authorized; 46,847 shares issued and outstanding as of March 31, 2021	5	5	-
Common stock, $0.0001 par value; 100,000,000 shares authorized; 2,910,074 shares issued and outstanding	291	349	1,245
Additional paid-in capital	25,763,456	27,380,771	58,274,484
Accumulated (deficit)	(40,805,091)	(40,805,091)	(43,668,306)
Total stockholders’ equity	(12,792,852)	(11,327,986)	16,703,301

You should read the information in the table above together with our unaudited consolidated financial statements and related notes, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” each included elsewhere in this prospectus.

The table above under the heading "Actual" is based on 2,910,074 shares of Common Stock outstanding as of March 31, 2021 and excludes the following as of that date:

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875,303 shares of Common Stock issuable upon exercise of outstanding stock options, with a weighted average exercise price of $8.40 per share;

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2,031,130 shares of Common Stock issuable upon exercise of outstanding Series D and noteholder warrants, with a weighted average exercise price of $4.75 per share;

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2,222,935 shares of Common Stock issuable upon conversion of 444,587 shares of Series D Preferred Stock as of March 31, 2021;

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3,659,226 shares of Common Stock issuable upon conversion of 731,845 shares of Series E Preferred Stock as of March 31, 2021;

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234,235 shares of Common Stock issuable upon conversion of 46,847 shares of Series F Preferred Stock as of March 31, 2021;

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1,414,777 shares of Common Stock issuable upon conversion of $5,659,109 aggregate principal outstanding amount of convertible debentures as of March 31, 2021;

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660,335 shares of Common Stock reserved for future issuance under our 2017 plan as of March 31, 2021; and

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any securities issuable upon exercise of the Representative’s over-allotment option.

DILUTION

If you invest in our Units in this offering, your interest will be diluted to the extent of the difference between the public offering price per share of Common Stock that is part of the Unit and the as adjusted net tangible book value per share of Common Stock immediately after this offering.

Our historical net tangible book value as of March 31, 2021 was ($22.8) million, or ($7.83) per share of Common Stock. Our historical net tangible book value is the amount of our total tangible assets less our liabilities. Historical net tangible book value per share of Common Stock is our historical net tangible book value divided by the number of outstanding Common Stock as of March 31, 2021.

The pro forma net tangible book value of our Common Stock as of March 31, 2021 was ($6.48) per share of Common Stock. Pro forma net tangible book value per share represents our total tangible assets less our total liabilities, divided by the number of outstanding Common Stock, after giving effect to the pro forma adjustments referenced under “Capitalization.”

After giving effect to the sale of Units that we are offering, attributing no value to the Warrants, at an assumed initial public offering price of $5.50 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our net tangible book value on a pro forma adjusted basis as of March 31, 2021 would have been $.44 per share of Common Stock. This amount represents an immediate increase in net tangible book value of $8.27 per share of Common Stock to our existing shareholders and an immediate dilution of ($5.06) per share of Common Stock to new investors purchasing Common Stock in this offering. We determine dilution by subtracting the pro forma as adjusted net tangible book value per share after this offering from the amount of cash that a new investor paid for a share of Common Stock.

The following table illustrates this dilution:

Assumed initial public offering price per share (attributing no value to the Warrants)		5.5
Net tangible book value per Common Stock as of March 31, 2021		(7.835)
Pro forma net tangible book value per share of Common Stock as of March 31, 2021	(6.48)
Pro forma as adjusted net tangible book value per share of Common Stock as of March 31, 2021, to give effect to this offering	.44
Dilution per share to new investors in this offering		$(5.06)

A $1 increase (decrease) in the assumed initial public offering price of $5.50 per share of Common Stock, would increase (decrease) the as adjusted net tangible book value per share by $0.14, and decrease dilution to new investors by $0.14 per share, in each case assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The foregoing discussion and table do not take into account further dilution to new investors that could occur upon the exercise of outstanding Warrants having a per share exercise or conversion price less than the per share offering price to the public in this offering.

If the underwriters exercise in full their option to purchase additional Common Stock in this offering, the as adjusted net tangible book value after the offering would be $0.54 per share, the increase in net tangible book value to existing shareholders would be $0.10 per share, and the dilution to new investors would be $(4.96) per share, in each case assuming an initial public offering price of $5.50 per share.

The table above under the heading "Actual" is based on 2,910,074 shares of Common Stock outstanding as of March 31, 2021 and excludes the following as of that date:

●
875,303 shares of Common Stock issuable upon exercise of outstanding stock options, with a weighted average exercise price of $8.40 per share;

●
2,031,130 shares of Common Stock issuable upon exercise of outstanding Series D and noteholder warrants, with a weighted average exercise price of $4.75 per share;

●
2,222,935 shares of Common Stock issuable upon conversion of 444,587 shares of Series D Preferred Stock as of March 31, 2021;

●
3,659,226 shares of Common Stock issuable upon conversion of 731,845 shares of Series E Preferred Stock as of March 31, 2021;

●
234,235 shares of Common Stock issuable upon conversion of 46,847 shares of Series F Preferred Stock as of March 31, 2021;

●
1,414,777 shares of Common Stock issuable upon conversion of $5,659,109 aggregate outstanding principal amount of convertible debentures as of March 31, 2021;

●
660,335 shares of Common Stock reserved for future issuance under our 2017 plan as of March 31, 2021; and

●
any securities issuable upon exercise of the Representative’s over-allotment option.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our consolidated financial statements and related notes appearing elsewhere in this Prospectus. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties, and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including but not limited to those set forth in “Risk Factors.”

Overview

We are an on-demand recruiting platform aimed to disrupt the $120 billion recruiting and staffing industry. Recruiter.com combines an online hiring platform with the world’s largest network of over 28,000 small and independent recruiters. Businesses of all sizes recruit talent faster using the Recruiter.com platform, which is powered by virtual teams of Recruiters On Demand and Video and AI job-matching technology.

Our website, www.Recruiter.com, currently provides access to over 28,000 recruiters and utilizes an innovative web platform, with integrated AI-driven candidate to job matching and video screening software to more easily and quickly source qualified talent.

We help businesses accelerate and streamline their recruiting and hiring processes by providing on-demand recruiting services and technology. We leverage our expert network of recruiters to place recruiters on a project basis, aided by cutting edge artificial intelligence-based candidate sourcing, matching and video screening technologies. We operate a cloud-based scalable SaaS-enabled marketplace platform for professional hiring, which provides prospective employers access to a network of thousands of independent recruiters from across the country and worldwide, with a diverse talent sourcing skillset that includes information technology, accounting, finance, sales, marketing, operations and healthcare specializations.

Our mission is to grow our most collaborative and connective global platform to connect recruiters and employers and become the preferred solution for hiring specialized talent.

We generate revenue from the following activities:

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Recruiters on Demand: Consists of a consulting and staffing service specifically for the placement of professional recruiters, which we market as Recruiters on Demand. Recruiters on Demand is a flexible, time-based solution that provides businesses of all sizes access to recruiters on an outsourced, virtual basis for help with their hiring needs. As with other consulting and staffing solutions, we procure for our employer clients qualified professional recruiters, and then place them on assignment with our employer clients. Revenue earned through Recruiters on Demand is derived by billing the employer clients for the placed recruiters’ ongoing work at an agreed-upon, time-based rate. We directly source recruiter candidates from our network of recruiters on the Platform, as the recruiter user base of our Platform has the proper skill-set for recruiting and hiring projects. We had previously referred to this service in our revenue disaggregation disclosure in our consolidated financial statements as license and other, but on July 1, 2020, we rebranded as Recruiters on Demand.

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Consulting and Staffing: Consists of providing consulting and staffing personnel services to employers to satisfy their demand for long- and short-term consulting and temporary employee needs. We generate revenue by first referring qualified personnel for the employer’s specific talent needs, then placing that personnel with the employer, but with us or our providers acting as the employer of record, and finally, billing the employer for the time and work of our placed personnel on an ongoing basis. Our process for finding candidates for consulting and staffing engagements largely mirrors our process for full-time placement hiring. This process includes employers informing us of open consulting and temporary staffing opportunities and projects, sourcing qualified candidates through the Platform and other similar means, and, finally, the employer selecting our candidates for placement after a process of review and selection. We bill these employer clients for our placed candidates’ ongoing work at an agreed-upon, time-based rate, typically on a weekly schedule of invoicing.

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Full-time Placement: Consists of providing referrals of qualified candidates to employers to hire staff for full-time positions. We generate full-time placement revenue by earning one-time fees for each time that employers hire one of the candidates that we refer. Employers alert us of their hiring needs through our Platform or other communications. We source qualified candidate referrals for the employers’ available jobs through independent recruiter users that access our Platform and other tools. We support and supplement the independent recruiters’ efforts with dedicated internal employees we call our internal talent delivery team. Our talent delivery team selects and delivers candidate profiles and resumes to our employer clients for their review and ultimate selection. Upon the employer hiring one or more of our candidate referrals, we earn a “full-time placement fee”, an amount separately negotiated with each employer client. The full-time placement fee is typically either a percentage of the referred candidates’ first year’s base salary or an agreed-upon flat fee.

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Marketing Solutions: Our “Marketing Solutions” allow companies to promote their unique brands on our website, the Platform, and our other business-related content and communication. This is accomplished through various forms of online advertising, including sponsorship of digital newsletters, online content promotion, social media distribution, banner advertising, and other branded electronic communications, such as in our quarterly digital publication on recruiting trends and issues. Customers who purchase our Marketing Solutions typically specialize in B2B software and other platform companies that focus on recruitment and human Resources processing. We earn revenue as we complete agreed upon marketing related deliverables and milestones using pricing and terms set by mutual agreement with the customer. In addition to its work with direct clients, the Company categorizes all online advertising and affiliate marketing revenue as Marketing Solutions.

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Career Solutions: We provide services to assist job seekers with their career advancement. These services include a resume distribution service which involves promoting these job seekers’ profiles and resumes to assist with their procuring employment, and upskilling and training. Our resume distribution service allows a job seeker to upload his/her resume to our database, which we then distribute to our network of recruiters on the Platform. We earn revenue from a one-time flat fee for this service. We also offer a recruiter certification program which encompasses our recruitment related training content, which we make accessible through our online learning management system. Customers of the recruiter certification program use a self-managed system to navigate through a digital course of study. Upon completion of the program, we issue a certificate of completion and make available a digital badge to certify their achievement for display on their online recruiter profile on the Platform. For approximately the four months following March 31, 2020, the Company provided the recruiter certification program free in response to COVID-19. We partner with Careerdash, a high-quality training company, to provide Recruiter.com Academy, an immersive training experience for career changers.

The costs of our revenue primarily consist of employee costs, third-party staffing costs and other fees, outsourced recruiter fees and net margin revenue share.

2021 First Quarter Business Update

During the three months ended March 31, 2021, the Company focused on the continued development of its innovative technology and platform offerings, strategic merger and acquisition opportunities, improving the results of sales and marketing, engagement of its growing network of recruiters, and the development of new, more automated ways to engage its on-demand recruiter community. Company management also focused on developing effective public relations outreach and successfully integrating the staff and assets from its acquisitions.

Our key highlights during the three months ended March 31, 2021, include the following:

Acquiring two technology companies:

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Upsider.ai, a SaaS (software as a service) platform for employers, which automates recruiting by offering powerful candidate identification and engagement, and a robust database from hundreds of sources and millions of candidates.

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Scouted.io, a video-powered talent platform, which helps employers identify and engage high-potential talent from curated candidate pools.

Select achievements:

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Launched Scouted by Recruiter.com, a highly specialized professional talent subscription service starting at $499/month that leverages the power of AI and talent experts to help hiring managers to recruit top talent faster;

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Achieved 28,570 recruiters on the Platform as of March 31, 2021

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Appointed Robert Heath, Executive Vice President, RPX Corporation, and Steve Pemberton, Chief Human Resources Officer, Workhuman, as independent directors of the company;

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Launched our Recruiter.com Video solution on the SAP App Center, the digital marketplace for SAP partner offerings;

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Established partner program for our video recruiting platform, enabling our network of small and independent recruiters to benefit from the transformation of the recruiting industry into a video-first process;

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Launched On-Demand Recruiting Academy, an on-demand virtual training program to help career changers break into the world of virtual recruiting;

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Grew our marketplace partners with the addition of many new partners, including Fundomate, a leading provider for turnkey business funding solutions, to bring automated business funding to its US-based partner companies, and QuickFee, bringing in flexible online payment solutions for recruitment services;

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National Retail Solutions joined as a Recruit Me campaign partner to bring video interview capabilities to thousands of retail employers nationwide;

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Received multiple media appearances for the Recruiter Index, Recruiter.com's proprietary survey of recruiter sentiment on the job market, and hiring and recruiting demand. Most notably, Evan Sohn appeared on CNBC on April 1, 2021, to discuss the job market conditions.

Since March 31, 2021, our key highlights include the following:

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Announced a partnership with WeWork, which brings on-demand recruiting services to their business members through an exclusive Recruiter.com Flex program and to offer WeWork All Access, a monthly membership that unlocks access to workspace worldwide, to Recruiter.com's customers.

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Finalized the acquisition of OneWire, a financial services recruiting platform, which brings the Company a roster of financial services clients and a significant database of financial services-related candidates.

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Continued to receive notable media appearances with live interviews with Evan Sohn, our CEO, on Yahoo Finance, Bloomberg, and CNBC.

Results of Operations.

Three Months Ended March 31, 2021 Compared to Three Months Ended March 31, 2020:

Revenue

The Company had revenue of $3,164,545 for the three-month period ended March 31, 2021, as compared to $2,313,123 for the three-month period ended March 31, 2020, representing an increase of $851,422 or 36.8%. This increase resulted primarily from an increase in our Recruiters on Demand business of 418% due to significant growth in new customers, some of which we acquired, on July 1, 2020. We also had an increase in our Consulting and Staffing business of 8.3% from internal growth from some of our long-term customers. The increase in revenue was offset partially by a decline in revenue from our Permanent Placement business of 71% as hiring demand was slower which we believe reflected some impact from the presidential election and the COVID-19 pandemic. The extent to which the COVID-19 pandemic will impact our revenue in the subsequent future periods is uncertain at this time.

Cost of Revenue

Cost of revenue was $2,254,910 for the three-month period ended March 31, 2021, which included related party costs of $205,261, compared to $1,751,196 for the 2020 three-month period, representing an increase of $503,714 or 28.8% and included related party costs of $655,384. This increase resulted primarily from an increase in compensation expense to support revenue growth. Cost of revenue for the three-month period ended March 31, 2021 was primarily attributable to third party staffing costs and other fees related to the recruitment and staffing business acquired from Genesys Talent, LLC (“Genesys”), (currently the Company’s Recruiting Solutions division).

Our gross profit for the three-month period ended March 31, 2021 was $909,635, producing a gross profit margin of 28.7%. Our gross profit for the corresponding 2020 three-month period was $561,927, producing a gross profit margin of 24.3%. The increase in the gross profit margin from 2020 to 2021 reflects the shift in the mix in sales for the period as our Recruiters on Demand revenue has higher gross margins than our staffing revenue. We also had a higher margin within our Staffing business due to the more profitable mix of clients and services we provided.

Operating Expenses

We had total operating expense of $2,833,281 for the three-month period ended March 31, 2021 compared to $2,416,452 in the 2020 period, an increase of $416,829 or 17.3%. This increase was primarily due to the higher general and administrative expense.

Sales and Marketing

Our sales and marketing expense for the three-month period ended March 31, 2021 was $57,543 compared to $25,243 for the corresponding three-month period in 2020, which reflects an increase in advertising and marketing expense to help drive growth in our business.

Product Development

Our product development expense for the three-months ended March 31, 2021 decreased to $70,660 from $83,093 for the corresponding period in 2020. This decrease is attributable to timing of launching new development projects. The product development expense included $57,988 and $60,979 for the three months ended March 31, 2021 and 2020, respectively paid to Recruiter.com Mauritius, Ltd, a development team employed by Recruiter.com and a related party of the Company.

Amortization of Intangibles and Impairment Expense

For the three-month period ended March 31, 2021, we incurred a non-cash amortization charge of $159,173 as compared to $159,173 for the corresponding period in 2020. The amortization expense relates to the intangible assets acquired from Genesys, now the Company’s Recruiting Solutions division.

General and Administrative

General and administrative expense for the three-month period ended March 31, 2021 includes compensation-related costs for our employees dedicated to general and administrative activities, legal fees, audit and tax fees, consultants and professional services, and general corporate expenses. For the three-month period ended March 31, 2021, our general and administrative expense was $2,545,905, including $502,407 of non-cash stock-based compensation. In 2020, for the corresponding period, our general and administrative expense was $2,148,943 including $870,722 of non-cash stock-based compensation. This increase is attributable primarily to increases in compensation supporting the growth in our Recruiters on Demand business, investor relations, legal and contractor fees of $976,167 partially offset by the decline in non-cash stock-based compensation of $368,315..

Other Income (Expense)

Other income (expense) for the three-month period ended March 31, 2021 was a loss of $4,356,420 compared to a loss of $628,080 in the corresponding 2020 period. The primary reason for the increase of $3,728,340 is due to a non-cash initial derivative expense of $3,585,983 and an increase in non-cash interest expense of $1,277,235 reflecting the debt discount and finance costs from the convertible note financings completed in May and June of 2020 and January of 2021. The net loss was offset partially by non-cash income of $1,193,709 resulting from a change in the fair value of the derivative liability from our outstanding warrants. As our common stock price increases, we incur an expense and contrarily if our common stock decreases, we recognize other income.

Net Income (Loss)

For the three-months ended March 31, 2021, we had a net loss of $6,280,066 compared to a net loss of $2,482,605 during the corresponding three-month period in 2020.

Non-GAAP Financial Measures

The following discussion and analysis includes both financial measures in accordance with Generally Accepted Accounting Principles, or GAAP, as well as non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. Non-GAAP financial measures should be viewed as supplemental to, and should not be considered as alternatives to net income, operating income, and cash flow from operating activities, liquidity or any other financial measures. They may not be indicative of the historical operating results of Recruiter nor are they intended to be predictive of potential future results. Investors should not consider non-GAAP financial measures in isolation or as substitutes for performance measures calculated in accordance with GAAP.

Our management uses and relies on EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. We believe that both management and shareholders benefit from referring to the following non-GAAP financial measures in planning, forecasting and analyzing future periods. Our management uses these non-GAAP financial measures in evaluating its financial and operational decision making and as a means to evaluate period-to-period comparison. Our management recognizes that the non-GAAP financial measures have inherent limitations because of the described excluded items.

We define Adjusted EBITDA as earnings (or loss) from continuing operations before the items in the table below. Adjusted EBITDA is an important measure of our operating performance because it allows management, investors and analysts to evaluate and assess our core operating results from period-to-period after removing the impact of items of a non-operational nature that affect comparability.

We have included a reconciliation of our non-GAAP financial measures to the most comparable financial measure calculated in accordance with GAAP. We believe that providing the non-GAAP financial measures, together with the reconciliation to GAAP, helps investors make comparisons between the Company and other companies. In making any comparisons to other companies, investors need to be aware that companies use different non-GAAP measures to evaluate their financial performance. Investors should pay close attention to the specific definition being used and to the reconciliation between such measure and the corresponding GAAP measure provided by each company under applicable SEC rules.

The following table presents a reconciliation of net loss to Adjusted EBITDA:

	Three months Ended March 31,
	2021	2020
Net loss	$(6,280,066)	$(2,482,605)
Interest expense and finance cost, net	1,427,588	44,206
Depreciation & amortization	159,461	159,461
EBITDA (loss)	(4,693,017)	(2,278,938)
Bad debt expense	16,963	11,250
Forgiveness of debt income	(24,925)	-
Initial derivative expense	3,585,983	-
Loss (gain) on change in fair value of derivative	(628,621)	565,088
Stock-based compensation	502,407	870,722
Accrued stock-based compensation	152,500	70,250
Adjusted EBITDA (Loss)	$(1,088,710)	$(761,628)

Fiscal Year Ended December 31, 2020 Compared to Fiscal Year Ended December 31, 2019

Revenue

Our revenue for the year ended December 31, 2020 was $8,502,892 compared to $5,997,987 for the prior year representing an increase of $2,504,905 or 41.8%. This increase resulted primarily from the acquisition in March 2019 of certain assets and business from Genesys Talent, LLC (“Genesys”), now housed within the Company’s Recruiting Solutions division. The Company’s Consulting and Staffing businesses also began to show sequential growth from the third to the fourth quarter as we benefitted from efforts to grow existing relationships as well as build new customers in the health care, and mortgage finance industries. We also had an increase in our Recruiters on Demand business due to beginning work with new customers, some of which we acquired through the hiring of a key employee, on July 1, 2020 and others we developed internally. We also experienced growth in our Career Solutions business through a sales channel partner, as general job market conditions were favorable for the product. Offsetting our growth was a decline in marketing revenue as we continued to shift internal resources to focus on our core on-demand recruiting and recruiting technology business. The extent to which the COVID-19 pandemic will impact our revenue in the subsequent future periods is uncertain at this time.

Cost of Revenue

Cost of revenue for the year ended December 31, 2020 was $6,138,363, which included related party costs of $1,363,905, compared to $4,448,202 in the prior year which included related party costs of $2,082,367. Cost of revenue was primarily attributable to third party staffing costs and other fees related to the recruitment and staffing business acquired from Genesys.

Our gross profit for 2020 was $2,364,529 which produced a gross profit of 27.8%. In 2019 our gross profit was $1,549,785 which produced a gross profit margin of 25.8%. The increase in the gross profit margin from 2019 to 2020 reflects in part the shift in the mix in sales for the year as our Permanent Placement, Recruiters on Demand and Career Services revenue, which have higher gross margins than our Consulting and Staffing revenue, represented a larger percentage of our total revenue. Additionally, we experienced a higher gross margin in our Consulting and Staffing business year over year as we focused on growing business with clients that yielded higher gross margins and retained more business as the employer of record which yields higher gross margins.

Operating Expenses

We had total operating expenses of $9,102,792 for the year ended December 31, 2020 compared to $12,053,967 for the year ended December 31, 2019. The decrease was primarily due to a $3 million non-cash impairment expense in 2019 related to the Genesys asset purchase. Declines in sales and marketing and general and administrative expense were offset by increases in product development expense and the amortization of intangibles.

Sales and Marketing

Our sales and marketing expense for the year ended December 31, 2020 was $82,904 compared to $119,597 for the prior year, which reflected more conservative spending given COVID-19 and the uncertain financial and political environment.

Product Development

Our product development expense for the year ended December 31, 2020 increased to $299,512 from $203,400 for the prior year. This increase is attributable to the continued investment in our product offerings. The product development expense in 2020 included approximately $235,444 paid to Recruiter.com Mauritius, a related party. In 2019, product development expense included $181,400 paid to Recruiter.com Mauritius.

Amortization of Intangibles and Impairment Expense

For the year ended December 31, 2020, we incurred a non-cash amortization charge of $686,691 related to the intangible assets acquired from Genesys and the cost of acquiring customer contracts on July 1, 2020 for our Recruiters on Demand business. For 2019 we incurred an amortization charge of $477,518. We began to record amortization expense for the Genesys asset acquisition starting in the fourth quarter of 2019 when the purchase allocation was finalized. Following our annual goodwill impairment test as of December 31, 2019, we recorded a non-cash goodwill impairment charge of approximately $3,000,000, primarily due to the market capitalization of the Company’s Common Stock. We also recorded approximately $113,000 of software impairment in 2019.

General and Administrative

General and administrative expense include compensation-related costs for our employees dedicated to general and administrative activities, legal fees, audit and tax fees, consultants and professional services, and general corporate expenses. For the year ended December 31, 2020, our general and administrative expenses were $8,033,685 including $3,212,772 of non-cash stock-based compensation. In 2019, our general and administrative expense was $8,140,432, including $4,643,127 of non-cash stock-based compensation. The increase in general and administrative expense excluding stock-based compensation was due in part to expenses related to a full year of business in 2020 versus a partial year in 2019 due to the merger in March 2019. Additionally, we had an increase in salaries, software, insurance, filing and investor relations fees building our infrastructure to support future growth of our business.

Other Income (Expense)

Other income (expense) for the year ended December 31, 2020 consisted of net expense of $10,298,574 compared to net expense of $1,339,331 in 2019. The primary reason for the increase of $8,959,243 is due to non-cash charges of $3,340,554 from an initial derivative expense and $2,642,175 from a change in derivative value due to anti-dilution adjustments. Additionally, we had a non-cash charge of $2,658,261 due to a change in the fair value of derivative liability from our outstanding warrants issued in 2019. As our Common Stock price increases, we incur an expense and contrarily if our Common Stock decreases, we recognize other income. We also had interest expense of $2,022,113 which is primarily related to note discount amortization and note debt cost amortization from our convertible note financing completed in May and June of 2020. We did recognize income of $376,177 from the forgiveness of Payroll Protection Program debt.

Net loss

In 2020, we incurred a net loss of $17,036,837 compared to $11,843,513 in 2019. After taking into account the accrued preferred stock dividends, we incurred a net loss attributable to shareholders of $17,036,837 in 2020 compared to $11,953,207 in 2019.

Definition of Non-GAAP Financial Measures

The following discussion and analysis includes both financial measures in accordance with Generally Accepted Accounting Principles, or GAAP, as well as non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. Non-GAAP financial measures should be viewed as supplemental to, and should not be considered as alternatives to net income, operating income, and cash flow from operating activities, liquidity or any other financial measures. They may not be indicative of the historical operating results of Recruiter nor are they intended to be predictive of potential future results. Investors should not consider non-GAAP financial measures in isolation or as substitutes for performance measures calculated in accordance with GAAP.

Our management uses and relies on EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. We believe that both management and shareholders benefit from referring to the following non-GAAP financial measures in planning, forecasting and analyzing future periods. Our management uses these non-GAAP financial measures in evaluating its financial and operational decision making and as a means to evaluate period-to-period comparison. Our management recognizes that the non-GAAP financial measures have inherent limitations because of the described excluded items.

Recruiter defines Adjusted EBITDA as earnings (or loss) from continuing operations before the items in the table below. Adjusted EBITDA is an important measure of our operating performance because it allows management, investors and analysts to evaluate and assess our core operating results from period-to-period after removing the impact of items of a non-operational nature that affect comparability.

We have included a reconciliation of our non-GAAP financial measures to the most comparable financial measure calculated in accordance with GAAP. We believe that providing the non-GAAP financial measures, together with the reconciliation to GAAP, helps investors make comparisons between the Company and other companies. In making any comparisons to other companies, investors need to be aware that companies use different non-GAAP measures to evaluate their financial performance. Investors should pay close attention to the specific definition being used and to the reconciliation between such measure and the corresponding GAAP measure provided by each company under applicable SEC rules.

The following table presents a reconciliation of net loss to Adjusted EBITDA:

	Year EndedDecember 31,
	2020	2019
Net loss	$(17,036,837)	$(11,843,513)
Interest expense and finance cost, net	2,022,113	2,344,486 1
Depreciation & amortization	687,845	478,191
EBITDA (loss)	(14,326,879)	(9,020,836)
Bad debt expense	12,000	23,500
Forgiveness of debt income	(376,177)	-
Impairment expense	-	3,113,020
Initial derivative expense	3,340,554	-
Change in derivative value due to anti-dilution adjustments	2,642,175	-
Loss (gain) on change in fair value of derivative	2,658,261	(1,138,604)
Stock-based compensation	3,212,772	4,643,127
Adjusted EBITDA (Loss)	$(2,837,294)	$(2,379,793)

1	$2,238,314 of penalties from covenant breaches are included as part of interest expense and finance cost in 2019.

Liquidity and Capital Resources

For the three months ended March 31, 2021, net cash used in operating activities was $1,324,096, compared to net cash used in operating activities of $93,227 for the corresponding 2020 period. The increase in cash used in operating activities was attributable to the increase in operating expenses outlined previously supporting the investments to grow our business. For the three months ended March 31, 2021, net loss (after adjusting for non-cash items) was $1,379,764. Accounts receivable increased by $857,781 and prepaid expenses decreased by $28,923. Accounts payable, accrued liabilities, and deferred revenue decreased in total by $867,563. For the three months ended March 31, 2020, net loss (after adjusting for non-cash items) was $825,322. Accounts receivable and prepaid expenses together increased by $16,147. Accounts payable, accrued liabilities, other liabilities and deferred revenue in total decreased by $748,242.

For the three months ended March 31, 2021, net cash used in investing activities was $249,983 due to cash used for acquisitions, compared to $14,955 of cash provided by investing activities in the three months ended March 31, 2020, which resulted primarily from the sale of marketable securities.

For the three months ended March 31, 2021, net cash provided by financing activities was $2,136,529. The principal factors were $2,153,200 from the sale of convertible notes, net of original issue discounts and offering costs. In the 2020 period, financing activities provided $73,553, primarily due to $180,778 from advances from the sale of receivables and $25,000 from a deposit from the sale of preferred stock, partially offset from the repayments of the sale of future revenue.

As of May 10, 2021, the Company had approximately $521,000 in cash on hand. Based on this cash on hand, the Company does not have the capital resources to meet its working capital needs for the next 12 months. We are also party to two lines of credit with current outstanding balances of $0. Advances under each of these lines of credit mature within 12 months of the advances. Availability under these two lines of credit in the amount of $91,300 at September 30, 2020 has been suspended in 2020 due to COVID-19 uncertainty.

The Company’s unaudited condensed consolidated financial statements are prepared using generally accepted accounting principles in the United States of America applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred net losses and negative operating cash flows annually. For the three-months ended March 31, 2021 and the three months ended March 31, 2020, the Company recorded a net loss of $6,280,066 and $2,482,605, respectively. The Company has not yet established an ongoing source of revenue sufficient to cover its operating costs and allow it to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable.

The Company’s historical operating results indicate substantial doubt exists related to the Company’s ability to continue as a going concern. We can give no assurances that any additional capital that we are able to obtain, if any, will be sufficient to meet our needs, or that any such financing will be obtainable on acceptable terms. If we are unable to obtain adequate capital, we could be forced to cease operations or substantially curtail our commercial activities. These conditions raise substantial doubt as to our ability to continue as a going concern. The accompanying unaudited consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts and classification of liabilities should we be unable to continue as a going concern.

To date, private placement offerings have been our primary source of liquidity and we expect to fund future operations through additional securities offerings. We had also entered into arrangements with factoring companies to receive advances against certain future accounts receivable in order to supplement our liquidity. However, the COVID-19 pandemic and debt covenants under outstanding debt and other financing arrangements have affected the Company’s ability to receive advances against its future accounts receivable as discussed in more detail below.

Financing Arrangements

Lines of Credit

At March 31, 2021 and December 31, 2020 we are party to two lines of credit with outstanding balances of $0. Advances under each of these lines of credit mature within 12 months of the advances. Availability under the two lines was $91,300 at March 31, 2021; however, due to COVID -19 uncertainty (see Note 2), the availability under both lines has been suspended since 2020.

Term Loans

We have outstanding balances of $70,044 and $77,040 pursuant to two term loans as of March 31, 2021 and December 31, 2020, respectively, which mature in 2023. The loans have variable interest rates, with current rates at 6.0% and 7.76.0%, respectively. Current monthly payments under the loans are $1,691 and $1,008, respectively.

Paycheck Protection Program Loan

During 2021 our remaining loan pursuant to the Paycheck Protection Program under the CARES Act in the amount of $24,750 was forgiven. We recorded forgiveness of debt income of $24,925 for the $24,750 of principal and $175 of related accrued interest forgiven.

Senior Subordinated Secured Convertible Debentures

In May and June 2020, the Company entered into a Securities Purchase Agreement, effective May 28, 2020 (the “Purchase Agreement”) with several accredited investors (the “Purchasers”). Four of the investors had previously invested in the Company’s preferred stock. Pursuant to the Purchase Agreement, the Company sold to the Purchasers a total of (i) $2,953,125 in the aggregate principal amount of 12.5% Original Issue Discount Senior Subordinated Secured Convertible Debentures (the “Debentures”), and (ii) 1,845,703 common stock purchase warrants (the “Warrants”), which represents 100% warrant coverage. The Company received a total of $2,226,000 in net proceeds from the offering, after deducting the 12.5% original issue discount of $328,125, offering expenses and commissions, including the placement agent’s commission and fees of $295,000 and reimbursement of the placement agent’s and lead investor’s legal fees and the Company’s legal fees in the aggregate amount of $100,000 and escrow agent fees of $4,000. The Company also agreed to issue to the placement agent, as additional compensation, 369,141 common stock purchase warrants exercisable at $2.00 per share.

The Debentures mature on May 28, 2021, subject to a six-month extension at the Company’s option. The Debentures bear interest at 8% per annum payable quarterly, subject to an increase in case of an event of default as provided for therein. The Debentures are convertible into shares of the Company’s common stock at any time following the date of issuance at the purchasers’ option at a conversion price of $1.60 per share, subject to certain adjustments. The Debentures are subject to mandatory conversion in the event the Company closes an equity offering of at least $5,000,000 resulting in the listing of the Company’s common stock on a national securities exchange. The Debentures rank senior to all existing and future indebtedness of the Company and its subsidiaries, except for approximately $508,000 of outstanding senior indebtedness. The Company may prepay the Debentures at any time at a premium as provided for therein.

The Company’s obligations under the Debentures are secured by a first priority lien on all of the assets of the Company and its subsidiaries, subject to certain existing senior liens. The Company’s obligations under the Debentures are guaranteed by the Company’s subsidiaries.

The Securities Purchase Agreement for the Debentures and Warrants contains customary representations, warranties and covenants of the Company, including, among other things and subject to certain exceptions, covenants that restrict the ability of the Company and its subsidiaries, without the prior written consent of the Debenture holders, to incur additional indebtedness, including further advances under a certain preexisting secured loan, and repay outstanding indebtedness, create or permit liens on assets, repurchase stock, pay dividends or enter into transactions with affiliates. The Debentures contain customary events of default, including, but not limited to, failure to observe covenants under the Debentures, defaults on other specified indebtedness, loss of admission to trading on OTCQB or another applicable trading market, and occurrence of certain change of control events. Upon the occurrence of an event of default, an amount equal to 130% of the principal, accrued but unpaid interest, and other amounts owing under each Debenture will immediately come due and payable at the election of each Purchaser, and all amounts due under the Debentures will bear interest at an increased rate.

On January 5, 2021, the Company entered into a Securities Purchase Agreement, effective January 5, 2021 (the “Purchase Agreement”), with two accredited investors (the “Purchasers”). Pursuant to the Purchase Agreement, the Company agreed to sell to the Purchasers a total of (i) $562,500 in the aggregate principal amount of 12.5% Original Issue Discount Senior Subordinated Secured Convertible Debentures (the “Debentures”), and (ii) 351,562 common stock purchase warrants (the “Warrants”), which represents 100% warrant coverage. The Company received a total of $500,000 in gross proceeds from the offering, taking into account the 12.5% original issue discount, before deducting offering expenses and commissions, including the placement agent’s commission of $50,000 (10% of the gross proceeds) and fees related to the offering of the Debentures of approximately $40,000. The Company also agreed to issue to the placement agent, as additional compensation, 70,313 common stock purchase warrants exercisable at $2.00 per share (the “PA Warrants”). Gunnar acted as placement agent for the offering of the Debentures.

On January 20, 2021, the Company entered into a Securities Purchase Agreement, (the “Purchase Agreement”) with eighteen accredited investors (the “Purchasers”). Pursuant to the Purchase Agreement, the Company agreed to sell to the Purchasers a total of (i) $2,236,500 in the aggregate principal amount of 12.5% Original Issue Discount Senior Subordinated Secured Convertible Debentures (the “Debentures”), and (ii) 1,397,813 common stock purchase warrants (the “Warrants”), which represents 100% warrant coverage. Gunnar acted as placement agent for the offering of the Debentures. The Company received a total of $1,988,000 in gross proceeds from the offering, taking into account the 12.5% original issue discount, before deducting offering expenses and commissions, including Gunnar’s commission of $191,270 (10% of the gross proceeds minus $7,500 paid to Gunnar’s counsel) and additional fees related to the offering of the Debentures of approximately $50,500. The Company also agreed to issue to Gunnar, as additional compensation, 279,563 common stock purchase warrants exercisable at $2.00 per share (the “PA Warrants”).

The Debentures mature on January 5th and January 20th, 2022 respectively, subject to a six-month extension at the Company’s option. The Debentures bear interest at 8% per annum payable quarterly, subject to an increase in case of an event of default as provided for therein. The Debentures are convertible into shares of the Company’s common stock (the “Common Stock”) at any time following the date of issuance at the Purchasers’ option at a conversion price of $1.60 per share, subject to certain adjustments. The Debentures are subject to mandatory conversion in the event the Company closes an equity offering of at least $5,000,000 resulting in the listing of the Common Stock on a national securities exchange. The Debentures rank senior to all existing and future indebtedness of the Company and its subsidiaries, except for approximately $95,000 of outstanding senior indebtedness. In addition the Debentures rank pari-passu with, and amounts owing thereunder shall be paid concurrently with, payments owing pursuant to and in connection with that certain offering by the Company of 12.5% Original Issue Discount Senior Subordinated Secured Convertible Debentures due May 28, 2021 consummated in May and June 2020 in the aggregate principal amount of $2,953,125. The Company may prepay the Debentures at any time at a premium as provided for therein.

The Warrants are exercisable for three years from January 5th and January 20th, 2021 respectively at an exercise price of $2.00 per share, subject to certain adjustments.

The Company’s obligations under the Purchase Agreement and the Debentures are secured by a first priority lien on all of the assets of the Company and its subsidiaries pursuant to a Security Agreement, dated January 5th and January 20th, 2021 respectively (the “Security Agreement”) by and among the Company, its wholly-owned subsidiaries, and the Purchasers, subject to certain existing senior liens. The Company’s obligations under the Debentures are guaranteed by the Company’s subsidiaries.

The Purchase Agreement contains customary representations, warranties and covenants of the Company, including, among other things and subject to certain exceptions, covenants that restrict the ability of the Company and its subsidiaries, without the prior written consent of the Debenture holders, to incur additional indebtedness, including further advances under a certain preexisting secured loan, and repay outstanding indebtedness, create or permit liens on assets, repurchase stock, pay dividends or enter into transactions with affiliates. The Debentures contain customary events of default, including, but not limited to, failure to observe covenants under the Debentures, defaults on other specified indebtedness, loss of admission to trading on OTCQB or another applicable trading market, and occurrence of certain change of control events. Upon the occurrence of an event of default, an amount equal to 130% of the principal, accrued but unpaid interest, and other amounts owing under each Debenture will immediately come due and payable at the election of each Purchaser, and all amounts due under the Debentures will bear interest at an increased rate.

Pursuant to the Purchase Agreement, the Purchasers have certain participation rights in future equity offerings by the Company or any of its subsidiaries after the closing, subject to customary exceptions. The Debentures and the Warrants also contain certain price protection provisions providing for adjustment of the number of shares of Common Stock issuable upon conversion of the Debentures and/or exercise of the Warrants and the conversion or exercise price in case of future dilutive offerings.

In order to meet our working capital needs for the next 12 months, we expect to finance our operations through additional debt or equity offerings. We may not be able to complete these or any other financing transactions on terms acceptable to the Company, or at all. Additionally, any future sales of securities to finance our operations will likely dilute existing shareholders’ ownership. The Company cannot guarantee when or if it will generate positive cash flow. If we are unable to raise sufficient capital to fund our operations, it is likely that we will be forced to reduce or cease operations.

Off-Balance Sheet Arrangements

None.

Critical Accounting Estimates and Recent Accounting Pronouncements

Critical Accounting Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results and outcomes may differ from management’s estimates and assumptions. Included in these estimates are assumptions used to estimate collection of accounts receivable, fair value of available for sale securities, fair value of assets acquired in an asset acquisition and the estimated useful life of assets acquired, fair value of derivative liabilities, fair value of securities issued for acquisitions, fair value of assets acquired and liabilities assumed in the business combination, fair value of intangible assets and goodwill, valuation of lease liabilities and related right of use assets, deferred income tax asset valuation allowances, and valuation of stock based compensation expense.

Revenue Recognition

Policy

The Company recognizes revenue in accordance with the Financial Accounting Standards Board’s (“FASB”), Accounting Standards Codification (“ASC”) ASC 606, Revenue from Contracts with Customers (“ASC 606”). Revenues are recognized when control is transferred to customers in amounts that reflect the consideration the Company expects to be entitled to receive in exchange for those goods. Revenue recognition is evaluated through the following five steps: (i) identification of the contract, or contracts, with a customer; (ii) identification of the performance obligations in the contract; (iii) determination of the transaction price; (iv) allocation of the transaction price to the performance obligations in the contract; and (v) recognition of revenue when or as a performance obligation is satisfied.

We generate revenue from the following activities:

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Recruiters on Demand: Consists of a consulting and staffing service specifically for the placement of professional recruiters, which we market as Recruiters on Demand. Recruiters on Demand is a flexible, time-based solution that provides businesses of all sizes access to recruiters on an outsourced, virtual basis for help with their hiring needs. As with other consulting and staffing solutions, we procure for our employer clients qualified professional recruiters, and then place them on assignment with our employer clients. Revenue earned through Recruiters on Demand is derived by billing the employer clients for the placed recruiters’ ongoing work at an agreed-upon, time-based rate. We directly source recruiter candidates from our network of recruiters on the Platform, as the recruiter user base of our Platform has the proper skill-set for recruiting and hiring projects. We had previously referred to this service in our revenue disaggregation disclosure in our consolidated financial statements as license and other, but on July 1, 2020, we rebranded as Recruiters on Demand.

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Consulting and Staffing: Consists of providing consulting and staffing personnel services to employers to satisfy their demand for long- and short-term consulting and temporary employee needs. We generate revenue by first referring qualified personnel for the employer’s specific talent needs, then placing that personnel with the employer, but with us or our providers acting as the employer of record, and finally, billing the employer for the time and work of our placed personnel on an ongoing basis. Our process for finding candidates for consulting and staffing engagements largely mirrors our process for full-time placement hiring. This process includes employers informing us of open consulting and temporary staffing opportunities and projects, sourcing qualified candidates through the Platform and other similar means, and, finally, the employer selecting our candidates for placement after a process of review and selection. We bill these employer clients for our placed candidates’ ongoing work at an agreed-upon, time-based rate, typically on a weekly schedule of invoicing.

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Full-time Placement: Consists of providing referrals of qualified candidates to employers to hire staff for full-time positions. We generate full-time placement revenue by earning one-time fees for each time that employers hire one of the candidates that we refer. Employers alert us of their hiring needs through our Platform or other communications. We source qualified candidate referrals for the employers’ available jobs through independent recruiter users that access our Platform and other tools. We support and supplement the independent recruiters’ efforts with dedicated internal employees we call our internal talent delivery team. Our talent delivery team selects and delivers candidate profiles and resumes to our employer clients for their review and ultimate selection. Upon the employer hiring one or more of our candidate referrals, we earn a “full-time placement fee”, an amount separately negotiated with each employer client. The full-time placement fee is typically either a percentage of the referred candidates’ first year’s base salary or an agreed-upon flat fee.

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Marketing Solutions: Our “Marketing Solutions” allow companies to promote their unique brands on our website, the Platform, and our other business-related content and communication. This is accomplished through various forms of online advertising, including sponsorship of digital newsletters, online content promotion, social media distribution, banner advertising, and other branded electronic communications, such as in our quarterly digital publication on recruiting trends and issues. Customers who purchase our Marketing Solutions typically specialize in B2B software and other platform companies that focus on recruitment and human Resources processing. We earn revenue as we complete agreed upon marketing related deliverables and milestones using pricing and terms set by mutual agreement with the customer. In addition to its work with direct clients, the Company categorizes all online advertising and affiliate marketing revenue as Marketing Solutions.

●
Career Solutions: We provide services to assist job seekers with their career advancement. These services include a resume distribution service which involves promoting these job seekers’ profiles and resumes to assist with their procuring employment, and upskilling and training. Our resume distribution service allows a job seeker to upload his/her resume to our database, which we then distribute to our network of recruiters on the Platform. We earn revenue from a one-time flat fee for this service. We also offer a recruiter certification program which encompasses our recruitment related training content, which we make accessible through our online learning management system. Customers of the recruiter certification program use a self-managed system to navigate through a digital course of study. Upon completion of the program, we issue a certificate of completion and make available a digital badge to certify their achievement for display on their online recruiter profile on the Platform. For approximately the four months following March 31, 2020, the Company provided the recruiter certification program free in response to COVID-19. We partner with Careerdash, a high-quality training company, to provide Recruiter.com Academy, an immersive training experience for career changers.

We have a sales team and sales partnerships with direct employers as well as Vendor Management System companies and Managed Service companies that help create sales channels for clients that buy staffing, direct hire, and sourcing services. Once we have secured the relationship and contract with the interested Enterprise customer the delivery and product teams will provide the service to fulfil any or all of the revenue segments.

Revenues as presented on the statement of operations represent services rendered to customers less sales adjustments and allowances.

Recruiters on Demand services are billed to clients as either monthly subscriptions or time-based billings. Revenues for Recruiters on Demand are recognized on a gross basis when each monthly subscription service is completed.

Consulting and Staffing Services revenues represent services rendered to customers less sales adjustments and allowances. Reimbursements, including those related to travel and out-of-pocket expenses, are also included in the net service revenues and equivalent amounts of reimbursable expenses are included in costs of revenue. We record substantially all revenue on a gross basis as a principal versus on a net basis as an agent in the presentation of this line of revenues and expenses. We have concluded that gross reporting is appropriate because we have the task of identifying and hiring qualified employees, and our discretion to select the employees and establish their compensation and duties causes us to bear the risk for services that are not fully paid for by customers. Consulting and staffing revenues are recognized when the services are rendered by the temporary employees. Payroll and related taxes of certain employees that are placed on temporary assignment are outsourced to third party payors or related party payors. The payors pay all related costs of employment for these employees, including workers’ compensation insurance, state and federal unemployment taxes, social security and certain fringe benefits. We assume the risk of acceptability of the employees to customers. Payments for consulting and staffing services are typically due within 90 days of completion of services.

Full time placement revenues are recognized on a gross basis when the guarantee period specified in each customer’s contract expires. No fees for direct hire placement services are charged to the employment candidates. Any payments received prior to the expiration of the guarantee period are recorded as a deferred revenue liability. Payments for recruitment services are typically due within 90 days of completion of services.

Marketplace Solutions revenues are recognized either on a gross basis when the advertising is placed and displayed or when lead generation activities and online publications are completed, which is the point at which the performance obligations are satisfied. Payments for marketing and publishing are typically due within 30 days of completion of services.

Career services revenues are recognized on a gross basis upon distribution of resumes or completion of training courses, which is the point at which the performance obligations are satisfied. Payments for career services are typically due upon distribution or completion of services.

Deferred revenue results from transactions in which the Company has been paid for services by customers, but for which all revenue recognition criteria have not yet been met. Once all revenue recognition criteria have been met, the deferred revenues are recognized.

Sales tax collected is recorded on a net basis and is excluded from revenue.

Goodwill

Goodwill is comprised of the purchase price of business combinations in excess of the fair value assigned at acquisition to the net tangible and identifiable intangible assets acquired. Goodwill is not amortized. The Company tests goodwill for impairment for its reporting units on an annual basis, or when events occur or circumstances indicate the fair value of a reporting unit is below its carrying value.

The Company performs its annual goodwill and impairment assessment on December 31st of each year.

Long-lived assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the book value of the asset may not be recoverable. The Company periodically evaluates whether events and circumstances have occurred that indicate possible impairment. When impairment indicators exist, the Company estimates the future undiscounted net cash flows of the related asset or asset group over the remaining life of the asset in measuring whether or not the asset values are recoverable.

Derivative Instruments

The Company’s derivative financial instruments consist of derivatives related to the warrants issued with the sale of our preferred stock in 2020 and 2019 and the warrants issued with the sale of convertible notes in 2020 and subsequently in January 2021. The accounting treatment of derivative financial instruments requires that we record the derivatives at their fair values as of the inception date of the debt agreements and at fair value as of each subsequent balance sheet date. Any change in fair value is recorded as non-operating, non-cash income or expense at each balance sheet date. If the fair value of the derivatives was higher at the subsequent balance sheet date, we recorded a non-operating, non-cash charge. If the fair value of the derivatives was lower at the subsequent balance sheet date, we recorded non-operating, non-cash income.

Stock-Based Compensation

The Company accounts for all stock-based payment awards made to employees, directors and others based on their fair values and recognizes such awards as compensation expense over the vesting period for employees or service period for non-employees using the straight-line method over the requisite service period for each award as required by FASB ASC Topic No. 718, Compensation-Stock Compensation. If there are any modifications or cancellations of the underlying vested or unvested stock-based awards, we may be required to accelerate, increase or cancel any remaining unearned stock-based compensation expense, or record additional expense for vested stock-based awards. Future stock-based compensation expense and unearned stock- based compensation may increase to the extent we grant additional stock options or other stock-based awards.

Recently Issued Accounting Pronouncements

There have not been any recent changes in accounting pronouncements and ASU issued by the FASB that are of significance or potential significance to the Company except as disclosed below.

In December 2019, the FASB issued ASU 2019-12, “Simplifying the Accounting for Income Taxes.” This guidance, among other provisions, eliminates certain exceptions to existing guidance related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. This guidance also requires an entity to reflect the effect of an enacted change in tax laws or rates in its effective income tax rate in the first interim period that includes the enactment date of the new legislation, aligning the timing of recognition of the effects from enacted tax law changes on the effective income tax rate with the effects on deferred income tax assets and liabilities. Under existing guidance, an entity recognizes the effects of the enacted tax law change on the effective income tax rate in the period that includes the effective date of the tax law. ASU 2019-12 is effective for interim and annual periods beginning after December 15, 2020, with early adoption permitted. We are currently evaluating the impact of this guidance.

Cautionary Note Regarding Forward-Looking Statements

This Prospectus includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding management’s beliefs with respect to the impact of the COVID-19 pandemic, the expected launch of the AI-sourced candidate matching on the Recruiter.com Platform, the anticipated benefits to our clients from the recruitment services that we provide, our plans with respect to continued growth of our network of recruiters and methods of growing such network, expansion of existing client relationships, growing our client base through strategic partnerships, investment in new products and features to help recruiters on the Recruiter.com Platform grow their business, investment of future development of our technology, development of tailored features and functionalities to customize client experience, potential future acquisitions, our beliefs regarding the possibility of emerging future direct competitors, expected future expenditures on marketing efforts, our expectation regarding the timing and expected effect of the Company’s changing its state of incorporation from Delaware to Nevada, the expected future characterization of the small and independent recruiters on the Recruiter.com Platform as independent contractors, expected future increase in competition, expected future fluctuations in our stock price, our beliefs with respect to the adequacy of our facilities and our ability to accommodate any future expansion, our plans with respect to payment of dividends, our expectations for the recovery of the recruitment industry in 2021, the timing of the software rollout resulting from integration with Censia, our expected decrease in future revenues and increase in the net loss, future capital-raising activity, expected forgiveness of the loans received under the Paycheck Protection Program, and liquidity. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including without limitation, the following:

●	our ability to continue as a going concern;

●	our ability to raise additional capital to support our operations;

●	the effect of COVID-19 on our Company and the national and global economies;

●	our ability to achieve positive cash flow from operations;

●	continued demand for services of recruiters;

●	unanticipated costs, liabilities, charges or expenses resulting from violations of covenants under our existing or future financing agreements;

●	our ability to operate the Recruiter.com Platform free of security breaches; and

●
our ability to identify suitable complimentary businesses and assets as potential acquisition targets or strategic partners, and to successfully integrate such businesses and /or assets with the Company’s business.

See “Risk Factors” for additional information regarding the risks and uncertainties that could affect our business, financial condition and results of operations. New risk factors emerge from time-to-time and it is not possible for us to predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any risk factor, or combination of risk factors, may cause actual results to differ materially from those contained in any forward-looking statements. Except as otherwise required by applicable laws, we undertake no obligation to publicly update or revise any forward-looking statements or the risk factors described in this Prospectus, whether as a result of new information, future events, changed circumstances or any other reason after the date of this Prospectus.

BUSINESS

Overview

Recruiter.com Group, Inc. (“we,” “the Company”, “Recruiter.com”, “us”, “our”) operates an on-demand recruiting platform aiming to disrupt the $120 billion recruiting and staffing industry. We combine an online hiring platform with what we believe to be the world’s largest network of over 28,000 small and independent recruiters. Businesses of all sizes recruit talent faster using the Recruiter.com platform, which is powered by virtual teams of Recruiters On Demand and Video and Artificial Intelligence (“AI”) job-matching technology.

Our website, www.Recruiter.com, provides employees seeking to hire access to over 28,000 independent recruiters and utilizes an innovative web platform, with integrated AI-driven candidate to job matching and video screening software to more easily and quickly source qualified talent.

We help businesses accelerate and streamline their recruiting and hiring processes by providing on-demand recruiting services. We leverage our expert network of recruiters to place recruiters on a project basis, aided by cutting edge AI-based candidate sourcing, and matching and video screening technologies. We operate a cloud-based scalable SaaS-enabled marketplace platform for professional hiring, which provides prospective employers access to a network of thousands of independent recruiters from across the country and worldwide, with a diverse talent sourcing skillset that includes information technology, accounting, finance, sales, marketing, operations and healthcare specializations.

Through our Recruiting.com Solutions division, we also provide consulting and staffing, and full-time placement services to employers which leverages our platform and rounds out our services.

Our mission is to grow our most collaborative and connective global platform to connect recruiters and employers and become the preferred solution for hiring specialized talent.

Recent Developments

OneWire Asset Purchase

Effective May 10, 2021, we, through a wholly-owned subsidiary, entered into an Asset Purchase Agreement and Plan of Reorganization (the “APA”) with OneWire Holdings, LLC, a Delaware limited liability company (“OneWire”), to acquire all the assets and several liabilities of OneWire (the “OneWire Purchase”). As consideration for the OneWire Purchase, OneWire’s shareholders will receive a total of 155,327 shares (the “Consideration Shares”) of common stock, valued at $1,255,000, based on a price per share of $8.08, the volume-weighted average price of the common stock for the 30-day period immediately prior to the Closing Date (as defined in the APA). 31,066 of the Consideration Shares are subject to forfeiture pursuant to APA provisions regarding a post-closing working capital adjustment and a revenue true-up and pursuant to OneWire’s indemnity obligations. The assets acquired in the APA consist primarily of sales and client relationships, contracts, intellectual property, partnership and vendor agreements and certain other assets, along with a de minimis amount of other assets. OneWire’s expansive candidate database in financial services and candidate matching service amplify our reach to give employers and recruiters access to an even broader pool of specialized talent

Upsider Asset Purchase

Effective March 25, 2021, the Company, through a wholly-owned subsidiary, entered into an Asset Purchase Agreement and Plan of Reorganization (the “APA”) with Upsider, Inc., (“Upsider”), to acquire all the assets and certain liabilities of Upsider (the “Upsider Purchase”). As consideration for the Upsider Purchase, Upsider’s shareholders will receive net cash of $69,983 and a total of 323,094 shares of our common stock (the “Consideration Shares”) (valued at $2,544,362, based on a $7.88 per share acquisition date price), of which 51,941 of the Consideration Shares will be held in reserve and are recorded as a current liability, contingent consideration in the accompanying financial statements. The shareholders of Upsider may also receive earn-out consideration of up to $1,394,760, based on the attainment of specific targets during the six months following closing. We have recorded the fair value of the contingent earn-out consideration of $1,325,003 at March 31, 2021. The total purchase price is approximately $3.9 million. The assets acquired in the APA consist primarily of sales and client relationships, contracts, intellectual property, partnership and vendor agreements and a de minimis amount of other assets. The Company is utilizing Upsider’s machine learning artificial intelligence to provide a more predictive and efficient recruiting tool that enhances our current technology.

Scouted Asset Purchase

Effective January 31, 2021, the Company, through its wholly-owned subsidiary, acquired all assets of RLJ Talent Consulting, Inc., d/b/a Scouted, a Delaware corporation (“Scouted”) (the “Scouted Asset Purchase”). As consideration for the Scouted Asset Purchase, Scouted shareholders are entitled to a total of 224,163 shares of our restricted Common Stock (valued at $1,625,183 based on a $7.25 per share grant date price), of which 33,151 shares of stock will be held in reserve, and an additional amount of $180,000 in cash consideration for a total purchase price of approximately $1.8 million. The Scouted Asset Purchase will be accounted for as a business acquisition. The assets acquired in the Scouted Asset Purchase consist primarily of sales and client relationships, contracts, intellectual property, partnership and vendor agreements and certain other assets (the “Scouted Assets”), along with a de minimis amount of other assets. The Company will complete the purchase price allocation of the $1.8 million for the acquired intangible assets during 2021. The Company is utilizing the Scouted Assets to expand its video hiring solutions and curated talent solutions, through its Recruiting Solutions subsidiary.

2021 Senior Subordinated Secured Convertible Debentures

On January 5, 2021, we entered into a Securities Purchase Agreement, (the “Purchase Agreement”), with two accredited investors (the “Purchasers”). Pursuant to the Purchase Agreement, we sold to the Purchasers (i) $562,500 in the aggregate principal amount of 12.5% Original Issue Discount Senior Subordinated Secured Convertible Debentures (the “Debentures”) and (ii) 140,625 common stock purchase warrants (the “Warrants”) representing 100% warrant coverage. We received a total of $500,000 in gross proceeds from such closing, taking into account the 12.5% original issue discount, before deducting offering expenses and commissions, including the placement agent’s commission of $50,000 (10% of the gross proceeds) and approximately $40,000 of other expenses. We also agreed to issue to the placement agent, as additional compensation, the first portion of the PA Warrants.

On January 20, 2021, we conducted a second closing under the Purchase Agreement (“Second Closing”) with eighteen accredited investors (the “Second Closing Purchasers”). We sold to the Second Closing Purchasers (i) $2,236,500 in the aggregate principal amount Debentures and (ii) 559,126 Warrants, representing 100% warrant coverage. We received a total of $1,988,000 in gross proceeds in the Second Closing, taking into account the 12.5% original issue discount, before deducting offering expenses and commissions, including the placement agent’s commission of $198,800 (10% of the gross proceeds) and approximately $50,500 of other expenses. We also agreed to issue to the placement agent, as additional compensation, the second portion of the PA Warrants.

The Debentures mature in January, 2022, subject to a six-month extension at the Company’s option on the terms described therein. The Debentures bear interest at 8% per annum payable quarterly, subject to an increase in case of an event of default as provided for therein. The Debentures are convertible into shares of the Company’s common stock at any time following the date of issuance at each Purchaser’s option at an initial conversion price of $4.00 per share, subject to certain adjustments (the “Voluntary Conversion Price”). The Debentures are subject to mandatory conversion into shares of Common Stock (or units of Common Stock and warrants to purchase Common Stock, if units are offered to the public in the Qualified Offering) in the event of a Qualified Offering, as defined therein, which would include the offering described in this prospectus at a conversion price equal to the lower of (i) the Voluntary Conversion Price and (ii) 80% of the price per share (or unit, if units are offered in the Qualified Offering) at which the Qualified Offering is made. The Debentures rank senior to all existing and future indebtedness of the Company and its subsidiaries, except for approximately $101,000 of outstanding senior indebtedness. In addition, the Debentures rank pari-passu with, and amounts owing thereunder shall be paid concurrently with, payments owing pursuant to and in connection with that certain offering by the Company of 12.5% Original Issue Discount Senior Subordinated Secured Convertible Debentures consummated in May and June 2020 in the aggregate principal amount of $2,953,125 which are due and payable on May 28, 2021. The Company may prepay the Debentures at any time at a premium as provided for therein.

The Warrants issued pursuant to the Purchase Agreement are exercisable for three years from the date of the applicable closing at an exercise price of $5.00 per share, subject to certain adjustments.

Reference is also made to the May/June 2020 Bridge Offering which is described in Management’s Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources - Financing Arrangements – Senior Subordinated Secured Convertible Debentures.

Joseph Gunnar & Co. LLC, the Underwriter in this offering, acted as placement agent for the offering of the Debentures described above and the Debentures issued in the May/June 2020 Bridge Offering.

Effects of COVID-19

While the Company has continued to operate during the COVID-19 pandemic, we have reduced certain billing rates to respond to the current economic climate. The Company has also experienced a decline in its employer clientele due to the current job market. In addition, due to the effects of COVID-19, the Company took steps to streamline certain expenses, such as temporarily cutting certain executive compensation packages by approximately 20%. Management also worked to reduce unnecessary marketing expenditures and to improve staff and human capital expenditures, while maintaining overall workforce levels.

Corporate History

Effective March 31, 2019 (the “Effective Date”), we completed a merger with Recruiter.com, Inc. (“Pre-Merger Recruiter.com”), an affiliate of the Company, pursuant to a Merger Agreement and Plan of Merger, dated March 31, 2019 (the “Merger”). At the effective time of the Merger, our newly formed wholly-owned subsidiary merged with and into Recruiter.com, with Recruiter.com continuing as the surviving corporation and our wholly-owned subsidiary. As consideration in the Merger, the equity holders of Pre-Merger Recruiter.com received a total of 775,000 shares of our newly designated Series E convertible preferred stock (“Series E Preferred Stock”) convertible into approximately 3,875,000 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”). As a result, the former stockholders of Pre-Merger Recruiter.com controlled approximately 90% of our outstanding Common Stock and in excess of 50% of the total voting power of the Company.

Following the Merger, on May 9, 2019, we changed our corporate name to Recruiter.com Group, Inc. Our fiscal year end was also changed, as of the Effective Date, from March 31 to December 31.

Immediately prior to the completion of the Merger, Pre-Merger Recruiter.com owned approximately 98% of our outstanding Common Stock. The Merger did not result in a change of control of our Company, as the principal stockholders of Pre-Merger Recruiter.com had controlled the Company since October 2017 and the Merger simply increased their control. In addition, our Chief Executive Officer served as the Chief Executive Officer of Pre-Merger Recruiter.com and the majority of our directors were directors (or designees) prior to the Merger. Further, our Executive Chairman was retained as a consultant prior to the Merger with the understanding that if the Merger occurred, he would be appointed Executive Chairman of the Company.

Prior to the completion of the Merger, Pre-Merger Recruiter.com distributed to its stockholders the 625,000 shares of our Common Stock that it had previously acquired as consideration pursuant to the license agreement with us. See “Certain Relationships and Related Transactions – Recruiter.com License” for further information.

For accounting purposes, the Merger was accounted for as a reverse recapitalization of Pre-Merger Recruiter.com and combination of entities under common control (“recapitalization”) with Pre-Merger Recruiter.com considered the accounting acquirer and historical issuer. Our consolidated financial statements are the financial statements of Pre-Merger Recruiter.com. Since Pre-Merger Recruiter.com owned a majority interest in the Company prior to the completion of the Merger, the consolidated financial statements contained herein include the historical operations of the Company and VocaWorks, Inc., (“VocaWorks”), the Company’s wholly-owned subsidiary. All share and per share data in the consolidated financial statements and the accompanying notes have been retroactively restated to reflect the effect of the Merger.

Genesys Asset Purchase

Effective March 31, 2019, we acquired certain assets and assumed certain liabilities under an asset purchase agreement, dated March 31, 2019, among the Company, Genesys Talent LLC, a Texas limited liability company (“Genesys”), and Recruiter.com Recruiting Solutions, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company (the “Asset Purchase”). As consideration in the Asset Purchase, Genesys received a total of 200,000 shares of our newly designated Series F convertible preferred stock (the “Series F Preferred Stock”) convertible into approximately 1,000,000 shares of our Common Stock. The acquired assets and liabilities include certain accounts receivable, accounts payable, deferred revenue, sales and client relationships, contracts, intellectual property, partnership and vendor agreements and certain other assets. The Company is utilizing these assets in its employment staffing business operated through Recruiter.com Recruiting Solutions, LLC (“Recruiting Solutions”). This transaction was treated as a business combination for accounting purposes.

Market Opportunity

Industry Overview

The staffing and recruiting industry consists of companies that help other organizations find staff on a temporary or permanent basis. This can be achieved through either assisting companies to recruit new internal staff (recruiting), or directly providing temporary staff to fill specific functions (temporary or agency staffing). The temporary staffing segment is significantly larger than recruitment segment.

According to the U.S. Staffing Industry Forecast, published in July 2020 by Staffing Industry Analysts (“SIA”), the total recruiting and staffing revenue for 2020 was projected to be $126.1 billion; an increase from SIA’s April 2020 forecast, which predicted only $119.4 billion in revenue as a result of the coronavirus outbreak. For 2021, SIA also projected double-digit growth of 11% in temporary staffing revenue and a 19% overall expansion in the placement and employment search market.

Overall, the U.S. recruitment industry is enormous, and it continues to grow, driven mainly by robust GDP growth creating demand for both direct-hire and contingent (project-based) workers. Demographic trends are also accelerating the demand for recruitment services: According to Seniorliving.org, approximately 10,000 persons from the “Baby-Boomer Generation” were projected to retire each day in 2020, and employers often turn to the recruiting industry to close these talent gaps. Overall corporate spending in recruiting technology continues to grow, expected to surpass $10 billion by 2022, according to Jason Corsello, General Partner of Acadian Ventures.

In light of this market potential, the appetite for on-demand recruiting and talent acquisition technology companies has been robust. According to a “Recruitment Software Market Forecast and Analysis 2020-2024” published by Technavio, the global recruitment software market will expand by $683.8 million during 2020-2024. The same report details that even amid the COVID-19 pandemic, the global recruitment software market registered a YOY growth of 4.74% in 2020, with the market estimated to expand at a CAGR of over 5% during the forecast period of 2020-2024.

With employers continuing to struggle to find relevant candidates and more than 6.6 million open jobs in the US as of December 2020 according to the Job Opening and Labor Turnover report by the Bureau of Labor Statistics published on February 9, 2021, recruiting represents an enormous market opportunity. According to the leading human resource association, the Society for Human Resource Management, external sources—whether online job boards, recruiting agencies, campus events, job fairs, or walk-ins—produce approximately 62% of interviews compared to internal sources such as career sites, in-house recruiters and employee referrals (38%). This 62% of role interviews generated by external sources provide a significant market opportunity for innovative recruiting technology companies to capture.

Industry Trends

COVID-19

The COVID-19 pandemic had a dramatic effect on the US economy and the job market. Unemployment peaked at 14.7% in April of 2020. Since then, labor markets have been continually improving, with the unemployment rate falling to 6% in March 2021, although this remains 2.5 percentage points higher than its pre-pandemic level in February 2020. In its most recent projections released in mid-March 2021, the Federal Reserve forecasted that the unemployment rate will continue to fall, reaching 4.5% later in 2021, then ticking down closer to pre-pandemic levels — 3.9 percent in 2022 and 3.5 percent in 2023.

Our management team believes that COVID-19 accelerated major technology trends that had already existed before the pandemic. For example, the growth of the gig economy (i.e. temporary, flexible jobs) was facilitated by technology, virtual and remote tele-work with video and the emergence of on-demand labor through online marketplaces all happened before the crisis. The necessity of lockdowns and business closures drove increased technology adoption and moved these trends rapidly forward. As we operate as virtual, AI and video-based hiring platform operating in the gig economy, these trends may act as headwinds for the adoption of our products and services.

Recruiting Outsourcing

We provide through our on-demand platform a form of recruiting outsourcing for employers. By using our services, employers are effectively relieving their human resources departments of the costs and labor associated with recruitment and talent acquisition. We believe that the current economic climate may move more companies to increase their use of such outsourcing. For example, a report from Brandon Gaille issued in May 2017 found that, in the aftermath of the Great Recession, a majority of employers (57%) increased their use of outsourcing, with only a small percent (9%) of employers ending such outsourcing arrangements. Recruitment outsourcing promises cost-effective and efficient process improvements, and employers may again increase their use of outsourcing to navigate the current environment.

The use of recruitment process outsourcing (RPO) is accelerating. According to its December 29, 2020 report, “Global Recruitment Process Outsourcing Industry,” Reportlinker projects that the RPO industry will reach a revised size of $14.4 billion by 2027, growing at a CAGR of 13.8%, with the current U.S. Market estimated at $1.7 billion. We offer two forms of recruitment process outsourcing through the performance-based hiring solution of its job market platform, which allows employers to pay for successful hires and its Recruiter.com On Demand offering, which enables businesses to engage recruiters on a flexible project or hourly basis. We additionally have active RPO customers, for which we provide on-demand recruiting labor.

Online Talent Platforms

According to a study developed by the McKinsey Global Institute in June 2015, online talent platforms are the future of hiring and could add $2.7 trillion, or 2.0 percent, to global GDP by 2025. The firm projected that 10 percent of the worldwide labor force, or 540 million people, could benefit in various ways from online talent platforms by 2025. There is growth in demand for both remote workers and outside consultants. Overall, in 2020, IBISWorld estimates the number of temporary employees will increase by 1.8%. Online talent marketplaces, such as Recruiter.com, may benefit as a result.

McKinsey’s Future of Work in America report states: “In a more technology-driven world, job-matching efforts can be aided by a range of new digital tools and should run on easily accessible digital platforms. New online tools can assess an individual’s skills, suggest appropriate career choices, and clarify which jobs are in demand and the credentials needed to obtain them.” There is a clear need for efficient technology platforms that can adapt to rapidly changing job demands, such as ours.

Again, the current economic climate and COIVD-19 may have accelerated these technology trends. During the recent COVID-19 epidemic, D’Arcy Coolican and Jeff Jordan of famed venture capital firm Andreessen Horowitz stated in an article entitled “COVID-19 and the Great Re-Hiring” that “If there was ever a time to start a specialized jobs platform, it’s now.”

Operating Businesses and Revenue

The Company has six wholly-owned and active subsidiaries: Recruiter.com, Inc., Recruiter.com Recruiting Solutions LLC (“Recruiting Solutions”), Recruiter.com Consulting, LLC, VocaWorks, Inc. (“VocaWorks”), Recruiter.com Scouted, Inc. (“Scouted”) and Recruiter.com Upsider Inc. (“Upsider”). As of April 30, 2021 the Company employed 261 employees in 19 states and 3 provinces in Canada.

We generate revenue from the following activities:

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Recruiters on Demand: Consists of a consulting and staffing service specifically for the placement of professional recruiters, which we market as Recruiters on Demand. Recruiters on Demand is a flexible, time-based solution that provides businesses of all sizes access to recruiters on an outsourced, virtual basis for help with their hiring needs. As with other consulting and staffing solutions, we procure for our employer clients qualified professional recruiters, and then place them on assignment with our employer clients. Revenue earned through Recruiters on Demand is derived by billing the employer clients for the placed recruiters’ ongoing work at an agreed-upon, time-based rate. We directly source recruiter candidates from our network of recruiters on the Platform, as the recruiter user base of our Platform has the proper skill-set for recruiting and hiring projects. We had previously referred to this service in our revenue disaggregation disclosure in our consolidated financial statements as license and other, but on July 1, 2020, we rebranded as Recruiters on Demand.

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Consulting and Staffing: Consists of providing consulting and staffing personnel services to employers to satisfy their demand for long- and short-term consulting and temporary employee needs. We generate revenue by first referring qualified personnel for the employer’s specific talent needs, then placing that personnel with the employer, but with us or our providers acting as the employer of record, and finally, billing the employer for the time and work of our placed personnel on an ongoing basis. Our process for finding candidates for consulting and staffing engagements largely mirrors our process for full-time placement hiring. This process includes employers informing us of open consulting and temporary staffing opportunities and projects, sourcing qualified candidates through the Platform and other similar means, and, finally, the employer selecting our candidates for placement after a process of review and selection. We bill these employer clients for our placed candidates’ ongoing work at an agreed-upon, time-based rate, typically on a weekly schedule of invoicing.

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Full-time Placement: Consists of providing referrals of qualified candidates to employers to hire staff for full-time positions. We generate full-time placement revenue by earning one-time fees for each time that employers hire one of the candidates that we refer. Employers alert us of their hiring needs through our Platform or other communications. We source qualified candidate referrals for the employers’ available jobs through independent recruiter users that access our Platform and other tools. We support and supplement the independent recruiters’ efforts with dedicated internal employees we call our internal talent delivery team. Our talent delivery team selects and delivers candidate profiles and resumes to our employer clients for their review and ultimate selection. Upon the employer hiring one or more of our candidate referrals, we earn a “full-time placement fee”, an amount separately negotiated with each employer client. The full-time placement fee is typically either a percentage of the referred candidates’ first year’s base salary or an agreed-upon flat fee.

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Marketing Solutions: Our “Marketing Solutions” allow companies to promote their unique brands on our website, the Platform, and our other business-related content and communication. This is accomplished through various forms of online advertising, including sponsorship of digital newsletters, online content promotion, social media distribution, banner advertising, and other branded electronic communications, such as in our quarterly digital publication on recruiting trends and issues. Customers who purchase our Marketing Solutions typically specialize in B2B software and other platform companies that focus on recruitment and human Resources processing. We earn revenue as we complete agreed upon marketing related deliverables and milestones using pricing and terms set by mutual agreement with the customer. In addition to its work with direct clients, the Company categorizes all online advertising and affiliate marketing revenue as Marketing Solutions.

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Career Solutions: We provide services to assist job seekers with their career advancement. These services include a resume distribution service which involves promoting these job seekers’ profiles and resumes to assist with their procuring employment, and upskilling and training. Our resume distribution service allows a job seeker to upload his/her resume to our database, which we then distribute to our network of recruiters on the Platform. We earn revenue from a one-time flat fee for this service. We also offer a recruiter certification program which encompasses our recruitment related training content, which we make accessible through our online learning management system. Customers of the recruiter certification program use a self-managed system to navigate through a digital course of study. Upon completion of the program, we issue a certificate of completion and make available a digital badge to certify their achievement for display on their online recruiter profile on the Platform. For approximately the four months following March 31, 2020, the Company provided the recruiter certification program free in response to COVID-19. We partner with Careerdash, a high-quality training company, to provide Recruiter.com Academy, an immersive training experience for career changers.

The costs of our revenue primarily consist of employee costs, third-party staffing costs and other fees, outsourced recruiter fees and commissions based on a percentage of Recruiting Solutions gross margin.

Disrupting an Industry - Recruit Talent Faster

We believe we are fundamentally modernizing the recruiting process by digitizing and democratizing the recruiting process. Furthermore, we are dispersing the economic benefits of successful recruitment to a broad group of people and, by doing so, we help businesses recruit talent faster and more efficiently than ever before.

Community and Network

Our network currently consists of over 28,000 small and independent recruiters. This virtual network of recruiters unite under our innovative web platform that offers earnings opportunities through successful job matching; access to matched candidates driven by artificial intelligence; and on-demand, project-based recruiting assignments.

The community or network of recruiters is additionally categorized into virtual teams based on industry vertical, skill or location specialization, and dedicated client resource teams. Through participation in a virtual team, recruiters may receive further job and account updates, personalized recommendations, exclusive job opportunities, and recommended candidate referrals. We operate these teams through a dedicated platform and facilitate real-time communication through parallel chat rooms managed by our internal community managers.

We believe the potential scale of our recruiting community is enormous. Similar to how Uber created the opportunity for anyone to become a taxi driver, we make it possible for anyone to become a recruiter. According to the website of the American Staffing Association (the trade association representing the American staffing, recruiting, and workforce solutions industry), there are approximately 25,000 staffing and recruiting companies, which altogether operate around 49,000 offices, so the recruiting industry’s contribution to employment is significant. However, we enable a broader disruption of the industry, bringing the opportunities to a much broader group of people than previously possible. Through upskilling and engagement with our recruiter users, we make it easier for anyone to get involved in recruiting. With hundreds of thousands of people involved in the general human resource and employment industry in the U.S. alone, and many more interested in referral-based, work-from-home earning opportunities, we believe our addressable network and potential audience is vast.

The Recruiter.com Website - a Top Destination

Our website is a popular destination for the recruiting and talent acquisition profession, with millions of pages of indexed content on career and recruitment issues and trends, email newsletters, and digital publications issued every quarter. Our internet traffic is generated by three primary groups of people: (1) recruiters seeking to join the network and platform, (2) enterprises seeking to recruit talent, and (3) candidates seeking to find opportunities through the community of recruiters. Overall, we are a well-known brand in the recruiting industry, and our vision is to build upon this success to become a clear leader in terms of traffic, mindshare, and usage within the business of recruiting.

A comprehensive search engine optimization strategy fuels our marketing. SpyFu.com, a traffic analysis website, estimated that, as of January 2021, our website has obtained over 4,952 search terms on the first page of Google.com, resulting in an estimated click value of $4.14 million per month, which is estimated by calculating the price of the Company’s organic traffic, were it to buy that traffic from paid search engine listings, such as on Google.com. We also expanded our reach through social media as we are active on Twitter and Facebook, with almost 50,000 followers on Twitter. Most notably, as of January 2021, we operated four of the top ten largest professional groups in the world on the social media platform LinkedIn, out of over 1.8 million groups in total. One of our groups, The Recruiter.com Network group on LinkedIn, currently has over 860,000 members.

In addition to our online thought leadership and social media presence, we also attract recruiters and enterprises to our community and solution through our recruitment training offering. Through our fully online Recruiter.com Certification Program (RCP) and Recruiter.com Academy, an on-demand, live instructor-led training program, that we recently launched in partnership with CareerDash, we facilitate upskilling for experienced recruiters and easy entry into the profession for those new to the tasks of recruiting and candidate sourcing. The Society for Human Resource Management (SHRM) has certified the RCP for re-education credits so that after completing the RCP course through an integrated online learning management system, we grant our users a certification and badge on their unique online Recruiter.com profiles. In addition, we intend to pursue a similar accreditation for the Recruiter.com Academy program.

COVID-19 Implications

We are creating a highly collaborative and connected global platform for professional recruiting, with the goal of becoming the top-of-mind solution for hiring talent rapidly. Prior to the COVID-19 pandemic, the U.S. was in an incredibly tight job market, with the demand for talent at its highest levels in years. Now, with millions of people that remain out of work due to COVID-19 set to return to the job market over the next few years, we believe businesses across the country must prepare to reopen or ramp up operations once again. We also believe these businesses will need efficient ways to tap the massive talent pool resulting from the millions of Americans who are either unemployed or looking for better opportunities in new industries and companies. We believe that on-demand recruiting technology companies like ours, which generate revenue not from the overall consistency of employment levels but rather from movement within labor markets (i.e., job turnover), will benefit from this development. By combining cutting-edge artificial intelligence with a unified network of more than 28,000 recruiters, we have built what we believe to be the most efficient recruiting network in the world — and we are hoping to use our network to get workers back in the job market and contribute to the full recovery of the US economy.

We believe we have the reach, technology, recruiting expertise, and the scalability to connect employers across verticals with the right talent at the right price — no matter where that talent is today. Our mission is clear: to help enable the great re-hiring. We will leverage our growing community and expanding platform to get talented people to return to work as fast as possible, connecting people and creating economic opportunities.

Our Job Market Platform

Our virtual AI- and video-enabled hiring platform (the “Platform”), which is accessible on our website, Recruiter.com, provides access to over 28,000 small and independent recruiters. The Platform enables our clients, both employers and recruiters, to access the scalable on-demand sourcing power of an extensive network of independent recruiters, with the account management and personalized talent delivery of a full-service recruitment services firm. The Platform can be used by employers on a stand-alone basis or can be integrated with platforms operated by vendor management services (“VMS”), managed service providers (“MSP”) or payroll solutions providers to import open jobs into the Platform. Employers may use the Platform to enter job descriptions and learn about qualified applicants, while independent recruiters may submit their candidates, track the status of those candidates, and view statistics associated with the hiring process, such as number of applicants, interviews, and status of a particular candidate.

Benefits to Independent Recruiters

Overview

In this uncertain time, small and independent recruiters are more important than ever. They have the agility and geographical range to respond quickly to the rapidly changing needs of employers across the country. Recruiter.com empowers these front-line professionals by connecting them to top employers in multiple sectors, particularly in the industries that need talent right now: healthcare, logistics, telecommunications, and financial services, among others.

Specific Benefits

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Client Exposure: Our Platform allows small and independent recruiters to access rewarding recruiting opportunities with more substantial and better-quality clients and a more diverse set of jobs than they may typically access.

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Access to Cutting-Edge Technology, Including Video, Candidate-Sourcing and Matching AI: Our Company often sources talent from AI matching systems and provides these resumes to recruiters to expedite the hiring process. An integration with Censia, Inc. (“Censia”), an AI-candidate matching software was launched on September 22, 2020, which provides recruiters sourced and AI-matched candidates accessible from the Platform.

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Flexibility: By allowing recruiters to engage with a large volume of diverse jobs, our Platform enables recruiters to match more of their candidates to suitable opportunities, as well as stabilize fluctuations in their business amid changes in client and candidate demand.

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Branding Exposure: Our Platform allows for the creation of recruiter profiles highlighting the skill sets and industry backgrounds of professional recruiters. These online profiles provide exposure and verification for independent recruiters, who lack a standardized method of credentialing.

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Loyalty Rewards Program: We provide recruiters on our Platform with an opportunity to earn points at every step of the recruitment process, including regular activities like submitting resumes for open positions and the acceptance of resumes by a client. Recruiter reward points are redeemable for select merchandise.

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SHRM-Certified Recruitment Training Program: We offer professional recruitment training that both helps current recruiters further develop their skills and assists aspiring recruiters in breaking into the profession. The Recruiter.com Certification Program is a flexible 6-to-12-week virtual training program certified for continuing education credits through SHRM, the leading HR association. The Company charges a flat fee of approximately $299 for the service and offers an additional business development course for $99.

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Marketing and Reputation-Building: We enable independent recruiters to build a business reputation and increase demand for their specialized skills by accumulating badges and training credentials on their profiles.

Benefits to Employer Clients

Overview

We believe we are among the world’s largest, most agile network of 28,000 small and independent recruiters, distributed worldwide, and armed with leading-edge technology. Enterprises can leverage our network of over 26,000 recruiters to tap into existing talent pools and fill open roles immediately.

Long, expensive hiring processes are never worthwhile — especially not during times of economic upheaval. Our Platform’s scalability allows employers to quickly tune recruiting activity up or down as needed, which is critical as organizations respond to a dynamic and volatile talent market.

Recruiter.com differentiates itself with its “three uniques” of people, platform, and power. Our people are recruiting experts, cited and published thought leaders within recruitment and staffing. Our software platform, with proprietary AI technology (and video technology in Q4 2020), is key to our distributed, virtual talent engagement process. Finally, our broad distribution, with one of the largest network of recruiters and millions of social media followers, helps us draw from a diverse and expansive audience. Our people, platform, and power help us recruit talent faster for employers across the country.

Specific Benefits

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Access to an Extensive Network of Recruiters: As of January 31, 2021, approximately 28,000 recruiters with specializations ranging from healthcare and technology to accounting and marketing are registered on our Platform.

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Account Management and Personalized Talent Delivery: Internal account managers help review and develop specifications and skill requirements for our clients’ open jobs. Our internal talent delivery specialists, in turn, review all candidates to ensure quality before sending these candidates to employers.

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Cost Savings: Our platform allows employers to use an extensive network of small and independent recruiters, reducing reliance on traditional staffing and recruitment firms without compromising the quality of candidates. We believe that clients may realize significant cost savings through this crowdsourced method of recruiting, which distributes the labor of hiring across many providers, versus the traditional way, which typically relies on a handful of vendors.

●	Speed: The use of AI-powered candidate-sourcing and matching technology, paired with seamless platform integrations, allows us to expedite the hiring process.

Our Strengths

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Reliable Brand: As the name “Recruiter.com” defines an entire profession and captures the essence of the business and software platform, we benefit from strong brand recognition. Additionally, the Company believes that based on recent legal precedent, generic trade names like “Recruiter.com” may be trademarked. Although the Company cannot be assured of a trademark on its primary domain, the Company has filed for inclusion in the Supplemental Register.

●	People: Several of our key executives and personnel have extensive experience and successful track records with internet-enabled recruitment and staffing.

●	Platform Technology: We offer a complete multi-sided marketplace software platform, with completed integrations into many major software and service providers.

●	Power of Our Reach: We benefit from excellent placement and visibility within popular search engines and broad distribution and followings on social media networks.

Our Growth Strategy

We seek to unlock the full potential of our brand by executing its strategic plans, which include organic growth, opportunistic acquisitions, and making use of the capital markets provided by the public market. In short, we look to realize the potential of our market position.

Overall Market Position Potential

Companies in the recruiting technology space, such as LinkedIn and Indeed.com, have achieved “unicorn” status as billion-dollar companies. Management believes that our full potential could lead to our achieving a much larger market position and presence, as Recruiter.com is a defining brand for the profession of recruiters. Recruiting as a business generates over $125 billion in revenue, therefore management believes there to be a very large addressable market and opportunities for growth.

Our combination of innovative candidate-matching technology, a broad network of specialized recruiting professionals, and curated talent communities enable a traditionally service-heavy industry to be scalable in an entirely new way. The traditional recruitment and staffing industry is dominated by industry roll-ups in the public markets. We believe our brand and platform position us to capitalize on M&A opportunities, enabling further overall growth and consolidation.

Strategy

Recruiter.com intends to grow its business by focusing efforts on the following five main areas:

1) Grow Our Community:

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Grow Recruiter Engagement: Dedicated Community Managers regularly support and service our growing network of independent recruiter users on our platform. We plan to continue to invest in community management initiatives, including enhancement of outreach, communications, reward programs, and training of our Community Managers. We have introduced the concept of Recruiter Rewards, which allows members of our network to earn points, redeemable for merchandise we source, for performing specific actions on the Platform. We intend to continue to develop this program, increasing engagement, and earning potential on the Platform.

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Grow the Number of Recruiters on our Platform: We plan to continue to grow our recruiter network through viral search, referral, content, and community strategy. Investments in content, community sponsorship and thought leadership will continue to drive people back to the Platform, creating a real “hub” for recruiters.

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Increase Growth and Earning Opportunities for Recruiters on Our Platform: We plan to continue investing in new products and features to help recruiters grow their businesses by expanding their access to technology, developing their professional and marketing skills, and increasing their earning opportunities. This includes expanding on our lead generation capabilities.

2) Build Business Model Innovations:

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Continue to Innovate and Improve Our Platform to Build Best-in-Class User Experiences: We aim to create the most innovative and easy-to-use solutions for empowering businesses and recruiters to recruit talent faster. For example, we recently launched an improvement to our candidate submittal process, which allowed for bulk sharing and distribution of referral links to candidates through social media. We will strive to continually incorporate such advances into our platform, taking into consideration user feedback.

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Invest in Scalable Business Models: We plan to continue to invest in the development of our SaaS model and subscription services while improving recruiter experience by enhancing our software capabilities, data science, security, and technology infrastructure. Further low- and light-touch subscription models and plans promise to facilitate the seamless transactions of candidate and job flows on our platform and, in doing so, increase our gross margins and the efficiency of our business.

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Leverage Our Platform to Launch New Products: We believe we can continue to innovate to solve complex challenges involving recruitment and hiring, and we plan to use our highly extensible platform to support the introduction of additional products and services. Our massive network, leading technology, and recruiting expertise allow us to introduce new features and incorporate feedback into such features with speed, efficiency, and scale.

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Invest in Advanced Technologies, Including Artificial Intelligence: We believe that recruiting is about people, and people will always drive the hiring process, so long as our current system of employment and human labor exists. Existing technologies cannot supplant human review and involvement in most hiring transactions, including all four stages of recruiting specified previously. However, we also believe that artificial intelligence promises to solve specific issues of scale within the hiring process, for example, by rapidly sifting through a bulk of job applications to surface to the recruiter the best-matched applicants. We have already integrated AI improvements into our candidate campaigning and sourcing processes, and we are currently evaluating new businesses, methods, and partnerships to transform further and improve our technology.

3) Monetize the Businesses and Candidates Seeking to Access the Community and Platform:

We intend to not only develop new clients for all of our services, but also expand relationships with our existing clients and increase their spending on our platform by investing in building new products and features.

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Attract New Clients Through Strategic Partnerships with MSP and HR Providers: We intend to expand our marketing efforts with partners to attract new clients by increasing awareness of our platform and the benefits of using flexible and on-demand recruiting.

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Broaden and Deepen Categories: We intend to focus on customizing experiences for vertical industry groups, such as Information Technology or Accounting and Finance, through tailored features and functionalities, making it easier and more efficient for clients to connect with the right recruiters.

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Build Effective Candidate Solutions: We plan to continue to expand our candidate offerings from basic resume distribution to video resumes, training programs, career coaching, resume writing, job alerts, and other SaaS services to monetize our traffic and help people effectively connect with opportunities.

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Build Out Video: We plan to leverage a video offering as a SaaS solution for our enterprise clients, partners, and recruiters, as video interviewing and screening may become a must-have requirement for business recruiting, particularly in the post-COVID-19 environment.

4) Acquire Complementary Assets and Businesses:

The Company seeks opportunities to acquire complementary businesses and personnel within the recruitment and staffing sector, primarily to expand the overall number of employers using our Platform to source talented employees and contractors.

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Increase Employer Demand: The Company plans to approach recruitment companies with firm client control and knowledge, such as recruitment process outsourcing (RPO) companies in major cities within the continental United States and with stable, diversified client revenues. These types of acquisitions may help increase the number and diversity of jobs in the marketplace platform and allow for the upselling of our new and planned products for employers.

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Further Our Technology Offering: The Company plans to evaluate specific valuable online tools for recruiters that would enhance our overall platform, such as candidate sourcing technologies, data appending services, job distribution and marketing software, lead generation tools, and others that would improve our value to our community of recruiters, to improve engagement and daily use metrics.

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Enhance Strategic Technology: The Company continually monitors and evaluates third-party companies for technology that would be of strategic value. Management is particularly mindful of the emergence of artificial intelligence being applied to hiring and recruitment processes. We are interested in acquiring or licensing such technologies that offer fundamental advancements to our Platform and, therefore, long-term shareholder value.

5) Approach the Future with Clarity and Vision:

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Trust Our Vision: Recruiter.com has a big name, but an even bigger purpose: to “recruit” means to inspire someone to join a cause. Our mission at Recruiter.com is more than just primarily connecting job seekers and employers. We also want to inspire people to better themselves, to grab opportunities and to believe in themselves. Simply put, Recruiter.com exists to open doors for people. We are inspired by our mission and purpose, and we trust in our overall vision to continue to inspire the dedication necessary to build a fantastic brand and valuable company.

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Maintain Our Values: Our staff developed our core values, which we seek to identify in people that we hire and promote and inspire within ourselves. These core values include being passionate, dependable, adaptable, helpful, resilient, and honest and open communicators. As we grow, we will maintain and build on these core values, and we will use them to inform our business decisions and the ways in which we interact with each other and the community.

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Lead in People-First Technology: We are committed to building continuous innovation in technology and being early builders and adopters of technical improvements, such as the use of AI and machine learning. We will strive to be bold leaders in human-centric technology by always positioning that technology for the benefit and economic empowerment of people. We believe that the future holds great promise for further connectivity, collaboration, and community. We aim to be opportunistic in the development and acquisition of such technologies for our users.

Technical Vision Strategy - Towards Autonomous Recruiting

The job market and broader economy itself are evolving to adapt to automation, technology adoption, disruption, and, more recently, machine learning. McKinsey’s Future of Work in America report, states: “What lies ahead is not a sudden robot takeover but a period of ongoing, and perhaps accelerated, change in how work is organized and the mix of jobs in the economy. Even as some jobs decline, the US economy will continue to create others — and technologies themselves will give rise to new occupations. All workers will need to adapt as machines take over routine and some physical tasks and as demand grows for work involving socio-emotional, creative, technological, and higher cognitive skills.”

As in many professions, recruiting itself is both threatened and positively enabled by technology. As a platform company, we are optimistic about our positioning and ability to not only adapt to, but to lead some of these transformations. Through our marketplace and network, we are gathering data intelligence while we improve our work processing, enabling a virtuous cycle of systemic and profitable improvements. Specifically, as our artificial intelligence tools get better, our community of recruiters strengthens their ability to deliver talent by leveraging these tools. Additionally, the community’s work output informs our systems, and, over time, this helps tune and develop our approach to further intelligent automation.

We are building our overall technology platform toward a vision of efficient, near-autonomous recruiting. That said, recruiting — the process of inspiring others to join a better opportunity and the subsequent judgment of their abilities and fit to do so — is an inherently social practice. We will attempt to lead in the development of technology that remembers and supports this most critical factor, with the overall mission of connecting talent to opportunity in a more fluid, rapid, and seamless manner.

Our Clients

Our unique, scalable, AI-powered network allows it to meet the hiring needs of a variety of clients, from Fortune 100 enterprises to high-quality startups. We typically focus on filling highly skilled and senior-level roles in specialized fields, including technology, healthcare, finance, logistics/transportation, communications, engineering, energy, and many others. Our network’s vast reach is also well-suited for high-volume hiring projects requiring large numbers of candidates in a short period.

The majority of our revenue (approximately 90%) is generated by providing Recruiting Solutions for employers, consisting of success-based placement fees for full-time employee referrals and hourly and project-based fees for professional consulting and staffing. Our clients include Schlumberger, Halliburton Co., Ford Motor Co., Coca Cola Co., and Bluebeam, Inc. As of December 31, 2020, two customers accounted for more than 10% of the accounts receivable balance, at 32%, and 19%, for a total of 51%. As of December 31, 2019, three customers accounted for more than 10% of the accounts receivable balance, at 19%, 15% and 13%, for a total of 47%.

For the year ended December 31, 2020 three customers accounted for 10% of more of total revenue, at 30%, 20% and 11%, for a total of 61%. For the year ended December 31, 2019 two customers accounted for 10% or more of total revenue, at 32% and 17%, for a total of 49%.

The Company’s focus is to increase and improve its suite of product offerings and solutions to address different needs of potential employers in order to increase its client base and reduce reliance on the three customers accounting for the large percentage of its revenue.

Our Platform and Technology

Our Platform

Our Job Market Platform, augmented with AI-powered candidate-sourcing and matching technology, allows our clients to leverage the scalable sourcing power of an extensive network of independent recruiters, with the account management and personalized talent delivery of a full-service recruitment firm. Our Platform can be used on a stand-alone basis or can be integrated with platforms operated by third parties or managed service providers (MSP) to drive client demand. Our Platform is accessible through our website at www.recruiter.com.

Artificial Intelligence and Video

We use AI candidate-sourcing and matching technology to improve the functionality and effectiveness of our solutions. This technology helps match job descriptions to candidate resumes to find the best potential matches, which are then provided to the user. We license candidate-matching software from third parties, including Genesys, which was recently rebranded “Opptly,” and Censia. The initial term of our license agreement with Genesys, which was executed in connection with our asset purchase agreement with Genesys, expires on May 31, 2021, however, it automatically renews for another year on May 31st of each year unless terminated by either party with 30 days written notice prior to May 31st or at any time upon a breach by either party. As there have been no breaches of the agreement and we are unaware of any plans for either party to terminate the license agreement, we expect the license agreement to automatically renew on May 31, 2021. Our license agreement with Censia may be terminated either by Censia or us at any time with a 180-day prior written notice. We contracted MyInterview to build a video hiring platform through a license and services agreement, with support and resourcing for the product for a term of three (3) years commencing March 30, 2020.

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Genesys: Genesys is an AI talent-matching system designed primarily to address more critical higher-volume or recurring demands. Genesys works collaboratively with customers to proactively develop talent clouds to address hiring needs. Rather than relying solely on resumes from job boards or applicant tracking systems, Genesys combines a holistic sourcing strategy with force multipliers such as recruitment marketing and referrals to reach widely dispersed audiences of specific candidates. In the past year, Recruiter.com has developed deep functional integrations with Genesys, including job and candidate transmission, and the development of automated matched lists of candidates that are relayed to our network of independent recruiters.

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Censia: Censia’s Talent Intelligence Platform instantly models and delivers the best talent for organizations. The comprehensive platform replaces writing job descriptions, posting positions, passive searching, reviewing resumes and previous applicants, and searching the company for candidates with two clicks and intuitive search filters. The partnership with Censia will allow both our network of independent recruiters and its internal Talent Delivery team access to Censia on a performance basis. Recruiter.com users will source candidates directly from the Recruiter.com platform, powered by a unique application integration. Recruiters will tap into hundreds of millions of professionals, matched and ranked according to Censia’s predictive algorithms and machine learning. The technical integration with Censia was officially launched on September 22, 2020.

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Video: Recruiter.com Video delivers on-demand video screening services for businesses hiring new employees. The Platform serves as a replacement for the traditional process of reviewing paper resumes and digital text-based profiles. The Platform was developed by MyInterview, a video interviewing company, in a collaborative partnership subject to the three-year services and license agreement. The Recruiter.com Video platform was officially launched on October 28, 2020. Since then, Recruiter.com launched an affiliate partner program and additionally bolstered its video offerings through the acquisition of video-based candidate sourcing platform, Scouted.

Our Technology Infrastructure

Hosting

We currently host our platform at data centers owned by Databank in Baltimore, MD, which has systems for automated backup storage and retrieval. Our websites, applications, and infrastructure were designed to support high-volume traffic. Our management has reviewed Databank’s independently audited “SOC 2® Type 2 Report on Controls Relevant to Security and Availability for Data Center Services” and believes Databank’s security protocols to be at or exceeding the level of equivalent technology providers.

Personnel

Software development, database management, remote server administration, quality assurance, and administrative systems access is managed overseas by Recruiter Mauritius Ltd. under the direction of our Chief Technology Officer, Ashley Saddul, who works in Mauritius along with other technical personnel. From time to time, we also engage technical personnel on an as-needed basis from other locations, including the United States and India, who are also managed by Ashley Saddul.

Product Development

We continue to invest in product development, including our SaaS model, which will allow for greater self-service, enhance our platform, improve user experience, develop new products and features, and further build our infrastructure. Our goal is to create the most extensive and on-demand online marketplace of recruiters and recruiting technologies, enabling employers to identify and engage with top talent faster than ever before.

Roadmap

The following roadmap outlines Platform improvements that Recruiter.com intends to launch over the next year. While our overall strategic direction changes little, these specific projects cannot be guaranteed and change from time to time. Specific projects include:

●	Continued development and enhancement of video hiring platform;

●	Job search and matching improvements, along with enhanced multi-platform notification communication;

●	Propagation and sharing of individual recruiter profiles;

●	Display of Recruiter Index® data and graphs; and

●	Recruiter.com On Demand platform, with automated payment and time-tracking features.

Additional Specific Growth Plans

●	Incorporation of video into recruitment and hiring workflows;

●	Steady organic growth of enterprise services through continued onboarding of and delivery for major enterprise clients;

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Verticalizing services through the formation of domain-specific teams of specialized independent recruiters (e.g., healthcare, financial services, transportation/logistics, communications, energy) to respond more quickly and efficiently to hiring needs in these areas;

●	Continuing to organize our candidates into specific talent pools based on industry experience and skillsets to market to our community of recruiters and enterprise clients;

●	Capitalizing on web traffic and partnerships with job boards to expand the placement of recruiters through the newly launched Recruiter.com On Demand program; and

●	Assisting businesses of all sizes with the re-hiring process which will take place as the threat of COVID-19 continues to decrease and people return to work.

Sales and Marketing Strategy

Our sales and marketing strategy is centered around driving cost-effective awareness of our brand and the benefits of our platform among recruiters and employers of all sizes, from small businesses to Fortune 500 companies. Most of our new recruiter and employer registrations come from direct navigation to our website through unpaid search engine results listings, social media, and other content-based, no-cost referrals. We draw on our robust recruiting and staffing business foundation to build a sales pipeline and grow account relationships.

Network Effect Strategy

The Recruiter.com platform and network is a form of marketplace, governed by supply and demand. In our business, supply is the availability of in-demand candidate talent, which is enabled by the specialization and volume of our recruiter community members. Demand consists of the need for hiring services by employers, which is represented by job postings on our platform.

Supply and demand are inextricably linked, and we create virtuous cycles of growth in each by increasing one side or the other. Our strategy is to create the largest network of recruiters in each local market and industry, creating an unprecedented supply of recruiting talent, encompassing every type of industry, skill, and specialization. This broad availability of supply creates a liquidity network effect, where we can offer services anywhere to any employer, thus increasing demand potential.

Already, because of our network strategy, we can offer a highly differentiated, technology-focused solutions to employers, as we provide a multidisciplinary talent supply. As an example of our supply diversity, we provide on-demand recruiters to a growth-stage startup, nursing talent to an employer in California, and call center personnel to an employer in Texas. For other businesses, we offer standalone technology on a subscription basis. Over time, we expect this network effect will lead to a margin advantage as compared to our competitors, which tend to scale supply through physical office footprints and acquisitions alone.

Sales Strategy

Most of our sales opportunities are derived from Internet marketing and content strategies, which generate interest and traffic from search engines, such as but not limited to Google, which index our website content. Word of mouth, customer and user referrals, and general brand recall and recognition also generate a significant number of visits to our website. Visitors to our website then express interest and contact us through standard electronic forms on our website. We employ Account Managers who follow up with these leads and perform inbound or inside sales functions to develop quality relationships with our customers. As much as possible, we rely on automated contract solutions to engage with our clients seamlessly. Our sales strategy includes the hiring of both internal and external sales and sales management personnel to develop and maintain our sales relationships. As we expand our solution offerings, we increasingly cross-sell across our on-demand recruiting technology and solutions.

We intend to employ several strategic methods to attract the best sales talent, including by offering attractive commission splits, bonuses, technology capabilities, and lead generation. These factors, in addition to the benefits of our Recruiter.com brand, should facilitate the recruitment of highly qualified talent. Also, we look for ways to partner with leading recruiting firms and successful independent recruiting salespeople, allowing them to sell under the Recruiter.com brand to accelerate our organic growth significantly.

Partnerships

Recruiter.com has forged relationships with many firms in the recruiting, HR, and payroll space. Partnerships constitute an essential component of our sales and marketing strategy, as these partnerships may stimulate sales demand for our hiring solutions, including success-based recruiting, on-demand offerings, and, in the future, video screening services. We pursue strategic alliances with employer service providers for joint marketing and cross-selling activities, and we seek platform integrations with strategic partners to generate client demand.

Examples of partnerships include:

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SAP: Recruiter.com is a Silver digital partner of SAP. SAP Fieldglass helps organizations find, engage, manage, pay, and unlock more value from their growing external workforces. Through our integration with SAP Fieldglass, Recruiter.com receives open jobs from leading employers around the country.

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ADP: Recruiter.com is integrating into ADP’s marketplace. ADP is a top payroll and HR solutions provider offering industry-leading online payroll and HR solutions, plus tax, compliance, benefits administration, and more. Through the integration, Recruiter.com plans to receive open jobs from leading employers around the country.

Public Relations

For PR and marketing purposes, Recruiter.com relies mostly on the continued development of our thought leadership content. Recruiter Index®, our proprietary analysis that pinpoints recruiting trends and forecasts business growth, will likely form the bedrock of our thought leadership strategy.

No one understands the talent market like the recruiters, HR professionals, and talent acquisition experts working on the front lines. At Recruiter.com, we have the unique ability to survey our vast network of independent recruiting and talent acquisition specialists to uncover job market trends. Given the Recruiter Index’s ® consistent media appearances over the past nine months, including CNBC, there appears to be strong demand for leading indicators of the labor market.

Community Management

We consider our community management an essential part of our revenue generation strategy, as active engagement of our network leads to the further output of successful candidate matches. The principles of our approach to community management include:

●	Value: Each member of the recruiter network is an asset to our business.

●	Understanding: We form relationships with a human touch and develop real understandings of recruiters’ business needs and capacities.

●	Personal: Every recruiter has a named Community Manager contact.

●	Shared Success: We take pride in our community, and Community Managers are incentivized around their recruiters’ successes.

Our Community Managers:

●	Drive the engagement and performance of our network of recruiters through consistent communication and meetings.

●	Meet and exceed goals for the number of engaged recruiters under management.

●	Assist in onboarding recruiters to the Platform.

●	Develop learning sessions and webinars for recruiters about client jobs.

●	Assist with support inquiries from recruiters and liaise with the Customer Support team.

●	Manage requisition traffic and delivery across Recruiter.com.

●	Work with clients and Account Managers to understand all requirements and distribute to the best sources for fulfillment.

●	Review submissions for quality and submit to assigned client accounts.

●	Create a delivery strategy for all assigned new and existing client accounts.

●	Liaise with solutions and on-demand teams to ensure effective delivery.

Competition

The market for online staffing and recruitment services is highly competitive, fragmented, and undergoing rapid changes following increasing demand, technological advancements, and shifting needs. We compete with several online and offline platforms and services, including but not limited to, the following:

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Traditional talent acquisition and staffing service providers and other outsourcing providers, such as the Adecco Group; Korn Ferry; Russell Reynolds Associates, Inc.; and Robert Half International, Inc.;

●	Other e-staffing and recruitment marketplace providers, such as Hired.com, Scout Exchange, and Reflik;

●	Professional and personal social media platforms, such as LinkedIn and Facebook;

●	Software and business services companies focused on video hiring talent acquisition, management, invoicing, or staffing management products and services;

●	Online and offline job boards, classified ads, and other traditional means of finding work and service providers, such as Craigslist, CareerBuilder, Indeed, Monster, and ZipRecruiter.

●	Additionally, well-established internet companies, such as Google and Amazon, have entered or may decide to join our market and compete with our platform.

We compete based on several factors, including, among other things: size and engagement of user base, brand awareness and reputation, relationships with third-party partners, and pricing. We differentiate ourselves through what we call our “three uniques:” people, power, and platform. We pride ourselves on:

●	Our people, who are experts in the recruiting industry;

●	The power of our robust network of recruiters, top internet brand, distribution channels, and content and social media followings; and

●	The Platform, which is a complete and custom-built marketplace software platform, with many integrations and partnerships, which has developed over several years.

These “three uniques” form our competitive “moat,” which management believes would be highly challenging for any competitor to replicate.

Intellectual Property

The protection of our intellectual property is an essential aspect of our business. We own our domain names and trademarks relating to our website’s design and content, including our brand name and various logos and slogans. We rely upon a combination of trademarks, trade secrets, copyrights, confidentiality procedures, contractual commitments, and other legal rights to establish and protect our intellectual property. We generally enter into confidentiality agreements and invention or work product assignment agreements with our employees and consultants to control access to and clarify ownership of our software, documentation, and other proprietary information.

As of April 30, 2021, we held six registered trademarks in the United States. Trademarks include the terms “Recruiter Hire,” “Recruiter Index,” “Recruiter Direct,” “VocaWorks,” “Scouted,” “ScoutedU.”

We consider our brand, “Recruiter.com,” as an essential and valuable asset, and part of its intellectual property. Russell Racine of Cranfill Sumner & Hartzog LLP wrote on JDSupra, “Recently the Supreme Court affirmed registration on the principal register for what appeared to be a generic term. In the United States Patent & Trademark Office v. Booking.com B. V., 140 S. Ct. 2298 (2020), the Court affirmed registration of a trademark that used a generic term followed by the addition of the top-level domain moniker ‘.com’ to the end of the mark.” Based on this action, Recruiter.com has filed an intent-to-use application and application for inclusion in the Supplemental Registry for the generic domain and brand of “Recruiter.com.” The Company cannot be assured of being granted this trademark.

Government Regulation

We are subject to a number of US federal and state and foreign laws and regulations that apply to internet companies and businesses that operate online marketplaces connecting businesses with recruiters. These laws and regulations may involve worker classification, employment, data protection, privacy, online payment services, content regulation, intellectual property, taxation, consumer protection, background checks, payment services, money transmitter regulations, anti-corruption, anti-money laundering, and sanctions laws, or other matters. Many of the rules and regulations that are or may apply to our business are still evolving and being tested in courts and could be interpreted in ways that could adversely impact our business. Also, the application and interpretation of these laws and regulations are often uncertain, particularly in the industry in which we operate.

Additionally, our technology platform and the Platform user data it uses, collects, or processes to run our business is an integral part of our business model and, as a result, our compliance with laws dealing with the use, collection, and processing of personal data is part of our strategy to improve platform user experience and build trust.

Regulators around the world have adopted, or proposed requirements regarding the collection, use, transfer, security, storage, destruction, and other processing of personally identifiable information and other data relating to individuals, and these laws are increasing in number, enforcement, fines, and other penalties. Two such governmental regulations that carry implications for our platform are the GDPR and the CCPA.

The GDPR went into effect in May 2018, implementing more stringent requirements in relation to companies’ use of personal data relating to all EU individuals (“data subjects”). Under the GDPR, the expanded definition of personal data includes information such as name, identification number, email address, location data, online identifiers such as internet protocol addresses and cookie identifiers, or any other type of information that can identify a living individual. The GDPR imposes a number of new requirements, which include: a valid ground for processing each instance of personal data; higher standards for organizations to demonstrate that they have obtained valid consent or have another legal basis in place to justify their data processing activities; providing expanded information about how data subjects’ personal data is or will be used; carrying out data protection impact assessments for operations which present specific risks to individuals due to the nature or scope of the processing operation; an obligation to appoint data protection officers in certain circumstances; new rights for individuals to be “forgotten” and rights to data portability, as well as enhanced current rights; the principle of accountability and demonstrating compliance through policies, procedures, training, and audit; profiling restrictions; and a new mandatory data breach reporting regime.

In the United States, California recently adopted the CCPA, which came into effect in January 2020. Similar in certain respects to the GDPR, the CCPA establishes a new privacy framework for covered businesses, including an expanded definition of “personal information”; new data privacy rights for California residents, requiring covered businesses to provide further disclosure to consumers and affording consumers the right to opt-out of individual sales of personal information; special rules on the collection of consumer data from minors; and a potentially severe statutory damages framework and private rights of action for CCPA violations and failure to implement reasonable security procedures and practices.

Facilities

Our corporate headquarters are located in Houston, Texas, where we occupy facilities totaling approximately 5,480 square feet under a lease that expires in November 2022 with a related party. We do not currently have other leased offices but do operate from time to time in flexible office space, such as WeWork offices.

We believe that our facilities are adequate to meet our needs for the immediate future, and that, should it be needed, suitable additional space will be available to accommodate any such expansion of our operations.

Legal Proceedings

As of the date of this prospectus, there are no material pending legal or governmental proceedings relating to our Company or properties to which we are a party, and, to our knowledge, there are no material proceedings to which any of our directors, executive officers, or affiliates are a party adverse to us or which have a material interest adverse to us.

Employees

As of April 30, 2021, the Company employed 261 employees in 19 states and 3 provinces in Canada.

Culture and Team

Most of our staff members have many years of experience in online recruiting and technology. We are inspired every day by our mission to connect people to create terrific job matches. Our people are musicians, programmers, writers, speakers, mathematicians, gardeners, parachuters, runners, hikers, sports fanatics, backyard chicken farmers, and photographers. We are a family-first company, with many hard-working parents raising the next generation of Recruiter.com interns.

As we build the next generation of recruiting technology, we look for people who are passionate about connecting people and helping to develop better work experiences and career opportunities for others. We pride ourselves on being a team on a mission, with big goals and even bigger dreams for the company. We work virtually, with lean operations and an efficient cost model, while staying firmly connected through chat and video.

We are a place to make an impact. We pay little attention to job titles and much more attention to results - who’s thinking creatively and making positive contributions daily. At all times, we try to effectively tie things like compensation to direct contribution and foster an environment of inclusion and fair equity. To summarize, we’re specialists in recruiting and know what it takes to be an employer of choice and a great place to work. We strive to make our work enjoyable, rewarding, and full of growth opportunities for our staff.

Diversity

We connect people from an extraordinarily diverse range of backgrounds and locations. We strive to make a product and provide services that make a difference, and one that helps build a just, equitable future for us all. We are committed to being an equal opportunity employer ourselves, and we only work with clients who respect both the law and spirit of equal opportunity employment. Further, we believe that, as we grow as a company, our success will be predicated on drawing from and amplifying a diverse range of voices, both internally and externally.

We are fortunate to have a vibrant and innovative staff from diverse backgrounds. We hold ourselves to a high standard of equity and inclusion. Currently, we have people of color, women, and members of the LGBTQ+ community in senior roles at the Company, including executive leadership and on our Board of Directors (the “Board”).

We welcome people from all backgrounds to apply to our internal careers and our client roles. We are also very interested in developing new practices to increase fairness in our hiring processes, including quantitative assessments, bias training, and reducing bias from new virtual tools that we introduce, such as video screening. We regularly and routinely seek out ways to improve our recruiting practices and expand the breadth and depth of our network of recruiters.

Corporate Information

Our principal executive offices are located at 100 Waugh Dr., Suite 300, Houston, Texas. Our telephone number is (855) 931-1500. Our website address is www.recruiter.com. The information contained on, or that can be accessed through, our site is not a part of this filing. Investors should not rely on any such information in deciding whether to purchase our securities.

MANAGEMENT

Executive Officers and Directors

The following table provides information regarding our executive officers and directors as of the date of this prospectus:

Name	Age	Position
Executive Officers
Evan Sohn	53	Chief Executive Officer and Executive Chairman
Judy Krandel	56	Chief Financial Officer
Miles Jennings	43	Chief Operating Officer and Director
Ashley Saddul	51	Chief Technology Officer
Rick Roberts	60	President of Recruiting Solutions
Non-Employee Directors
Deborah Leff	55	Director
Timothy O’Rourke	54	Director
Douglas Roth	52	Director
Wallace D. Ruiz	69	Director
Steve Pemberton	53	Director
Robert Heath	61	Director

Executive Officers

Evan Sohn – Mr. Sohn has served as our Chief Executive Officer since July 1, 2020 and our Chairman since April 2019. He served as Vice President of Sales at Veea Inc., a company offering a platform-as-a-service (PaaS) platform for computing, mobile payment, point of sale, and retail solutions, from April 2018 until June 2020 Prior to joining Veea Inc., from September 2015 to April 2018, Mr. Sohn served as the Vice President of Sales at Poynt Inc., a company developing and marketing Poynt, a platform for next generation payments. Prior to that, from April 2012 to September 2015, Mr. Sohn was the Vice President of Sales at VeriFone, Inc., a company designing, marketing, and servicing electronic payment systems. Mr. Sohn is also the co-founder and Vice President of the Sohn Conference Foundation, a non-for-profit dedicated to the treatment and cure of pediatric cancer and related childhood diseases. He is a graduate of the NYU Stern School of Business with a degree in computer information systems and management.

Judy Krandel, CFA - Ms. Krandel has served as the Company’s Chief Financial Officer since June 25, 2020. From November 2016 until December 2019, she served as Chief Financial Officer, and then Senior Business Development Consultant for PeerStream, Inc. From March 2012 until November 2016, Ms. Krandel was the Portfolio Manager for Juniper Investment Company, a small-cap hedge fund. Ms. Krandel spent the earlier part of her career as an equity analyst and portfolio manager focusing on small-cap public equities. She currently also sits on the board of directors of Lincoln First Bancorp, and served on the board of directors of Snap Interactive and Cynergistek in the digital media and healthcare cybersecurity industries. She is a graduate of the Wharton School of Business of the University of Pennsylvania with a degree in finance and the Booth School of Business of the University of Chicago with an MBA in finance and accounting.

Miles Jennings – Mr. Jennings has served as the Company’s Chief Operating Officer and President since July 1, 2020. Prior to that, Mr. Jennings founded the Company and served as the Chief Executive Officer of Recruiter.com, Inc. from 2015 until October 2017, and then as Chief Executive Officer of Truli Technologies, Inc. and its subsidiary, VocaWorks, Inc., from then until March 31, 2019, when Truli Technologies merged with Recruiter.com, Inc. Mr. Jennings served as Chief Executive Officer of the merged company, Recruiter.com Group, Inc. through July 1, 2020, when he moved into the role of President and Chief Operating Officer. Mr. Jennings currently serves on Recruiter.com’s Board. Mr. Jennings has worked in the recruiting and online recruiting industry since 2003 at employers including Modis, an Adecco division, and Indeed.com. He is a graduate of Trinity College in Hartford, CT with a degree in Philosophy.

Ashley Saddul – Mr. Saddul has served as our Chief Technology Officer since April 2019. Prior to his appointment, Mr. Saddul had served as the Chief Technology Officer of Recruiter.com, since August 2010. He is a graduate of Murdoch University with a degree in computer science and mathematics.

Rick Roberts – Mr. Roberts has served as the President of Recruiting Solutions, a subsidiary of the Company, since April 2019. Mr. Roberts is also the founder of Genesys, an artificial intelligence sourcing platform focusing on building proactive talent clouds for enterprise customers, where he served as President from May 2016 through March 2019. Prior to that from September 2010 until May 2016, Mr. Roberts was the President of Genuent, LLC, a staffing company focused on niche, high margin segments. He received a master’s degree in Business and Education from Texas Tech University.

Non-Employee Directors

Deborah S. Leff - Ms. Leff was appointed to the Board on August 31, 2020. Ms. Leff has served as a Global Leader at IBM since October 2012 and most recently held the position of Global Industry CTO for Data Science and AI. Ms. Leff was selected for appointment to the Board for her experience with successfully implementing Artificial Intelligence and Machine Learning projects to drive strategic outcomes. Ms. Leff has worked with Senior Leaders of Fortune 1000 companies to gain critical insights from data to drive customer experience and optimize business operations. In addition, Ms. Leff has built and run global sales teams and brings experience and expertise in Sales Management and Sales Execution. Ms. Leff is also the Founder of Girls Who Solve, a STEM education program for high school girls that focuses on how Data Science and technology can be used to solve a range of challenges in both for-profit and nonprofit organizations.

Timothy O’Rourke – Mr. O’Rourke has served on the Board since March 31, 2019. Mr. O’Rourke was designated by Genesys pursuant to the terms of the Asset Purchase. Mr. O’Rourke has served as the Managing Director of Icon Information Consultants, LP (“Icon”), a provider of human capital solutions, consulting, payroll and professional services, and a shareholder of Genesys, since February 2001. Mr. O’Rourke brings to the Board his experience and expertise in HR and recruitment solutions for employers. He is a graduate of the University of Houston with a degree in electrical engineering.

Douglas Roth – Mr. Roth has served on the Board since February 2018. Mr. Roth has been a Director and Investment Manager at Connecticut Innovations, Inc. since 2011 and is responsible for sourcing new investment opportunities, serving on the boards of portfolio companies, and supporting their growth and success. Mr. Roth was selected for appointment to the Board for his experience serving on the board of technology companies and the skills he gained from previously advising companies regarding product development and launch. He is a graduate of Boston University with an undergraduate degree in economics and mathematics as well as a master’s degree in electrical engineering. He also has an MBA in Entrepreneurial and Strategic Management from the Wharton School of the University of Pennsylvania.

Wallace D. Ruiz – Mr. Ruiz was appointed to the Board on May 24, 2018. Mr. Ruiz has served as the Chief Financial Officer of Inuvo, Inc. (NYSE: INUV), an advertising technology company based in Little Rock, AR since June 2010. Mr. Ruiz was selected for appointment to the Board for his experience with public companies as well as his accounting skills. Mr. Ruiz is a Certified Public Accountant in the State of New York. He is a graduate of St. John’s University with a degree in computer science and Columbia University with a MBA in finance and accounting.

Steve Pemberton - Mr. Pemberton was appointed to the Board on March 25, 2021. Mr. Pemberton has served as chief human resources officer (CHRO) of Workhuman, a provider of cloud-based human capital management solutions since December of 2017. In such capacity, Mr. Pemberton works with HR leaders and senior management executives worldwide to help build inspiring workplaces where every employee feels recognized, respected, and appreciated for who they are and what they do. He champions and promotes the Workhuman movement to inspire HR leaders to embrace more humanity and foster a sense of purpose in the workplace. Prior to joining Workhuman, Mr. Pemberton served as VP Diversity and Inclusion, Chief Diversity Officer at Walgreens Boots Alliance (and as Chief Diversity Officer at its predecessor Walgreens) from 2011 to 2017 and as VP, Chief Diversity Officer at Monster.com from 2005 to 2010. In 2015, Mr. Pemberton was appointed by United States Secretary of Labor Thomas Perez to serve on the Advisory Committee for the Competitive Integrated Employment of People with Disabilities. Mr. Pemberton earned his undergraduate and graduate degrees at Boston College and serves on several nonprofit boards, including UCAN and Disability:IN, in addition to his own A Chance in the World Foundation, the non-profit he founded to help young people aging out of the foster care system.

Robert Heath – Mr. Heath was appointed to the Board on December 21, 2020. Mr. Heath is Executive Vice President at RPX Corporation, a provider of patent risk management solutions. Mr. Heath joined RPX in 2011 and served as the company’s Chief Financial Officer, from 2015 to May 2017. During his tenure at RPX, Mr. Heath has been the principal architect of some of the industry’s largest syndicated licensing transactions. Before coming to RPX, he served as Head of Strategy and Acquisitions for Technicolor, a leading supplier of technology and services to media companies, where he oversaw an acquisition and divestiture program that refocused the company from consumer electronics to services and technology licensing. Prior to Technicolor, Mr. Heath served as Chief Operating Officer and Chief Financial Officer at iBahn, an Internet service provider to the hospitality industry. Earlier in his career, Mr. Heath worked as an investment banker, focusing on technology and growth companies at Kidder Peabody, SG Warburg and Robertson Stephens. Mr. Heath received his A.B. from Harvard University and his M.B.A. from the University of Chicago Booth School of Business.

Family Relationships

There are no family relationships among our directors and/or executive officers.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past 10 years, been involved in any legal proceedings described in subparagraph (f) of Item 401 of Regulation S-K.

Director Independence

Our Board has reviewed the materiality of any relationship that each of our directors has with us, either directly or indirectly. Based on this review, our Board has affirmatively determined that each of Leff, Roth, Ruiz, Heath, and Pemberton, current members of our Board, meets the independence requirements under the Listing Rules of The Nasdaq Stock Market LLC (the “Nasdaq Listing Rules”).

Board Committees

The Board currently has the following standing committees: the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee (the “Nominating Committee”).

The following table identifies the independent and non-independent current Board and committee members through the date of this filing:

Name	Audit	Compensation	Nominating	Independent
Evan Sohn
Miles Jennings
Deborah Leff		X	X	X
Timothy O’Rourke
Douglas Roth	X		Chairman	X
Wallace D. Ruiz	Chairman	Chairman		X
Robert Heath	X	X		X
Steve Pemberton			X	X

Board and Committee Meetings

During the year ended December 31, 2020, the Board had four meetings, the Audit Committee had four meetings, the Compensation Committee had no meetings, and the Nominating Committee had no meetings.

There were no directors (who were incumbent at the time), who attended fewer than 75 percent of the aggregate total number of Board meetings and meetings of the Board committees of which the director was a member during the applicable period.

Audit Committee

Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The Audit Committee reviews the Company’s financial reporting process on behalf of the Board and administers our engagement of the independent registered public accounting firm. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its examinations, the evaluations of our internal controls, and the overall quality of our financial reporting.

Audit Committee Financial Expert

Our Board has determined that Mr. Ruiz is qualified as an Audit Committee Financial Expert, as that term is defined under the rules of the SEC and in compliance with the Sarbanes-Oxley Act.

Compensation Committee

The function of the Compensation Committee is to determine the compensation of our executive officers. The Compensation Committee has the power to set performance targets for determining annual bonuses payable to executive officers and may review and make recommendations with respect to stockholder proposals related to compensation matters.

Nominating Committee

The responsibilities of the Nominating Committee include the identification of individuals qualified to become Board members, the selection of nominees to stand for election as directors, the oversight of the selection and composition of committees of the Board, establishing procedures for the nomination process, oversight of possible conflicts of interests involving the Board and its members, developing corporate governance principles, and the oversight of the evaluations of the Board and management. The Nominating Committee has not established a policy with regard to the consideration of any candidates recommended by stockholders. If we receive any stockholder recommended nominations, the Nominating Committee will carefully review the recommendation(s) and consider such recommendation(s) in good faith.

Board Diversity

While we do not have a formal policy on diversity, our Board considers diversity to include the skill set, background, reputation, type and length of business experience of our Board members as well as a particular nominee’s contributions to that mix. Our Board believes that diversity promotes a variety of ideas, judgments and considerations to the benefit of our Company and stockholders. Although there are many other factors, the Board primarily focuses on public company board experience, knowledge of the recruiting industry, or background in finance or technology, and experience operating growing businesses.

Board Leadership Structure

Our Board has not adopted a formal policy regarding the separation of the offices of Chief Executive Officer and Chairman of the Board. Rather, the Board believes that different leadership structures may be appropriate for the Company at different times and under different circumstances, and it prefers flexibility in making this decision based on its evaluation of the relevant facts at any given time.

In July 2020, Mr. Sohn was appointed as Chief Executive Officer and became Executive Chairman. Under our current Board leadership structure, the Chief Executive Officer is responsible for the day-to-day leadership and performance of the Company. Mr. Miles Jennings, our Chief Operating Officer, focuses on allocation of resources, our recruiting business and the Platform and products, while facilitating strategic communication and high-quality investor relations.

Board Role in Risk Oversight

Our Board bears responsibility for overseeing our risk management function. Our management keeps the Board apprised of material risks and provides to directors access to all information necessary for them to understand and evaluate the effect of these risks, individually or in the aggregate, on our business, and how management addresses them. Our Executive Chairman works closely together with the Board once material risks are identified on how to best address such risks. If the identified risks present an actual or potential conflict with management, our independent directors may conduct the assessment.

Code of Ethics

Our Board has adopted a Code of Ethics that applies to all of our employees, including our Executive Chairman, Chief Executive Officer, and Chief Financial Officer. Although not required, the Code of Ethics also applies to our directors. The Code of Ethics provides written standards that we believe are reasonably designed to deter wrongdoing and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, full, fair, accurate, timely and understandable disclosure and compliance with laws, rules and regulations, including insider trading, corporate opportunities and whistleblowing or the prompt reporting of illegal or unethical behavior. We will provide a copy of our Code of Ethics, without charge, upon request in writing to Recruiter.com Group, Inc. at 100 Waugh Dr. Suite 300, Houston, Texas 77007, Attention: Corporate Secretary.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers, and persons who own more than 10% of the Company’s Common Stock to file initial reports of ownership and changes in ownership of the Company’s Common Stock with the SEC. These individuals are required by the regulations of the SEC to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of the forms furnished to us none of Company’s directors, executive officers, and persons who own more than 10% of the Company’s Common Stock failed to comply with Section 16(a) filing requirements, except that one Form 4 for Mr. Miles Jennings, our Chief Operating Officer, reporting his acquisition of shares of Series E Preferred Stock as consideration in the Merger and one Form 4 for Mr. Ashley Saddul, our Chief Technology Officer, reporting a grant of stock options were not timely filed due in each case to an administrative error.

Communication with our Board

Although the Company does not have a formal policy regarding communications with the Board, stockholders may communicate with the Board by writing to us at Recruiter.com Group, Inc., 100 Waugh Dr. Suite 300, Houston, Texas 77007, Attention: Corporate Secretary. Shareholders who would like their submission directed to a member of the Board may so specify, and the communication will be forwarded, as appropriate.

EXECUTIVE AND DIRECTOR COMPENSATION

The following information is related to the compensation paid, distributed or accrued by us for the years ended December 31, 2020 and December 31, 2019 for our Chief Executive Officer (principal executive officer) serving during the year ended December 31, 2020 and the two other most highly compensated executive officers serving at December 31, 2020 whose total compensation exceeded $100,000 (the “Named Executive Officers”).

Summary Compensation Table

Name and Principal Position	Year	Salary($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)

Miles Jennings	2020	171,231(2)	-	-	-	18,416(3)	189,647
Chief Operating Officer (4)	2019	158,356	-	73,892	9,375(2)	14,072(3)	255,695

Evan Sohn	2020	175,090	1,662,000	-	-	10,329(3)	1,847,419
Chief Executive Officer (5)	2019	95,000	2,858,999	2,423,101	-	-	5,377,100

Judy Krandel	2020	43,350	-	1,143,209	-	-	1,186,559
Chief Financial Officer (9)	2019	-	-	-	-	-	-

Rick Roberts	2020	201,539	-	-	25,000(2)	18,688(3)	245,227
President of Subsidiary (6)	2019	151,539	-	55,419	-	16,271(3)	223,229

Ashley Saddul	2020	235,444(8)	-	-	-	-	235,444
Chief Technology Officer (7)	2019	196,400(8)	-	36,946	9,375(2)	-	242,721

(1)
The amounts in this column represent the fair value of each award as of the grant date as computed in accordance with FASB ASC Topic 718 and the SEC disclosure rules. Pursuant to SEC rules, the amounts shown disregard the impact of estimated forfeitures related to service-based vesting conditions. Does not reflect the actual economic value realized by the Named Executive Officer. The assumptions used in calculating the grant date fair value of stock awards and option awards may be found in Note 1 to our audited financial statements included in this Prospectus.

(2)
For Mr. Jennings and Mr. Saddul, this represents the amount earned upon achievement in 2019 of the network growth performance objective of 20,000 recruiters under the executive cash incentive program approved by the Board in December 2019. For Mr. Roberts, this represents the amount earned upon achievement in 2020 for meeting certain operational and customer growth milestones. See “Executive Incentive Program—Performance Bonuses”.

(3)	Represents the cost of health insurance not generally available on a non-discriminatory basis to all employees.

(4)
Mr. Jennings served as our Chief Executive Officer from October 31, 2017 through June 18, 2020. Mr. Jennings became Chief Operating Officer on June 18, 2020. Mr. Jennings salary was $79,539 for the period January 1, 2020 to June 18, 2020 and was $91,692 thereafter.

(5)
Mr. Sohn has served as our Executive Chairman since March 31, 2019. Mr. Sohn became Chief Executive Officer on June 18, 2020. Mr. Sohn’s salary was $68,167 through June 18, 2020 and $106,923 thereafter. Mr. Sohn’s stock award was granted upon his appointment to Chief Executive Officer.

(6)	Mr. Roberts has served as the President of Recruiting Solutions since March 31, 2019.

(7)	Mr. Saddul has served as the Company’s Chief Technology Officer since April 2019.

(8)
Includes $235,444 and $181,400 paid to Recruiter.com (Mauritius) Ltd. For the years 2020 and 2019, respectively, of which Mr. Saddul is an employee. See “Named Executive Officer Employment and Consulting Agreements – Software Development and Maintenance Agreement” for more information. For 2020, out of $235,444 paid to Recruiter.com (Mauritius) Ltd., Mr. Saddul received approximately $148,617 (the equivalent of MUR 2,923,631 based on the exchange rate as of December 31, 2020 of MUR 39.35 per one Dollar plus $74.319). For 2019, out of $181,400 paid to Recruiter.com (Mauritius) Ltd., Mr. Saddul received approximately $93,725 (the equivalent of MUR 3,406,820 based on the exchange rate as of December 31, 2019 of MUR 36.349 per one Dollar).

(9)	Ms. Krandel has served as the Company’s Chief Financial Officer since June 2020.

Named Executive Officer Employment Agreements

Jennings Agreement

We entered into an employment agreement with Miles Jennings, our former Chief Executive Officer and current Chief Operating Officer, effective October 31, 2017 (the “Jennings Agreement”). The Jennings Agreement provides that he will serve as the Chief Executive Officer of the Company for a period of one year, subject to an automatic renewal for successive one-year terms unless prior notice of non-renewal is given by either party. Effective December 1, 2019, the Jennings Agreement was amended to increase Mr. Jennings’ annual base salary from $150,000 to $200,000.

Under the Jennings Agreement, Mr. Jennings is entitled to severance in case of termination of employment. The termination provisions are intended to comply with Section 409A of the Internal Revenue Code of 1986 (the “Code”) and the rules and regulations thereunder.

In the event of termination by the Company without “cause” or resignation for “good reason,” Mr. Jennings is entitled to receive three months’ base salary, will have six months from the date of termination to exercise his outstanding stock options and continued benefits for 12 months.

In case of termination or change in title upon a change of control event, Mr. Jennings is entitled to receive six months’ base salary, immediate vesting of unvested equity awards, which he will have the right to exercise within six months from the date of termination, and continued benefits for 12 months.

“Change of Control” is defined in the Jennings Agreement the same way it is defined under Section 409A of the Code. Generally, “good reason” is defined as a material diminution in Mr. Jennings’ authority, duties or responsibilities due to no fault of his own (unless he has agreed to such diminution); or (ii) any other action or inaction that constitutes a material breach by the Company under the Jennings Agreement; or (iii) generally a relocation of the principal place of employment to a location outside of New York metropolitan area.

Under the terms of his Jennings Agreement, Mr. Jennings is subject to non-competition and non-solicitation covenants during the term of his employment and during one year following termination of employment with the Company. The Jennings Agreement also contains customary confidentiality and non-disparagement covenants.

Sohn Agreement

On June 18, 2020, the Board appointed Mr. Evan Sohn as the Chief Executive Officer of the Company, effective on such date. Mr. Sohn is also Executive Chairman. In connection with his appointment, on June 18, 2020 the Company entered into a one-year employment agreement (the “Sohn Agreement”) with Mr. Sohn. Pursuant to the Sohn Agreement, Mr. Sohn will be paid an annual base salary of $200,000 and is entitled to earn a bonus of up to $200,000, $150,000 of which is based on the Company meeting the following milestones: (i) $50,000 upon the listing of the Common Stock on the Nasdaq Capital Market or NYSE American, or any successor thereof (the “Uplisting”); (ii) $50,000 upon a financing resulting in gross proceeds of at least $5,000,000; and (iii) $50,000 upon the Company first achieving profitability on a quarterly basis during the term of the Employment Agreement. The remaining $50,000 of Mr. Sohn’s bonus under the Sohn Agreement will be subject to the determination of the Board in its discretion.

In connection with his appointment, the Board approved a grant to Mr. Sohn pursuant to the Sohn Agreement of 221,600 restricted stock units (the “RSUs”), subject to and issuable upon the Uplisting. The RSUs will vest in equal quarterly installments over a two-year period from the date of the Uplisting, subject to Mr. Sohn serving as an executive officer of the Company on each applicable vesting date. The RSUs will be issued under the 2017 Plan.

Krandel Consulting Agreement

In connection with her appointment, the Company entered into a Consulting Agreement (the “Consulting Agreement”) with Ms. Krandel, effective June 1, 2020. The initial term of the Consulting Agreement is six months, subject to a 12-month extension in the Company’s discretion. Pursuant to the Agreement, as compensation for her services Ms. Krandel will receive a fixed fee of $5,000 per month. The Company also issued to Ms. Krandel on the effective date of her appointment, five-year non-qualified options to purchase 10,435 shares of the Common Stock at an exercise price per share at least equal to the closing price of the Common Stock on OTCQB as of the trading day immediately preceding the effective date of her appointment (the “Initial Term Options”). The Initial Term Options vest in six equal monthly installments on the last calendar day of each calendar month, with the first portion vesting on May 31, 2020, subject to Ms. Krandel serving as the Chief Financial Officer of the Company on each applicable vesting date. The Initial Term Options will vest in full upon the listing of the Company’s securities on NYSE American or the Nasdaq Capital Market. The Company also agreed to issue to Ms. Krandel five-year non-qualified options to purchase 172,501 shares of the Company’s common stock at an exercise price per share at least equal to the closing price of the Company’s common stock on OTCQB as of the trading day immediately preceding the effective date of her appointment (the “Uplist Options”). The Uplist Options will vest over a two-year period in equal quarterly installments on the last day of each calendar quarter, with the first portion vesting on the last day of the calendar quarter during which the Company’s securities begin trading on NYSE American or the Nasdaq Capital Market, subject to Ms. Krandel serving as the Chief Financial Officer of the Company on each applicable vesting date. The Initial Term Options and the Uplist Options are to be issued under the Company’s 2017 Plan.

The Krandel Consulting Agreement was amended on January 7, 2021. The Consulting Agreement was extended for another 6 months from December 1, 2020 until May 31, 2021 unless sooner terminated as a result of the uplist (resulting in entering into an Employment Agreement) to a national exchange such as Nasdaq or NYSE. The monthly compensation was increased to $13,350, the additional monthly compensation of $8,350 will be accrued and paid upon a successful uplist.

Software Development and Maintenance Agreement

On January 17, 2020, we entered into a Technology Services Agreement (the “Services Agreement”) with Recruiter.com (Mauritius) Ltd., a Mauritius private company (“Recruiter.com Mauritius”) and a related party, for the provision of certain services to the Company, including software development and maintenance related to the Company’s website and platform on an independent contractor basis. Recruiter.com Mauritius had been providing software development services to Pre-Merger Recruiter.com since August 25, 2014 pursuant to an oral agreement. Our Chief Technology Officer is an employee of, and exercises control over, Recruiter.com Mauritius. Recruiter.com Mauritius was formed solely for the purpose of performing services to us and has no other clients.

Pursuant to the Services Agreement, the Company has agreed to pay Recruiter.com Mauritius fees in the amount equal to the actualized documented costs incurred by Recruiter.com Mauritius in rendering the services pursuant to the Services Agreement. We paid Recruiter.com Mauritius $235,444 in fees from January 1 through December 31, 2020 and $181,400 for 2019. As of December 31, 2020, we did not owe Recruiter.com Mauritius any fees.

The initial term of the Services Agreement is five years, whereupon it shall automatically renew for additional successive 12-month terms until terminated by either party by submitting a 90-day prior written notice of non-renewal. The Services Agreement may be terminated without cause by either party upon prior written notice, which shall be a 15-day prior written notice if given by the Company and a 90-day prior written notice if given by the Service Provider.

Executive Incentive Program

Performance Bonuses

Effective December 1, 2019, the Board approved an executive cash incentive program for the 2019 and 2020 performance periods. Pursuant to the terms of the program, for each performance period beginning January 1 and ending December 31, 2019 and 2020 (each a “Performance Period”), each of our executive officers is eligible to earn a cash bonus in the amount of up to 100% of the maximum amount, such maximum amount ranging from $25,000 to $150,000, determined by the Compensation Committee for each such executive officer and respective performance period. The actual amount of the cash incentive award to be received by each executive officer is determined by the Compensation Committee based on the achievement by such executive officer of certain performance objectives set by the Compensation Committee, including the Company achieving certain revenue thresholds, EBITDA, and the number on recruiters on our Platform. The actual amount of the cash incentive award that each executive officer is entitled to receive is to be determined as a percentage of their respective maximum amounts as follows:

(i)	Performance Objective #1 – 45% of the maximum amount;

(ii)	Performance Objective #2 – 30% of the maximum amount; and

(iii)	Performance Objective #3 – 25% of the maximum amount.

The Compensation Committee has approved the performance objectives for our executive officers for the 2019 and 2020 performance periods. Pursuant to the terms of the Cash Incentive Program, (i) Mr. Jennings is eligible to receive up to $37,500 for the 2019 Performance Period and up to $50,000 for the 2020 Performance Period if the Company reaches certain capital raising, revenue and network growth milestones; (ii) Mr. Sohn is eligible to receive up to $37,500 for the 2019 Performance Period and up to $50,000 for the 2020 Performance Period if the Company reaches certain capital raising milestones; (iii) Mr. Scherne is eligible to receive for each Performance Period up to $25,000 if the Company meets certain financial reporting and audit milestones; (iv) Mr. Saddul is eligible to receive up to $37,500 for the 2019 Performance Period and up to up to $50,000 for the 2020 Performance Period if the Company meets certain operational, network growth, and technological milestones; and (v) Mr. Roberts is eligible to receive up to $112,500 for the 2019 Performance Period and up to $150,000 for the 2020 Performance Period if the Company meets certain revenue, operational and customer growth milestones. The Company has met the network growth objective for the 2019 Performance Period, which entitled each of Miles Jennings and Ashley Saddul to receive a cash award of $9,375. In 2020, the Company met financial reporting and audit milestones and Mr. Scherne earned a bonus of $25,000. Mr. Roberts hit certain levels of his milestones and earned a bonus of $25,000.

Discretionary Equity Awards

The Compensation Committee has the authority to grant discretionary equity awards to our executive officers, including our NSOs, under the 2017 Plan.

On May 14, 2020, the Compensation Committee approved the following grants to Judy Krandel. 10,435 stock options to purchase shares of Common Stock, of the Company, at an exercise price of $6.25. One-sixth of the stock options were vested upon grant and the balance vested in equal installments over the next 5 months. Judy Krandel also received a grant of 172,501 stock options which vest over a 2 year period in equal quarterly installments on the last day of each calendar quarter, with the first portion vesting on the last day of the calendar quarter during which the Company’s securities begin trading on NYSE American or the NASDAQ Capital Market, subject to the Consultant serving as the Chief Financial Officer of the Company on each applicable vesting date. The stock options were granted under the Company’s 2017 Plan.

On June 17, 2020, the Compensation Committee approved a grant of 221,600 Restricted Stock Units to Evan Sohn subject to and issuable upon the listing of the Common Stock on the NYSE American or the NASDAQ Capital Market. The RSUs vest over a 2 year period from the date of the Uplisting in equal quarterly installments on the last day of the calendar quarter during which the Uplisting takes place, subject to Mr. Sohn serving as an executive officer of the Company on each applicable vesting date, provided that the RSUs shall vest in full immediately upon the termination of Mr. Sohn’s employment by the Company without cause (as defined in the employment agreement).

Outstanding Equity Awards at December 31, 2020

Listed below is information with respect to unexercised options that have not vested, and equity incentive plan awards for each Named Executive Officer outstanding as of December 31, 2020:

Outstanding Equity Awards At Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (# )Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)

Miles Jennings	2,500	-	16.00	2/11/2023	-	-
	13,620	6,810(1)	3.625	12/23/2022	-	-

Evan Sohn	17,370	-	8.80	2/4/2024	221,600(6)	1,828,200(7)
	180,468	-	16.00	5/14/2024	-	-
	10,215	5,108(2)	3.625	12/23/2022	-	-

Rick Roberts	10,215	5,108(3)	3.625	12/23/2022	-	-

Ashley Saddul	6,810	3,405(4)	3.625	12/23/2022	-	-

Judy Krandel	10,435	-	6.25	5/14/2025	-	-
	-	172,501(5)	6.25		-	-

(1)	The remainder vests on December 23, 2021.

(2)	The remainder vests on December 23, 2021.

(3)	The remainder vests on December 23, 2021.

(4)	The remainder vests on December 23, 2021.

(5)	Vest over a two-year period in equal quarterly installments beginning June 2020.

(6)
Will be issued upon the listing of the Common Stock on the NASDAQ Capital Market or NYSE, American, or other successor of the foregoing, and vest over a two-year period from the date of the Uplisting in equal quarterly installments.

(7)	Based on $8.25 per share, the closing price of the Company’s Common Stock as of December 31, 2020.

Compensation of Non-Employee Directors

We do not compensate employees for serving as members of our Board. Our non-employee directors receive compensation for their service as directors and members of committees of the Board, consisting of cash and equity awards. In December 2019, our Compensation Committee approved an annual retainer to be paid to each non-employee director in the amount of $20,000 in cash. Directors are reimbursed for reasonable expenses incurred in attending meetings and carrying out duties as board and committee members. Under the 2017 Plan, our non-employee directors receive grants of stock options as compensation for their services on the Board.

On August 28, 2020, the Compensation Committee approved an annual retainer in the amount of $20,000 cash and a grant of three-year stock options to Deborah Leff to purchase 20,000 shares of our Common Stock at an exercise price of $5.00 per share for serving on the Board. The options shall vest in equal quarterly amounts beginning on the Effective Date and ending on the third anniversary of the Effective Date. On December 23, 2019, the Compensation Committee approved a grant to each of Timothy O’Rourke, Douglas Roth, and Wallace D. Ruiz, our non-employee directors, of three-year stock options to purchase 19,068 shares of our Common Stock at an exercise price of $3.625 per share for serving on the Board. One-third of the stock options were vested upon grant and the balance vest in equal annual installments on December 23, 2020 and December 23, 2021, subject to continued service as members of the Board on each applicable vesting date. The stock options were granted under the Company’s 2017 Plan.

In consideration of Mr. Pemberton’s agreement to join the Board, Mr. Pemberton entered into a Director Agreement (the “Pemberton Agreement”) and shall receive an annual cash stipend of $20,000, payable in equal quarterly installments of $5,000. In addition, Mr. Pemberton shall receive a grant of 20,000 options to purchase the Company’s common stock, par value $0.0001 (“Common Stock”) with an exercise price of $8.125 and which shall vest in equal amounts over a period of three years from the Effective Date, as shall be determined by the Board, subject to his continued service on the Board through such vesting date (the “Pemberton Shares”). Upon the occurrence of a Change in Control (as defined in the Company’s 2017 Plan), any un-vested options shall vest immediately, provided Mr. Pemberton serves on the Board as of the date of such Change in Control. The Pemberton Shares will be issued under the Company’s 2017 Plan.

In consideration of Mr. Heath’s agreement to join the Board, Mr. Heath entered into a Director Agreement (the “Heath Agreement”) and shall receive an annual cash stipend of $20,000, payable in equal quarterly installments of $5,000. In addition, Mr. Heath shall receive a grant of 20,000 options to purchase Common Stock, with an exercise price of $6.75 and which shall vest in equal amounts over a period of three years from the Effective Date, as shall be determined by the Board, subject to his continued service on the Board through such vesting date. Upon the occurrence of a Change in Control, any un-vested options shall vest immediately, provided Mr. Heath serves on the Board as of the date of such Change in Control. The Heath Shares will be issued under the Plan.

For the year ended 2020, our non-employee directors were compensated as follows:

Name (1)	Year	Fees Earned or Paid in Cash ($)	Option Awards ($)(2)	All Other Compensation ($)	Total ($)
Deborah Leff (3)	2020	5,000	79,990	-	84,990
xc
Timothy O’Rourke (4)	2020	20,000	-	-	20,000
xc
Douglas Roth (5)	2020	20,000	-	-	20,000
xc
Wallace D. Ruiz (6)	2020	20,000	-	-	20,000

(1)
Because our employees do not receive additional compensation for their service on the Board, Messrs. Sohn and Jennings are omitted from this table. Compensation of Messrs. Sohn and Jennings is fully reflected in the Summary Compensation Table.

(2)
Amounts reported represent the aggregate grant date fair value of awards granted without regards to forfeitures granted to the independent members of our Board for the year ended December 31, 2020, computed in accordance with ASC 718. This amount does not reflect the actual economic value realized by the director.

The table below sets forth the unexercised stock options held by each of our non-employee directors outstanding as of December 31, 2020:

Name	Aggregate Number of Unexercised Option Awards Outstanding at December 31,2020

Deborah Leff	20,000
Timothy O’Rourke	19,068
Douglas Roth	24,068
Wallace D. Ruiz	24,068

(3)	Ms. Leff has served as a director since October 1, 2020.

(4)	Mr. O’Rourke has served as a director since March 31, 2019.

(5)	Mr. Roth has served as a director since May 24, 2018.

(6)	Mr. Ruiz has served as a director since May 24, 2018.

PRINCIPAL SHAREHOLDERS

Except as specifically noted, the following table sets forth information with respect to the beneficial ownership of our Common Stock of:

●	each of our directors and executive officers; and

●	each person known to us to beneficially own more than 5% of our Common Stock on an as-converted basis.

The pre-offering calculations in the table below are based on 3,483,709 shares of Common Stock issued and outstanding as of May 10, 2021.

The post-offering calculations in the table below are based on 12,465,433 shares of Common Stock to be outstanding following the offering.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

Unless otherwise indicated, the address for each beneficial owner listed in the table below is c/o Recruiter.com Group, Inc., 100 Waugh Dr. Suite 300, Houston, Texas,77007.

Title of Class (1)	Beneficial Owner	Amount of Beneficial Ownership Before the Offering	Percent Beneficially Owned Before the Offering	Amount of Beneficial Ownership After the Offering	Percent Beneficially Owned After the Offering
Named Executive Officers:
Common Stock	Miles Jennings (2)	363,902	9.99%	1,011,812	7.58%
Common Stock	Evan Sohn (3)	410,270	11.39%	410,270	3.24%
Common Stock	Rick Roberts (4)	98,500	2.89%	98,500	*
Common Stock	Ashley Saddul (5)	172,796	4.99%	859,586	6.50%
Common Stock	Judy Krandel (6)	10,435	*	10,435	*
Directors:
Common Stock	Deborah Leff (7)	7,500	*	7,500	*
Common Stock	Tim O’Rourke (8)	314,552	8.88%	314,552	2.49%
Common Stock	Douglas Roth (9)	17,712	*	17,712	*
Common Stock	Wallace Ruiz (10)	17,712	*	17,712	*
Officers and Directors as a group (9 persons) (11)		1,413,379	34.18%	2,748,078	19.80%
5% Stockholders: (12)
Common Stock	Icon Information Consultants, LP (13)	301,840	8.56%	301,840	2.40%
Common Stock	Cavalry Fund I L.P. (14)	363,492	9.99%	1,230,000	9.99%
Common Stock	L1 Capital Global Opportunities Master Fund (15)	371,200	9.99%	1,269,121	9.27%
Common Stock	Joe Abrams (16)	370,792	9.99%	384,452	3.00%
Common Stock	Michael Woloshin (17)	177,906	5.924%	1,210,000	9.99%

*	Less than 1%.

(1)
Does not include information regarding the holders of more than 5% of shares of Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock as separate classes. The holders of Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock vote together with the holders of Common Stock on all matters on an as converted basis, subject to the 4.99% or 9.99% beneficial ownership limitation, as applicable.

(2)
Miles Jennings is the Chief Operating Officer of the Company. Includes (i) 883,110 shares of our Common Stock issuable upon conversion of Series E Preferred Stock beneficially owned by Mr. Jennings, subject to the 9.99% beneficial ownership limitation, and (ii) 16,120 shares issuable upon exercise of stock options that are vested or vesting within 60 days from May 10, 2021.

(3)	Mr. Sohn is the Executive Chairman and Chief Executive Officer. Includes 208,053 shares of our Common Stock issuable upon exercise of vested stock options.

(4)
Mr. Roberts is the President of Recruiting Solutions. Includes (i) 33,220 shares of our Common Stock owned by The Roberts Living Trust, of which Mr. Roberts is a trustee, and (ii) 10,215 shares of our Common Stock issuable upon exercise of vested stock options.

(5)
Mr. Saddul is the Chief Technology Officer. Includes (i) 751,590 shares of our Common Stock issuable upon conversion of Series E Preferred Stock beneficially owned by Mr. Saddul, subject to the 4.99% beneficial ownership limitation, and (ii) 6,810 shares issuable upon exercise of stock options that are vested or vesting within 60 days from May 10, 2021.

(6)	Ms. Krandel is the Chief Financial Officer. Includes 10,435 shares of our Common Stock issuable upon exercise of vested stock options.
(7)	Represents vested stock options.
(8)
Includes (i) 166,540 shares of our Common Stock and (ii) 135,300 shares of our Common Stock issuable upon conversion of Series F Preferred Stock beneficially owned by Icon Information Consultants, LP, of which Mr. O’Rourke is the Managing Director, and (ii) 12,712 shares of our Common Stock issuable upon exercise of vested stock options. Mr. O’Rourke disclaims beneficial ownership of the shares beneficially owned by Icon Information Consultants, LP, except to the extent of his pecuniary interest therein.

(9)	Represents vested stock options.

(10)	Represents vested stock options.

(11)
Includes (i) 1,770,000 shares of our Common Stock issuable upon conversion of Series E Preferred Stock and Series F Preferred Stock, and (ii) 307,269 shares of Common Stock issuable upon exercise of stock options that have vested or are vesting within 60 days from May 10, 2021.

(12)	To our knowledge, except as noted in the table above, no person or entity is the beneficial owner of more than 5% of the voting power of our capital stock.

(13)
Includes 135,300 shares of Common Stock issuable upon conversion of Series F Preferred Stock. Address is 100 Waugh Drive, Suite 300, Houston, Texas 77007. Tim O’Rourke, Managing Director, has the sole voting and investment power with respect to these shares.

(14)
Includes (i) 118,292 shares of Common Stock; (ii) 167,534 shares of Common Stock issuable upon conversion of Convertible Debenture Notes; (iii) 12,956 shares of Common Stock issuable upon conversion of Warrants associated with the Convertible Debenture Notes; (iv) 817,780 shares of our Common Stock issuable upon conversion of Series D Preferred Stock; and (v) 113,437 shares of Common Stock issuable upon conversion of Warrants associated with the Series D Preferred Stock. Address is 61 Kinderkamack Road, Woodcliff Lake, NJ 07677. Thomas Walsh, the Manager of Cavalry Fund I Management LLC, the General Partner of Cavalry Fund I L.P. has the sole voting and investment power with respect to these shares.

(15)
Includes (i) 47,200 shares of Common Stock; (ii) 56,750 shares of Common Stock issuable upon conversion of Convertible Debenture Notes; (iii) 56,750 shares of Common Stock issuable upon conversion of Warrants associated with the Convertible Debenture Notes; (iv) 985,170 shares of our Common Stock issuable upon conversion of Series D Preferred Stock; and (v) 123,751 shares of Common Stock issuable upon conversion of Warrants associated with the Series D Preferred Stock. Address is 135 East 57th Street, New York, NY 10022. David Feldman, Director of the L1 Capital Global Opportunities Master Fund, has the sole voting and investment power with respect to these shares.

(16)
Includes (i) 50,392 shares of Common Stock beneficially owned by Mr. Abrams as the trustee of the Joseph W and Patricia G Abrams Family Trust, (ii) 334,060 shares of Common Stock issuable upon conversion of Series E Preferred Stock, and (iii) 674 shares of Common Stock beneficially owned by Cicero Consulting Group LLC, which Mr. Abrams controls together with Mr. Woloshin. Address is 131 Laurel Grove Ave., Kentfield, CA 94904. Mr. Abrams has the sole voting and investment power with respect to the shares discussed in (i) and (ii) of this footnote and shared voting and investment power with respect to the shares discussed in (iii) of this footnote.

(17)
Includes (i) 674 shares of Common Stock beneficially owned by Cicero Consulting Group LLC, which Mr. Woloshin controls together with Mr. Abrams, (ii) 563 shares of Common Stock owned by Caesar Capital Group LLC; (iii)117,906 shares of Common Stock; (iv) 20,860 shares of our Common Stock issuable upon conversion of Series D Preferred Stock; (v) 49,789 shares of Common Stock issuable upon conversion of Warrants associated with the Series D Preferred Stock; and (vi) 941,445 shares of our Common Stock issuable upon conversion of Series E Preferred Stock. Mr. Woloshin has shared voting and dispositive power with respect to the shares discussed in (i) of this footnote, and the sole voting and dispositive power with respect to the shares discussed in of the other portions of this footnote. Address is 1858 Pleasantville Road Suite 110, Briarcliff Manor NY 10510.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth information as of December 31, 2020 with respect to our compensation plans under which equity securities may be issued.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders:
2014 Equity Compensation Plan	-	-	2,554
2017 Equity Incentive Plan (1)	478,466	5.525	482,934
Equity compensation plans not approved by security holders
Total	478,466	5.525	485,488

(1)
In October 2017, our Board authorized the 2017 Equity Incentive Plan (the “2017 Plan”) covering 190,000 shares of Common Stock. In December 2019, the number of shares authorized under the 2017 Plan was increased to 439,584 shares. In June 2020, the number of shares authorized under the 2017 Plan was increased to 1,108,000. In December 2020, the plan was increased again to 1,308,000. The purpose of the 2017 Plan is to advance the interests of the Company and our related corporations by enhancing the ability of the Company to attract and retain qualified employees, consultants, officers, and directors, by creating incentives and rewards for their contributions to the success of the Company and its related corporations. The 2017 Plan is administered by the Board. Incentive stock options, non-qualified options, awards of restricted common stock, stock appreciation rights, and restricted stock units may be granted under the 2017 Plan. Any option granted under the 2017 Plan must provide for an exercise price of not less than 100% of the fair market value of the underlying shares on the date of grant and not less than $4.00 per share. The term of each plan option and the manner in which it may be exercised is determined by the Board, provided that no option may be exercisable more than 10 years after the date of its grant and, in the case of an incentive option granted to an eligible employee owning more than 10% of the Common Stock, no more than five years after the date of the grant. As of December 31, 2020, 478,466 options were outstanding under the 2017 Plan. Also as of December 31, 2020, 221,600 RSUs and 125,000 common shares have been issued under the 2017 plan. From January 1, 2021 through April 29, 2021, 20,000 common shares and 198,800 options have been issued under the 2017 plan.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The following includes a summary of transactions since January 1, 2019 to which we have been a party in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described under “Executive and Director Compensation.” We also describe below certain other transactions with our directors, executive officers and stockholders.

Cicero Investment in the March 2019 Private Placement

In April 2019, Cicero Transact Group US, Inc. (“Cicero”), an entity controlled by a principal stockholder of the Company purchased 13,750 units, with each unit consisting of one share of Series D preferred stock (the “Series D Preferred”) and a warrant to purchase 2.8 shares of our Common Stock (the “Purchase Warrants”), subject to adjustment as provided for therein, in exchange for the delivery of Common Stock of a second company, with a market value of $240,000. Subsequently, the Company determined that, because the Company was unable to realize the full value of the Common Stock of the second company, part of the 13,750 units provided to Cicero, the percent of which is currently in analysis, should be returned to the Company. In 2021, Cicero and the Company agreed to reduce the number of Series D Preferred and Purchase Warrants received by Cicero to 6,640 and 49,790, respectively.

Back Office, Accounting, EOR Services Arrangements and Sublease with Icon

Icon Information Consultants performs all of the back office and accounting roles for Recruiting Solutions. Icon Information Consultants then charges a fee for the services along with charging for office space. Icon Information Consultants and Icon Industrial Solutions (collectively “Icon”) also provide “Employer of Record” (“EOR”) services to Recruiting Solutions which means that they process all payroll and payroll tax related duties of temporary and contract employees placed at customer sites and is then paid a reimbursement and fee from Recruiting Solutions. A representative of Icon, Timothy O’Rourke, is a member of our board of directors. Icon Canada also acts as an EOR and collects the customer payments and remits the net fee back to Recruiting Solutions. Revenue related to customers processed by Icon Canada is recognized on a gross basis the same as other revenues and was $35,232 and $33,227 for the three months ended March 31, 2021 and 2020, respectively. EOR costs related to customers processed by Icon Canada was $32,944 and $31,070 for the three months ended March 31, 2021 and 2020, respectively. Currently, there is no intercompany agreement for those charges and they are calculated on a best estimate basis. As of March 31, 2021, the Company owes Icon $835,810 in payables and Icon Canada owes $21,431 (included in accounts receivable) to the Company. During the three months ended March 31, 2021 and 2020, we charged to cost of revenue $154,572 and $624,314, respectively, related to services provided by Icon as our employer of record. During the three months ended March 31, 2021 and 2020, we charged to operating expenses $73,018 and $70,941, respectively, related to management fees, rent and other administrative expense. During the three months ended March 31, 2021, we charged to interest expense $12,273, related to finance charges on accounts payable owed to Icon.

Revenue related to customers processed by Icon Canada was $140,642 and $208,158 for the years ended December 31, 2020 and 2019, respectively. EOR costs related to customers processed by Icon Canada was $131,546 and $194,641 for the years ended December 31, 2020 and 2019, respectively. During the years ended December 31, 2020 and 2109, we charged to cost of revenue $1,232,359 and $1,887,726, respectively, related to services provided by Icon as our employer of record. During the years ended December 31, 2020 and 2019, we charged to operating expenses $271,163 and $191,729, respectively, related to management fees, rent and other administrative expense. During the year ended December 31, 2020, we charged to interest expense $12,276, related to finance charges on accounts payable owed to Icon.

We also recorded placement revenue from Icon of $970 and $6,410 during the three months ended March 31, 2021 and 2020, respectively. We have a receivable from Icon of $22,951 which is included in accounts receivable at March 31, 2021. We recorded placement revenue from Icon of $31,041 during the year ended December 31, 2020.

We use a related party firm of the Company to pay certain recruiting services provided by employees of the firm. During the three months ended March 31, 2021, we charged to cost of revenue $17,745 related to services provided, with no expense in the 2020 three month period. We owed $11,944 to this firm at March 31, 2021.

Genesys License Agreement

We are a party to that certain license agreement covering Genesys’s software (which was licensed but not transferred to the Company in connection with the asset purchase agreement with Genesys on March 31, 2019). An executive officer of Genesys, Tim O’Rourke, is a significant equity holder and a member of our Board of Directors. Pursuant to the License Agreement Genesys has granted us an exclusive license to use certain candidate matching software and render certain related services to us. The Company has agreed to pay to Genesys now called Opptly) a monthly license fee of $5,000 beginning June 29, 2019 and an annual fee of $1,995 for each recruiter user being licensed under the License Agreement, of which there have been nine. During the years ended December 31, 2020 and 2019 we charged to operating expenses $167,157 and $93,671, respectively, for services provided by Genesys. During the three months ended March 31, 2021 and 2020, we charged to operating expenses $40,114 and $38,477 for services provided by Opptly. As of March 31, 2021, the Company owes Opptly $73,466 in payables.

Woloshin Consulting Agreement

We are a party to a consulting agreement with Michael Woloshin, a principal stockholder, entered into in January 2019 (the “Consulting Agreement”). Pursuant to the Consulting Agreement, Mr. Woloshin has agreed to act as the Company’s non-exclusive consultant with respect to introducing potential acquisition and partnership targets, and we have agreed to pay the consultant a retainer of $10,000 per month as a non-recoverable draw against any finder fees earned. The Company has also agreed to pay the consultant the sum of $5,500 per month for three years ($198,000 total) as a finder’s fee for introducing Genesys to the Company. This payment is included in the $10,000 monthly retainer payment. We have recorded consulting fees expense of $13,500 during each of the three month periods ended March 31, 2021 and 2020. At March 31, 2021, $93,500 of the Genesys finder’s fee and $22,500 of monthly fee expense is included in accrued compensation. We have recorded consulting fees expense of $54,000 and $238,500 during the years ended December 31, 2020 and 2019, respectively. At December 31, 2020, $104,500 of the Genesys finder’s fee and $18,000 of monthly fee expense was included in accrued compensation. At December 31, 2019, $148,500 of the Genesys finder’s fee was included in accrued compensation.

Technology Services Agreement

Under a technology services agreement entered into on January 17, 2020, we use a related party firm of the Company, Recruiter.com Mauritius, for software development and maintenance related to our website and the Platform underlying our operations. This arrangement was oral prior to January 17, 2020. The initial term of the Services Agreement is five years, whereupon it shall automatically renew for additional successive 12-month terms until terminated by either party by submitting a 90-day prior written notice of non-renewal. The firm was formed outside of the United States solely for the purpose of performing services for the Company and has no other clients. Our Chief Technology Officer is an employee of this firm and exerts control over the firm. Pursuant to the Services Agreement, the Company has agreed to pay Recruiter.com Mauritius fees in the amount equal to the actualized documented costs incurred by Recruiter.com Mauritius in rendering the services pursuant to the Services Agreement. Payments to this firm were $57,988 and $60,979 for the three months ended March 31, 2021 and 2020, respectively, and are included in product development expense in our consolidated statement of operations. Payments to this firm were $235,444 and $181,400 for the years ended December 31, 2020 and 2019, respectively.

Cicero Marketing Partnership Agreement

We are a party to a marketing partnership agreement (the “Marketing Agreement”), entered into in September 2018, between pre-Merger Recruiter.com and Cicero Consulting Group LLC, an entity controlled by Michael Woloshin and Joe Abrams, each a principal stockholder. The agreement provides for payment by us of a fee for the use of a certain database for marketing purposes in the amount of 10% of gross revenue generated through the use of the database. The agreement also provides for a fee payable to us in the amount of 10% of the revenue generated by Cicero using our social media groups for marketing. Through March 31, 2021 no fees were due or payable under this arrangement.

DESCRIPTION OF OUR SECURITIES

General

The following description summarizes the most important terms of our securities. This summary does not purport to be complete and is qualified in its entirety by the provisions of our Articles of Incorporation, Articles of Designations of the Series A (the “Series A COD”), Articles of Designations of the Series D (the “Series D COD”), the Articles of Designations of the Series E (the “Series E COD”), the Articles of Designations of the Series F (the “Series F COD”), and our Bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part. You should refer to our Articles of Incorporation, including the Series D COD, Series E COD and Series F COD, our Bylaws, and the applicable provisions of the Nevada Revised Statutes for a complete description of our capital stock. Our authorized capital stock consists of (i) 100,000,000 shares of Common Stock, par value $0.0001 per share, and (ii) 10,000,000 shares of preferred stock, par value $0.0001 per share. Of our preferred stock, 2,000,000 shares have been designated Series D, 775,000 shares have been designated Series E, and 200,000 shares have been designated Series F. Following this offering, we will not have any shares of Series D and Series F Preferred Stock outstanding.

As of May 10, 2021 there were 3,483,709 shares of our Common Stock outstanding, 949,466 shares reserved for issuance pursuant to outstanding grants under the 2017 Plan, 197,837 shares of our Common Stock reserved for issuance pursuant to outstanding non-plan stock option grants and an additional 213,734 shares of Common Stock reserved for issuance for future grants under the 2017 Plan. Our Board is authorized, without stockholder approval, except as otherwise may be required by the applicable listing standards of a national securities exchange or any applicable laws, to issue additional shares of our authorized capital stock.

Common Stock

Dividend Rights

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our Common Stock are entitled to receive dividends out of funds legally available if our Board, in its discretion, determines to declare and pay dividends and then only at the times and in the amounts that our Board may determine.

Voting Rights

Holders of our Common Stock are entitled to one vote for each share held on all matters properly submitted to a vote of stockholders on which holders of Common Stock are entitled to vote. We have not provided for cumulative voting for the election of directors in our Certificate of Incorporation. The directors are elected by a plurality of the outstanding shares entitled to vote on the election of directors.

No Preemptive or Similar Rights

Our Common Stock is not entitled to preemptive rights, and is not subject to conversion, redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

If we become subject to a liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our Common Stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Preferred Stock

Our Board is authorized, subject to limitations prescribed by Nevada law, to issue preferred stock in one or more series, to establish from time-to-time the number of shares to be included in each series, and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions, in each case without further vote or action by our stockholders. Our Board can also increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares then outstanding) the number of shares of any series of preferred stock, without any further vote or action by our stockholders. Our Board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our Common Stock or other series of preferred stock. The issuance of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in our control of our company and might adversely affect the market price of our Common Stock and the voting and other rights of the holders of our Common Stock.

Following the closing of this offering, the only shares of our designated preferred stock that will be outstanding will be 112,666 shares of Series E Preferred Stock that converts to 563,330 shares of common stock.

Series E Preferred Stock

No Maturity, Sinking Fund or Mandatory Redemption

The Series E (the “Existing Preferred Stock”) has no stated maturity and will not be subject to any sinking fund or mandatory redemption. Shares of the Existing Preferred Stock will remain outstanding indefinitely unless we decide to redeem or otherwise repurchase them, or the holders decide to convert them.

Dividend Rights

Holders of shares of the Existing Preferred Stock are not entitled to receive any dividends.

Voting Rights

Holders of the Existing Preferred Stock are entitled to vote together with the holders of our Common Stock on an as-converted basis, subject to a conversion limitation of 4.99%.

Conversion Rights

Each holder of the Existing Preferred Stock is entitled to convert any portion of the outstanding shares of Existing Preferred Stock held by such holder into validly issued, fully paid and non-assessable shares of our Common Stock Each share of the Existing Preferred Stock is convertible into our Common Stock at the conversion price of $4.00 per share, subject to adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our Common Stock.

Liquidation Preference

The Existing Preferred Stock has senior liquidation preference rights compared to the Common Stock. Upon a liquidation, the Existing Preferred Stock shares are entitled to receive cash based upon a stated value per share of $20.
Conversion Limitation

A holder of the Existing Preferred Stock may not convert any shares of the Existing Preferred Stock to the extent that the holder, together with its affiliates and any other person or entity acting as a group, would own more than 4.99% of the outstanding Common Stock after exercise, as such percentage ownership is determined in accordance with the terms of the Existing Preferred Stock, except that upon prior notice from the holder to us, the holder may waive such limitation up to a percentage not in excess of 9.99%.

Fractional Shares

No fractional shares of our Common Stock will be issued upon any conversion of the Existing Preferred Stock. If the conversion would result in the issuance of a fraction of a share of Common Stock, the number of shares of Common Stock issuable upon such conversion will be rounded up to the nearest whole share.

Anti-Takeover Effects of Various Provisions of Nevada Law

Provisions of the Nevada Revised Statutes, our articles of incorporation, as amended, and bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, would be expected to discourage certain types of takeover practices and takeover bids our Board may consider inadequate and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us will outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Warrants

Overview. The following summary of certain terms and provisions of the Warrants offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the warrant agency agreement between us and the Philadelphia Stock Transfer, as the Warrant Agent, and the form of warrant, both of which are filed as exhibits to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions set forth in the warrant agency agreement, including the annexes thereto, and form of warrant.

The Warrants issued in this offering entitle the registered holder to purchase common shares at a price equal to $6.05 per share, subject to adjustment as discussed below, immediately following the issuance of such warrant and terminating at 5:00 p.m., New York City time, five years after the closing of this offering.

The exercise price and number of common shares issuable upon exercise of the Warrants may be adjusted in certain circumstances, including in the event of a stock dividend or recapitalization, reorganization, merger or consolidation. However, the Warrants will not be adjusted for issuances of Common Stock at prices below its exercise price.

Exercisability. The Warrants are exercisable at any time after their original issuance and at any time up to the date that is five (5) years after their original issuance. The Warrants may be exercised upon surrender of the Warrant certificate on or prior to the expiration date at the offices of the Warrant Agent, with the exercise form on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of Warrants being exercised. Under the terms of the Warrant Agreement, we must use our best efforts to maintain the effectiveness of the registration statement and current prospectus relating to Common Stock issuable upon exercise of the Warrants until the expiration of the Warrants. If we fail to maintain the effectiveness of the registration statement and current prospectus relating to the common shares issuable upon exercise of the Warrants, the holders of the Warrants shall have the right to exercise the Warrants solely via a cashless exercise feature provided for in the Warrants, until such time as there is an effective registration statement and current prospectus.

Exercise Limitation. A holder may not exercise any portion of a Warrant to the extent that the holder, together with its affiliates and any other person or entity acting as a group, would own more than 4.99% of the outstanding common shares after exercise, as such percentage ownership is determined in accordance with the terms of the Warrant, except that upon prior notice from the holder to us, the holder may waive such limitation up to a percentage not in excess of 9.99%.

Exercise Price. The exercise price per whole share of common share purchasable upon exercise of the Warrants is $6.05, The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common shares and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Fractional Shares. No fractional common shares will be issued upon exercise of the Warrants. As to any fraction of a share which the holder would otherwise be entitled to purchase upon such exercise, the Company will round up or down, as applicable, to the nearest whole share.

Transferability. Subject to applicable laws, the Warrants may be offered for sale, sold, transferred or assigned without our consent.

Warrant Agent; Global Certificate. The Warrants will be issued in registered form under a warrant agency agreement between the Warrant Agent and us. The Warrants shall initially be represented only by one or more global warrants deposited with the Warrant Agent, as custodian on behalf of The Depository Trust Company (DTC) and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

Fundamental Transactions. In the event of a fundamental transaction, as described in the Warrants and generally including any reorganization, recapitalization or reclassification of our common shares, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common shares, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding Common Stock, the holders of the Warrants will be entitled to receive the kind and amount of securities, cash or other property that the holders would have received had they exercised the Warrants immediately prior to such fundamental transaction.

Rights as a Stockholder. The Warrant holders do not have the rights or privileges of holders of common shares or any voting rights until they exercise their Warrants and receive common shares. After the issuance of common shares upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Governing Law. The Warrants and the warrant agency agreement are governed by New York law.

Transfer Agent, Warrant Agent and Registrar

Philadelphia Stock Transfer will act as the registrar, transfer agent, warrant agent and dividend and redemption price disbursing agent in respect of the Warrants. The principal business address of Philadelphia Stock Transfer at 2320 Haverford Rd., Ardmore, PA 19003.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of our Common Stock in the public market, including shares issued upon the exercise of outstanding options or warrants, or upon debt conversion, or the anticipation of these sales, could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through sales of equity securities.

Upon completion of this offering we estimate that we will have 12,465,433 outstanding shares of our Common Stock, calculated as of May 10, 2021, assuming no further conversions of preferred stock, no exercise of outstanding options or warrants, and no sale of shares reserved for the underwriter for over-allotment allocation, if any. This amount also assumes the mandatory conversion of the Convertible Debentures based on Qualified Offering Conversion Price, as defined in the Convertible Debentures.

Sale of Restricted Securities

The shares of our Common Stock sold pursuant to this offering will be registered under the Securities Act or 1933, as amended, and therefore freely transferable, except for our affiliates. Our affiliates will be deemed to own “control” securities that are not registered for resale under the registration statement covering this prospectus. Individuals who may be considered our affiliates after this offering include individuals who control, are controlled by or are under common control with us, as those terms generally are interpreted for federal securities law purposes. These individuals may include some or all of our directors and executive officers. Individuals who are our affiliates are not permitted to resell their shares of our Common Stock unless such shares are separately registered under an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act is available, such as Rule 144.

Rule 144

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who beneficially owns “restricted securities” (i.e. securities that are not registered by an effective registration statement) of a “reporting company” may not sell these securities until the person has beneficially owned them for at least six months. Thereafter, affiliates may not sell within any three-month period a number of shares in excess of the greater of: (i) 1% of the then outstanding shares of Common Stock as shown by the most recent report or statement published by the issuer; and (ii) the average weekly reported trading volume in such securities during the four preceding calendar weeks.

Sales under Rule 144 by our affiliates will also be subject to restrictions relating to manner of sale, notice and the availability of current public information about us and may be affected only through unsolicited brokers’ transactions.

Persons not deemed to be affiliates who have beneficially owned “restricted securities” for at least six months but for less than one year may sell these securities, provided that current public information about the Company is “available,” which means that, on the date of sale, we have been subject to the reporting requirements of the Exchange Act for at least 90 days and are current in our Exchange Act filings. After beneficially owning “restricted securities” for one year, our non-affiliates may engage in unlimited re-sales of such securities.

Shares received by our affiliates in this offering or upon exercise of stock options or upon vesting of other equity-linked awards may be “control securities” rather than “restricted securities.” “Control securities” are subject to the same volume limitations as “restricted securities” but are not subject to holding period requirements.

Rule 701

Rule 701 generally allows a stockholder who purchased shares of the Company’s Common Stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of the Company during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation, or notice provisions of Rule 144. Rule 701 also permits affiliates of the Company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required to wait until 90 days after the date of this prospectus before selling such shares pursuant to Rule 701 and until expiration of the lock-up period described below.

Lock-Up Agreements

In connection with this offering, the Company, and its officers, directors and certain stockholders have agreed to a “lock-up” period from the closing of this offering, with respect to the shares that they beneficially own, including shares issuable upon the exercise of convertible securities and options that are currently outstanding or which may be issued. This means that, for a period of seven and a half (7.5) months (in the case of our executive officers and directors) and six (6) months (in the case of us, our 5% shareholders, and our shareholders receiving shares pursuant to automatic conversions or exchange agreements) following the closing of this offering, such persons may not offer, sell, pledge or otherwise dispose of these securities without the prior written consent of the underwriters. The seven and a half month or six month, as the case may be, restricted period is subject to extension upon certain events and the terms of the lock-up agreements may be waived at the underwriters’ discretion. The lock-up restrictions, specified exceptions and the circumstances under which the seven and a half month or six month, as the case may be, lock-up period may be extended are described in more detail under “Underwriting.”

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS TO NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax considerations for non-U.S holders relating to the purchase, ownership and disposition of the Common Stock and Warrants comprising the Units purchased in this offering, which we refer to collectively as our securities, but is for general information purposes only and does not purport to be a complete analysis of all the potential tax considerations. The holder of the securities generally should be treated, for U.S. federal income tax purposes, as the owner of the underlying Common Stock and Warrants that underlie the Units. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income and estate tax consequences different from those set forth below. There can be no assurance that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, and do not intend to obtain, an opinion of counsel or ruling from the IRS with respect to the U.S. federal income tax considerations relating to the purchase, ownership or disposition of our securities.

You are urged to consult your own tax advisors with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our securities arising under the U.S. federal estate or gift tax laws or under the laws of any state, local, non-U.S., or other taxing jurisdiction or under any applicable tax treaty.

Consequences to Non-U.S. Holders

The following is a summary of the U.S. federal income tax consequences that will apply to a non-U.S. holder of our securities. A “non-U.S. holder” is a beneficial owner of our securities (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that, for U.S. federal income tax purposes, is not a U.S. holder.

Distributions

Subject to the discussion below regarding effectively connected income, any dividend, including any taxable constructive stock dividend resulting from certain adjustments, or failure to make adjustments, to the exercise price of a Warrant, paid to a non-U.S. holder generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. In order to receive a reduced treaty rate, a non-U.S. holder must provide us with an IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable IRS Form W-8 properly certifying qualification for the reduced rate. These forms must be updated periodically. A non-U.S. holder eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. If a non-U.S. holder holds our securities through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, which then may be required to provide certification to us or our paying agent, either directly or through other intermediaries.

Dividends received by a non-U.S. holder that are effectively connected with its conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States) are generally exempt from such withholding tax if the non-U.S. holder satisfies certain certification and disclosure requirements. In order to obtain this exemption, the non-U.S. holder must provide us with an IRS Form W-8ECI or other applicable IRS Form W-8 properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are taxed at the same graduated U.S. federal income tax rates applicable to U.S. holders, net of certain deductions and credits. In addition, dividends received by a corporate non-U.S. holder that are effectively connected with its conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty. Non-U.S. holders should consult their own tax advisors regarding any applicable tax treaties that may provide for different rules.

Gain on Sale, Exchange or Other Taxable Disposition of Common Stock or Warrants

Subject to the discussion below regarding backup withholding and foreign accounts, a non-U.S. holder generally will not be required to pay U.S. federal income tax on any gain realized upon the sale, exchange or other taxable disposition of our Common Stock or a Warrant unless:

●
the gain is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States);

●
the non-U.S. holder is a non-resident alien individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

●
shares of our Common Stock or our Warrants, as applicable, constitute U.S. real property interests by reason of our status as a “United States real property holding corporation” (a USRPHC) for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the non-U.S. holder’s disposition of, or the non- U.S. holder’s holding period for, our Common Stock or Warrants, as applicable.

We believe that we are not currently and will not become a USRPHC for U.S. federal income tax purposes, and the remainder of this discussion so assumes. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our Common Stock is regularly traded on an established securities market, such Common Stock will be treated as U.S. real property interests only if the non-U.S. holder actually or constructively hold more than five percent of such regularly traded Common Stock at any time during the shorter of the five-year period preceding the non-U.S. holder’s disposition of, or the non-U.S. holder’s holding period for, our Common Stock. In addition, provided that our Common Stock is regularly traded on an established securities market, a warrant will not be treated as a U.S. real property interest with respect to a non-U.S. holder if such holder did not own, actually or constructively, warrants whose total fair market value on the date they were acquired (and on the date or dates any additional warrants were acquired) exceeded the fair market value on that date (and on the date or dates any additional warrants were acquired) of 5% of all our Common Stock.

If the non-U.S. holder is described in the first bullet above, it will be required to pay tax on the net gain derived from the sale, exchange or other taxable disposition under regular graduated U.S. federal income tax rates, and a corporate non-U.S. holder described in the first bullet above also may be subject to the branch profits tax at a rate of 30%, or such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet above will be required to pay a flat 30% tax (or such lower rate specified by an applicable income tax treaty) on the gain derived from the sale, exchange or other taxable disposition, which gain may be offset by U.S. source capital losses for the year (provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses). Non-U.S. holders should consult their own tax advisors regarding any applicable income tax or other treaties that may provide for different rules.

Federal Estate Tax

Common Stock or Warrants beneficially owned by an individual who is not a citizen or resident of the United States (as defined for U.S. federal estate tax purposes) at the time of their death will generally be includable in the decedent’s gross estate for U.S. federal estate tax purposes. Such shares, therefore, may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS the amount of dividends paid to you, your name and address and the amount of tax withheld, if any. A similar report will be sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence.

Payments of dividends on or of proceeds from the disposition of our securities made to you may be subject to information reporting and backup withholding at a current rate of 24% unless you establish an exemption, for example, by properly certifying your non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E or other applicable IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that you are a U.S. person.

Backup withholding is not an additional tax; rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Foreign Account Tax Compliance

The Foreign Account Tax Compliance Act (“FATCA”) generally imposes withholding tax at a rate of 30% on dividends on and gross proceeds from the sale or other disposition of our securities paid to a “foreign financial institution” (as specially defined under these rules), unless such institution enters into an agreement with the U.S. government to, among other things, withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding the U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or otherwise establishes an exemption. FATCA also generally imposes a U.S. federal withholding tax of 30% on dividends on and gross proceeds from the sale or other disposition of our securities paid to a “non-financial foreign entity” (as specially defined for purposes of these rules) unless such entity provides the withholding agent with a certification identifying certain substantial direct and indirect U.S. owners of the entity, certifies that there are none or otherwise establishes an exemption. The withholding provisions under FATCA generally apply to dividends (including constructive dividends) on our Common Stock and Warrants. The Treasury Secretary has issued proposed regulations providing that the withholding provisions under FATCA do not apply with respect to payment of gross proceeds from a sale or other disposition of our Common Stock or Warrants, which may be relied upon by taxpayers until final regulations are issued. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this paragraph. Non-U.S. holders should consult their own tax advisors regarding the possible implications of this legislation on their investment in our securities.

Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, owning and disposing of our securities, including the consequences of any proposed changes in applicable laws.

UNDERWRITING

Joseph Gunnar & Co. LLC (“Joseph Gunnar”) is acting as representative of the underwriters (the “Representative”). Subject to the terms and conditions of an underwriting agreement between us and the Representative, we have agreed to sell to each underwriter named below, and each underwriter named below has severally agreed to purchase, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus, the number of Units listed next to its name in the following table:

Name of Underwriter	Number of Units
Joseph Gunnar & Co. LLC

The underwriters are committed to purchase all the Units offered by us other than those covered by the over-allotment option described below, if any, are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated. The underwriters are not obligated to purchase the Units covered by the underwriters’ over-allotment option described below. The underwriters are offering the Units, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Discounts and Commissions

The underwriters propose initially to offer the Units to the public at the public offering price set forth on the cover page of this prospectus and to dealers at those prices less a concession not in excess of $ per unit. If all of the Units offered by us are not sold at the public offering price, the underwriters may change the offering price and other selling terms by means of a supplement to this prospectus.

The following table shows the public offering price, underwriting discounts and commissions and proceeds before expenses to us. The information assumes either no exercise or full exercise of the over-allotment option we granted to the Representative.

	Per Unit	Total Without Over-Allotment Option	Total With Full Over-Allotment Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Non-accountable expense allowance	$	$	$
Proceeds, before expenses, to us	$	$	$

We have agreed to pay a non-accountable expense allowance to the Representative equal to 1% of the gross proceeds received at the closing of the offering (excluding any proceeds received upon any subsequent exercise of the over-allotment option).

We have also agreed to pay the Representative’s expenses relating to the offering, including (a) all actual filing fees incurred in connection with the review of this offering by the Financial Industry Regulatory Authority, or FINRA, and all fees and expenses relating to the listing of our shares of Common Stock and Warrants on Nasdaq; (b) all actual fees, expenses and disbursements relating to the registration or qualification of securities offered under state securities laws, or “blue sky” laws, or under the securities laws of foreign jurisdictions designated by the Representative, including reasonable fees and disbursements of “blue sky” counsel not to exceed $5,000; (c) all actual fees, expenses and disbursements relating to the registration, qualification or exemption of our shares of Common Stock and Warrants under the securities laws of such foreign jurisdictions as the Representative may reasonably designate; (d) the costs of all mailing and printing of the underwriting documents as the Representative may reasonably deem necessary; (e) the fees and expenses of the Representative’s legal counsel not to exceed $125,000; (f) $19,950 for the underwriters’ use of Ipreo’s book-building, prospectus tracking and compliance software for this offering; (g) up to $25,000 of the Representative’s actual accountable road show expenses for the offering, and (h) the Representatives’ cost of mailing prospectuses to potential investors. The Company has previously paid the Representative the sum of $50,000 which shall be applied towards the foregoing expenses, which will be returned to us to the extent that offering expenses are not actually incurred in compliance with FINRA Rule 5110(f)(2)(C).

We estimate that the total expenses of the offering payable by us, excluding the total underwriting discount and non-accountable expense allowance, will be approximately $1,290,000.

Over-Allotment Option

We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 45 days after the date of this prospectus, permits the underwriters to purchase up to 272,727 additional shares of our Common Stock and/or Warrants to purchase up to 272,727 shares of our Common Stock from us, to cover over-allotments. If the underwriters exercise all or part of this option, they will purchase shares and/or Warrants included in the Units covered by the option at the public offering price per share or Warrant that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in full, the total price to the public will be $11,500,000 and the total net proceeds, less the underwriting discount but before expenses, to us will be $10,695,000.

Representative’s Warrants

We have agreed to issue to the Representative (or its permitted assignees) warrants (“Representative Warrants”) to purchase up to a total of 181,818 shares of Common Stock (5% of the shares of Common Stock included in the Units and 5% of the shares of Common Stock underlying the Warrants included in the Units, excluding the over-allotment, if any). We are registering hereby the issuance of the Representative’s Warrants and the shares of Common Stock issuable upon exercise of such warrants. The Representative Warrants will be exercisable at any time, and from time to time, in whole or in part, during the four and one half year period commencing 180 days from the effective date of the registration statement of which this prospectus is a part, which period is in compliance with FINRA Rule 5110(e)(1). The Representative Warrants are exercisable for cash or on a cashless basis at a per share price equal to $6.875 per share, or 125% of the public offering price per Unit in the offering. The Representative Warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(e)(1) of FINRA. The Representative (or permitted assignees) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the effective date of the registration statement of which this prospectus is a part. In addition, the Representative Warrants provide for certain demand and piggyback registration rights. The warrants provide for one demand registration right in accordance with Rule 5110(g)(8)(b) and unlimited piggyback registration rights. The demand registration rights and piggyback registration rights provided will terminate 5 years from the effective date of the registration statement of which this prospectus is a part in compliance with FINRA Rule 5110(g)(8(c), (d) and (e), respectively. We will bear all fees and expenses attendant to registering the securities issuable on exercise of the Representative Warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the Representative Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of shares of Common Stock at a price below the warrant exercise price.

Placement Agent Warrants issued in Connection with Company’s Debenture Private Offerings

May/June 2020

In connection with the Company’s private placement (the “May/June 2020 Debenture Private Placement”) of $2,953,125 principal amount of convertible debentures (the “Debentures”) and warrants, Joseph Gunnar and the Company entered into a placement agency agreement, dated May 20, 2020 (the “May 2020 Agreement”). In addition to cash compensation received, pursuant to the terms of the May 2020 Agreement, the Placement Agent was issued warrants to purchase 147,657 shares of Common Stock, at an exercise price of $5.00 per share (the “May 2020 Placement Agent Warrants”).

In May 2021, the Company and Joseph Gunnar agreed to amend the May 2020 Agreement, pursuant to which effective immediately prior the effectiveness of this registration statement, the right to receive all Placement Agent Warrants as contemplated in such agreement will be amended so that Joseph Gunnar (or its designees) shall be entitled to receive warrants to purchase 36,364 shares of Common Stock. The May 2020 Placement Agent Warrants will be exercisable for cash or on a cashless basis at a per share exercise price equal to $6.875, which price reflects 125% of the public offering price of the Units issued in the Offering. The May 2020 Placement Agent Warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(e)(1) of FINRA. The Representative (or permitted assignees under Rule 5110(e)(2)(B)(i)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the effective date of the registration statement of which this prospectus is a part. The May 2020 Placement Agent Warrants shall expire on a date which is five years from the effectiveness of this registration statement. The exercise price and the number of shares of our Common Stock issuable upon exercise of the May 2020 Placement Agent Warrants may be proportionately adjusted in the event of a stock split, stock dividend, recapitalization, reorganization, or similar event involving us in compliance with FINRA Rule 5110(g)(8)(e).

January 2021

In connection with the Company’s private placement (the “January 2021 Debenture Private Placement”) of $2,799,000 principal amount of Debentures and warrants, Joseph Gunnar and the Company entered into a placement agency agreement, dated December 22, 2020 (the “December 2020 Agreement”). In addition to cash compensation received, pursuant to the terms of the December 2020 Agreement, the Placement Agent is entitled to receive warrants to purchase 139,951 shares of Common Stock, at an exercise price of $5.00 per share (the “January 2021 Placement Agent Warrants”).

In May 2021 the Company and Joseph Gunnar have agreed to amend the December 2020 Agreement, pursuant to which effective immediately prior the effectiveness of this registration statement, the right to receive all January 2021 Placement Agent Warrants as contemplated in such agreement will be amended so that Joseph Gunnar (or its designees) shall be entitled to receive warrants to purchase 36,364 shares of Common Stock. The January 2021 Placement Agent Warrants will be exercisable for cash or on a cashless basis at a per share exercise price equal to $6.875, which price reflects 125% of the public offering price of the Units issued in the Offering. The January 202 Placement Agent Warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(e)(1) of FINRA. The Representative (or permitted assignees under Rule 5110(e)(2)(B)(i)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the effective date of the registration statement of which this prospectus is a part. The January 2021 Placement Agent Warrants shall expire on a date which is five years from the effectiveness of this registration statement. The exercise price and the number of shares of our Common Stock issuable upon exercise of the January 2021 Placement Agent Warrants may be proportionately adjusted in the event of a stock split, stock dividend, recapitalization, reorganization, or similar event involving us in compliance with FINRA Rule 5110(g)(8)(e).

Discretionary Accounts

The underwriters do not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.

Lock-Up Agreements

Pursuant to “lock-up” agreements, we, our executive officers and directors, and certain of our stockholders, have agreed, without the prior written consent of the Representative not to directly or indirectly, offer to sell, sell, pledge or otherwise transfer or dispose of any of shares of (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of) our Common Stock, enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of our Common Stock, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of Common Stock or securities convertible into or exercisable or exchangeable for Common Stock or any other securities of the Company or publicly disclose the intention to do any of the foregoing, subject to customary exceptions, for a period of 225 days from the date of this prospectus in the case of our executive officers and directors and 180 days in the case of us, our 5% shareholders, and our shareholders receiving shares pursuant to automatic conversions or exchange agreements.

In addition to the above and in connection with their purchase of Debentures, holders have agreed to certain market stand-off provisions pursuant to which they have agreed not to sell or otherwise transfer Common Stock of the Company or securities convertible or exercisable into Common Stock of the Company, without the consent of the underwriters, for a period of 180 days following the date of this prospectus.

Right of First Refusal and Certain Post Offering Investments

Subject to the closing of this offering and certain conditions set forth in the underwriting agreement, for a period of twenty-four (24) months after the closing of the offering, Joseph Gunnar shall have a right of first refusal to act as lead managing underwriter and book-runner and/or placement agent for any and all future public or private equity, equity-linked or debt (excluding commercial bank debt) offerings undertaken during such period by us, or any of our successors or subsidiaries, on terms customary to Joseph Gunnar. Joseph Gunnar in conjunction with us, shall have the sole right to determine whether or not any other broker-dealer shall have the right to participate in any such offering and the economic terms of any such participation. In addition, the Company has also agreed to pay Joseph Gunnar an aggregate cash fee of 7% in the event investors previously directly introduced to the Company by such parties provide capital to the Company during the period commencing 91 days following the closing of the offering and continuing for a period of 18 months thereafter.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization

In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids and purchases to cover positions created by short sales.

●
Stabilizing transactions permit bids to purchase securities so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the securities while the offering is in progress.

●
Over-allotment transactions involve sales by the underwriters of securities in excess of the number of securities that underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of securities over-allotted by the underwriters is not greater than the number of securities that they may purchase in the over-allotment option. In a naked short position, the number of securities involved is greater than the number of securities in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing securities in the open market.

●
Syndicate covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared with the price at which they may purchase securities through exercise of the over-allotment option. If the underwriters sell more securities than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the securities in the open market that could adversely affect investors who purchase in the offering.

●
Penalty bids permit the Representative to reclaim a selling concession from a syndicate member when the securities originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our securities or preventing or retarding a decline in the market price of our securities. As a result, the price of our securities in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our securities. These transactions may be effected on The Nasdaq Capital Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive Market Making

In connection with this offering, the underwriters and selling group members may also engage in passive market making transactions in the our Common Stock. Passive market making consists of displaying bids limited by the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the SEC limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of the shares of Common Stock at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

Electronic Offer, Sale and Distribution of Shares

A prospectus in electronic format may be made available on the websites maintained by one or more underwriters or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares of securities to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the Representative to underwriters and selling group members that may make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters’ websites and any information contained in any other website maintained by the underwriters is not part of this prospectus or the registration statement of which this prospectus forms a part.

Other Relationships

From time to time, certain of the underwriters and their affiliates have provided, and may provide in the future, various advisory, investment and commercial banking and other services to us in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions. However, except as disclosed in this prospectus, we have no present arrangements with any of the underwriters for any further services.

Market Information

The public offering price will be determined by discussions between us and the Representative. In addition to prevailing market conditions, the factors to be considered in these discussions will include:

●	an assessment of our management and the underwriters as to the price at which investors might be willing to participate in this offering;

●	the history of, and prospects for, our company and the industry in which we compete;

●	our past and present financial information;

●	our past and present operations, and the prospects for, and timing of, our future revenues;

●	the present state of our development; and

●	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

An active trading market for the shares may not develop. It is also possible that after the offering the shares will not trade in the public market at or above the public offering price.

Offer and Sale Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

LEGAL MATTERS

The validity of the Securities offered hereby and other certain legal matters will be passed upon for us by Lucosky Brookman, LLP. We have filed a copy of this opinion as an exhibit to the registration statement in which this prospectus is included. Littman Krooks LLP, New York, New York is acting as counsel to the underwriters.

EXPERTS

The audited consolidated financial statements of the Company and its subsidiaries as of and for the years ended December 31, 2020 and 2019, included in this prospectus have been so included in reliance on the report of Salberg & Company, P.A., independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the Units and the shares of Common Stock and Warrants offered by this prospectus as part of the Units. This prospectus, which constitutes a part of the registration statement, does not contain all the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us, the Common Stock and the Warrants, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other documents are summaries only of the material provisions of such documents, and each statement is qualified in its entirety by reference to the full text of the applicable document filed with the SEC.

We file annual reports, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at www.sec.gov.

We also maintain a website at www.recruiter.com. All of our reports filed with the SEC (including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and proxy statements) are accessible through the Investor Relations section of our website, free of charge, as soon as reasonably practicable after electronic filing. The reference to our website in this prospectus is an inactive textual reference only and is not a hyperlink. The contents of our website are not part of this prospectus, and you should not consider the contents of our website in making an investment decision with respect to our securities.

RECRUITER.COM GROUP, INC.
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

2020 Audited Financial Statements

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of:
Recruiter.com Group, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Recruiter.com Group, Inc. and Subsidiaries (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations, changes in stockholders’ equity (deficit), and cash flows, for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2020 and 2019, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has a working capital deficit at December 31, 2020, will require additional financing to continue operations in 2021 and has had historical net losses and net cash used in operating activities. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s Plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Goodwill Impairment Assessment

As described in footnote 1 “Goodwill” and in footnote 4, to the consolidated financial statements, the Company’s consolidated Goodwill balance was $3,517,315 at December 31, 2020. Goodwill is tested for impairment by management at least annually at the reporting unit level. The determination of fair value of a reporting unit requires management to make significant estimates and assumptions related to forecasts of future revenues, operating margins and discount rates. As disclosed by management, changes in these assumptions could have a significant impact on either the fair value of the reporting unit, the goodwill impairment charge, or both.

We identified the goodwill impairment assessment as a critical audit matter. Auditing management’s judgments regarding forecasts of future revenues and operating margins and the discount rate to be applied involved a high degree of subjectivity

The primary procedures we performed to address this critical audit matter included (a) evaluating the reasonableness of management’s forecasts by comparing them to historical information, year to date current information and other supporting contracts or information, (b) assessing the reasonableness of the discount rate by evaluating each component, (c) evaluating if the valuation method used by management was appropriate and (d) recomputing the valuation amount and the goodwill impairment computation. We agreed with management’s assessment that there was no impairment of goodwill in fiscal year 2020.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.
We have served as the Company’s auditor since 2019
Boca Raton, Florida
March 8, 2021

2295 NW Corporate Blvd., Suite 240 ● Boca Raton, FL 33431
Phone: (561) 995-8270 ● Toll Free: (866) CPA-8500 ● Fax: (561) 995-1920
www.salbergco.com ● info@salbergco.com
Member National Association of Certified Valuation Analysts ● Registered with the PCAOB
Member CPAConnect with Affiliated Offices Worldwide ● Member AICPA Center for Audit Quality

Recruiter.com Group, Inc.
Consolidated Balance Sheets

	December 31,	December 31,
	2020	2019

Assets

Current assets:
Cash	$99,906	$306,252
Accounts receivable, net of allowance for doubtful accounts of $33,000 and $21,000, respectively	942,842	860,075
Accounts receivable - related parties	41,124	4,340
Prepaid expenses and other current assets	167,045	98,503
Investments - available for sale marketable securities	1,424	44,766

Total current assets	1,252,341	1,313,936

Property and equipment, net of accumulated depreciation of $1,828 and $673, respectively	1,635	2,790
Right of use asset - related party	140,642	214,020
Intangible assets, net	795,864	1,432,554
Goodwill	3,517,315	3,517,315

Total assets	$5,707,797	$6,480,615

Liabilities and Stockholders’ (Deficit) Equity

Current liabilities:
Accounts payable	$616,421	$621,389
Accounts payable - related parties	779,928	825,791
Accrued expenses	423,237	2,276,444
Accrued expenses - related party	8,000	-
Accrued compensation	617,067	127,713
Accrued compensation – related party	122,500	148,500
Accrued interest	60,404	985
Liability on sale of future revenues, net of discount of $2,719 and $135,641, respectively	8,185	404,101
Deferred payroll taxes	159,032	-
Other liabilities	14,493	-
Loans payable - current portion	28,249	25,934
Convertible notes payable, net of unamortized discount and costs of $1,205,699 and $0, respectively	1,905,826	-
Refundable deposit on preferred stock purchase	285,000	285,000
Warrant derivative liability	11,537,997	612,042
Lease liability - current portion - related party	73,378	73,378
Deferred revenue	51,537	145,474

Total current liabilities	16,691,254	5,546,751

Lease liability - long term portion - related party	67,264	140,642
Loans payable - long term portion	73,541	77,866

Total liabilities	16,832,059	5,765,259

Commitments and contingencies (Note 12)	-	-

Stockholders’ (Deficit) Equity:
Preferred stock, 10,000,000 shares authorized, $0.0001 par value: undesignated: 7,013,600 shares authorized; no shares issued and outstanding as of December 31, 2020 and 2019, respectively	-	-
Preferred stock, Series D, $0.0001 par value; 2,000,000 shares authorized; 527,795 and 454,546 shares issued and outstanding as of December 31, 2020 and 2019, respectively	54	46
Preferred stock, Series E, $0.0001 par value; 775,000 shares authorized; 731,845 and 734,986 shares issued and outstanding as of December 31, 2020 and 2019, respectively	74	74
Preferred stock, Series F, $0.0001 par value; 200,000 shares authorized; 64,382 and 139,768 shares issued and outstanding as of December 31, 2020 and 2019, respectively	7	14
Common stock, $0.0001 par value; 250,000,000 shares authorized; 5,504,008 and 3,619,658 shares issued and outstanding as of December 31, 2020 and 2019, respectively	550	362
Additional paid-in capital	23,400,078	18,203,048
Accumulated deficit	(34,525,025)	(17,488,188)
Total stockholders’ (deficit) equity	(11,124,262)	715,356

Total liabilities and stockholders’ (deficit) equity	$5,707,797	$6,480,615

The accompanying notes are an integral part of these consolidated financial statements.

Recruiter.com Group, Inc.
Consolidated Statements of Operations

	Year Ended	Year Ended
	December 31, 2020	December 31, 2019

Revenue (including related party revenue of $171,683 and $194,641, respectively)	$8,502,892	$5,997,987
Cost of revenue (including related party costs of $1,363,905 and $2,082,367, respectively)	6,138,363	4,448,202

Gross profit	2,364,529	1,549,785

Operating expenses:
Sales and marketing	82,904	119,597
Product development	299,512	203,400
Amortization of intangibles	686,691	477,518
Impairment expense	-	3,113,020
General and administrative (including share based compensation expense of $3,212,772 and $4,643,127, respectively, and related party expenses of $438,320 and $285,400, respectively)	8,033,685	8,140,432

Total operating expenses	9,102,792	12,053,967

Loss from operations	(6,738,263)	(10,504,182)

Other income (expenses):
Interest expense (including related party interest expense of $12,276 and $0, respectively)	(2,022,113)	(2,344,486)
Initial derivative expense	(3,340,554)	-
Change in derivative value due to anti-dilution adjustments	(2,642,175)	-
Change in fair value of derivative liability	(2,658,261)	1,138,604
Gain on forgiveness of debt	376,177	-
Grant income	10,768	-
Gain on sale of asset	-	27,000
Net recognized loss on marketable securities	(22,416)	(160,449)
Total other income (expenses)	(10,298,574)	(1,339,331)

Loss before income taxes	(17,036,837)	(11,843,513)
Provision for income taxes	-	-
Net loss	(17,036,837)	(11,843,513)
Net loss attributable to the noncontrolling interest	-	(30,716)
Net loss attributable to the controlling interest before preferred stock dividends	(17,036,837)	(11,812,797)
Preferred stock dividend	-	(140,410)
Net loss attributable to Recruiter.com Group, Inc. shareholders	$(17,036,837)	$(11,953,207)

Net loss per common share – basic and diluted	$(3.50)	$(8.36)

Weighted average common shares – basic and diluted	4,873,657	1,429,737

The accompanying notes are an integral part of these consolidated financial statements.

Recruiter.com Group, Inc.
Consolidated Statement of Changes in Stockholders’ Equity (Deficit)
For the Years ended December 31, 2020 and 2019

	Preferred stock Series D		Preferred stock Series E		Preferred stock Series F		Common stock		Additional Paid in	Accumulated	Non controlling	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Interest	(Deficit)
Balance as of December 31, 2018	-	$-	775,000	$78	-	$-	-	$-	$679,259	$(5,675,391)	$1,581,585	$(3,414,469)
Recapitalization	389,036	39	-	-	-	-	1,747,879	175	3,889,219	-	(1,591,221)	2,298,212
Stock based compensation	-	-	-	-	-	-	-	-	3,803,922	-	86,705	3,890,627
Adjustment of redemption value of preferred stock	-	-	-	-	-	-	-	-	-	-	23,852	23,852
Beneficial conversion feature of preferred stock dividends	-	-	-	-	-	-	-	-	-	-	70,205	70,205
Preferred stock deemed dividend	-	-	-	-	-	-	-	-	-	-	(70,205)	(70,205)
Accrued preferred stock dividends	-	-	-	-	-	-	-	-	-	-	(70,205)	(70,205)
Series F Preferred stock issued for assets	-	-	-	-	200,000	20	-	-	8,599,980	-	-	8,600,000
Sale of Series D Preferred stock units, net of offering costs	75,350	7	-	-	-	-	-	-	1,334,990	-	-	1,334,997
Notes and accrued interest cancelled pursuant to merger	-	-	-	-	-	-	-	-	706,501	-	-	706,501
Reclassification of warrant derivative to liabilities related to Series D unit sales	-	-	-	-	-	-	-	-	(691,780)	-	-	(691,780)
Issuance of common shares upon conversion of Series D preferred stock	(9,840)	-	-	-	-	-	123,000	12	(12)	-	-	-
Issuance of common shares for deferred compensation	-	-	-	-	-	-	494,593	50	(50)	-	-	-
Accrued salary foregiven pursuant to merger	-	-	-	-	-	-			187,500	-	-	187,500
Stockholder shares transferred as compensation expense	-	-	-	-	-	-			752,500	-	-	752,500
Reclassification of warrant derivative to liabilities related to Series D unit sales	-	-	-	-	-	-	-	-	(1,058,866)	-	-	(1,058,866)
Adjustment for fractional shares	-	-	-	-	-	-	1,109	-	-	-	-	-
Issuance of common shares upon conversion of Series E preferred stock	-	-	(40,014)	(4)	-	-	500,178	50	(46)	-	-	-
Issuance of common shares upon conversion of Series F preferred stock	-	-	-	-	(60,232)	(6)	752,899	75	(69)	-	-	-
Net loss year ended December 31, 2019	-	-	-	-	-	-	-	-	-	(11,812,797)	(30,716)	(11,843,513)
Balance as of December 31, 2019	454,546	46	734,986	74	139,768	14	3,619,658	362	18,203,048	(17,488,188)	-	715,356
Stock based compensation	-	-	-	-	-	-	-	-	3,058,072		-	3,058,072
Series D Preferred stock issued for accrued penalties	106,134	11	-	-	-	-	-	-	1,929,505	-	-	1,929,516
Issuance of common shares upon conversion of Series D preferred stock	(34,260)	(3)	-	-	-	-	428,250	43	(40)	-	-	-
Issuance of common shares upon conversion of Series E preferred stock	-	-	(3,141)	-	-	-	39,260	4	(4)	-	-	-
Issuance of common shares upon conversion of Series F preferred stock	-	-	-	-	(75,386)	(7)	942,340	94	(87)	-	-	-
Sale of Series D Preferred stock units	1,375	-	-	-	-	-	-	-	25,000	-	-	25,000
Reclassification of warrant derivative to liabilities related to Series D unit sale	-	-	-	-	-	-	-	-	(26,465)	-	-	(26,465)
Issuance of shares for services	-	-	-	-	-	-	102,000	10	154,690	-	-	154,700
Issuance of vested shares	-	-	-	-	-	-	312,500	31	(31)	-	-	-
Issuance of common shares upon conversion of convertible notes and accrued interest	-	-	-	-	-	-	60,000	6	56,390	-	-	56,396
Net loss year ended December 31, 2020	-	-	-	-	-	-	-	-	-	(17,036,837)	-	(17,036,837)
Balance as of December 31, 2020	527,795	$54	731,845	$74	64,382	$7	5,504,008	$550	$23,400,078	$(34,525,025)	$-	$(11,124,262)

The accompanying notes are an integral part of these consolidated financial statements.

Recruiter.com Group, Inc.
Consolidated Statements of Cash Flows

	Year Ended	Year Ended
	December 31, 2020	December 31, 2019

Cash Flows from Operating Activities
Net loss	$(17,036,837)	$(11,843,513)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization expense	687,845	478,191
Bad debt expense	12,000	23,500
Impairment expense	-	3,113,020
Gain on forgiveness of debt	(376,177)	-
Equity based compensation expense	3,212,772	4,643,127
Recognized loss on marketable securities	22,416	160,449
Gain on sale of asset	-	(27,000)
Marketable securities distributed as compensation	3,917	-
Expenses paid through financings	32,500	15,000
Loan principal paid directly through grant	(8,853)	-
Amortization of debt discount and debt costs	1,840,745	39,372
Initial derivative expense	3,340,554	-
Change in derivative value due to anti-dilution adjustments	2,642,175	-
Change in fair value of derivative liability	2,658,261	(1,138,604)
Changes in operating assets and liabilities:
Increase in accounts receivable	(94,767)	(58,804)
Increase in accounts receivable – related party	(36,784)	(4,340)
Increase in prepaid expenses and other current assets	(68,542)	(73,620)
Increase in accounts payable and accrued liabilities	626,895	2,752,033
Increase (decrease) in accounts payable and accrued liabilities – related parties	(63,863)	507,425
Increase in other liabilities	173,525	-
Increase (decrease) in deferred revenue	(93,937)	22,906
Net cash used in operating activities	(2,526,155)	(1,390,858)

Cash Flows from Investing Activities
Proceeds from sale of marketable securities	17,009	68,702
Cash paid for customer contracts	(50,000)	-
Proceeds from sale of asset	-	27,000
Cash paid for equipment	-	(3,463)
Cash paid for software development	-	(11,500)
Net cash provided (used) by investing activities	(32,991)	80,739

Cash Flows from Financing Activities
Proceeds from loans	398,545	45,005
Proceeds from convertible notes	2,476,000	-
Payments of notes	(17,907)	(105,034)
Advances on receivables	180,778	-
Repayments of advances on receivables	(180,778)	-
Proceeds from sale of future revenues	-	424,510
Repayments of sale of future revenues	(528,838)	(27,259)
Deposit on purchase of preferred stock	-	500,000
Repayment of deposit on purchase of preferred stock	-	(215,000)
Proceeds from sale of preferred stock	25,000	979,997
Net cash provided by financing activities	2,352,800	1,602,219

Net increase (decrease) in cash	(206,346)	292,100
Cash, beginning of year	306,252	14,152

Cash, end of year	$99,906	$306,252

Supplemental disclosures of cash flow information:
Cash paid during the year for interest	$235,813	$49,552
Cash paid during the year for income taxes	$-	$-

Supplemental schedule of non-cash investing and financing activities:
Original issue discount deducted from convertible note proceeds	$328,125	$-
Debt costs deducted from convertible note proceeds	$366,500	$-
Preferred stock issued for accrued penalties	$1,929,516	$-
Notes and accrued interest converted to common stock	$96,000	$-
Preferred stock issued for asset acquisition	$-	$8,600,000
Non-cash adjustments to Redeemable Preferred Stock of subsidiary	$-	$2,059,764
Notes payable and accrued interest exchanged for preferred stock	$-	$116,380
Noncontrolling interest reclassified to paid-in capital	$-	$1,591,221
Accounts payable paid through proceeds of preferred stock	$-	$100,000
Accrued compensation paid with common stock	$-	$56,250
Value of warrant issued with note	$-	$42,000
Accounts payable paid through proceeds of note	$-	$4,995
Warrant derivative liability at inception	$5,625,519	$1,750,646
Accrued compensation forgiven and credited to contributed capital	$-	$187,500
Discount attributable to liability on sale future revenues	$-	$142,491
Discount attributable to note payable	$-	$10,000
Marketable securities received as payment for Series D preferred stock	$-	$240,000
Notes and accrued interest forgiven	$-	$706,501

The accompanying footnotes are in integral part of these consolidated financial statements.

RECRUITER.COM GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020 AND 2019

NOTE 1 — ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General

Recruiter.com Group, Inc., a Nevada corporation (“RGI”), is a holding company based in Houston, Texas. The Company has five subsidiaries, Recruiter.com, Inc., Recruiter.com Recruiting Solutions LLC (“Recruiting Solutions”), Recruiter.com Consulting, LLC, VocaWorks, Inc. (“VocaWorks”) and Recruiter.com Scouted Inc. (“Scouted”). RGI and its subsidiaries as a consolidated group is hereinafter referred to as the “Company.” The Company operates in Connecticut, Texas, and New York.

Recruiter.com operates an on-demand recruiting platform we have developed to help disrupt the $120 billion recruiting and staffing industry. Recruiter.com combines an online hiring platform with the world’s largest network of over 28,000 small and independent recruiters. Businesses of all sizes recruit talent faster using the Recruiter.com platform, which is powered by virtual teams of Recruiters On Demand and Video and AI job-matching technology.

Our website, www.Recruiter.com, provides access to over 28,000 recruiters and utilizes an innovative web platform, with integrated AI-driven candidate to job matching and video screening software to more easily and quickly source qualified talent.

We help businesses accelerate and streamline their recruiting and hiring processes by providing on-demand recruiting services and technology. Recruiter.com leverages our expert network of recruiters to place recruiters on a project basis, aided by cutting edge artificial intelligence-based candidate sourcing, matching and video screening technologies. We operate a cloud-based scalable SaaS-enabled marketplace platform for professional hiring, which provides prospective employers access to a network of thousands of independent recruiters from across the country and worldwide, with a diverse talent sourcing skillset that includes information technology, accounting, finance, sales, marketing, operations and healthcare specializations.

Through our Recruiting.com Solutions division, we also provide consulting and staffing, and full-time placement services to employers which leverages our platform and rounds out our services.

Our mission is to grow our most collaborative and connective global platform to connect recruiters and employers and become the preferred solution for hiring specialized talent.

Reincorporation

On May 13, 2020, the Company effected a reincorporation from the State of Delaware to the State of Nevada. Following the approval by the Company’s stockholders at a special meeting held on May 8, 2020, Recruiter.com Group, Inc., a Delaware corporation (“Recruiter.com Delaware”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Recruiter.com Group, Inc., a Nevada corporation and a wholly owned subsidiary of Recruiter.com Delaware (“Recruiter.com Nevada”), pursuant to which Recruiter.com Delaware merged with and into Recruiter.com Nevada, with Recruiter.com Nevada continuing as the surviving entity. Simultaneously with the reincorporation, the number of shares of common stock the Company is authorized to issue was increased from 31,250,000 shares to 250,000,000 shares.

The reincorporation did not result in any change in the corporate name, business, management, fiscal year, accounting, location of the principal executive office, or assets or liabilities of the Company.

Merger with Recruiter.com, Inc.

Effective March 31, 2019, RGI completed a merger (the “Merger”) with Recruiter.com, Inc., a New York based recruiting career services and marketing business and a Delaware corporation (“Pre-Merger Recruiter.com”) pursuant to a Merger Agreement and Plan of Merger, dated March 31, 2019. At the effective time of the Merger, RGI’s newly formed wholly-owned subsidiary merged with and into Pre-Merger Recruiter.com, with Pre-Merger Recruiter.com continuing as the surviving corporation and a wholly-owned subsidiary of RGI. As consideration in the Merger, the equity holders of Pre-Merger Recruiter.com received a total of 775,000 shares of Series E Preferred Stock of RGI convertible into 9,687,500 shares of the Company’s common stock. As a result, the former shareholders of Pre-Merger Recruiter.com controlled approximately 90% of RGI’s outstanding common stock and in excess of 50% of the total voting power.

Prior to the Merger, from October 30, 2017 RGI was controlled by the principal shareholders of Pre-Merger Recruiter.com. The Merger simply increased their control. RGI’s Chief Executive Officer was the Chief Executive Officer and the majority of RGI’s Board of Directors were directors (or designees) prior to the Merger. Further, RGI’s Executive Chairman was retained as a consultant prior to the Merger with the understanding that if the Merger occurred, he would be appointed Executive Chairman.

Prior to the Merger, RGI, Pre-Merger Recruiter.com and VocaWorks had been parties to a license agreement, dated October 30, 2017 (the “License Agreement”), under which Pre-Merger Recruiter.com granted VocaWorks a license to use certain of its proprietary software and related intellectual property. Prior to the Merger, RGI’s primary business was operating under the License Agreement. In consideration for the license obtained in the License Agreement, Pre-Merger Recruiter.com received 1,562,500 shares of RGI’s common stock. Pre-Merger Recruiter.com also received the right to receive shares of Series B Convertible Preferred Stock (the “Series B Preferred Stock”) of RGI upon achievement of certain milestones specified in the License Agreement. As a result, immediately prior to the completion of the Merger, Pre-Merger Recruiter.com owned approximately 98% of RGI’s outstanding common stock. In conjunction with the Merger, Pre-Merger Recruiter.com distributed the 1,562,500 shares of RGI’s common stock to its shareholders on March 25, 2019. The distribution is considered to have occurred just prior to the completion of the Merger.

For accounting purposes, the Merger is being accounted for as a reverse recapitalization of Pre-Merger Recruiter.com and combination of entities under common control (“recapitalization”) with Pre-Merger Recruiter.com considered the accounting acquirer and historical issuer. The accompanying consolidated financial statements include Pre-Merger Recruiter.com for all periods presented. Since Pre-Merger Recruiter.com previously owned a majority interest in RGI, the consolidated financial statements include the historical operations of RGI and VocaWorks. All share and per share data in the accompanying consolidated financial statements and notes have been retroactively restated to reflect the effect of the Merger.

Asset Purchase

Effective March 31, 2019, RGI acquired certain assets and assumed certain liabilities under an asset purchase agreement, dated March 31, 2019, among RGI, Genesys Talent LLC, a Texas limited liability company (“Genesys”), and Recruiting Solutions, a wholly owned subsidiary of the Company (the “Asset Purchase”). As consideration in the Asset Purchase the Company issued a total of 200,000 shares of its Series F Preferred Stock convertible into 2,500,000 shares of the Company’s common stock. The acquired assets and liabilities include certain accounts receivable, accounts payable, deferred revenue, sales and client relationships, contracts, intellectual property, partnership and vendor agreements and certain other assets. The Company is utilizing these assets in its employment staffing business to be operated through Recruiting Solutions. This transaction was treated as a business combination (see Note 14).

As of the effective date of the Merger, the Company changed its fiscal year end from March 31 to December 31. On May 9, 2019, pursuant to the approval of its Board of Directors (the “Board”), the Company changed its name to Recruiter.com Group, Inc.

Principles of Consolidation and Basis of Presentation

The consolidated financial statements include the accounts of RGI and its majority-owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

As discussed above, all share and per share data has been retroactively restated in the accompanying consolidated financial statements and footnotes to reflect the effects of the March 31, 2019 recapitalization. Among other effects, this causes the common stock of Pre-Merger Recruiter.com which existed during 2018 to be retroactively reflected as though it were Series E Preferred Stock since it was exchanged for Series E Preferred Stock pursuant to the Merger and recapitalization.

Effective August 21, 2019, the Company amended its Certificate of Incorporation to effect a one-for-80 reverse stock split of the Company’s common stock. Additionally, the number of authorized shares of common stock was reduced to 31,250,000 shares (which we subsequently increased to 250,000,000 shares). All share and per share data have been retroactively restated in the accompanying consolidated financial statements and footnotes for all periods presented to reflect the effects of the reverse stock split.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results and outcomes may differ from management’s estimates and assumptions. Included in these estimates are assumptions used to estimate collection of accounts receivable, fair value of available for sale securities, fair value of assets acquired in an asset acquisition and the estimated useful life of assets acquired, fair value of derivative liabilities, fair value of securities issued for acquisitions, fair value of assets acquired and liabilities assumed in the business combination, fair value of intangible assets and goodwill, valuation of lease liabilities and related right of use assets, deferred income tax asset valuation allowances, and valuation of stock based compensation expense.

Cash and Cash Equivalents

The Company considers all short-term highly liquid investments with a remaining maturity at the date of purchase of three months or less to be cash equivalents. Cash and cash equivalents are maintained at financial institutions and, at times, balances may exceed federally insured limits. The Company has not experienced any losses related to these balances as of December 31, 2020. There were no uninsured balances as of December 31, 2020 and 2019. The Company had no cash equivalents during or at the end of either year.

Revenue Recognition

The Company recognizes revenue in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 606, “Revenue from Contracts with Customers” (“ASC 606”). Revenues are recognized when control is transferred to customers in amounts that reflect the consideration the Company expects to be entitled to receive in exchange for those goods. Revenue recognition is evaluated through the following five steps: (i) identification of the contract, or contracts, with a customer; (ii) identification of the performance obligations in the contract; (iii) determination of the transaction price; (iv) allocation of the transaction price to the performance obligations in the contract; and (v) recognition of revenue when or as a performance obligation is satisfied.

We generate revenue from the following activities:

●
Consulting and Staffing: Consists of providing consulting and staffing personnel services to employers to satisfy their demand for long- and short-term consulting and temporary employee needs. We generate revenue by first referring qualified personnel for the employer’s specific talent needs, then placing that personnel with the employer, but with us or our providers acting as the employer of record, and finally, billing the employer for the time and work of our placed personnel on an ongoing basis. Our process for finding candidates for consulting and staffing engagements largely mirrors our process for full-time placement hiring. This process includes employers informing us of open consulting and temporary staffing opportunities and projects, sourcing qualified candidates through our Platform and other similar means, and, finally, the employer selecting our candidates for placement after a process of review and selection. We bill these employer clients for our placed candidates’ ongoing work at an agreed-upon, time-based rate, typically on a weekly schedule of invoicing.

●
Full-time Placement: Consists of providing referrals of qualified candidates to employers to hire staff for full-time positions. We generate full-time placement revenue by earning one-time fees for each time that employers hire one of the candidates that we refer. Employers alert us of their hiring needs through our Platform or other communications. We source qualified candidate referrals for the employers’ available jobs through independent recruiter users that access our Platform and other tools. We support and supplement the independent recruiters’ efforts with dedicated internal employees we call our internal talent delivery team. Our talent delivery team selects and delivers candidate profiles and resumes to our employer clients for their review and ultimate selection. Upon the employer hiring one or more of our candidate referrals, we earn a “full-time placement fee”, an amount separately negotiated with each employer client. The full-time placement fee is typically either a percentage of the referred candidates’ first year’s base salary or an agreed-upon flat fee.

●
Recruiters on Demand: Consists of a consulting and staffing service specifically for the placement of professional recruiters, which we market as Recruiters on Demand. Recruiters on Demand is a flexible, time-based solution that provides businesses of all sizes access to recruiters on an outsourced, virtual basis for help with their hiring needs. As with other consulting and staffing solutions, we procure for our employer clients qualified professional recruiters, and then place them on assignment with our employer clients. Revenue earned through Recruiters on Demand is derived by billing the employer clients for the placed recruiters’ ongoing work at an agreed-upon, time-based rate. We directly source recruiter candidates from our network of recruiters on the Platform, as the recruiter user base of our Platform has the proper skill-set for recruiting and hiring projects. We had previously referred to this service in our revenue disaggregation disclosure in our consolidated financial statements as license and other, but on July 1, 2020, we rebranded as Recruiters on Demand.

●
Career Solutions: We provide services to assist job seekers with their career advancement. These services include a resume distribution service which involves promoting these job seekers’ profiles and resumes to assist with their procuring employment and upskilling and training. Our resume distribution service allows a job seeker to upload his/her resume to our database, which we then distribute to our network of recruiters on the Platform. We earn revenue from a one-time flat fee for this service. We also offer a recruiter certification program which encompasses our recruitment related training content, which we make accessible through our online learning management system. Customers of the recruiter certification program use a self-managed system to navigate through a digital course of study. Upon completion of the program, we issue a certificate of completion and make available a digital badge to certify their achievement for display on their online recruiter profile on the Platform. For approximately the four months following March 31, 2020, the Company provided the recruiter certification program free in response to COVID-19. We partner with Careerdash, a high-quality training company, to provide Recruiter.com Academy, an immersive training experience for career changers.

●
Marketplace Solutions: Our “Marketplace Solutions”, previously referred to as Marketing Solutions, allow companies to promote their unique brands on our website, the Platform, and our other business-related content and communication. This is accomplished through various forms of online advertising, including sponsorship of digital newsletters, online content promotion, social media distribution, banner advertising, and other branded electronic communications, such as in our quarterly digital publication on recruiting trends and issues. Customers who purchase our Marketplace Solutions typically specialize in B2B software and other platform companies that focus on recruitment and human resources processing. We earn revenue as we complete agreed upon marketing related deliverables and milestones using pricing and terms set by mutual agreement with the customer. In addition to its work with direct clients, the Company categorizes all online advertising and affiliate marketing revenue as Marketing Solutions.

We have a sales team and sales partnerships with direct employers as well as Vendor Management System companies and Managed Service companies that help create sales channels for clients that buy staffing, direct hire, and sourcing services. Once we have secured the relationship and contract with the interested Enterprise customer the delivery and product teams will provide the service to fulfil any or all of the revenue segments.

Revenues as presented on the statement of operations represent services rendered to customers less sales adjustments and allowances.

Consulting and Staffing Services revenues represent services rendered to customers less sales adjustments and allowances. Reimbursements, including those related to travel and out-of-pocket expenses, are also included in the net service revenues and equivalent amounts of reimbursable expenses are included in costs of revenue. We record substantially all revenue on a gross basis as a principal versus on a net basis as an agent in the presentation of this line of revenues and expenses. We have concluded that gross reporting is appropriate because we have the task of identifying and hiring qualified employees, and our discretion to select the employees and establish their compensation and duties causes us to bear the risk for services that are not fully paid for by customers. Consulting and staffing revenues are recognized when the services are rendered by the temporary employees. Payroll and related taxes of certain employees that are placed on temporary assignment are outsourced to third party payors or related party payors. The payors pay all related costs of employment for these employees, including workers’ compensation insurance, state and federal unemployment taxes, social security and certain fringe benefits. We assume the risk of acceptability of the employees to customers. Payments for consulting and staffing services are typically due within 90 days of completion of services.

Full time placement revenues are recognized on a gross basis when the guarantee period specified in each customer’s contract expires. No fees for direct hire placement services are charged to the employment candidates. Any payments received prior to the expiration of the guarantee period are recorded as a deferred revenue liability. Payments for recruitment services are typically due within 90 days of completion of services.

Recruiters on Demand services are billed to clients as either monthly subscriptions or time-based billings. Revenues for Recruiters on Demand are recognized on a gross basis when each monthly subscription service is completed.

Career services revenues are recognized on a gross basis upon distribution of resumes or completion of training courses, which is the point at which the performance obligations are satisfied. Payments for career services are typically due upon distribution or completion of services.

Marketplace Solutions services revenues are recognized on a gross basis when the advertising is placed and displayed or when lead generation activities and online publications are completed, which is the point at which the performance obligations are satisfied. Payments for marketing and publishing are typically due within 30 days of completion of services.

Deferred revenue results from transactions in which the Company has been paid for services by customers, but for which all revenue recognition criteria have not yet been met. Once all revenue recognition criteria have been met, the deferred revenues are recognized.

Sales tax collected is recorded on a net basis and is excluded from revenue.

Contract Assets

The Company does not have any contract assets such as work-in-process. All trade receivables on the Company’s consolidated balance sheet are from contracts with customers.

Contract Costs

Costs incurred to obtain a contract are capitalized unless they are short term in nature. As a practical matter, costs to obtain a contract that are short term in nature are expensed as incurred. The Company does not have any contract costs capitalized as of December 31, 2020 or December 31, 2019.

Contract Liabilities - Deferred Revenue

The Company’s contract liabilities consist of advance customer payments and deferred revenue. Deferred revenue results from transactions in which the Company has been paid for services by customers, but for which all revenue recognition criteria have not yet been met. Once all revenue recognition criteria have been met, the deferred revenues are recognized.

For each of the years, revenues can be categorized into the following:

Years ended December 31, 2020 and 2019:

	Years Ended December 31,
	2020	2019
Consulting and staffing services	$6,684,053	$4,792,607
Permanent placement fees	517,704	274,030
Recruiters on Demand	966,104	486,388
Career services	190,225	138,384
Marketing and publishing	144,806	306,578
Total revenue	$8,502,892	$5,997,987

As of December 31, 2020, and 2019, deferred revenue amounted to $59,037 and $145,474 respectively. As of December 31, 2020, deferred revenues associated with placement services are $52,466 and we expect the recognition of such services to be within the three months ended March 31, 2021. As of December 31, 2020, deferred revenues associated with Recruiters on Demand services are $6,571 and we expect the recognition of such services to be within the first three months of 2021.

Revenue from international sources was approximately 3% and 4% for the years ended December 31, 2020 and 2019, respectively.

Costs of Revenue

Costs of revenues consist of employee costs, third party staffing costs and other fees, outsourced recruiter fees and commissions based on a percentage of Recruiting Solutions gross margin.

Accounts Receivable

Credit is extended to customers based on an evaluation of their financial condition and other factors. Management periodically assesses the Company’s accounts receivable and, if necessary, establishes an allowance for estimated uncollectible amounts. Accounts determined to be uncollectible are charged to operations when that determination is made. The Company usually does not require collateral. We have recorded an allowance for doubtful accounts of $33,000 and $21,000 as of December 31, 2020 and 2019, respectively. Bad debt expense was $12,000 and $23,500 for the years ended December 31, 2020 and 2019, respectively.

Concentration of Credit Risk and Significant Customers and Vendors

As of December 31, 2020, two customers accounted for more than 10% of the accounts receivable balance, at 32% and 19% for a total of 51%. As of December 31, 2019, three customers accounted for more than 10% of the accounts receivable balance, at 19%, 15% and 13%, for a total of 47%.

For the year ended December 31, 2020 three customers accounted for 10% of more of total revenue, at 30%, 20% and 11%, for a total of 61%. For the year ended December 31, 2019 two customers accounted for 10% or more of total revenue, at 32% and 17%, for a total of 49%.

We use a related party firm located overseas for software development and maintenance related to our website and the platform underlying our operations. One of our officers and principal shareholders is an employee of this firm but exerts control over this firm (see Note 13).

We are a party to that certain license agreement with a related party firm (see Note 13). Pursuant to the license agreement the firm has granted us an exclusive license to use certain candidate matching software and render certain related services to us. If this relationship was terminated or if the firm was to cease doing business or cease to support the applications we currently utilize, we may be forced to expend significant time and resources to replace the licensed software. Further, the necessary replacements may not be available on a timely basis on favorable terms, or at all. If we were to lose the ability to use this software our business and operating results could be materially and adversely affected.

We use a related party firm to provide certain employer of record services (see Note 13).

Advertising and Marketing Costs

The Company expenses all advertising and marketing costs as incurred. Advertising and marketing costs were $82,904 and $119,597 for the years ended December 31, 2020 and 2019, respectively.

Fair Value of Financial Instruments and Fair Value Measurements

The Company measures and discloses the fair value of assets and liabilities required to be carried at fair value in accordance with ASC 820, Fair Value Measurements and Disclosures. ASC 820 defines fair value, establishes a hierarchical framework for measuring fair value, and enhances fair value measurement disclosure.

ASC 825 defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions, and risk of nonperformance. ASC 825 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 825 establishes three levels of inputs that may be used to measure fair value:

Level 1 - Quoted prices for identical assets or liabilities in active markets to which we have access at the measurement date.

Level 2 - Inputs other than quoted prices within Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3 - Unobservable inputs for the asset or liability.

The determination of where assets and liabilities fall within this hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

The Company’s investment in available for sale securities and warrant derivative liabilities are measured at fair value. The securities are measured based on current trading prices using Level 1 fair value inputs. The Company’s derivative instruments are valued using Level 3 fair value inputs. The Company does not have any other financial instruments which require re-measurement to fair value. The carrying values of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses, and loans payable represent fair value based upon their short-term nature.

A financial asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement. The table below summarizes the fair values of our financial assets and liabilities as of December 31, 2020 and 2019 respectively:

	Fair Value at December 31,	Fair Value Measurement Using
	2020	Level 1	Level 2	Level 3

Available for sale marketable securities (Note 3)	$1,424	$1,424	$-	$-
Warrant derivative liability (Note 11)	$11,537,997	$-	$-	$11,537,997

	Fair Value at December 31,	Fair Value Measurement Using
	2019	Level 1	Level 2	Level 3

Available for sale marketable securities (Note 3)	$44,766	$44,766	$-	$-
Derivative liability (Note 11)	$612,042	$-	$-	$612,042

The reconciliation of the derivative liability measured at fair value on a recurring basis using unobservable inputs (Level 3) is as follows for the years ended December 31, 2020 and 2019:

	Years Ended December 31,
	2020	2019
Balance at January 1	$612,042	$-
Additions to derivative instruments	5,625,519	1,750,646
Anti-dilution adjustments to derivative instruments	2,642,175	-
(Gain) loss on change in fair value of derivative liability	2,658,261	(1,138,604)
Balance, December 31	$11,537,997	$612,042

Marketable Securities

The Company has adopted Accounting Standards Update (“ASU”) 2016-01, Financial Instruments – Overall: Recognition and Measurement of Financial Assets and Financial Liabilities. ASU 2016-01 requires equity investments (except those accounted for under the equity method of accounting, or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income, requires public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes, requires separate presentation of financial assets and financial liabilities by measurement category and form of financial asset, and eliminates the requirement for public business entities to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost. The unrealized loss on the marketable securities during the years ended December 31, 2020 and 2019 has been included in a separate line item on the statement of operations, Net Recognized Loss on Marketable Securities.

Business Combinations

For all business combinations (whether partial, full or step acquisitions), the Company records 100% of all assets and liabilities of the acquired business, including goodwill, generally at their fair values; contingent consideration, if any, is recognized at its fair value on the acquisition date and, for certain arrangements, changes in fair value are recognized in earnings until settlement and acquisition-related transaction and restructuring costs are expensed rather than treated as part of the cost of the acquisition.

Intangible Assets

Intangible assets consist primarily of the assets acquired from Genesys, including customer contracts and intellectual property, acquired on March 31, 2019 (see Note 14). Amortization expense will be recorded on the straight line basis over the estimated economic lives of three years.

Intangible assets also included internal use software development costs for the Company’s website and iPhone App. These costs were not placed in service and the Company has no plans to place these assets in service in the foreseeable future. We had fully impaired these assets at December 31, 2019 (see Note 4).

Goodwill

In January 2017, the FASB issued ASU 2017-04, Intangibles-Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment: The objective of this guidance is to simplify an entity’s required test for impairment of goodwill by eliminating Step 2 from the goodwill impairment test by permitting the entity to complete a qualitative assessment to determine if it is more likely than not that the fair value of a reporting unit is less than its carrying amount. Under this Update, an entity should perform its annual or quarterly goodwill impairment test by comparing the fair value of the reporting unit with its carrying amount and record an impairment charge for the excess of the carrying amount over the reporting unit’s fair value. The loss recognized should not exceed the total amount of goodwill allocated to the reporting unit and the entity must consider the income tax effects from any tax deductible goodwill on the carrying amount of the reporting unit when measuring the goodwill impairment loss, if applicable. This guidance is effective for a public business entity that is an SEC filer for its annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2019 and early adoption is permitted. The Company early adopted ASU 2017-04 as of January 1, 2019.

Goodwill is comprised of the purchase price of business combinations in excess of the fair value assigned at acquisition to the net tangible and identifiable intangible assets acquired. Goodwill is not amortized. The Company tests goodwill for impairment for its reporting units on an annual basis, or when events occur, or circumstances indicate the fair value of a reporting unit is below its carrying value.

The Company performs its annual goodwill and impairment assessment on December 31st of each year (see Note 4).

When evaluating the potential impairment of goodwill, management first assess a range of qualitative factors, including but not limited to, macroeconomic conditions, industry conditions, the competitive environment, changes in the market for the Company’s products and services, regulatory and political developments, entity specific factors such as strategy and changes in key personnel, and the overall financial performance for each of the Company’s reporting units. If, after completing this assessment, it is determined that it is more likely than not that the fair value of a reporting unit is less than its carrying value, we then proceed to the impairment testing methodology primarily using the income approach (discounted cash flow method).

We compare the carrying value of the reporting unit, including goodwill, with its fair value, as determined by its estimated discounted cash flows. If the carrying value of a reporting unit exceeds its fair value, then the amount of impairment to be recognized is recognized as the amount by which the carrying amount exceeds the fair value.

When required, we arrive at our estimates of fair value using a discounted cash flow methodology which includes estimates of future cash flows to be generated by specifically identified assets, as well as selecting a discount rate to measure the present value of those anticipated cash flows. Estimating future cash flows requires significant judgment and includes making assumptions about projected growth rates, industry-specific factors, working capital requirements, weighted average cost of capital, and current and anticipated operating conditions. The use of different assumptions or estimates for future cash flows could produce different results.

Long-lived assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the book value of the asset may not be recoverable. The Company periodically evaluates whether events and circumstances have occurred that indicate possible impairment. When impairment indicators exist, the Company estimates the future undiscounted net cash flows of the related asset or asset group over the remaining life of the asset in measuring whether or not the asset values are recoverable (see Note 4).

Software Costs

We capitalize certain software development costs incurred in connection with developing or obtaining software for internal use when both the preliminary project stage is completed, and it is probable that the software will be used as intended. Capitalization ceases after the software is operational; however, certain upgrades and enhancements may be capitalized if they add functionality. Capitalized software costs include only (i) external direct costs of materials and services utilized in developing or obtaining software, (ii) compensation and related benefits for employees who are directly associated with the software project and (iii) interest costs incurred while developing internal-use software.

Income Taxes

We utilize ASC 740 “Income Taxes” which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income.

The Company recognizes the impact of a tax position in the financial statements only if that position is more likely than not to be sustained upon examination by taxing authorities, based on the technical merits of the position. Our practice is to recognize interest and/or penalties, if any, related to income tax matters in income tax expense.

Noncontrolling Interest in Majority Owned Subsidiary

The Company follows ASC 810-10-65, Noncontrolling Interests in Consolidated Financial Statements, an amendment of Accounting Research Bulletin No. 51. This ASC clarifies that a noncontrolling (minority) interest in a subsidiary is an ownership interest in the entity that should be reported as equity in the consolidated financial statements. It also requires consolidated net income to include the amounts attributable to both the parent and noncontrolling interest, with disclosure on the face of the consolidated income statement of the amounts attributed to the parent and to the noncontrolling interest. In accordance with ASC 810-10-45-21, those losses attributable to the parent and the noncontrolling interest in subsidiaries may exceed their interests in the subsidiary’s equity. The excess and any further losses attributable to the parent and the noncontrolling interest shall be attributed to those interests even if that attribution results in a deficit noncontrolling interest balance.

The average noncontrolling interest percentage in RGI was 10.04% for the three months ended March 31, 2019. There was no noncontrolling interest after the March 31, 2019 recapitalization.

Stock-Based Compensation

We account for our stock-based compensation under ASC 718 “Compensation – Stock Compensation” using the fair value based method. Under this method, compensation cost is measured at the grant date based on the value of the award and is recognized over the shorter of the service period or the vesting period of the stock-based compensation. This guidance establishes standards for the accounting for transactions in which an entity exchanges it equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. The Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option pricing model. Determining the fair value of stock-based compensation at the grant date under this model requires judgment, including estimating volatility, employee stock option exercise behaviors and forfeiture rates. The assumptions used in calculating the fair value of stock-based compensation represent the Company’s best estimates, but these estimates involve inherent uncertainties and the application of management judgment.

On January 1, 2019, the Company adopted ASU 2018-07, which substantially aligns stock-based compensation for employees and non-employees and accounts for non-employee share-based awards in accordance with the measurement and recognition criteria of ASC 718. The Company used the modified prospective method of adoption. There was no cumulative effect of the adoption of ASC 718.

Convertible Instruments

The Company evaluates and accounts for conversion options embedded in its convertible instruments in accordance with various accounting standards.

ASC 480 “Distinguishing Liabilities From Equity” provides that instruments convertible predominantly at a fixed rate resulting in a fixed monetary amount due upon conversion with a variable quantity of shares (“stock settled debt”) be recorded as a liability at the fixed monetary amount.

ASC 815 “Derivatives and Hedging” generally provides three criteria that, if met, require companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments. These three criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur, and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. Professional standards also provide an exception to this rule when the host instrument is deemed to be conventional as defined under professional standards as “The Meaning of Conventional Convertible Debt Instrument.”

The Company accounts for convertible instruments (when it has determined that the instrument is not a stock settled debt and the embedded conversion options should not be bifurcated from their host instruments) in accordance with professional standards when “Accounting for Convertible Securities with Beneficial Conversion Features,” as those professional standards pertain to “Certain Convertible Instruments.” Accordingly, the Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Discounts under these arrangements are amortized over the term of the related debt to their earliest date of redemption. The Company also records when necessary deemed dividends for the intrinsic value of conversion options embedded in preferred shares based upon the differences between the fair value of the underlying common stock at the commitment date of the share transaction and the effective conversion price embedded in the preferred shares.

ASC 815-40 provides that generally if an event is not within the entity’s control and could require net cash settlement, then the contract shall be classified as an asset or a liability.

In July 2017, the FASB issued ASU No. 2017-11, Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480) and Derivatives and Hedging (Topic 815): Part 1 – Accounting for Certain Financial Instruments with Down Round Features and Part 2 – Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with Scope Exception (“ASU No. 2017-11”). Part 1 of ASU No. 2017-11 addresses the complexity of accounting for certain financial instruments with down round features. Down round features are provisions in certain equity-linked instruments (or embedded features) that result in the strike price being reduced on the basis of the pricing of future equity offerings. Current accounting guidance creates cost and complexity for entities that issue financial instruments (such as warrants and convertible instruments) with down round features that require fair value measurement of the entire instrument or conversion option. The Company has early adopted the guidance under ASU 2017-11 for the year ended December 31, 2017.

The Company has determined that the conversion features of the RGI convertible preferred stock and stock purchase warrants outstanding immediately prior to the Merger do not require bifurcation as free-standing derivative instruments, based on the adoption of ASU 2017-11 and the guidance related to down round features.

The Company has determined that the conversion features of its convertible preferred stock issued in 2019 do not require bifurcation as free-standing derivative instruments.

Derivative Instruments

The Company’s derivative financial instruments consist of derivatives related to the warrants issued with the sale of our convertible notes in 2020 (see Notes 9 and 11) and the warrants issued with the sale of our Series D Preferred Stock in 2020 and 2019 (see Notes 10 and 11). The accounting treatment of derivative financial instruments requires that we record the derivatives at their fair values as of the inception date of the debt agreements and at fair value as of each subsequent balance sheet date. Any change in fair value is recorded as non-operating, non-cash income or expense at each balance sheet date. If the fair value of the derivatives was higher at the subsequent balance sheet date, we recorded a non-operating, non-cash charge. If the fair value of the derivatives was lower at the subsequent balance sheet date, we recorded non-operating, non-cash income.

Leases

In February 2016, the Financial Accounting Standards Board issued Accounting Standards Update No. 2016-02: “Leases (Topic 842)” whereby lessees need to recognize almost all leases on their balance sheet as a right of use asset and a corresponding lease liability. The Company adopted this standard as of January 1, 2019 using the effective date method and applying the package of practical expedients to leases that commenced before the effective date whereby the Company elected not to reassess the following: (i) whether any expired or existing contracts contain leases, and (ii) initial direct costs for any existing leases. For contracts entered into after the effective date, at the inception of a contract the Company will assess whether the contract is, or contains, a lease. The Company’s assessment will be based on: (1) whether the contract involves the use of a distinct identified asset, (2) whether we obtain the right to substantially all the economic benefit from the use of the asset throughout the period, and (3) whether it has the right to direct the use of the asset. The Company will allocate the consideration in the contract to each lease component based on its relative stand-alone price to determine the lease payments. The Company has elected not to recognize right of use assets and lease liabilities for short term leases that have a term of 12 months or less.

Product Development

Product development costs are included in selling, general and administrative expenses and consist of support, maintenance and upgrades of our website and IT platform and are charged to operations as incurred.

Earnings (Loss) Per Share

The Company follows ASC 260 “Earnings Per Share” for calculating the basic and diluted earnings (or loss) per share. Basic earnings (or loss) per share are computed by dividing earnings (or loss) available to common shareholders by the weighted-average number of common shares outstanding. Diluted earnings (or loss) per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional shares of common stock that would have been outstanding if the potential shares of common stock had been issued and if the additional shares were dilutive. Common stock equivalents are excluded from the diluted earnings (or loss) per share computation if their effect is anti-dilutive. Common stock equivalents in amounts of 24,273,668 and 18,817,702 were excluded from the computation of diluted earnings per share for the years ended December 31, 2020 and 2019, respectively, because their effects would have been anti-dilutive.

	December 31,	December 31,
	2020	2019
Options	1,690,758	873,420
Stock awards	554,000	857,093
Warrants	3,653,443	470,939
Convertible notes	1,825,192	-
Convertible preferred stock	16,550,275	16,616,250
	24,273,668	18,817,702

Business Segments

The Company uses the “management approach” to identify its reportable segments. The management approach designates the internal organization used by management for making operating decisions and assessing performance as the basis for identifying the Company’s reportable segments. Using the management approach, the Company determined that it has one operating segment.

Recently Issued Accounting Pronouncements

There have not been any recent changes in accounting pronouncements and ASU issued by the FASB that are of significance or potential significance to the Company except as disclosed below.

In December 2019, the FASB issued ASU 2019-12, “Simplifying the Accounting for Income Taxes.” This guidance, among other provisions, eliminates certain exceptions to existing guidance related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. This guidance also requires an entity to reflect the effect of an enacted change in tax laws or rates in its effective income tax rate in the first interim period that includes the enactment date of the new legislation, aligning the timing of recognition of the effects from enacted tax law changes on the effective income tax rate with the effects on deferred income tax assets and liabilities. Under existing guidance, an entity recognizes the effects of the enacted tax law change on the effective income tax rate in the period that includes the effective date of the tax law. ASU 2019-12 is effective for interim and annual periods beginning after December 15, 2020, with early adoption permitted. We are currently evaluating the impact of this guidance.

NOTE 2 — GOING CONCERN

These consolidated financial statements have been prepared on a going concern basis which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company’s management has evaluated whether there is substantial doubt about the Company’s ability to continue as a going concern and has determined that substantial doubt existed as of the date of the end of the period covered by this report. This determination was based on the following factors: (i) the Company has a working capital deficit as of December 31, 2020 and used cash of approximately $2.5 million in operations in 2020; (ii) the Company’s available cash as of the date of this filing will not be sufficient to fund its anticipated level of operations for the next 12 months; (iii) the Company will require additional financing for the fiscal year ending December 31, 2021 to continue at its expected level of operations; and (iv) if the Company fails to obtain the needed capital, it will be forced to delay, scale back, or eliminate some or all of its development activities or perhaps cease operations. In the opinion of management, these factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern as of the date of the end of the period covered by this report and for one year from the issuance of these consolidated financial statements.

The Company completed rounds of funding during 2019. Additionally, during 2020 the Company raised approximately $3 million in gross proceeds through the issuance of convertible debentures and warrants as more fully disclosed in Note 9. However, there is no assurance that the Company will be successful in any other capital-raising efforts that it may undertake to fund operations during the next 12 months. The Company anticipates that it will issue equity and/or debt securities as a source of liquidity, until it begins to generate positive cash flow to support its operations. Any future sales of securities to finance operations will dilute existing shareholders’ ownership. The Company cannot guarantee when or if it will generate positive cash flow.

In March 2020, the outbreak of COVID-19 (coronavirus) caused by a novel strain of the coronavirus was recognized as a pandemic by the World Health Organization, and the outbreak has become increasingly widespread in the United States, including in each of the areas in which the Company operates. While to date the Company has not been required to stop operating, management is evaluating its use of its office space, virtual meetings and the like. We have reduced certain billing rates to respond to the current economic climate. Additionally, while we have experienced, and could continue to experience, a loss of clients as the result of the pandemic, we expect that the impact of such attrition would be mitigated by the addition of new clients resulting from our continued efforts to adjust the Company’s operations to address changes in the recruitment industry. The extent to which the COVID-19 pandemic will impact our operations, ability to obtain financing or future financial results is uncertain at this time. Due to the effects of COVID-19, the Company took steps to streamline certain expenses, such as temporarily cutting certain executive compensation packages by approximately 20%. Management also worked to reduce unnecessary marketing expenditures and worked to improve staff and human capital expenditures, while maintaining overall workforce levels. The Company expects but cannot guarantee that demand for its recruiting solutions will improve later in 2021, as certain clients re-open or accelerate their hiring initiatives, and new clients utilize our services. The Company does not expect reductions made in the second quarter of 2020 due to COVID-19 will inhibit its ability to meet client demand. Overall, management is focused on effectively positioning the Company for a rebound in hiring which we expect later in 2021. Ultimately, the recovery may be delayed and the economic conditions may worsen. The Company continues to closely monitor the confidence of its recruiter users and customers, and their respective job requirement load through offline discussions and the Company’s Recruiter Index survey.

The accompanying consolidated financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

NOTE 3 — INVESTMENT IN AVAILABLE FOR SALE MARKETABLE SECURITIES

The Company’s investments in marketable equity securities are being held for an indefinite period and thus have been classified as available for sale. Cost basis of securities held as of December 31, 2020 and 2019 was $42,720 and $708,541, respectively, and accumulated unrealized losses were $41,296 and $663,775 as of December 31, 2020 and 2019, respectively. The fair market value of available for sale marketable securities was $1,424 as of December 31, 2020, based on 178,000 shares of common stock held in one entity with a per share market price of approximately $0.008.

Net recognized gains (losses) on equity investments were as follows:

	Years Ended
	December 31,
	2020	2019
Net realized gains (losses) on investment sold or assigned	$(2,543)	$(49,757)
Net unrealized gains (losses) on investments still held	(19,873)	(110,692)

Total	$(22,416)	$(160,449)

The reconciliation of the investment in marketable securities is as follows for the years ended December 31, 2020 and 2019:

	December 31,	December 31,
	2020	2019
Balance – January1	$44,766	$33,917
Additions	-	240,000
Proceeds on sales of securities	(17,009)	(68,702)
Assignment of securities as compensation	(3,917)	-
Recognized losses	(22,416)	(160,449)
Balance – December 31	$1,424	$44,766

NOTE 4 — GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill

Goodwill is derived from the Genesys acquisition (see Note 14). The Company performed its most recent annual goodwill impairment test as of December 31, 2020 using market data and discounted cash flow analysis. Based on that test, we have determined that the carrying value of goodwill was not impaired at December 31, 2020. We had previously recorded an impairment of $3,000,000 at December 31, 2019, primarily due to the market capitalization of the Company’s common stock.

The changes in the carrying amount of goodwill for the years ended December 31, 2020 and 2019 are as follows:

	December 31, 2020	December 31, 2019
Carrying value – January 1	$3,517,315	$-
Goodwill acquired during the year	-	6,517,315
	3,517,315	6,517,315
Impairment losses	-	(3,000,000)
Carrying value – December 31	$3,517,315	$3,517,315

Intangible Assets

Intangible assets totaling $1,910,072 as disclosed in the table below consist of the assets acquired from Genesys, including customer contracts and intellectual property, acquired on March 31, 2019 (see Note 14) which are being amortized over the three year useful life.

We also had capitalized software costs of $113,020 relating to our website and iPhone App developed for internal use. These costs were not placed in service and were not amortized, and the Company has no plans to place these assets in service in the foreseeable future. The Company capitalized $11,500 of costs in 2019. We had fully impaired these assets at December 31, 2019.

We entered into an executive employment agreement on July 1, 2020 (the “Employment Agreement”) with Chad MacRae as the Senior Vice President Recruiters on Demand. The Employment Agreement specifies that certain customer contracts, databases, and computer equipment were to be transferred to the Company in connection with the hiring of Mr. MacRae. Mr. MacRae’s compensation package includes a $50,000 signing bonus and an annual base salary of $125,000. We have attributed the $50,000 signing bonus to the cost of the contracts acquired and are amortizing that cost over the estimated six-month economic life of the contracts.

Intangible assets are summarized as follows:

	December 31, 2020	December 31, 2019
Customer contracts	$233,107	$183,107
License	1,726,965	1,726,965
	1,960,072	1,910,072
Less accumulated amortization	(1,164,208)	(477,518)
Carrying value	$795,864	$1,432,554

Amortization expense of intangible assets was $686,691 and $477,518 for the years ended December 31, 2020 and 2019, respectively, related to the intangible assets acquired from Genesys (now the Company’s Recruiting Solutions division), and the cost of acquiring customer contracts on July 1, 2020 for our Recruiters on Demand business. Future amortization of intangible assets is expected to be approximately $637,000 for 2021 and $159,000 for 2022.

NOTE 5 — LIABILITY FOR SALE OF FUTURE REVENUES

During 2020 and 2019 we were party to two agreements related to the sale of future revenues. Both agreements are with the same party, have substantially the same terms, and were entered into in December 2019. We received a total of $424,510 under the agreements. Total repayments will aggregate $567,001. As a result, we recorded an initial discount of $142,491. Discounts related to the agreements will be amortized to expense over the term of the agreements. One of the agreements was paid in full as of December 31, 2020. During the years ended December 31, 2020 and 2019, we amortized $132,922 and $6,851 of discount, respectively, to interest expense. Unamortized discount is $2,718 and $135,641 at December 31, 2020 and 2019, respectively. The outstanding gross balance due before discounts pursuant to the agreements was $10,904 and $539,742 at December 31, 2020 and 2019, respectively.

The Company has granted a continuing security interest in the following, to the extent and in the amount of the purchased receivables: all assets including the following property that the Company now owns or shall acquire or create immediately upon the acquisition or creation thereof: (i) any and all amounts owing to the Company now or in the future from any customers; and (ii) all other tangible and intangible personal property of every kind and nature.

NOTE 6 — RECEIVABLES FINANCING AGREEMENT

In January 2020 we entered into an agreement with a lender that provides advances against the collection of accounts receivable. Advances made under the agreement are generally repayable in 45 days from the date of the advance and bear interest at 1.5% per month. Advances received under the agreement aggregated $180,778. In April 2020, the lender informed the Company that it would not be able to advance additional funds pursuant to this arrangement due to the impact of the COVID-19 pandemic. We have repaid the agreement in full during 2020.

NOTE 7 — LOANS PAYABLE

Lines of Credit

At December 31, 2020 and 2019 we are party to two lines of credit with outstanding balances of $0. Advances under each of these lines of credit mature within 12 months of the advances. Availability under the two lines was $91,300 at December 31, 2020; however, due to COVID -19 uncertainty (see Note 2), the availability under both lines has been suspended in 2020.

Term Loans

We have outstanding balances of $77,040 and $103,800 pursuant to two term loans as of December 31, 2020 and December 31, 2019, respectively, which mature in 2023. The loans have variable interest rates, with current rates at 6.0% and 7.76%, respectively. Current monthly payments under the loans are $1,691 and $1,008, respectively.

One of the term loans is a Small Business Administration (“SBA”) loan. As a result of the COVID-19 uncertainty, the SBA has paid the loan for a period of six months. The SBA made payments on our behalf of $10,768 during the year ended December 31, 2020, which have been recorded as grant income in the financial statements. These payments were applied $8,854 to principal and $1,914 to interest expense for the year ended December 31, 2020.

The status of these loans as of December 31, 2020 and 2019 are summarized as follows:

	December 31, 2020	December 31, 2019
Term loans	$77,040	$103,800
Less current portion	(28,249)	(25,934)
Non-current portion (excluding PPP loan discussed below)	$48,791	$77,866

Future principal payments under the term notes are as follows:

Year Ending December 31,
2021	$28,249
2022	30,133
2023	18,658
Total minimum principal payments	$77,040

Our Chief Operating Officer, who is also a shareholder, has personally guaranteed the loans described above.

Paycheck Protection Program Loan

During April and May 2020 the Company, through its four subsidiaries, received an aggregate of $398,545 in loans borrowed from a bank pursuant to the Paycheck Protection Program under the CARES Act guaranteed by the SBA, which we expect to be forgiven in part or in full, subject to our compliance with the conditions of the Paycheck Protection Program. If not forgiven, the terms on the note provide for interest at 1% per year and the note mature in 24 months, with 18 monthly payments beginning after the initial 6 month deferral period for payments. We have applied for forgiveness for all loans. As of December 31, 2020, $373,795 of loans have been forgiven and the balance of $24,750 was forgiven subsequently. We have classified the remaining balance of $24,750 as long term at December 31, 2020. We recorded forgiveness of debt income of $376,177 for the $373,795 of principal and $2,382 of related accrued interest forgiven in 2020.

NOTE 8 — NOTES PAYABLE

On November 27, 2018, RGI borrowed $50,000 and issued a $55,000 10% Original Issue Discount Promissory Note. The note matures on or before the earlier of (i) the 90th day subsequent to the issuance date of the note, and (ii) the Company’s receipt of a minimum of $1,000,000 as a result of the Company closing the sale (the “financing”) of any equity or debt securities of the Company (either, a “Maturity Date”). At the Company’s option, upon the Maturity Date the Company may convert all principal and interest owed to the Payee pursuant to this note into securities of the Company identical to those offered and on the same terms as those offered to the investors in the financing. Interest shall accrue on the outstanding principal balance of this note at the rate of 5% per year. The discount of $5,000 is being amortized over 90 days. During the three months ended March 31, 2019 we amortized $3,056 as interest expense.

In February 8, 2019, RGI borrowed $45,005, net of original issue discount of $10,000 and other deductions of $4,995, from an institutional investor and issued the investor a $60,000 Original Issue Discount Promissory Note (the “February Note”). The February Note bears interest at 5% per annum and matures on the earlier of (i) 90 days after issuance, or (ii) RGI’s receipt of a minimum of $1,000,000 as a result of RGI closing the sale (the “financing”) of any equity or debt securities. RGI may cause the holder to convert all principal and interest owed under the February Note into securities of RGI identical to those offered to investors in the $1,000,000 financing. Further, the holder of the February Note has the option to use all principal and interest owed under the Note as consideration to purchase securities in any future RGI financing at any time.

As additional consideration for the February Note, RGI issued the holder warrants to purchase 75,000 shares of RGI’s common stock, exercisable for a period of five years from the date of issuance at an exercise price of $1.60 per share subject to adjustment upon the occurrence of certain events including RGI’s issuance of future securities. We valued the warrants at $42,000 based on its relative fair value and recorded that amount as debt discount. We also recorded the $10,000 original issue discount amount of debt discount. During the three months ended March 31, 2019 we amortized $29,467 as interest expense.

Effective March 31, 2019, the $115,000 total principal amount of the Notes, $1,379 of accrued interest and the related warrants (see Note 11 “Stock Options and Warrants” and Note 9) were exchanged for shares of the newly authorized Series D Preferred Stock of the Company. The effects of the exchange are included in the 389,036 deemed issuance of preferred shares as part of the recapitalization line item in the consolidated statement of stockholders’ equity.

Pre-Merger Recruiter.com had issued three notes totaling $250,000. Of these, two notes totaling $150,000 were held by shareholders. The notes bore interest at 25% per year and were due on January 28, 2018. These notes were not extended and were due on demand. The notes were collateralized by certain marketable securities held by Pre-Merger Recruiter.com. Effective March 31, 2019, the notes and related accrued interest totaling $383,947 were cancelled in connection with the issuance of the Series E preferred stock to the Recruiter.com shareholders and the note holders were allocated shares of the Series E Preferred Stock. This amount has been credited to paid-in capital (see Note 10).

NOTE 9 — CONVERTIBLE NOTES PAYABLE

In May and June 2020, the Company entered into a Securities Purchase Agreement, effective May 28, 2020 (the “Purchase Agreement”) with several accredited investors (the “Purchasers”). Four of the investors had previously invested in the Company’s preferred stock. Pursuant to the Purchase Agreement, the Company sold to the Purchasers a total of (i) $2,953,125 in the aggregate principal amount of 12.5% Original Issue Discount Senior Subordinated Secured Convertible Debentures (the “Debentures”), and (ii) 1,845,703 common stock purchase warrants (the “Warrants”), which represents 100% warrant coverage. The Company received a total of $2,226,000 in net proceeds from the offering, after deducting the 12.5% original issue discount of $328,125, offering expenses and commissions, including the placement agent’s commission and fees of $295,000, reimbursement of the placement agent’s and lead investor’s legal fees and the Company’s legal fees in the aggregate amount of $100,000 and escrow agent fees of $4,000. The Company also agreed to issue to the placement agent, as additional compensation, 369,141 common stock purchase warrants exercisable at $2.00 per share.

The Debentures mature on May 28, 2021, subject to a six-month extension at the Company’s option. The Debentures bear interest at 8% per annum payable quarterly, subject to an increase in case of an event of default as provided for therein. The Debentures are convertible into shares of Common Stock at any time following the date of issuance at the Purchasers’ option at a conversion price of $1.60 per share, subject to certain adjustments. The Debentures are subject to mandatory conversion in the event the Company closes an equity offering of at least $5,000,000 resulting in the listing of the Company’s common stock on a national securities exchange. The Debentures rank senior to all existing and future indebtedness of the Company and its subsidiaries, except for approximately $508,000 of outstanding senior indebtedness. The Company may prepay the Debentures at any time at a premium as provided for therein.

The Warrants are exercisable for three years from May 28, 2020 at an exercise price of $2.00 per share, subject to certain adjustments.

The Company’s obligations under the Purchase Agreement and the Debentures are secured by a first priority lien on all of the assets of the Company and its subsidiaries pursuant to a Security Agreement, effective May 28, 2020 (the “Security Agreement”) by and among the Company, its wholly-owned subsidiaries, and the Purchasers, subject to certain existing senior liens. The Company’s obligations under the Debentures are guaranteed by the Company’s subsidiaries.

The Purchase Agreement contains customary representations, warranties and covenants of the Company, including, among other things and subject to certain exceptions, covenants that restrict the ability of the Company and its subsidiaries, without the prior written consent of the Debenture holders, to incur additional indebtedness, including further advances under a certain pre-existing secured loan, and repay outstanding indebtedness, create or permit liens on assets, repurchase stock, pay dividends or enter into transactions with affiliates. The Debentures contain customary events of default, including, but not limited to, failure to observe covenants under the Debentures, defaults on other specified indebtedness, loss of admission to trading on OTCQB or another applicable trading market, and occurrence of certain change of control events. Upon the occurrence of an event of default, an amount equal to 130% of the principal, accrued but unpaid interest, and other amounts owing under each Debenture will immediately come due and payable at the election of each Purchaser, and all amounts due under the Debentures will bear interest at an increased rate.

Pursuant to the Purchase Agreement, the Purchasers have certain participation rights in future equity offerings by the Company or any of its subsidiaries for a period of 24 months after the closing, subject to customary exceptions. The Debentures and the Warrants also contain certain price protection provisions providing for adjustment of the number of shares of Common Stock issuable upon conversion of the Debentures and/or exercise of the Warrants and the conversion or exercise price in case of future dilutive offerings.

During 2020, notes aggregating $91,600, plus related accrued interest of $4,400, were converted into 60,000 shares of common stock. Unamortized debt costs and debt discount of $13,647 and $25,956, respectively, were charged against the value of the common stock issued upon conversion.

We have incurred a total of $1,299,677 of debt costs related to the sale of the Debentures, including commissions, costs and fees of $366,500. We have also recorded a cost related to the fair value of the placement agent warrants of $933,177 (see Note 11). The costs are being amortized over the life of the notes. Amortization expense was $754,306 for the year ended December 31, 2020. Unamortized debt costs were $531,724 at December 31, 2020.

We have recorded a total of $1,653,448 of debt discount related to the sale of the Debentures, including original issue discount of $328,125. We have also recorded a discount related to the fair value of the warrants issued with the debt of $1,325,323 (see Note 11). The discount is being amortized over the life of the notes. Amortization expense was $953,517 for the year ended December 31, 2020. Unamortized debt discount was $673,975 at December 31, 2020.

On November 23, 2020, we issued a convertible promissory note in the amount of $250,000 to a current stockholder and noteholder, and received proceeds of $250,000. The note bears interest at 5% per year and matures on March 24, 2021.If we consummate a Qualified Offering on or before March 24, 2021 then the remaining outstanding and unpaid amount of this note will automatically be converted into shares of our common stock (or units of common stock and warrants to purchase common stock, if units are offered to the public in the Qualified Offering) at the Qualified Offering Price. “Qualified Offering” shall mean an offering of common stock (and other securities potentially) for an aggregate price of at least $5,000,000 resulting in the listing for trading of the common stock on the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange (or any successors to any of the foregoing). “Qualified Offering Price” shall mean the price per share (or unit, if units are offered in the Qualified Offering) at which the Qualified Offering is made.

An Event of Default would occur if: (i) a default for five (5) days in payment of principal or interest on this Note; (ii) failure by the Borrower to comply with any material provision of this Note; (iii) the Borrower, pursuant to or within the meaning of any Bankruptcy Law (as defined herein): (A) commences a voluntary case; (B) consents to the entry of an order for relief against it in an involuntary case; (C) consents to the appointment of a Custodian (as defined herein) of it or for all or substantially all of its property; (D) makes a general assignment for the benefit of its creditors; or (E) admits in writing that it is generally unable to pay its debts as the same become due; or (iv) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (A) is for relief against the Borrower in an involuntary case; (B) appoints a Custodian of the Borrower for all or substantially all of its property; or (C) orders the liquidation of the Borrower, and the order or decree remains unstayed and in effect for sixty (60) days. “Bankruptcy Law” means Title 11, U.S. Code, or any similar Federal or state law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

Remedies. If an Event of Default occurs and is continuing, the Lender, may declare all of this Note to be due and payable immediately. The Lender, shall have all rights available to it at law or in equity. The Lender, may assess reasonable attorneys’ fees, paralegals’ fees and costs and expenses incurred or anticipated by the Lender in collecting or enforcing payment hereof (whether such fees, costs or expenses are incurred in negotiations, all trial and appellate levels, administrative proceedings, bankruptcy proceedings or otherwise), and together with all other sums due by the Borrower hereunder, all without any relief whatsoever from any valuation or appraisement laws, and payment thereof may be enforced and recovered in whole or in part at any time by one or more of the remedies provided to the Lender at law, in equity, or under this Note. In connection with the Lender’s rights hereunder upon an Event of Default, the Lender need not provide, and the Borrower hereby waives, any presentment, demand, protest or other notice of any kind, and the Lender, may immediately enforce any and all of its rights and remedies hereunder and all other remedies available to it in equity or under applicable law.

Pre-Merger Recruiter.com had issued four convertible notes totaling $255,000 as of March 31, 2019. Of these notes, two notes totaling $200,000 were held by shareholders. The notes were due on demand and bore interest at 10% per year. The notes could have been converted into preferred stock of Pre-Merger Recruiter.com at any time after such preferred stock was offered for sale. The conversion price was 75% of the price paid by investors. No preferred stock was authorized or offered for sale by Pre-Merger Recruiter.com. On March 31, 2019, the notes and related accrued interest totaling $322,554 were cancelled in connection with the Merger and the note holders were allocated shares of the Series E Preferred Stock of the Company issued to the shareholders of Pre-Merger Recruiter.com as consideration in the Merger. This amount has been credited to paid-in capital (see Note 10).

NOTE 10 — STOCKHOLDERS’ EQUITY (DEFICIT), TEMPORARY EQUITY AND NONCONTROLLING INTERESTS

Effective March 31, 2019, RGI completed the Merger with Pre-Merger Recruiter.com. At the effective time of the Merger, RGI’s newly formed wholly-owned subsidiary merged with and into Pre-Merger Recruiter.com, with Pre-Merger Recruiter.com continuing as the surviving corporation and a wholly-owned subsidiary of RGI. As consideration in the Merger, the equity holders of Pre-Merger Recruiter.com received a total of 775,000 shares of Series E Preferred Stock of RGI convertible into 9,687,500 shares of RGI’s common stock. As a result, the former shareholders of Pre-Merger Recruiter.com controlled approximately 90% of RGI’s outstanding common stock (see below) and in excess of 50% of the total voting power.

Prior to the Merger, RGI, Pre-Merger Recruiter.com and VocaWorks were parties to the License Agreement. In consideration for the license, Pre-Merger Recruiter.com received 1,562,500 shares of RGI’s common stock. Pre-Merger Recruiter.com also received the right to receive shares of the Series B Preferred Stock upon achievement of certain milestones specified in the License Agreement. As a result, immediately prior to the completion of the Merger, Pre-Merger Recruiter.com owned approximately 90% of RGI’s outstanding common stock. Pre-Merger Recruiter.com distributed the 1,562,500 shares of RGI’s common stock to its shareholders on March 25, 2019, in conjunction with the Merger. The distribution is considered to have occurred just prior to the completion of the Merger.

For accounting purposes, the Merger is being accounted for as a reverse recapitalization of Pre-Merger Recruiter.com and combination of entities under common control (“recapitalization”) with Pre-Merger Recruiter.com considered the accounting acquirer and historical issuer. The accompanying consolidated financial statements include Pre-Merger Recruiter.com for all periods presented. Since Pre-Merger Recruiter.com previously owned a majority interest in RGI, the consolidated financial statements include the historical operations of RGI and VocaWorks since October 30, 2017. All share and per share data in the accompanying consolidated financial statements and notes have been retroactively restated to reflect the effect of the Merger.

For further information on the Merger and recapitalization, see Note 1.

Preferred Stock

The Company is authorized to issue 10,000,000 shares of preferred stock, par value $0.0001 per share. As of December 31, 2020 and 2019, the Company had 1,324,022 and 1,329,300 shares of preferred stock issued and outstanding, respectively.

Series D Convertible Preferred Stock

On March 25, 2019, RGI filed a Certificate of Designation (a “COD”) with the Delaware Secretary of State (the “Secretary of State”), as amended on March 29, 2019, April 22, 2019 and May 29, 2019, designating 2,000,000 shares of its authorized preferred stock as Series D Convertible Preferred Stock (the “Series D Preferred Stock”), with a stated value of $20 per share, which is convertible at any time after issuance at the option of the holder, subject to a beneficial ownership limitation of 4.99%, into common stock based on the stated value per share divided by $1.60 per share, subject to adjustment in the event of stock splits, stock dividends or reverse splits and issuances of securities at prices below the prevailing conversion price of the Series D Preferred Stock. Holders of Series D Preferred Stock are entitled to vote together with holders of the common stock on an as-converted basis, subject to a beneficial ownership limitation of 4.99%. If at any time while any shares of Series D Preferred Stock remain outstanding and any triggering event contained in the COD for such series occurs, the Company shall pay within three days to each holder $210 per each $1,000 of the stated value of each such holder’s shares of Series D Preferred Stock.

RGI had issued shares of Series A, Series A-1, Series C, and Series C-1 convertible preferred stock. Since the convertible preferred stock may ultimately be redeemable at the option of the holder, the carrying value of the preferred stock was classified as temporary equity on the balance sheet at December 31, 2018. Just prior to the completion of the Merger all of the then outstanding shares of Series A, A-1, C and C-1 redeemable preferred stock, certain notes and warrants were exchanged for a total of 389,036 shares of Series D Preferred Stock.

On March 31, 2019, the Company entered into a Securities Purchase Agreement, dated March 31, 2019 (the “Securities Purchase Agreement”) by and among the Company and the investors listed therein (the “Investors”). Pursuant to the Securities Purchase Agreement the Company sold in a private placement a total of 31,625 units (the “Units”) at a purchase price of $18.1818 per unit, or $575,000, taking into account a 10% discount. Each Unit consists of (i) one share of Series D Preferred Stock, and (ii) a warrant to purchase 6.25 shares of the Company’s common stock, subject to adjustment as provided for therein. The shares of Series D Preferred Stock sold in the financing convert into a minimum of 395,313 shares of the Company’s common stock. The Company received net proceeds from the sale of the Units of $434,997 after offering costs of $35,003 and direct payment of other Company obligations of $105,000. Two of the Investors have previously invested in the Company’s preferred stock.

The aggregate 197,656 warrants are exercisable for five years from the issuance date at an exercise price of $4.80 per share, subject to adjustment as provided for therein.

In May and June 2019, we sold an additional 29,975 Units, each Unit consisting of one share of our Series D Preferred Stock and 6.25 warrants, (aggregate 187,344 warrants) for gross proceeds of $545,000. Out of these proceeds the Company, among other things, prepaid one-year of consulting fees equal to $150,000 to an entity controlled by one of the investors in the offering under a May 2019 consulting agreement with the Company. In addition, a consultant who is a principal shareholder of the Company purchased 13,750 units for $250,000 through delivering common stock of another company which had a market value of $240,000 and $10,000 in a settlement. There were 85,938 warrants issued with the 13,750 units.

In April 2019, the Company issued 62,500 shares of its common stock upon conversion of 5,000 shares of its Series D Preferred Stock.

In August 2019, the Company issued 60,500 shares of its common stock upon conversion of 4,840 shares of Series D Preferred Stock.

During 2020 we have issued to the holders of Series D Preferred Stock an aggregate of 106,134 additional shares of Series D Preferred Stock as consideration for waivers of penalties discussed below.

In February 2020, the Company issued 161,250 shares of its common stock upon conversion of 12,900 shares of its Series D Preferred Stock.

On June 9, 2020, the Company sold 1,375 Series D preferred stock units (the “Units”) at a purchase price of $18.1818 per Unit, taking into account a 10% discount, each Unit consisting of one share of Series D Preferred Stock and a warrant to purchase 6.25 shares of common stock, subject to adjustment as provided for therein. The Series D Preferred Stock sold in the financing converts into a minimum of 17,188 shares of common stock. The Company received gross proceeds of $25,000 from the sale of the Units. The 8,594 warrants are exercisable for five years from the issuance date at an exercise price of $4.80 per share, subject to adjustment as provided for therein.

In June 2020, the Company issued 157,000 shares of its common stock upon conversion of 12,560 shares of its Series D Preferred Stock.

In July 2020, the Company issued 110,000 shares of its common stock upon conversion of 8,800 shares of its Series D Preferred Stock.

Series E Convertible Preferred Stock

On March 25, 2019, RGI filed a COD with the Secretary of State, as amended on March 29, 2019, designating 775,000 shares of its authorized preferred stock as Series E Convertible Preferred Stock (the “Series E Preferred Stock”), with a stated value of $20 per share, which is convertible at any time after issuance at the option of the holder, subject to a beneficial ownership limitation of 4.99%, into common stock based on the stated value per share divided by $1.60 per share, or 9,687,500 shares of the Company’s common stock, subject to adjustment in the event of stock splits, stock dividends or reverse splits. Holders of Series E Preferred Stock are entitled to vote together with holders of the common stock on an as-converted basis, subject to a beneficial ownership limitation of 4.99%. If at any time while any shares of Series E Preferred Stock remain outstanding and any triggering event contained in the COD for such series occurs, the Company shall pay within three days to each holder $210 per each $1,000 of the stated value of each such holder’s shares of Series E Preferred Stock.

On March 31, 2019, RGI issued to the equity holders of Pre-Merger Recruiter.com 775,000 shares of Series E Preferred Stock as consideration in connection with the Merger. These shares are reflected retroactively as part of the recapitalization accounting. See Note 1 for more information on the Merger and recapitalization.

In December 2019, the Company issued 500,178 shares of its common stock upon conversion of 40,014 shares of Series E Preferred Stock.

In January 2020, the Company issued 39,260 shares of its common stock upon conversion of 3,141 shares of Series E Preferred Stock.

Series F Convertible Preferred Stock

On March 25, 2019, RGI filed a COD with the Secretary of State, as amended on March 29, 2019, designating 200,000 shares of its authorized preferred stock as Series F Convertible Preferred Stock (the “Series F Preferred Stock”), with a stated value of $20 per share, which is convertible at any time after issuance at the option of the holder, subject to a beneficial ownership limitation of 4.99%, into common stock based on the stated value per share divided by $1.60 per share, or 2,500,000 shares of common stock of the Company, subject to adjustment in the event of stock splits, stock dividends or reverse splits. Holders of Series F Preferred Stock are entitled to vote together with holders of the common stock on an as-converted basis, subject to a beneficial ownership limitation of 4.99%. If at any time while any Series F Preferred Stock remains outstanding and any triggering event contained in the COD for such series occurs, the Company shall pay within three days to each holder $210 per each $1,000 of the stated value of each such holder’s shares of Series F Preferred Stock.

Effective March 31, 2019, the Company issued 200,000 shares of Series F Preferred Stock as consideration for the Asset Purchase (see Note 14).

In December 2019 the Company issued 752,899 shares of its common stock upon conversion of 60,232 shares of Series F Preferred Stock.

In January and February 2020, the Company issued 803,414 shares of its common stock upon conversion of 64,272 shares of Series F Preferred Stock.

In April 2020, the Company issued 138,926 shares of its common stock upon conversion of 11,114 shares of Series F Preferred Stock.

Preferred Stock Penalties

On March 31, 2019, we entered into certain agreements with investors pursuant to which we issued convertible preferred stock and warrants, as described above. Each of the series of preferred stock and warrants required us to reserve shares of common stock in the amount equal to two times the common stock issuable upon conversion of the preferred stock and exercise of the warrants. We did not comply in part due to our attempts to manage the Delaware tax which increases to a maximum of $200,000 as the authorized capital increases without the simultaneous increase in the number of shares outstanding. In May 2020 following stockholder approval at a special meeting the Company effected a reincorporation from Delaware to Nevada and a simultaneous increase in our authorized common stock from 31,250,000 shares to 250,000,000 shares, which we expect will be sufficient to meet the reserve requirements. As of December 31, 2019, we estimated that we owed approximately $6 million in penalties (prior to any waivers of penalties) to holders of preferred stock. Subsequent to December 31, 2019, we have received waivers from a substantial number of the preferred shareholders with respect to these penalties. We have agreed to issue to the holders of Series D Preferred Stock an aggregate of 106,134 additional shares of Series D Preferred Stock (valued at $1,929,516) as consideration for the waivers. We have accrued this cost at December 31, 2019. Additionally, certain holders of Series E and Series F Preferred Stock have not waived the penalties. We have accrued $308,893 at December 31, 2019 related to these Series E and Series F Preferred holders. Because of our ongoing liquidity problems, we will be required to cease operations if faced with material payment requests from investors who did not agree to waive the penalties. The total accrued penalty amount of $2,238,314 was included in accrued expenses on the balance sheet at December 31, 2019. The $1,929,516 accrual was reclassified to equity during the three months ended March 31, 2020 as a result of our issuance of the 106,134 shares of Series D Preferred Stock. At December 31, 2020, the remaining balance of $308,798 is included in accrued expense on the consolidated balance sheet.

Common Stock

The Company is authorized to issue 250,000,000 shares of common stock, par value $0.0001 per share. The number of shares of common stock the Company is authorized to issue was increased from 31,250,000 shares to 250,000,000 shares in connection with the reincorporation from Delaware to Nevada in May 2020. As of December 31, 2020, and 2019 the Company had 5,504,008 and 3,619,658 shares of common stock outstanding, respectively.

In March 2018, the shareholders of the Company approved a reverse stock split of the issued and outstanding shares of the Company’s common stock at the ratio ranging from one-for-50 to one-for-100. On August 21, 2019, the Company amended its Certificate of Incorporation to effect a one-for-80 reverse stock split of the Company’s common stock. Additionally, the number of authorized shares of the Company’s common stock was reduced to 31,250,000 shares at that time and prior to the subsequent increase to 250,000,000 shares discussed above. All share and per share data has been retroactively restated in the accompanying consolidated financial statements and footnotes to reflect the effects of the reverse stock split.

Shares issued upon recapitalization

On March 31, 2019 the Company was deemed to issue 1,747,879 shares of common stock and 389,036 shares of Series D preferred stock that were held by the RGI shareholders just prior to the Merger. Additional paid in capital was credited by $3,889,219 and noncontrolling interest was charged $1,591,221 to remove it pursuant to the reverse recapitalization.

Shares granted for services

On February 1, 2019, the Company granted and issued to Evan Sohn, our Executive Chairman and CEO, 43,423 shares of restricted common stock, which vested on February 1, 2020. The award has been valued at $151,981 and compensation expense will be recorded over the vesting period (see Note 11). We recognized compensation expense of $12,665 and $139,316 during the years ended December 31, 2020 and 2019, respectively.

On May 14, 2019, the Company granted and issued to Mr. Sohn 451,170 shares of restricted common stock, which vested on February 1, 2020. The award has been valued at $2,707,019 and compensation expense has been recorded over the vesting period (see Note 11). We recognized compensation expense of $12,665 and $139,316 during the years ended December 31, 2020 and 2019, respectively. We recognized compensation expense of $318,474 and 2,388,545 during the years ended December 31, 2020 and 2019, respectively.

On December 23, 2019, the Company granted to a consultant 312,500 restricted stock units (the “RSUs”) pursuant to a consultant agreement. The RSUs vest 63,500 upon grant with the balance vesting monthly in equal installments beginning January 1, 2020 and ending November 1, 2020, subject to the consultants continued service to the Company on each vesting date. The RSU award has been valued at $343,750 and compensation expense will be recorded over the respective vesting periods. We recognized compensation expense of $250,000 and $93,750 during the years ended December 31, 2020 and 2019, respectively. The shares were issued in November 2020.

Effective January 15, 2020 the Company entered into a consulting agreement with a term of six months. Pursuant to the agreement the Company agreed to issue 60,000 shares of restricted common stock, plus a payment of $15,000. The shares are fully vested upon issuance and have been valued at $75,000, based on the quoted market price of our common stock on the grant date. The shares were issued on April 3, 2020. We have recorded compensation expense of $75,000 for the share portion of the agreement and expense of $15,000 for the cash portion during the year ended December 31, 2020.

Effective January 15, 2020 the Company entered into a consulting agreement with a term of three months. Pursuant to the agreement the Company agreed to issue 30,000 shares of restricted common stock, earned monthly over the three-month term of the agreement. The shares are fully vested upon issuance and have been valued at $45,500, based on the quoted market price of our common stock on the vesting dates. The shares were issued on April 3, 2020. We have recorded compensation expense of $45,500 during year ended December 31, 2020.

On June 18, 2020 the Company awarded to Mr. Sohn 554,000 restricted stock units (the “RSUs”) subject to and issuable upon the listing of the Company’s common stock on the Nasdaq Capital Market or NYSE American, or any successor of the foregoing (the “Uplisting”). The RSUs will vest over a two-year period from the date of the Uplisting in equal quarterly installments on the last day of each calendar quarter, with the first portion vesting on the last day of the calendar quarter during which the Uplisting takes place, subject to Mr. Sohn serving as an executive officer of the Company on each applicable vesting date, provided that the RSUs shall vest in full immediately upon the termination of Mr. Sohn’s employment by the Company without Cause (as defined in the Employment Agreement). The RSU award has been valued at $1,662,000 and compensation expense will be recorded over the estimated vesting period. We recognized compensation expense of $322,478 during the year ended December 31, 2020, respectively. The shares have not been issued at December 31, 2020.

In July 2020, the Company issued 12,000 shares of its common stock pursuant to a consulting agreement entered into in June 2020. The shares are fully vested upon issuance. The shares have been valued at $34,200 based on the quoted market price of our common stock. This expense was accrued at June 30, 2020.

Shares issued upon conversion of preferred stock

In April 2019 the Company issued 62,500 shares of its common stock upon conversion of 5,000 shares of its Series D Preferred Stock.

In August 2019, the Company issued 60,500 shares of its common stock upon conversion of 4,840 shares of Series D Preferred Stock.

In December 2019, the Company issued 500,178 shares of its common stock upon conversion of 40,014 shares of Series E Preferred Stock.

In December 2019, the Company issued 752,899 shares of its common stock upon conversion of 60,232 shares of Series F Preferred Stock.

In January 2020, the Company issued 39,260 shares of its common stock upon conversion of 3,141 shares of Series E Preferred Stock.

In January and February 2020, the Company issued 803,414 shares of its common stock upon conversion of 64,272 shares of Series F Preferred Stock.

In February 2020, the Company issued 161,250 shares of its common stock upon conversion of 12,900 shares of its Series D Preferred Stock.

In April 2020, the Company issued 138,926 shares of its common stock upon conversion of 11,114 shares of Series F Preferred Stock.

In June 2020, the Company issued 157,000 shares of its common stock upon conversion of 12,560 shares of its Series D Preferred Stock.

In July 2020, the Company issued 110,000 shares of its common stock upon conversion of 8,800 shares of its Series D Preferred Stock.

Shares issued upon conversion of convertible notes

In December 2020, the Company issued 60,000 shares of its common stock upon conversion of $91,600 of convertible notes payable and related accrued interest of $4,400.

Restricted stock grant activity

Restricted stock grant activity for the two years ended December 31, 2020 is as follows:

StockAwards
Outstanding at December 31, 2018	-
Assumed in recapitalization	43,423
Granted post-recapitalization	763,670
Forfeited or cancelled	-
Outstanding at December 31, 2019	807,093
Granted	554,000
Vested	(807,093)
Forfeited or cancelled	-
Outstanding at December 31, 2020	554,000

Contributed Capital

Pre-Merger Recruiter.com had issued three notes aggregating $250,000. Of these notes, two notes totaling $150,000 were held by its shareholders. The notes bore interest at 25% per year and were due on January 28, 2018. These notes were not extended and were due on demand. The notes were collateralized by certain marketable securities held by Pre-Merger Recruiter.com. On March 31, 2019, the notes and related accrued interest totaling $383,947, were cancelled in connection with the Merger. This amount has been credited to paid-in capital of the Company as part of the credit of $706,501.

Pre-Merger Recruiter.com had issued four convertible notes totaling $255,000 on March 31, 2019. Of these notes, two notes totaling $200,000 were held by its shareholders. The notes were due on demand and bore interest at 10% per year. The notes could have been converted into Pre-Merger Recruiter.com preferred stock at any time after Pre-Merger Recruiter.com offered its preferred stock for sale. The conversion price was 75% of the price paid by investors. No preferred stock was authorized or offered for sale by Pre-Merger Recruiter.com. On March 31, 2019, the notes and related accrued interest totaling $322,554, were cancelled in connection with the Merger. This amount has been credited to paid-in capital of the Company as part of the credit of $706,501.

Certain shareholders of Pre-Merger Recruiter.com transferred a portion of their distributive 1,562,500 shares of the Company’s common stock (see Note 1) to employees and consultants. These shares aggregated 218,750 shares of the Company’s common stock, valued at $752,500, based on the $3.44 quoted trading price on the effective date of the transfer. We have charged this amount to stock compensation expense, with a corresponding credit to paid-in capital of the Company.

In April 2019, a consultant (who is also a principal shareholder and noteholder of the Company) forgave accrued fees due to him in the amount of $187,500. This amount has been credited to paid-in capital of the Company.

The Company has received contributions to capital from existing shareholders, totaling $65,000 during the year ended December 31, 2018. These capital contributions were made for working capital purposes.

RGI equity transactions and noncontrolling interest prior to the March 31, 2019 Merger and Recapitalization

All shares of RGI’s Series A, A-1, C and C-1 convertible preferred stock discussed below and outstanding as of March 31, 2019 were exchanged for Series D Preferred Stock, with the relevant certificates of designation subsequently withdrawn.

Series A Convertible Redeemable Preferred Stock

On October 24, 2017, RGI filed a COD with the Secretary of State designating 700,000 shares of its authorized preferred stock as Series A Convertible Preferred Stock (the “Series A Preferred Stock”), with a stated value of $1.00 per share, which converts into 2.5 shares of the Company’s common stock per share of Series A Preferred Stock, subject to adjustment in the event of stock splits, stock dividends or reverse splits and issuances of securities at prices below the prevailing conversion price of the Series A Preferred Stock. On October 30, 2017, RGI entered into Securities Purchase Agreements (each a “SPA”) with the two Investors who converted their Notes into Series C Convertible Preferred Stock (the “Series C Preferred Stock”) and Series C-1 Convertible Preferred Stock (the “Series C-1 Preferred Stock”), as discussed below. Pursuant to the SPAs, the Investors paid a total of $600,000 and purchased in the aggregate 600,000 of shares of Series A Preferred Stock and warrants to purchase 1,500,000 shares of the Company’s common stock. RGI received proceeds of $471,373. The balance of $128,627 was used to pay existing payables and professional fees.

Cumulative dividends accrue on the Series A Preferred Stock at a rate of 10% per annum. Holders of Series A Preferred Stock are entitled to vote together with holders of the common stock on an as-converted basis, subject to a beneficial ownership limitation of 4.99%. The Series A Preferred Stock is redeemable in the same manner as the Series C Preferred Stock and Series C-1 Preferred Stock, defined below. The Series A Preferred Stock is senior to all other preferred stock, except Series A-1 Convertible Preferred Stock (the “Series A-1 Preferred Stock”) and the common stock upon liquidation of the Company. The warrants have a five year term and an exercise price of $0.80 per share, subject to adjustment in the event of stock splits, stock dividends or reverse splits and issuances of securities at prices below the prevailing exercise price of the warrants.

Series A-1 Convertible Redeemable Preferred Stock

On May 25, 2018, RGI filed a COD with the Secretary of State authorizing 600,000 shares of RGI’s preferred stock as Series A-1 Preferred Stock, with a stated value of $1.00 per share. The Series A-1 Preferred Stock converts into 2.5 shares of the Company’s common stock per share of Series A-1 Preferred Stock, subject to adjustment in the event of stock splits, stock dividends or reverse splits, and issuances of securities at prices below the prevailing conversion price of the Series A-1 Preferred Stock. Cumulative dividends accrue on the Series A-1 Preferred Stock at a rate of 10% per annum. Holders of Series A-1 Preferred Stock are entitled to vote together with holders of the Company’s common stock on an as-converted basis, subject to a beneficial ownership limitation of 4.99%. The Series A-1 Preferred Stock is redeemable upon the occurrence of certain triggering events.

On June 1, 2018, RGI entered into SPAs with the Investors. Pursuant to the SPAs, the Investors purchased a total of 300,000 of shares of Series A-1 Preferred Stock and warrants to purchase 750,000 shares of the Company’s common stock in exchange for a total of $300,000.

The Investors agreed to waive the Series A, Series C and Series C-1 conversion price adjustments as they relate to the sale of the Series A-1 Preferred Stock.

The warrants have a five year term and an exercise price of $0.80 per share, subject to adjustment in the event of stock splits, stock dividends or reverse splits and issuances of securities at prices below the prevailing exercise price of the Warrants.

Series B Convertible Preferred Stock

On October 24, 2017, RGI filed a COD with the Secretary of State designating 1,875,000 shares of RGI’s authorized preferred stock as Series B which converts into 2.5 shares of the Company’s common stock per share of Series B, subject to adjustments in the event of stock splits, stock dividends and reverse splits. In connection with the closing of the Merger, the Company and Pre-Merger Recruiter.com amended the License Agreement and on April 2, 2019, the Company filed with the Secretary of State a Certificate of Elimination effecting the elimination of the Series B Preferred Stock. As of that date, no shares of Series B Preferred Stock had been issued.

Series C and Series C-1 Convertible Redeemable Preferred Stock

On October 24, 2017, RGI filed a COD with the Secretary of State designating 102,100 shares of RGI’s authorized preferred stock as Series C Convertible Preferred Stock, with a stated value of $20.00 per share, which converts into 12.5 shares of the Company’s common stock per share of Series C Preferred Stock, subject to adjustments in the event of stock splits, stock dividends and reverse splits and issuances of securities at prices below the prevailing conversion price of the Series C Preferred Stock. Cumulative dividends accrue on the Series C Preferred Stock at a rate of 10% per annum. On October 30, 2017 holders of RGI’s outstanding 4% Convertible Notes converted their 4% Convertible Notes and accrued interest into 102,100 shares of Series C Preferred Stock.

Also on October 24, 2017, RGI filed a COD with the Secretary of State designating 18,839 shares of RGI’s authorized preferred stock as Series C-1 Convertible Preferred Stock, with a stated value of $5.00 per share which converts into 12.5 shares of the Company’s common stock per share of Series C-1 Preferred Stock, subject to adjustments in the event of stock splits, stock dividends and reverse splits and issuances of securities at prices below the prevailing conversion price of the Series C-1 Preferred Stock. Cumulative dividends accrue on the Series C-1 Preferred Stock at a rate of 10% per annum. On October 30, 2017 holders of RGI’s 10% Convertible Notes converted their 10% Convertible Notes and accrued interest into 18,839 shares of Series C-1 Preferred Stock.

In October 2017 we recorded a credit to noncontrolling interest of $701,732 for the excess of the carrying value of the debt converted and related derivative liability over the stated value of the Series C and Series C-1 Preferred Stock issued upon conversion. The stated value is considered to be fair value due to the redemption feature of the preferred stock. The $701,732 primarily relates to the charge off of the derivative liability.

Holders of shares of Series C and Series C-1 may cause the Company to redeem in cash the outstanding shares of Series C and C-1 Preferred Stock beginning on October 30, 2019 (see amendment below), and earlier than that date upon the occurrence of certain triggering events contained in the COD for the Series C and Series C-1 Preferred Stock, at a redemption price based upon a formula contained in the COD for each series. Subject to the prior conversion, the total redemption price if redeemed after two years from issuance is equal to the amount of the principal and accrued interest on the 4% Convertible Notes and 10% Convertible Notes due as of the closing date plus potential additional amounts.

During February 2018, RGI filed an amendment to the COD for the Series C and Series C-1 Preferred Stock extending the redemption date to October 2022 and reducing the redemption amount of the preferred shares then outstanding at a redemption price equal to one-half of the Conversion Amount (as defined) of such preferred shares. During the years ended December 31, 2019 and 2018 we recorded a credit to noncontrolling interest of $23,852 and $1,146,265, respectively, as a result of the reduction in the redemption amount.

Liquidation preference of RGI Series A, Series A-1, Series C and Series C-1 Convertible Preferred Stock

In the event of a liquidation event, the holders of Series A, Series A-1, Series C and Series C-1 preferred stock shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its shareholders (the “Liquidation Funds”), before any amount shall be paid to the holders of any of shares of junior stock, but pari passu with any parity stock then outstanding and after any amount paid to the holders of the convertible preferred stock, an amount per preferred share equal to the greater of (A) the Conversion Amount thereof on the date of such payment and (B) the amount per share such holder would receive if such holder converted such preferred shares into the Company’s common stock immediately prior to the date of such payment, provided that if the Liquidation Funds are insufficient to pay the full amount due to the holders of the convertible preferred stock, the holders and holders of shares of parity stock, then each holder and each holder of parity stock shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such holder and such holder of parity stock as a liquidation preference, in accordance with their respective certificate of designations (or equivalent), as a percentage of the full amount of Liquidation Funds payable to all holders of preferred shares and all holders of shares of parity stock.

RGI Redeemable Convertible Preferred Stock

As described above, RGI issued shares of Series A, Series A-1, Series C, and Series C-1 convertible preferred stock. Since the convertible preferred stock may ultimately be redeemable at the option of the holder, the carrying value of the Series A, Series A-1, Series C, and Series C-1 Preferred Stock has been classified as temporary equity on the balance sheet at December 31, 2018.

A portion of the proceeds from the sale of our Series A-1 Preferred Stock in 2018 were allocated to the warrants based on their relative fair value, which totaled $288,000 using the Black Scholes option pricing model. Further, we attributed a beneficial conversion feature of $12,000 to the Series A-1 Preferred Stock based upon the difference between the effective conversion price of those shares and the closing price of our common shares on the date of issuance. The assumptions used in the Black Scholes model are as follows: (1) dividend yield of 0%; (2) expected volatility of 380%, (3) risk-free interest rate of 2.74%, (4) expected term of 5 years. The amount attributable to the warrants and beneficial conversion feature, aggregating $300,000, has been recorded as a deemed dividend to the preferred shareholders and as a charge to noncontrolling interest.

For the years December 31, 2019 and 2018, the Company had accrued dividends in the amount of $70,205 and $278,236, respectively. The accrued dividends were charged to noncontrolling interest and the net unpaid accrued dividends were added to the carrying value of the preferred stock. Further, we attributed a beneficial conversion feature of $70,205 and $278,236 for the years ended December 31, 2019 and 2018, respectively, to the preferred dividends based upon the difference between the effective conversion price of those dividends and the quarterly average closing price of our common stock. The amount attributable to the beneficial conversion feature has been recorded as a deemed dividend to the preferred shareholders and as a charge to noncontrolling interest.

Pre-Merger non-controlling interest

Prior to the completion of the Merger RGI had shares of redeemable preferred stock outstanding as discussed above. RGI issued a total of 389,036 shares of Series D Preferred stock in exchange for the redeemable preferred stock of $2,106,117 and other debt net of discounts of $93,846 (see Note 8). The adjustment for this exchange has been reflected as part of the credit to paid in capital to reflect the effect of the Merger (see “Common Stock” disclosure above regarding “deemed issuances”).

NOTE 11 — STOCK OPTIONS AND WARRANTS

Stock Options

2014 Equity Incentive Plan

The 2014 Equity Compensation Plan (“2014 Plan”) is administered by the Board and provides for the issuance of up to 6,385 shares of common stock. Under our 2014 Plan, we may grant stock options, restricted stock, stock appreciation rights, restricted stock units, performance units, performance shares and other stock based awards. As of December 31, 2020 no awards are outstanding under the 2014 Plan. The Company does not anticipate granting any awards under the 2014 plan in the future.

2017 Equity Incentive Plan

In October 2017, our Board and shareholders authorized the 2017 Equity Incentive Plan (the “2017 Plan”), covering 475,000 shares of common stock. In December 2019, the number of shares authorized under the 2017 Plan was increased to 1,098,959 shares. The purpose of the 2017 Plan is to advance the interests of the Company and our related corporations by enhancing the ability of the Company to attract and retain qualified employees, consultants, officers, and directors, by creating incentives and rewards for their contributions to the success of the Company and its related corporations. The 2017 Plan is administered by our Board or by the Compensation Committee. The following awards may be granted under the 2017 Plan:

●	incentive stock options (“ISOs”)

●	non-qualified options (“NSOs”)

●	awards of our restricted common stock

●	stock appreciation rights (“SARs”)

●	restricted stock units (“RSUs”)

Any option granted under the 2017 Plan must provide for an exercise price of not less than 100% of the fair market value of the underlying shares on the date of grant and not less than $1.60 per share, but the exercise price of any ISO granted to an eligible employee owning more than 10% of our outstanding common stock must not be less than 110% of fair market value on the date of the grant. The plans further provide that with respect to ISOs the aggregate fair market value of the common stock underlying the options which are exercisable by any option holder during any calendar year cannot exceed $100,000. The exercise price of any NSO granted under the 2017 Plan is determined by the Board at the time of grant, but must be at least equal to fair market value on the date of grant. The term of each plan option and the manner in which it may be exercised is determined by the Board or the Compensation Committee, provided that no option may be exercisable more than 10 years after the date of its grant and, in the case of an incentive option granted to an eligible employee owning more than 10% of the common stock, no more than five years after the date of the grant. The terms of any other type of award under the 2017 Plan is determined by the Board at the time of grant. Subject to the limitation on the aggregate number of shares issuable under the plans, there is no maximum or minimum number of shares as to which a stock grant or plan option may be granted to any person.

In May 2020, the number of shares authorized for issuance under the Company’s 2017 Equity Incentive Plan was increased to 1,714,000 shares. In June 2020, the number of shares authorized for issuance under the Company’s 2017 Equity Incentive Plan was further increased to 2,770,000 shares. In December 2020, the number of shares authorized for issuance under the Company’s 2017 Equity Incentive Plan was further increased to 3,270,000 shares.

Stock Options

In February 2019, the Company granted to its Executive Chairman an aggregate of 43,423 options to purchase common stock, exercisable at $3.52 per share, under the terms of the 2017 Equity Incentive Plan. The options have a term of five years. The options vested on August 4, 2020. The award has been valued at $149,730 using the Black Sholes model and compensation expense will be recorded over the vesting period. We have recorded compensation expense of $58,228 and $91,502 related to the options during the years ended December 31, 2020 and 2019, respectively. The assumptions used in the Black Scholes model are as follows: (1) dividend yield of 0%; (2) expected volatility of 397%, (3) risk-free interest rate of 2.54%, (4) expected term of 1.5 years.

In May 2019, the Company granted to its Executive Chairman five-year options to purchase 451,170 common shares at $6.40 per share, which options shall vest subject to serving as Executive Chairman on November 14, 2020. The award has been valued at $2,217,952 using the Black Sholes model and compensation expense will be recorded over the vesting period. We have recorded compensation expense of $1,293,805 and $924,147 related to the award during the years ended December 31, 2020 and 2019, respectively. The assumptions used in the Black Scholes model are as follows: (1) dividend yield of 0%; (2) expected volatility of 220%, (3) risk-free interest rate of 2.26%, (4) expected term of 1.5 years.

In August 2019, the Company granted to five nonemployee advisors an aggregate of 31,250 options to purchase common stock, exercisable at $3.15 per share, under the terms of the 2017 Plan. The options have a term of five years. The options vest in full on May 23, 2020, subject to continued service as an advisor to the Company as of the vesting date. The awards have been valued at $98,500 using the Black Sholes model and compensation expense will be recorded over the vesting period. We have recorded compensation expense of $47,987 and $50,513 related to the options during the years ended December 31, 2020 and 2019, respectively. The assumptions used in the Black Scholes model are as follows: (1) dividend yield of 0%; (2) expected volatility of 427%, (3) risk-free interest rate of 1.68%, (4) expected term of five years.

In December 2019, the Company granted to eight officers and directors an aggregate of 301,327 options to purchase common stock, exercisable at $1.45 per share, under the terms of the 2017 Plan. The options have a term of three years. The options vest one third upon grants, one third on the first grant date anniversary and one third on the second grant date anniversary, subject to continued service by the directors and officers of the Company in their respective capacities as of each applicable vesting date. The awards have been valued at $435,969 using the Black Sholes model and compensation expense will be recorded over the vesting period. We have recorded compensation expense of $145,323 and $148,118 related to the options during the year ended December 31, 2020 and 2019, respectively. The assumptions used in the Black Scholes model are as follows: (1) dividend yield of 0%; (2) expected volatility of 354%, (3) risk-free interest rate of 1.67%, (4) expected term of three years.

On May 14, 2020 the Company granted to its current Chief Financial Officer 26,087 options to purchase common stock, exercisable at $2.50 per share, under the terms of the 2017 Equity Incentive Plan. The options have a term of five years. The options will vest in six equal monthly installments on the last calendar day of each calendar month, with the first portion vesting on May 31, 2020, subject to serving as the Chief Financial Officer of the Company on each applicable vesting date, provided that the options shall vest in full upon the listing of the Company’s securities on NYSE American or the Nasdaq Capital Market. The award has been valued at $65,210 using the Black Sholes model and compensation expense will be recorded over the vesting period. We have recorded compensation expense of $65,210 related to the options during the year ended December 31, 2020. The assumptions used in the Black Scholes model are as follows: (1) dividend yield of 0%; (2) expected volatility of 344%, (3) risk-free interest rate of 0.31%, (4) expected term of 5 years.

On May 14, 2020 the Company granted to its current Chief Financial Officer 431,251 options to purchase common stock, exercisable at $2.50 per share, under the terms of the 2017 Equity Incentive Plan. The options have a term of five years. The options will vest over a two-year period in equal quarterly installments on the last day of each calendar quarter, with the first portion vesting on the last day of the calendar quarter during which the Company’s securities begin trading on NYSE American or the Nasdaq Capital Market, subject to serving as the Chief Financial Officer of the Company on each applicable vesting date. The award has been valued at $1,077,999 using the Black Sholes model and compensation expense will be recorded over the estimated vesting period. We have recorded compensation expense of $234,348 related to the options during year ended December 31, 2020. The assumptions used in the Black Scholes model are as follows: (1) dividend yield of 0%; (2) expected volatility of 344%, (3) risk-free interest rate of 0.31%, (4) expected term of 5 years.

On May 14, 2020 the Company granted to a consultant 25,000 options to purchase common stock, exercisable at $2.50 per share, under the terms of the 2017 Equity Incentive Plan. The options have a term of one year. The options vested in full upon completion of a certain project, which occurred in the third quarter of 2020. The award has been valued at $49,304 using the Black Sholes model and compensation expense will be recorded over the estimated vesting period. We have recorded compensation expense of $49,304 related to the options during the year ended December 31, 2020. The assumptions used in the Black Scholes model are as follows: (1) dividend yield of 0%; (2) expected volatility of 250%, (3) risk-free interest rate of 0.15%, (4) expected term of 1 year.

On July 7, 2020 the Company granted to Chad MacRae, Senior Vice President Recruiters on Demand, 250,000 options to purchase common stock, exercisable at $1.85 per share, under the terms of the 2017 Equity Incentive Plan. The options have a term of five years. The options will vest in twelve equal monthly installments on the last calendar day of each calendar month, with the first portion vesting on July 31, 2020, subject to continued employment with the Company. The award has been valued at $462,447 using the Black Sholes model and compensation expense will be recorded over the vesting period. We have recorded compensation expense of $231,224 to the options during the year ended December 31, 2020. The assumptions used in the Black Scholes model are as follows: (1) dividend yield of 0%; (2) expected volatility of 345%, (3) risk-free interest rate of 0.31%, (4) expected term of 5 years. Pursuant to his employment agreement, upon attaining a performance condition, and subject to Board approval, Mr. MacRae will be issued an additional 250,000 options with an exercise price determined at the date of satisfaction of the performance condition. These additional options, if issued, will vest quarterly over two years.

On October 1, 2020 the Company granted to a director 50,000 options to purchase common stock, exercisable at $2.00 per share, under the terms of the 2017 Equity Incentive Plan. The options have a term of five years. The options will vest quarterly over three years with the first vesting on date of grant. The award has been valued at $79,990 using the Black Sholes model and compensation expense will be recorded over the vesting period. We have recorded compensation expense of $13,332 related to the options during the year ended December 31, 2020. The assumptions used in the Black Scholes model are as follows: (1) dividend yield of 0%; (2) expected volatility of 345%, (3) risk-free interest rate of 0.27%, (4) expected term of 5 years.

On November 9, 2020 the Company granted to an employee 35,000 options to purchase common stock, exercisable at $1.85 per share, under the terms of the 2017 Equity Incentive Plan. The options have a term of five years. The options will vest quarterly over three years. The award has been valued at $64,743 using the Black Sholes model and compensation expense will be recorded over the vesting period. We have recorded compensation expense of $4,586 related to the options during the year ended December 31, 2020. The assumptions used in the Black Scholes model are as follows: (1) dividend yield of 0%; (2) expected volatility of 345%, (3) risk-free interest rate of 0.44%, (4) expected term of 5 years.

During the years ended December 31, 2020 and 2019, we recorded $11,110 and $54,738 of compensation expense, respectively, related to stock options granted in 2018.

Stock option activity for the two years ended December 31, 2020 is as follows:

	Options Outstanding	Weighted Average Exercise Price
Outstanding at December 31, 2018	75	$4,369.60
Assumed in recapitalization	89,735	4.75
Cancelled in recapitalization	(75)	4369.60
Granted post-recapitalization	783,747	4.37
Granted	-	-
Exercised	-	-
Expired or cancelled	(62)	28.00
Outstanding at December 31, 2019	873,420	4.41
Granted	817,338	2.24
Exercised	-	-
Expired or cancelled	-	-
Outstanding at December 31, 2020	1,690,758	$3.36
Exercisable at December 31, 2020	953,232	$4.27

As of December 31, 2020, there was approximately $1,344,000 of total unrecognized compensation cost related to non-vested stock options which vest over time and is expected to be recognized over a period of three years, as follows: 2021, $808,000; 2022, $429,000 and 2023, $107,000. The intrinsic value of options outstanding is $1,426,230 at December 31, 2020 and the intrinsic value of options exercisable is $603,819 at December 31, 2020.

The following table summarizes the options outstanding and exercisable for the shares of the Company’s common stock as at December 31, 2020.

Options Outstanding				Options Exercisable
ExercisePricing	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$1.00 - $2.00	636,327	3.35	$1.67	330,052	$1.61
$2.50	482,338	4.16	$2.50	51,087	$2.50
$3.00 - $4.00	74,673	3.30	$3.37	74,673	$3.37
$4.80	15,000	2.49	$4.80	15,000	$4.80
	482,420	3.29	$6.40	482,420	$6.40
	1,690,758			953,232

Warrants and Warrant Derivative Liabilities

In connection with the sale of Series A and Series A-1 Preferred Stock prior to the completion of the March 31, 2019 Merger, RGI issued an aggregate of 2,250,000 common stock purchase warrants to the purchasers of the preferred stock. The warrants were exercisable any time on or after 90 days after the issuance date at an exercise price of $0.80 and expire on September 1, 2023. The exercise price and number of warrants were subject to adjustment in the event of stock splits, stock dividends or reverse splits and issuances of securities at prices below the prevailing conversion price of the warrants. Pursuant to and just prior to the completion of the Merger these warrants were exchanged for newly issued Series D Preferred Stock (see Notes 8 and 10).

In 2019 in conjunction with the sale of Series D Preferred Stock, the Company issued 470,939 five-year warrants with an exercise price of $4.80 subject to adjustment (see note 10).

Series D Preferred Stock Warrants

As discussed below, the Company issued an aggregate 2,223,438 warrants in 2020 in connection with the sale of Series D preferred shares and convertible debentures, including placement agent fees.

The Company identified embedded features in the warrants issued with Series D Preferred Stock in 2019 and 2020 which caused the warrants to be classified as a derivative liability. These embedded features included the right for the holders to request for the Company to cash settle the warrants to the holder by paying to the holder an amount of cash equal to the Black-Scholes value of the remaining unexercised portion of the warrants on the date of the consummation of a fundamental transaction, as defined in the warrant instrument. The accounting treatment of derivative financial instruments requires that the Company treat the whole instrument as liability and record the fair value of the instrument as a derivative as of the inception date of the instrument and to adjust the fair value of the instrument as of each subsequent balance sheet date.

As of the issuance date of the unit warrants issued in 2020 in connection with the sale of Series D Preferred Stock (See Note 10), the Company determined a fair value for the derivative liability of $26,465 for the 8,594 warrants, which has been charged to paid in capital. The fair value of the warrants was determined using the Black-Scholes Model based on a risk-free interest rate of 0.34%, an expected term of 5 years, an expected volatility of 344% and a 0% dividend yield.

As a result of the sale of convertible notes and warrants as described in Note 9, the number and exercise price of the Series D Preferred Stock warrants outstanding was adjusted due to anti-dilution provisions in the warrants. The exercise price was reduced to $1.60 from $4.80 and the number of warrants was increased from 479,533 to 1,438,599. We have recorded an expense for the change in derivative value due to the anti-dilution adjustments of $2,642,175 as a result of the trigger of the anti-dilution provision.

During the years ended December 31, 2020, and 2019 the Company recorded other expense of $1,382,782 and other income of $1,138,604, respectively, related to the change in the fair value of the derivative. The fair value of the derivative was $4,663,464 as of December 31, 2020, determined using the Black Scholes model based on a risk-free interest rate of 0.17% - 0.36%, an expected term of 3.2 – 4.4 years, an expected volatility of 230 - 340% and a 0% dividend yield. The fair value of the derivative was $612,042 as of December 31, 2019, determined using a binomial model based on a risk-free interest rate of 1.655%, an expected term of 4.25 – 4.42 years, an expected volatility of 359 - 366% and a 0% dividend yield.

Convertible Debenture Warrants and Placement Agent Warrants

The Company identified embedded features in the warrants issued with the convertible debt and the placement agent warrants in 2020 (see Note 9) which caused the warrants to be classified as a derivative liability. These embedded features included the right for the holders to request for the Company to cash settle the warrants to the holder by paying to the holder an amount of cash equal to the Black-Scholes value of the remaining unexercised portion of the warrants on the date of the consummation of a fundamental transaction, as defined in the warrant instrument. The accounting treatment of derivative financial instruments requires that the Company treat the whole instrument as liability and record the fair value of the instrument as a derivative as of the inception date of the instrument and to adjust the fair value of the instrument as of each subsequent balance sheet date.

As of the issuance date of the Debenture warrants, the Company determined a fair value of $4,665,877 for the 1,845,703 warrants. The fair value of the warrants was determined using the Black-Scholes Model based on a risk-free interest rate of 0.22%, an expected term of 2.93 – 3 years, an expected volatility of 252% - 341% and a 0% dividend yield. Of this amount, $1,325,323 was recorded as debt discount (see Note 8) and $3,340,554 was charged to expense as initial derivative expense.

As of the issuance date of the placement agent warrants, the Company determined a fair value of $933,177 for the 369,141 warrants. The fair value of the warrants was determined using the Black-Scholes Model based on a risk-free interest rate of 0.22%, an expected term of 2.93 – 3 years, an expected volatility of 252% - 341% and a 0% dividend yield. The value of $933,177 has been recorded as debt cost (see Note 8).

During the year ended December 31, 2020, the Company recorded other expense of $1,275,479 related to the change in the fair value of the derivative. The fair value of the derivative was $6,874,533 as of December 31, 2020, determined using the Black Scholes model based on a risk-free interest rate of 0.15%, an expected term of 2.4 years, an expected volatility of 228% and a 0% dividend yield.

Warrant activity for the two years ended December 31, 2020 is as follows:

	Warrants Outstanding	Weighted Average Exercise Price Per Share
Outstanding at December 31, 2018	190	$1,054.40
Assumed in recapitalization	2,250,000	0.80
Cancelled in recapitalization	(190)	1054.40
Exchanged pursuant to recapitalization	(2,250,000)	0.80
Issued post-recapitalization	470,939	4.80
Exercised	-	-
Expired or cancelled	-	-
Outstanding at December 31, 2019	470,939	4.80
Issued	2,223,438	2.01
Cancelled pursuant to modification	(479,533)	4.80
Reissued pursuant to modification	1,438,599	1.60
Exercised	-	-
Expired or cancelled	-	-
Outstanding at December 31, 2020	3,653,443	$1.84

All warrants are exercisable at December 31, 2020. The weighted average remaining life of the warrants is 2.78 years at December 31, 2020.

NOTE 12 — COMMITMENTS AND CONTINGENCIES

Although not a party to any proceedings or claims at December 31, 2020, the Company may be subject to legal proceedings and claims from time-to-time arising out of our operations in the ordinary course of business.

Leases:

On March 31, 2019, the Company entered into a sublease with a related party (see note 13) for its current corporate headquarters. The sublease expires in November 2022. Monthly lease payments are currently $7,078 per month and increase to $7,535 per month for the final 20 months of the lease.

In February 2016, the Financial Accounting Standards Board issued Accounting Standards Update No. 2016-02: “Leases (Topic 842)” whereby lessees need to recognize almost all leases on their balance sheet as a right of use asset and a corresponding lease liability. The Company adopted this standard as of January 1, 2019 using the effective date method. We calculated the present value of the remaining lease payment stream using our incremental effective borrowing rate of 10%. We initially recorded a right to use asset and corresponding lease liability amounting to $269,054 on March 31, 2019. The right to use asset and the corresponding lease liability are being equally amortized on a straight-line basis over the remaining term of the lease.

For the year ended December 31, 2020, lease costs amounted to $150,851 which includes base lease costs of $86,997 and common area and other expenses of $63,854. For the year ended December 31, 2019, lease costs amounted to $111,689 which includes base lease costs of $63,705 and common area and other expenses of $47,984. All costs were expensed during the periods and included in general and administrative expenses on the accompanying consolidated statements of operations.

Right-of-use asset (“ROU”) is summarized below:

	December 31,
	2020	2019
Operating office lease	$269,054	$269,054
Less accumulated reduction	(128,412)	(55,034)
Balance of ROU asset at December 31, 2020	$140,642	$214,020

Operating lease liability related to the ROU asset is summarized below:

	December 31,
	2020	2019
Total lease liability	$269,054	$269,054
Reduction of lease liability	(128,412)	(55,034)
Total	140,642	214,020
Less short term portion as of December 31, 2020	(73,378)	(73,378)
Long term portion as of December 31, 2020	$67,264	$140,642

Future base lease payments under the non-cancellable operating lease at December 31, 2020 are as follows:

2021	$89,736
2022	82,885
Total minimum non-cancellable operating lease payments	172,621
Less discount to fair value	(31,979)
Total fair value of lease payments	$140,642

OneWire

On December 22, 2020, we announced that we entered into a binding letter of intent (the “OneWire LOI”) to acquire Onewire, Inc. (“Onewire”), a leading SaaS-based recruiting and software platform focused on the financial services sector. The acquisition will include the OneWire SaaS hiring platform and job site (www.onewire.com), Matchbook software (www.matchbook.io), a tool for curating and presenting screened and vetted talent which OneWire developed, and Onewire’s executive search business. While the definitive agreement is currently in the process of being negotiated, the OneWire LOI provides for up to a $1.255 million purchase price. The Company will pay the entire purchase price in shares of common stock with a portion of the purchase price to be paid on the basis of a earn-out following the completion of an audit of OneWire’s financial statements.

COVID-19 Uncertainty:

In March 2020, the outbreak of COVID-19 (coronavirus) caused by a novel strain of the coronavirus was recognized as a pandemic by the World Health Organization, and the outbreak has become increasingly widespread in the United States, including in each of the areas in which the Company operates. While to date the Company has not been required to stop operating, management is evaluating its use of its office space, virtual meetings and the like. We have reduced certain billing rates to respond to the current economic climate. Additionally, while we have experienced, and could continue to experience, a loss of clients as the result of the pandemic, we expect that the impact of such attrition would be mitigated by the addition of new clients resulting from our continued efforts to adjust the Company’s operations to address changes in the recruitment industry. The extent to which the COVID-19 pandemic will impact our operations, ability to obtain financing or future financial results is uncertain at this time. Due to the effects of COVID-19, the Company took steps to streamline certain expenses, such as temporarily cutting certain executive compensation packages by approximately 20%. Management also worked to reduce unnecessary marketing expenditures and worked to improve staff and human capital expenditures, while maintaining overall workforce levels. The Company expects but cannot guarantee that demand for its recruiting solutions will improve in 2021, as certain clients re-open or accelerate their hiring initiatives, and new clients utilize our services. The Company does not expect reductions made in the second quarter of 2020 due to COVID-19 will inhibit its ability to meet client demand. Overall, management is focused on effectively positioning the Company for a rebound in hiring which we expect in 2021. Ultimately, the recovery may be delayed, and the economic conditions may worsen. The Company continues to closely monitor the confidence of its recruiter users and customers, and their respective job requirement load through offline discussions and the Company’s Recruiter Index survey.

NOTE 13 — RELATED PARTY TRANSACTIONS

During 2018 we entered into a marketing agreement with an entity controlled by a consultant (who is also a principal shareholder and former noteholder of the Company). The agreement provides for payment to this entity of 10% of applicable revenue generated through the use of the entities database. The agreement also provides for the payment to us of 10% of the revenue generated by the entity using our social media groups. Through December 31, 2020 no fees were due or payable under this arrangement.

In April 2019 a consultant (who is also a principal shareholder and former noteholder of the Company) forgave accrued fees due to him in the amount of $187,500. This amount has been credited to paid-in capital.

During 2019, a consultant who is a principal shareholder of the Company purchased 13,750 of our Series D preferred stock units for $250,000 through delivering common stock of another company which had a market value of $240,000 and $10,000 in a settlement. There were 85,938 warrants issued with the 13,750 units.

During 2019 we entered into a two-year non-exclusive consulting agreement with a principal shareholder to act as Company’s consultant with respect to introducing the Company to potential acquisition and partnership targets. The Company has agreed to pay the consultant a retainer of $10,000 per month as a non-recoverable draw against any finder fees earned. The Company has also agreed to pay the consultant the sum of $5,500 per month for three years ($198,000 total) as a finder’s fee for introducing Genesys to the Company. This payment is included in the $10,000 monthly retainer payment. We have recorded consulting fees expense of $54,000 and $238,500 during the years ended December 31, 2020 and 2019, respectively. At December 31, 2020, $104,500 of the Genesys finder’s fee and $18,000 of monthly fee expense is included in accrued compensation. At December 31, 2019, $148,500 of the Genesys finder’s fee is included in accrued compensation.

Under a technology services agreement entered into on January 17, 2020, we use a related party firm of the Company, Recruiter.com Mauritius, for software development and maintenance related to our website and the Platform underlying our operations. This arrangement was oral prior to January 17, 2020. The initial term of the Services Agreement is five years, whereupon it shall automatically renew for additional successive 12-month terms until terminated by either party by submitting a 90-day prior written notice of non-renewal. The firm was formed outside of the United States solely for the purpose of performing services for the Company and has no other clients. Our Chief Technology Officer is an employee of this firm and exerts control over the firm. Pursuant to the Services Agreement, the Company has agreed to pay Recruiter.com Mauritius fees in the amount equal to the actualized documented costs incurred by Recruiter.com Mauritius in rendering the services pursuant to the Services Agreement. Payments to this firm were $235,444 and $181,400 for the years ended December 31, 2020 and 2019, respectively, and are included in product development expense in our consolidated statement of operations.

We are a party to that certain license agreement with Genesys. An executive officer of the Company is a significant equity holder and a member of our Board of directors of Genesys. Pursuant to the License Agreement Genesys has granted us an exclusive license to use certain candidate matching software and render certain related services to us. The Company has agreed to pay to Genesys (now called Opptly) a monthly license fee of $5,000 beginning June 29, 2019 and an annual fee of $1,995 for each recruiter being licensed under the License Agreement along with other fees that may be incurred. The Company has also agreed to pay Genesys monthly sales subscription fees beginning September 5, 2019 when Genesys assists with closing a recruiting program. During the years ended December 31, 2020 and 2019 we charged to operating expenses $167,157 and $93,671, respectively, for services provided by Genesys. As of December 31, 2020, the Company owes Genesys $73,352 in payables.

Icon Information Consultants performs all of the back office and accounting roles for Recruiting Solutions. Icon Information Consultants then charges a fee for the services along with charging for office space (see Note 11). Icon Information Consultants and Icon Industrial Solutions (collectively “Icon”) also provide “Employer of Record” (“EOR”) services to Recruiting Solutions which means that they process all payroll and payroll tax related duties of temporary and contract employees placed at customer sites and is then paid a reimbursement and fee from Recruiting Solutions. A representative of Icon is a member of our board of directors. Icon Canada also acts as an EOR and collects the customer payments and remits the net fee back to Recruiting Solutions. Revenue related to customers processed by Icon Canada is recognized on a gross basis the same as other revenues and was $140,642 and $208,158 for the years ended December 31, 2020 and 2019, respectively. EOR costs related to customers processed by Icon Canada was $131,546 and $194,641 for the years ended December 31, 2020 and 2019, respectively. Currently, there is no intercompany agreement for those charges, and they are calculated on a best estimate basis. As of December 31, 2020, the Company owes Icon $706,515 in payables and Icon Canada owes $19,143 to the Company. During the years ended December 31, 2020, we charged to cost of revenue $1,232,359 and $1,887,726, respectively, related to services provided by Icon as our employer of record. During the years ended December 31, 2020 and 2019, we charged to operating expenses $271,163 and $191,729, respectively, related to management fees, rent and other administrative expense. During the year ended December 31, 2020, we charged to interest expense $12,276, related to finance charges on accounts payable owed to Icon.

We also recorded placement revenue from Icon of $31,041 during the year ended December 31, 2020, of which $21,981 is included in accounts receivable at December 31, 2020.

NOTE 14 — BUSINESS COMBINATION

Business Combination

On March 31, 2019, the Company, through its wholly-owned subsidiary Recruiter.com Recruiting Solutions LLC (“Recruiting Solutions”) acquired certain assets and assumed certain liabilities from Genesys pursuant to the Asset Purchase Agreement. Recruiting Solutions was formed for the purpose of completing the asset purchase transaction. For purposes of purchase accounting, the Company is referred to as the acquirer. The Company acquired the assets of Genesys for a purchase price of $8.6 million. The purchase consideration consisted of 200,000 shares of Series F Preferred Stock, which are convertible at any time after issuance at the option of the holder, subject to a beneficial ownership limitation of 4.99%, into 2,500,000 shares of the Company’s common stock. The shares of Series F Preferred Stock were valued at $8.6 million based on the conversion rate of the Series F Preferred Stock and the quoted closing price of $3.44 per share of the Company’s common stock as of March 29, 2019, the last trading day preceding the completion of the Asset Purchase.

The acquisition is accounted for by the Company in accordance with the acquisition method of accounting pursuant to ASC 805 “Business Combinations” and pushdown accounting is applied to record the fair value of the assets acquired on Recruiting Solutions. Under this method, the purchase price is allocated to the identifiable assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. Any excess of the amount paid over the estimated fair values of the identifiable net assets acquired will be allocated to goodwill. The Company will utilize these assets in its new employment staffing business to be operated through Recruiting Solutions, and to augment the Company’s existing and future revenues. Goodwill associated with the Genesys acquisition is expected to be tax deductible.

The following is a summary of the fair value of the assets acquired and liabilities assumed at the date of acquisition:

Accounts receivable	$768,005
Customer contracts	183,107
License	1,726,965
Goodwill	6,517,315
Accounts payable	(532,292)
Deferred revenue	(63,100)
$8,600,000

The results of operations of Recruiting Solutions are included in the Company’s consolidated financial statements from the date of acquisition of March 31, 2019. The following supplemental unaudited pro forma combined financial information assumes that the acquisition had occurred at the beginning of the years ended December 31, 2019:

December 31,
2019
Revenue	$7,799,626
Net Loss	$(12,672,671)
Loss per common share, basic and diluted	$(8.86)

The pro forma financial information is not necessarily indicative of the results that would have occurred if the acquisition had occurred on the dates indicated or that result in the future.

NOTE 15 — INCOME TAXES

The Company has, subject to limitation, approximately $18.9 million of net operating loss carryforwards (“NOL”) at December 31, 2020, of which approximately $7.1 million will expire at various dates through 2037 and approximately $11.8 million can be carried forward indefinitely. We have provided a 100% valuation allowance for the deferred tax benefits resulting from the net operating loss carryover due to our lack of earnings history. In addressing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences are deductible. The valuation allowance increased by approximately $2,029,000 and $1,829,000 for the years ended December 31, 2020 and 2019, respectively. Significant components of deferred tax assets and liabilities are as follows (in thousands):

	2020	2019
Deferred tax assets (liabilities):
Net operating loss carryover	$3,972	$1,776
Intangibles amortization	728	701
Accrued compensation	-	17
Stock compensation	-	21
Capital losses	4	196
Bad debt allowance	11	5
Other	16	-
Deferred revenue	(20)	(35)
Total deferred tax assets, net	4,711	2,681
Less: valuation allowance	(4,711)	(2,681)
Net deferred tax assets	$-	$-

The above NOL carryforward may be subject to an annual limitation under Section 382 and 383 of the Internal Revenue Code of 1986, and similar state provisions if the Company experienced one or more ownership changes which would limit the amount of NOL carryforward that can be utilized to offset future taxable income. In general, an ownership change, as defined by Section 382 and 383, results from transactions increasing ownership of certain stockholders or public groups in the stock of the corporation by more than 50 percentage points over a three-year period. The Company has not completed an IRC Section 382/383 analysis. If a change in ownership were to have occurred, NOL carryforwards could be eliminated or restricted. If eliminated, the related asset would be removed from the deferred tax asset schedule with a corresponding reduction in the valuation allowance. Due to the existence of the valuation allowance, limitations created by future ownership changes, if any, will not impact the Company’s effective tax rate.

The actual tax benefit differs from the expected tax benefit for the years ended December 31, 2020 and 2019 (computed by applying the U.S. Federal Corporate tax rate of 21% to income before taxes) are as follows:

	2020	2019
Statutory federal income tax rate	-21.0%	-21.0%
State income taxes, net of federal benefits	0.1%	-1.1%
Non-deductible items	14.0%	6.6%
True ups	-5.1%	-
Change in valuation allowance	12.0%	15.5%
Effective income tax rate	-%	-%

The Company’s tax returns for the previous three years remain open for audit by the respective tax jurisdictions.

NOTE 16 — SUBSEQUENT EVENTS

Sale of Convertible Debentures

During January 2021, the Company entered into two Securities Purchase Agreements, effective January 5, 2021 and January 20, 2021 (the “Purchase Agreements”), with twenty accredited investors (the “Purchasers”). Pursuant to the Purchase Agreements, the Company agreed to sell to the Purchasers a total of (i) $2,799,000 in the aggregate principal amount of 12.5% Original Issue Discount Senior Subordinated Secured Convertible Debentures (the “Debentures”), and (ii) 1,749,375 common stock purchase warrants (the “Warrants”), which represents 100% warrant coverage. The Company received a total of $2,488,000 in gross proceeds from the offerings, taking into account the 12.5% original issue discount, before deducting offering expenses and commissions, including the placement agent’s commission of $241,270 (10% of the gross proceeds less $7,500 paid to its legal counsel) and fees related to the offering of the Debentures of approximately $90,500. The Company also agreed to issue to the placement agent, as additional compensation, 349,876 common stock purchase warrants exercisable at $2.00 per share (the “PA Warrants”). Joseph Gunnar & Co. LLC acted as placement agent for the offering of the Debentures.

The Debentures mature in January 2022 on the one year anniversary, subject to a six-month extension at the Company’s option. The Debentures bear interest at 8% per annum payable quarterly, subject to an increase in case of an event of default as provided for therein. The Debentures are convertible into shares of the Company’s common stock (the “Common Stock”) at any time following the date of issuance at the Purchasers’ option at a conversion price of $1.60 per share, subject to certain adjustments. The Debentures are subject to mandatory conversion in the event the Company closes an equity offering of at least $5,000,000 resulting in the listing of the Common Stock on a national securities exchange. The Debentures rank senior to all existing and future indebtedness of the Company and its subsidiaries, except for approximately $95,000 of outstanding senior indebtedness. In addition, the Debentures rank pari-passu with, and amounts owing thereunder shall be paid concurrently with, payments owing pursuant to and in connection with that certain offering by the Company of 12.5% Original Issue Discount Senior Subordinated Secured Convertible Debentures due May 28, 2021 consummated in May and June 2020 in the aggregate principal amount of $2,953,125. The Company may prepay the Debentures at any time at a premium as provided for therein.

The Warrants are exercisable for three years from the dates of the Purchase Agreements at an exercise price of $2.00 per share, subject to certain adjustments.

The Company’s obligations under the Purchase Agreement and the Debentures are secured by a first priority lien on all of the assets of the Company and its subsidiaries pursuant to Security Agreements, dated January 5, 2021 and January 20, 2021 (the “Security Agreements”) by and among the Company, its wholly-owned subsidiaries, and the Purchasers, subject to certain existing senior liens. The Company’s obligations under the Debentures are guaranteed by the Company’s subsidiaries.

The Purchase Agreement contains customary representations, warranties and covenants of the Company, including, among other things and subject to certain exceptions, covenants that restrict the ability of the Company and its subsidiaries, without the prior written consent of the Debenture holders, to incur additional indebtedness, including further advances under a certain preexisting secured loan, and repay outstanding indebtedness, create or permit liens on assets, repurchase stock, pay dividends or enter into transactions with affiliates. The Debentures contain customary events of default, including, but not limited to, failure to observe covenants under the Debentures, defaults on other specified indebtedness, loss of admission to trading on OTCQB or another applicable trading market, and occurrence of certain change of control events. Upon the occurrence of an event of default, an amount equal to 130% of the principal, accrued but unpaid interest, and other amounts owing under each Debenture will immediately come due and payable at the election of each Purchaser, and all amounts due under the Debentures will bear interest at an increased rate.

Pursuant to the Purchase Agreement, the Purchasers have certain participation rights in future equity offerings by the Company or any of its subsidiaries after the closing, subject to customary exceptions. The Debentures and the Warrants also contain certain price protection provisions providing for adjustment of the number of shares of Common Stock issuable upon conversion of the Debentures and/or exercise of the Warrants and the conversion or exercise price in case of future dilutive offerings.

Common Stock

We issued a total of 107,337 shares of common stock upon the conversion of $171,137 principal amount of convertible debentures, plus related accrued interest of $602.

We issued a total of 663,476 shares of common stock upon the conversion of 53,078 shares of Series D preferred stock.

We issued a total of 202,988 shares of common stock upon the conversion of 16,239 shares of Series F preferred stock.

We issued a total of 438,553 shares of common stock pursuant to the Scouted acquisition described below.

Series D Preferred Stock and Warrants

Pursuant to an agreement, 8,755 shares of Series D preferred stock and 5,000 Series D warrants were cancelled.

Business Acquisition

Effective January 31, 2021, the Company, through a wholly-owned subsidiary, acquired all assets of RLJ Talent Consulting, Inc., dba Scouted, a Delaware corporation (“Scouted”) (the “Scouted Asset Purchase”). As consideration in the Scouted Asset Purchase, Scouted shareholders will receive a total of 514,666 shares of our restricted common stock (valued at $1,441,065 based on a $2.80 per share grant date price), of which 76,113 shares of stock will be held in reserve, and an additional amount of $180,000 in cash consideration for a total purchase price of approximately $1.6 million. The Scouted Asset Purchase will be accounted for as a business acquisition. The assets acquired in the Scouted Asset Purchase consist primarily of sales and client relationships, contracts, intellectual property, partnership and vendor agreements and certain other assets (the “Scouted Assets”), along with a de minimis amount of other assets. The Company will complete the purchase price allocation of the $1.6 million for the acquired intangible assets during 2021. The Company is utilizing the Scouted Assets to expand its video hiring solutions and curated talent solutions, through its Recruiting Solutions subsidiary.

Paycheck Protection Program Loan

In January 2021, the remaining Paycheck Protection Loan of $24,750 was forgiven.

Convertible Promissory Note

In February 2021, the holder of the November 2020 promissory note described in Note 9 elected to convert the $250,000 note, plus accrued interest, into $283,984 principal amount of convertible debentures (including 12.5% Original Issue Discount) based on the same terms as those issued in January 2021 (described above), plus 177,490 Warrants.

   Recruiter.com Group, Inc.
Condensed Consolidated Balance Sheets

	March 31,	December 31,
	2021	2020
	(Unaudited)
Assets

Current assets:
Cash	$662,356	$99,906
Accounts receivable, net of allowance for doubtful accounts of $47,463 and $33,000, respectively	1,780,401	942,842
Accounts receivable - related parties	44,383	41,124
Prepaid expenses and other current assets	138,122	167,045
Investments - marketable securities	1,647	1,424

Total current assets	2,626,909	1,252,341

Property and equipment, net of accumulated depreciation of $2,116 and $1,828, respectively	1,347	1,635
Right of use asset - related party	122,297	140,642
Intangible assets, net	6,489,722	795,864
Goodwill	3,517,315	3,517,315

Total assets	$12,757,590	$5,707,797

Liabilities and Stockholders' Deficit

Current liabilities:
Accounts payable	$748,764	$616,421
Accounts payable - related parties	921,220	779,928
Accrued expenses	710,855	423,237
Accrued expenses - related party	9,656	8,000
Accrued compensation	886,002	617,067
Accrued compensation - related party	116,000	122,500
Accrued interest	101,946	60,404
Contingent consideration for acquisitions	1,974,377	-
Liability on sale of future revenues, net of discount of $0 and $2,719, respectively	-	8,185
Deferred payroll taxes	159,032	159,032
Other liabilities	14,493	14,493
Loans payable - current portion	28,609	28,249
Convertible notes payable, net of unamortized discount and costs of $2,864,099 and $1,205,699, respectively	2,795,010	1,905,826
Refundable deposit on preferred stock purchase	285,000	285,000
Warrant derivative liability	16,496,364	11,537,997
Lease liability - current portion - related party	73,378	73,378
Deferred revenue	139,382	51,537

Total current liabilities	25,460,088	16,691,254

Lease liability - long term portion - related party	48,919	67,264
Loans payable - long term portion	41,435	73,541

Total liabilities	25,550,442	16,832,059

Commitments and contingencies (Note 10)	-	-

Stockholders' Deficit:
Preferred stock, 10,000,000 shares authorized, $0.0001 par value: undesignated: 7,013,600 shares authorized; no shares issued and outstanding as of March 31, 2021 and December 31, 2020, respectively	-	-
Preferred stock, Series D, $0.0001 par value; 2,000,000 shares authorized; 444,587 and 527,795 shares issued and outstanding as of March 31, 2021 and December 31, 2020, respectively	46	54
Preferred stock, Series E, $0.0001 par value; 775,000 shares authorized; 731,845 shares issued and outstanding as of March 31, 2021 and December 31, 2020, respectively	74	74
Preferred stock, Series F, $0.0001 par value; 200,000 shares authorized; 46,847 and 64,382 shares issued and outstanding as of March 31, 2021 and December 31, 2020, respectively	5	7
Common stock, $0.0001 par value; 250,000,000 shares authorized; 7,275,185 and 5,504,008 shares issued and outstanding as of March 31, 2021 and December 31, 2020, respectively	727	550
Shares to be issued for acquisitions, 716,861 shares as of March 31, 2021	2,248,367	-
Additional paid-in capital	25,763,020	23,400,078
Accumulated deficit	(40,805,091)	(34,525,025)
Total stockholders' deficit	(12,792,852)	(11,124,262)

Total liabilities and stockholders' deficit	$12,757,590	$5,707,797

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Recruiter.com Group, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended	Three Months Ended
	March 31, 2021	March 31, 2020

Revenue (including related party revenue of $970 and $6,410, respectively)	$3,164,545	$2,313,123
Cost of revenue (including related party costs of $205,261 and $655,384, respectively)	2,254,910	1,751,196

Gross profit	909,635	561,927

Operating expenses:
Sales and marketing	57,543	25,243
Product development (including related party expense of $57,988 and $60,979, respectively)	70,660	83,093
Amortization of intangibles	159,173	159,173
General and administrative (including share based compensation expense of $502,407 and $870,722, respectively, and related party expenses of $126,632 and $122,918, respectively)	2,545,905	2,148,943

Total operating expenses	2,833,281	2,416,452

Loss from operations	(1,923,646)	(1,854,525)

Other income (expenses):
Interest expense (including related party interest expense of $12,273 and $0, respectively)	(1,427,588)	(44,206)
Initial derivative expense	(3,585,983)	-
Change in fair value of derivative liability	628,621	(565,088)
Forgiveness of debt income	24,925	-
Grant income	3,382	-
Net recognized gain (loss) on marketable securities	223	(18,786)
Total other income (expenses)	(4,356,420)	(628,080)

Loss before income taxes	(6,280,066)	(2,482,605)
Provision for income taxes	-	-
Net loss	$(6,280,066)	$(2,482,605)

Net loss per common share – basic and diluted	$(0.96)	$(0.59)

Weighted average common shares – basic and diluted	6,537,308	4,182,256

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Recruiter.com Group, Inc.
Condensed Consolidated Statement of Changes in Stockholders’ (Deficit) Equity
For the Three Months ended March 31, 2021 and 2020
(Unaudited)

									Common stock to be		Additional		Total Stockholders'
	Preferred stock Series D		Preferred stock Series E		Preferred stock Series F		Common stock		Issued for Acquisitions		Paid in	Accumulated	Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit)
Balance as of December 31, 2020	527,795	$54	731,845	$74	64,382	$7	5,504,008	$550	-	$-	$23,400,078	$(34,525,025)	$(11,124,262)
Stock based compensation	-	-	-	-	-	-	-	-	-	-	502,407	-	502,407
Issuance of common shares for Scouted acquisition	-	-	-	-	-	-	438,553	44	38,978	113,036	1,271,760	-	1,384,840
Issuance of common shares for Upsider acquisition	-	-	-	-	-	-	-	-	677,883	2,135,331	-	-	2,135,331
Issuance of common shares for accrued compensation	-	-	-	-	-	-	4,063	-	-	-	16,425	-	16,425
issuance of common shares upon conversion of debentures and accrued interest	-	-	-	-	-	-	178,712	18	-	-	199,385	-	199,403
Cancellation of Series D preferred stock	(8,755)	(1)	-	-	-	-	-	-	-	-	1	-	-
Reclassification of derivative liability upon cancellation of Series D warrants	-	-	-	-	-	-	-	-	-	-	373,070	-	373,070
Issuance of common shares upon conversion of Series D preferred stock	(74,453)	(7)	-	-	-	-	930,664	93	-	-	(86)	-	-
Issuance of common shares upon conversion of Series F preferred stock	-	-	-	-	(17,535)	(2)	219,185	22	-	-	(20)	-	-
Net loss three months ended March 31, 2021	-	-	-	-	-	-	-	-	-	-	-	(6,280,066)	(6,280,066)
Balance as of March 31, 2021	444,587	$46	731,845	$74	46,847	$5	7,275,185	$727	716,861	$2,248,367	$25,763,020	$(40,805,091)	$(12,792,852)

Balance as of December 31, 2019	454,546	$46	734,986	$74	139,768	$14	3,619,658	$362	-	$-	$18,203,048	$(17,488,188)	$715,356
Stock based compensation	-	-	-	-	-	-	-	-	-	-	870,722	-	870,722
Series D Preferred stock issued for accrued penalties	106,134	11	-	-	-	-	-	-	-	-	1,929,505	-	1,929,516
Issuance of common shares upon conversion of Series D preferred stock	(12,900)	(1)	-	-	-	-	161,250	16	-	-	(15)	-	-
Issuance of common shares upon conversion of Series E preferred stock	-	-	(3,141)	-	-	-	39,260	4	-	-	(4)	-	-
Issuance of common shares upon conversion of Series F preferred stock	-	-	-	-	(64,272)	(6)	803,414	80	-	-	(74)	-	-
Net loss three months ended March 31, 2020	-	-	-	-	-	-	-	-	-	-	-	(2,482,605)	(2,482,605)
Balance as of March 31, 2020	547,780	$56	731,845	$74	75,496	$8	4,623,582	$462	-	$-	$21,003,182	$(19,970,793)	$1,032,989

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Recruiter.com Group, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended	Three Months Ended
	March 31, 2021	March 31, 2020

Cash Flows from Operating Activities
Net loss	$(6,280,066)	$(2,482,605)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization expense	159,461	159,461
Bad debt expense	16,963	11,250
Gain on forgiveness of debt	(24,925)	-
Equity based compensation expense	502,407	870,722
Recognized loss (gain) on marketable securities	(223)	18,786
Loan principal paid directly through grant	(2,992)	-
Amortization of debt discount and debt costs	1,309,212	31,976
Initial derivative expense	3,585,983	-
Change in fair value of derivative liability	(628,621)	565,088
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(854,522)	9,749
Increase in accounts receivable - related parties	(3,259)	(5,942)
(Increase) decrease in prepaid expenses and other current assets	28,923	(19,954)
Increase in accounts payable and accrued liabilities	643,270	387,823
Increase in accounts payable and accrued liabilities - related parties	136,448	324,073
Increase in other liabilities	-	51,780
Increase (decrease) in deferred revenue	87,845	(15,434)
Net cash used in operating activities	(1,324,096)	(93,227)

Cash Flows from Investing Activities
Proceeds from sale of marketable securities	-	14,955
Cash paid for acquisitions, net of cash assumed	(249,983)	-
Net cash (used in) provided by investing activities	(249,983)	14,955

Cash Flows from Financing Activities
Proceeds from convertible notes, net	2,153,200	-
Payments of notes	(5,767)	(4,984)
Advances on receivables	-	180,778
Repayments of sale of future revenues	(10,904)	(127,241)
Deposit on purchase of preferred stock	-	25,000
Net cash provided by financing activities	2,136,529	73,553

Net increase (decrease) in cash	562,450	(4,719)
Cash, beginning of period	99,906	306,252

Cash, end of period	$662,356	$301,533

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$63,746	$38,721
Cash paid during the period for income taxes	$-	$-

Supplemental schedule of non-cash investing and financing activities:
Original issue discount deducted from convertible note proceeds	$342,554	$-
Debt costs deducted from convertible note proceeds	$334,800	$-
Contingent consideration for acquisitions	$1,974,377	$-
Notes and accrued interest converted to common stock	$285,939	$-
Common stock issued/to be issued for asset acquisition	$3,520,171	$-
Notes payable and accrued interest exchanged for debentures	$252,430	$-
Accrued compensation paid with common stock	$16,425	$-
Warrant derivative liability extinguished	$373,070	$-
Liabilities assumed in acquisition	$108,500	$-
Warrant derivative liability at inception	$5,960,058	$-
Preferred stock issued for accrued penalties	$-	$1,929,516

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

RECRUITER.COM GROUP, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2021
(UNAUDITED)

NOTE 1 — ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General

Recruiter.com Group, Inc., a Nevada corporation (“RGI”), is a holding company based in Houston, Texas. The Company has seven subsidiaries, Recruiter.com, Inc., Recruiter.com Recruiting Solutions LLC (“Recruiting Solutions”), Recruiter.com Consulting, LLC, VocaWorks, Inc. (“VocaWorks”), Recruiter.com Scouted Inc. (“Scouted”), Recruiter.com Upsider Inc. (“Upsider”) and Recruiter.com OneWire Inc. (“OneWire”) (see Note 13 Subsequent Events) . RGI and its subsidiaries as a consolidated group is hereinafter referred to as the “Company.” The Company operates in Connecticut, Texas, New York, California and Vancouver, Canada.

Recruiter.com operates an on-demand recruiting platform (the “Platform”) we have developed to help disrupt the $120 billion recruiting and staffing industry. Recruiter.com combines an online hiring platform with the world’s largest network of over 28,000 small and independent recruiters. Businesses of all sizes recruit talent faster using the Recruiter.com platform, which is powered by virtual teams of Recruiters On Demand and Video and AI job-matching technology.

Our website, www.Recruiter.com, provides access to over 28,000 recruiters and utilizes an innovative web platform, with integrated AI-driven candidate to job matching and video screening software to more easily and quickly source qualified talent.

We help businesses accelerate and streamline their recruiting and hiring processes by providing on-demand recruiting services and technology. Recruiter.com leverages our expert network of recruiters to place recruiters on a project basis, aided by cutting edge artificial intelligence-based candidate sourcing, matching and video screening technologies. We operate a cloud-based scalable SaaS-enabled marketplace platform for professional hiring, which provides prospective employers access to a network of thousands of independent recruiters from across the country and worldwide, with a diverse talent sourcing skillset that includes information technology, accounting, finance, sales, marketing, operations, and healthcare specializations.

Through our Recruiting.com Solutions division, we also provide consulting and staffing, and full-time placement services to employers which leverages our platform and rounds out our services.

Our mission is to grow our most collaborative and connective global platform to connect recruiters and employers and become the preferred solution for hiring specialized talent.

Reincorporation

On May 13, 2020, the Company effected a reincorporation from the State of Delaware to the State of Nevada. Following the approval by the Company’s stockholders at a special meeting held on May 8, 2020, Recruiter.com Group, Inc., a Delaware corporation (“Recruiter.com Delaware”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Recruiter.com Group, Inc., a Nevada corporation and a wholly owned subsidiary of Recruiter.com Delaware (“Recruiter.com Nevada”), pursuant to which Recruiter.com Delaware merged with and into Recruiter.com Nevada, with Recruiter.com Nevada continuing as the surviving entity. Simultaneously with the reincorporation, the number of shares of common stock the Company is authorized to issue was increased from 31,250,000 shares to 250,000,000 shares.

The reincorporation did not result in any change in the corporate name, business, management, fiscal year, accounting, location of the principal executive office, or assets or liabilities of the Company.

Principles of Consolidation and Basis of Presentation

The unaudited condensed consolidated financial statements include the accounts of RGI and its wholly owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

The accompanying condensed consolidated financial statements are unaudited. The unaudited interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). Certain information and note disclosures normally included in annual consolidated financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to those rules and regulations, although the Company believes that the disclosures made are adequate to make the information not misleading. Accordingly, these interim unaudited condensed consolidated financial statements should be read in conjunction with the financial statements and notes thereto of RGI for the years ended December 31, 2020 and 2019, filed with the SEC on March 9, 2021. The December 31, 2020 balance sheet is derived from those statements.

In the opinion of management, these unaudited interim financial statements as of and for the three months ended March 31, 2021 and 2020 include all adjustments (consisting of normal recurring adjustments and non-recurring adjustments necessary to present fairly the financial position, results of operations and cash flows of the Company for the periods presented). The results for the three months ended March 31, 2021 are not necessarily indicative of the results to be expected for the year ending December 31, 2021 or for any future period. All references to March 31, 2021 and 2020 in these footnotes are unaudited.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results and outcomes may differ from management’s estimates and assumptions. Included in these estimates are assumptions used to estimate collection of accounts receivable, fair value of marketable securities, fair value of assets acquired and liabilities assumed in an asset acquisition and the estimated useful life of assets acquired, fair value of contingent consideration in asset acquisitions, fair value of derivative liabilities, fair value of securities issued for acquisitions, fair value of assets acquired and liabilities assumed in a business combination, fair value of intangible assets and goodwill, valuation of lease liabilities and related right of use assets, deferred income tax asset valuation allowances, and valuation of stock based compensation expense.

Cash and Cash Equivalents

The Company considers all short-term highly liquid investments with a remaining maturity at the date of purchase of three months or less to be cash equivalents. Cash and cash equivalents are maintained at financial institutions and, at times, balances may exceed federally insured limits. The Company has not experienced any losses related to these balances as of March 31, 2020. There were no uninsured balances as of March 31, 2021 and December 31, 2020. The Company had no cash equivalents during or at the end of either period.

Revenue Recognition

The Company recognizes revenue in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 606, “Revenue from Contracts with Customers” (“ASC 606”). Revenues are recognized when control is transferred to customers in amounts that reflect the consideration the Company expects to be entitled to receive in exchange for those goods. Revenue recognition is evaluated through the following five steps: (i) identification of the contract, or contracts, with a customer; (ii) identification of the performance obligations in the contract; (iii) determination of the transaction price; (iv) allocation of the transaction price to the performance obligations in the contract; and (v) recognition of revenue when or as a performance obligation is satisfied.

We generate revenue from the following activities:

●
Recruiters on Demand: Consists of a consulting and staffing service specifically for the placement of professional recruiters, which we market as Recruiters on Demand. Recruiters on Demand is a flexible, time-based solution that provides businesses of all sizes access to recruiters on an outsourced, virtual basis for help with their hiring needs. As with other consulting and staffing solutions, we procure for our employer clients qualified professional recruiters, and then place them on assignment with our employer clients. Revenue earned through Recruiters on Demand is derived by billing the employer clients for the placed recruiters’ ongoing work at an agreed-upon, time-based rate. We directly source recruiter candidates from our network of recruiters on the Platform, as the recruiter user base of our Platform has the proper skill-set for recruiting and hiring projects. We had previously referred to this service in our revenue disaggregation disclosure in our consolidated financial statements as license and other, but on July 1, 2020, we rebranded as Recruiters on Demand.

●
Consulting and Staffing: Consists of providing consulting and staffing personnel services to employers to satisfy their demand for long- and short-term consulting and temporary employee needs. We generate revenue by first referring qualified personnel for the employer’s specific talent needs, then placing that personnel with the employer, but with us or our providers acting as the employer of record, and finally, billing the employer for the time and work of our placed personnel on an ongoing basis. Our process for finding candidates for consulting and staffing engagements largely mirrors our process for full-time placement hiring. This process includes employers informing us of open consulting and temporary staffing opportunities and projects, sourcing qualified candidates through the Platform and other similar means, and, finally, the employer selecting our candidates for placement after a process of review and selection. We bill these employer clients for our placed candidates’ ongoing work at an agreed-upon, time-based rate, typically on a weekly schedule of invoicing.

●
Full-time Placement: Consists of providing referrals of qualified candidates to employers to hire staff for full-time positions. We generate full-time placement revenue by earning one-time fees for each time that employers hire one of the candidates that we refer. Employers alert us of their hiring needs through our Platform or other communications. We source qualified candidate referrals for the employers’ available jobs through independent recruiter users that access our Platform and other tools. We support and supplement the independent recruiters’ efforts with dedicated internal employees we call our internal talent delivery team. Our talent delivery team selects and delivers candidate profiles and resumes to our employer clients for their review and ultimate selection. Upon the employer hiring one or more of our candidate referrals, we earn a “full-time placement fee”, an amount separately negotiated with each employer client. The full-time placement fee is typically either a percentage of the referred candidates’ first year’s base salary or an agreed-upon flat fee.

●
Marketing Solutions: Our “Marketing Solutions” allow companies to promote their unique brands on our website, the Platform, and our other business-related content and communication. This is accomplished through various forms of online advertising, including sponsorship of digital newsletters, online content promotion, social media distribution, banner advertising, and other branded electronic communications, such as in our quarterly digital publication on recruiting trends and issues. Customers who purchase our Marketing Solutions typically specialize in B2B software and other platform companies that focus on recruitment and human Resources processing. We earn revenue as we complete agreed upon marketing related deliverables and milestones using pricing and terms set by mutual agreement with the customer. In addition to its work with direct clients, the Company categorizes all online advertising and affiliate marketing revenue as Marketing Solutions.

●
Career Solutions: We provide services to assist job seekers with their career advancement. These services include a resume distribution service which involves promoting these job seekers’ profiles and resumes to assist with their procuring employment, and upskilling and training. Our resume distribution service allows a job seeker to upload his/her resume to our database, which we then distribute to our network of recruiters on the Platform. We earn revenue from a one-time flat fee for this service. We also offer a recruiter certification program which encompasses our recruitment related training content, which we make accessible through our online learning management system. Customers of the recruiter certification program use a self-managed system to navigate through a digital course of study. Upon completion of the program, we issue a certificate of completion and make available a digital badge to certify their achievement for display on their online recruiter profile on the Platform. For approximately the four months following March 31, 2020, the Company provided the recruiter certification program free in response to COVID-19. We partner with Careerdash, a high-quality training company, to provide Recruiter.com Academy, an immersive training experience for career changers.

We have a sales team and sales partnerships with direct employers as well as Vendor Management System companies and Managed Service companies that help create sales channels for clients that buy staffing, direct hire, and sourcing services. Once we have secured the relationship and contract with the interested Enterprise customer the delivery and product teams will provide the service to fulfill any or all of the revenue segments.

Revenues as presented on the statement of operations represent services rendered to customers less sales adjustments and allowances.

Recruiters on Demand services are billed to clients as either monthly subscriptions or time-based billings. Revenues for Recruiters on Demand are recognized on a gross basis when each monthly subscription service is completed.

Consulting and Staffing Services revenues represent services rendered to customers less sales adjustments and allowances. Reimbursements, including those related to travel and out-of-pocket expenses, are also included in the net service revenues and equivalent amounts of reimbursable expenses are included in costs of revenue. We record substantially all revenue on a gross basis as a principal versus on a net basis as an agent in the presentation of this line of revenues and expenses. We have concluded that gross reporting is appropriate because we have the task of identifying and hiring qualified employees, and our discretion to select the employees and establish their compensation and duties causes us to bear the risk for services that are not fully paid for by customers. Consulting and staffing revenues are recognized when the services are rendered by the temporary employees. Payroll and related taxes of certain employees that are placed on temporary assignment are outsourced to third party payors or related party payors. The payors pay all related costs of employment for these employees, including workers’ compensation insurance, state and federal unemployment taxes, social security and certain fringe benefits. We assume the risk of acceptability of the employees to customers. Payments for consulting and staffing services are typically due within 90 days of completion of services.

Full time placement revenues are recognized on a gross basis when the guarantee period specified in each customer’s contract expires. No fees for direct hire placement services are charged to the employment candidates. Any payments received prior to the expiration of the guarantee period are recorded as a deferred revenue liability. Payments for recruitment services are typically due within 90 days of completion of services.

Marketplace Solutions services revenues are recognized on a gross basis when the advertising is placed and displayed or when lead generation activities and online publications are completed, which is the point at which the performance obligations are satisfied. Payments for marketing and publishing are typically due within 30 days of completion of services.

Career services revenues are recognized on a gross basis upon distribution of resumes or completion of training courses, which is the point at which the performance obligations are satisfied. Payments for career services are typically due upon distribution or completion of services.

Deferred revenue results from transactions in which the Company has been paid for services by customers, but for which all revenue recognition criteria have not yet been met. Once all revenue recognition criteria have been met, the deferred revenues are recognized.

Sales tax collected is recorded on a net basis and is excluded from revenue.

Contract Assets

The Company does not have any contract assets such as work-in-process. All trade receivables on the Company’s balance sheet are from contracts with customers.

Contract Costs

Costs incurred to obtain a contract are capitalized unless they are short term in nature. As a practical matter, costs to obtain a contract that are short term in nature are expensed as incurred. The Company does not have any contract costs capitalized as of March 31, 2021 or December 31, 2020.

Contract Liabilities - Deferred Revenue

The Company’s contract liabilities consist of advance customer payments and deferred revenue. Deferred revenue results from transactions in which the Company has been paid for services by customers, but for which all revenue recognition criteria have not yet been met. Once all revenue recognition criteria have been met, the deferred revenues are recognized.

For each of the identified periods, revenues can be categorized into the following:

	Three Months Ended March 31,
	2021	2020
Recruiters on Demand	$957,479	$184,975
Consulting and staffing services	2,072,446	1,913,394
Permanent placement fees	39,966	137,627
Marketplace Solutions	40,981	40,193
Career services	53,673	36,934
Total revenue	$3,164,545	$2,313,123

As of March 31, 2021 and December 31, 2020, deferred revenue amounted to $139,382 and $51,537 respectively. As of March 31, 2021, deferred revenues associated with placement services are $139,382 and we expect the recognition of such services to be within the three months ended June 30, 2021.

Revenue from international sources was approximately 2% and 2% for the three months ended March 31, 2021 and 2020, respectively.

Costs of Revenue

Costs of revenues consist of employee costs, third party staffing costs and other fees, outsourced recruiter fees and commissions based on a percentage of Recruiting Solutions gross margin.

Accounts Receivable

Credit is extended to customers based on an evaluation of their financial condition and other factors. Management periodically assesses the Company’s accounts receivable and, if necessary, establishes an allowance for estimated uncollectible amounts. Accounts determined to be uncollectible are charged to operations when that determination is made. The Company usually does not require collateral. We have recorded an allowance for doubtful accounts of $47,463 and $33,000 as of March 31, 2021 and December 31, 2020, respectively. Bad debt expense was $16,963 and $11,250 for the three-month periods ended March 31, 2021 and 2020, respectively.

Concentration of Credit Risk and Significant Customers and Vendors

As of March 31, 2021, two customers accounted for more than 10% of the accounts receivable balance, at 26% and 11%, for a total of 37%.

As of March 31, 2020, three customers accounted for more than 10% of the accounts receivable balance, at 32%, 16% and 12% for a total of 60%.

For the three months ended March 31, 2021 two customers accounted for 10% of more of total revenue, at 27% and 15%, for a total of 42%.

For the three months ended March 31, 2020 two customers accounted for 10% or more of total revenue, at 33% and 18%, for a total of 51%.

We use a related party firm for software development and maintenance related to our website and the platform underlying our operations. One of our officers and principal shareholders is an employee of this firm and exerts control over this firm (see Note 11).

We are a party to that certain license agreement with a related party firm (see Note 11). Pursuant to the license agreement the firm has granted us an exclusive license to use certain candidate matching software and render certain related services to us. If this relationship was terminated or if the firm was to cease doing business or cease to support the applications we currently utilize, we may be forced to expend significant time and resources to replace the licensed software. Further, the necessary replacements may not be available on a timely basis on favorable terms, or at all. If we were to lose the ability to use this software our business and operating results could be materially and adversely affected.

We use a related party firm to provide certain employer of record services (see Note 11).

We use a related party firm to provide certain recruiting services (see Note 11).

Advertising and Marketing Costs

The Company expenses all advertising and marketing costs as incurred. Advertising and marketing costs were $57,543 and $25,243 for the three months ended March 31, 2021 and 2020, respectively.

Fair Value of Financial Instruments and Fair Value Measurements

The Company measures and discloses the fair value of assets and liabilities required to be carried at fair value in accordance with ASC 820, Fair Value Measurements and Disclosures. ASC 820 defines fair value, establishes a hierarchical framework for measuring fair value, and enhances fair value measurement disclosure.

ASC 825 defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions, and risk of nonperformance. ASC 825 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 825 establishes three levels of inputs that may be used to measure fair value:

Level 1 - Quoted prices for identical assets or liabilities in active markets to which we have access at the measurement date.

Level 2 - Inputs other than quoted prices within Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3 - Unobservable inputs for the asset or liability.

The determination of where assets and liabilities fall within this hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

The Company’s investment in available for sale securities and warrant derivative liabilities are measured at fair value. The securities are measured based on current trading prices using Level 1 fair value inputs. The Company’s derivative instruments are valued using Level 3 fair value inputs. The Company does not have any other financial instruments which require re-measurement to fair value. The carrying values of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses, and loans payable represent fair value based upon their short-term nature.

A financial asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement. The table below summarizes the fair values of our financial assets and liabilities as of March 31, 2021:

	Fair Value at March 31,	Fair Value Measurement Using
	2021	Level 1	Level 2	Level 3

Available for sale marketable securities (Note 3)	$1,647	$1,647	$-	$-
Warrant derivative liability (Note 9)	$16,496,364	$-	$-	$16,496,364

The reconciliation of the derivative liability measured at fair value on a recurring basis using unobservable inputs (Level 3) is as follows for the three months ended March 31, 2021 and 2020:

	Three Months Ended March 31,
	2021	2020
Balance at January 1	$11,537,997	$612,042
Additions to derivative instruments	5,960,058	-
Reclassifications to equity upon extinguishment	(373,070)	-
(Gain) loss on change in fair value of derivative liability	(628,621)	565,088
Balance at March 31	$16,496,364	$1,177,130

Business Combinations

For all business combinations (whether partial, full or step acquisitions), the Company records 100% of all assets and liabilities of the acquired business, including goodwill, generally at their fair values; contingent consideration, if any, is recognized at its fair value on the acquisition date and, for certain arrangements, changes in fair value are recognized in earnings until settlement and acquisition-related transaction and restructuring costs are expensed rather than treated as part of the cost of the acquisition.

Intangible Assets

Intangible assets consist primarily of the assets acquired from Genesys in 2019, including customer contracts and intellectual property, acquired on March 31, 2019 and the assets acquired from Scouted and Upsider during the first quarter of 2021 (see Note 12). Amortization expense will be recorded on the straight line basis over the estimated economic lives.

Goodwill

Goodwill is comprised of the purchase price of business combinations in excess of the fair value assigned at acquisition to the net tangible and identifiable intangible assets acquired. Goodwill is not amortized. The Company tests goodwill for impairment for its reporting units on an annual basis, or when events occur, or circumstances indicate the fair value of a reporting unit is below its carrying value.

The Company performs its annual goodwill and impairment assessment on December 31st of each year (see Note 4).

When evaluating the potential impairment of goodwill, management first assess a range of qualitative factors, including but not limited to, macroeconomic conditions, industry conditions, the competitive environment, changes in the market for the Company’s products and services, regulatory and political developments, entity specific factors such as strategy and changes in key personnel, and the overall financial performance for each of the Company’s reporting units. If, after completing this assessment, it is determined that it is more likely than not that the fair value of a reporting unit is less than its carrying value, we then proceed to the impairment testing methodology primarily using the income approach (discounted cash flow method).

We compare the carrying value of the reporting unit, including goodwill, with its fair value, as determined by its estimated discounted cash flows. If the carrying value of a reporting unit exceeds its fair value, then the amount of impairment to be recognized is recognized as the amount by which the carrying amount exceeds the fair value.

When required, we arrive at our estimates of fair value using a discounted cash flow methodology which includes estimates of future cash flows to be generated by specifically identified assets, as well as selecting a discount rate to measure the present value of those anticipated cash flows. Estimating future cash flows requires significant judgment and includes making assumptions about projected growth rates, industry-specific factors, working capital requirements, weighted average cost of capital, and current and anticipated operating conditions. The use of different assumptions or estimates for future cash flows could produce different results.

Long-lived assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the book value of the asset may not be recoverable. The Company periodically evaluates whether events and circumstances have occurred that indicate possible impairment. When impairment indicators exist, the Company estimates the future undiscounted net cash flows of the related asset or asset group over the remaining life of the asset in measuring whether or not the asset values are recoverable.

Stock-Based Compensation

We account for our stock-based compensation under ASC 718 “Compensation – Stock Compensation” using the fair value based method. Under this method, compensation cost is measured at the grant date based on the value of the award and is recognized over the shorter of the service period or the vesting period of the stock-based compensation. This guidance establishes standards for the accounting for transactions in which an entity exchanges it equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. The Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option pricing model. Determining the fair value of stock-based compensation at the grant date under this model requires judgment, including estimating volatility, employee stock option exercise behaviors and forfeiture rates. The assumptions used in calculating the fair value of stock-based compensation represent the Company’s best estimates, but these estimates involve inherent uncertainties and the application of management judgment.

Convertible Instruments

The Company evaluates and accounts for conversion options embedded in its convertible instruments in accordance with various accounting standards.

ASC 480 “Distinguishing Liabilities From Equity” provides that instruments convertible predominantly at a fixed rate resulting in a fixed monetary amount due upon conversion with a variable quantity of shares (“stock settled debt”) be recorded as a liability at the fixed monetary amount.

ASC 815 “Derivatives and Hedging” generally provides three criteria that, if met, require companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments. These three criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur, and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. Professional standards also provide an exception to this rule when the host instrument is deemed to be conventional as defined under professional standards as “The Meaning of Conventional Convertible Debt Instrument.”

The Company accounts for convertible instruments (when it has determined that the instrument is not a stock settled debt and the embedded conversion options should not be bifurcated from their host instruments) in accordance with professional standards when “Accounting for Convertible Securities with Beneficial Conversion Features,” as those professional standards pertain to “Certain Convertible Instruments.” Accordingly, the Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Discounts under these arrangements are amortized over the term of the related debt to their earliest date of redemption. The Company also records when necessary deemed dividends for the intrinsic value of conversion options embedded in preferred shares based upon the differences between the fair value of the underlying common stock at the commitment date of the share transaction and the effective conversion price embedded in the preferred shares.

ASC 815-40 provides that generally if an event is not within the entity’s control and could require net cash settlement, then the contract shall be classified as an asset or a liability.

Derivative Instruments

The Company’s derivative financial instruments consist of derivatives related to the warrants issued with the sale of our convertible notes in 2020 and 2021 (see Notes 7 and 9) and the warrants issued with the sale of our Series D Preferred Stock in 2020 and 2019 (see Note 9). The accounting treatment of derivative financial instruments requires that we record the derivatives at their fair values as of the inception date of the debt agreements and at fair value as of each subsequent balance sheet date. Any change in fair value is recorded as non-operating, non-cash income or expense at each balance sheet date. If the fair value of the derivatives was higher at the subsequent balance sheet date, we recorded a non-operating, non-cash charge. If the fair value of the derivatives was lower at the subsequent balance sheet date, we recorded non-operating, non-cash income. Upon the determination that an instrument is no longer subject to derivative accounting, the fair value of the derivative instrument at the date of such determination will be reclassified to paid in capital.

Product Development

Product development costs are included in selling, general and administrative expenses and consist of support, maintenance and upgrades of our website and IT platform and are charged to operations as incurred.

Earnings (Loss) Per Share

The Company follows ASC 260 “Earnings Per Share” for calculating the basic and diluted earnings (or loss) per share. Basic earnings (or loss) per share are computed by dividing earnings (or loss) available to common shareholders by the weighted-average number of common shares outstanding. Diluted earnings (or loss) per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional shares of common stock that would have been outstanding if the potential shares of common stock had been issued and if the additional shares were dilutive. Common stock equivalents are excluded from the diluted earnings (or loss) per share computation if their effect is anti-dilutive. Common stock equivalents in amounts of 27,430,594 and 18,685,872 were excluded from the computation of diluted earnings per share for the 3 months ended March 31, 2021 and 2020, respectively, because their effects would have been anti-dilutive.

	March 31,	March 31,
	2021	2020
Options	2,188,258	873,420
Stock awards	554,000	402,500
Warrants	5,796,843	470,939
Convertible notes	3,600,505	-
Convertible preferred stock	15,290,988	16,939,013
	27,430,594	18,685,872

Business Segments

The Company uses the “management approach” to identify its reportable segments. The management approach designates the internal organization used by management for making operating decisions and assessing performance as the basis for identifying the Company’s reportable segments. Using the management approach, the Company determined that it has one operating segment.

Recently Issued Accounting Pronouncements

There have not been any recent changes in accounting pronouncements and ASU issued by the FASB that are of significance or potential significance to the Company except as disclosed below.

In December 2019, the FASB issued ASU 2019-12, “Simplifying the Accounting for Income Taxes.” This guidance, among other provisions, eliminates certain exceptions to existing guidance related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. This guidance also requires an entity to reflect the effect of an enacted change in tax laws or rates in its effective income tax rate in the first interim period that includes the enactment date of the new legislation, aligning the timing of recognition of the effects from enacted tax law changes on the effective income tax rate with the effects on deferred income tax assets and liabilities. Under existing guidance, an entity recognizes the effects of the enacted tax law change on the effective income tax rate in the period that includes the effective date of the tax law. ASU 2019-12 is effective for interim and annual periods beginning after December 15, 2020, with early adoption permitted. The adoption of ASU 2019-12 did not have a material impact on our consolidated financial statements.

NOTE 2 — GOING CONCERN

These unaudited condensed consolidated financial statements have been prepared on a going concern basis which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company’s management has evaluated whether there is substantial doubt about the Company’s ability to continue as a going concern and has determined that substantial doubt existed as of the date of the end of the period covered by this report. This determination was based on the following factors: (i) the Company has a working capital deficit as of March 31, 2021 and the Company’s available cash as of the date of this filing will not be sufficient to fund its anticipated level of operations for the next 12 months; (ii) the Company will require additional financing for the fiscal year ending December 31, 2021 to continue at its expected level of operations; and (iii) if the Company fails to obtain the needed capital, it will be forced to delay, scale back, or eliminate some or all of its development activities or perhaps cease operations. In the opinion of management, these factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern as of the date of the end of the period covered by this report and for one year from the issuance of these unaudited condensed consolidated financial statements.

In January 2021 the Company raised approximately $3 million in gross proceeds through the issuance of convertible debentures and warrants as more fully disclosed in Note 7. The Company also received $250,000 in proceeds from a promissory note in May 2021 as more fully disclosed in Note 13. However, there is no assurance that the Company will be successful in any other capital-raising efforts that it may undertake to fund operations during the next 12 months. The Company anticipates that it will issue equity and/or debt securities as a source of liquidity, until it begins to generate positive cash flow to support its operations. Any future sales of securities to finance operations will dilute existing shareholders’ ownership. The Company cannot guarantee when or if it will generate positive cash flow.

In March 2020, the outbreak of COVID-19 (coronavirus) caused by a novel strain of the coronavirus was recognized as a pandemic by the World Health Organization, and the outbreak has become increasingly widespread in the United States, including in each of the areas in which the Company operates. While to date the Company has not been required to stop operating, management is evaluating its use of its office space, virtual meetings and the like. We have reduced certain billing rates to respond to the current economic climate. Additionally, while we have experienced, and could continue to experience, a loss of clients as the result of the pandemic, we expect that the impact of such attrition would be mitigated by the addition of new clients resulting from our continued efforts to adjust the Company’s operations to address changes in the recruitment industry. The extent to which the COVID-19 pandemic will impact our operations, ability to obtain financing or future financial results is uncertain at this time. Due to the effects of COVID-19, the Company took steps to streamline certain expenses, such as temporarily cutting certain executive compensation packages by approximately 20%. Management also worked to reduce unnecessary marketing expenditures and worked to improve staff and human capital expenditures, while maintaining overall workforce levels. The Company expects but cannot guarantee that demand for its recruiting solutions will improve later in 2021, as certain clients re-open or accelerate their hiring initiatives, and new clients utilize our services. The Company does not expect reductions made in the second quarter of 2020 due to COVID-19 will inhibit its ability to meet client demand. Overall, management is focused on effectively positioning the Company for a rebound in hiring which we expect later in 2021. Ultimately, the recovery may be delayed and the economic conditions may worsen. The Company continues to closely monitor the confidence of its recruiter users and customers, and their respective job requirement load through offline discussions and the Company’s Recruiter Index survey.

We also depend on raising additional debt or equity capital to stay operational. The economic impact of COVID-19 may make it more difficult for us to raise additional capital when needed. The terms of any financing, if we are able to complete one, will likely not be favorable to us. If we are unable to raise additional capital, we may not be able to meet our obligations as they come due, raising substantial doubt as to our ability to continue as a going concern.

The accompanying unaudited condensed consolidated financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

NOTE 3 — INVESTMENT IN AVAILABLE FOR SALE MARKETABLE SECURITIES

The Company’s investment in marketable equity securities is being held for an indefinite period. Cost basis of marketable securities held as of March 31, 2021 and December 31, 2020 was $42,720 and accumulated unrealized losses were $41,073 and $41,296 as of March 31, 2021 and December 31, 2020, respectively. The fair market value of available for sale marketable securities was $1,647 as of March 31, 2021, based on 178,000 shares of common stock held in one entity with an average per share market price of approximately $0.01.

Net recognized gains (losses) on equity investments were as follows:

	Three Months Ended
	March 31,
	2021	2020
Net realized gains (losses) on investment sold	$-	$(2,142)
Net unrealized gains (losses) on investments still held	223	(16,644)

Total	$223	$(18,786)

The reconciliation of the investment in marketable securities is as follows for the three months ended March 31, 2021 and 2020:

	March 31,	March 31,
	2021	2020
Balance – December 31	$1,424	$44,766
Additions	-	-
Proceeds on sales of securities	-	(14,955)
Recognized gain (loss)	223	(18,786)
Balance – March 31	$1,647	$11,025

NOTE 4 — GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill

Goodwill is derived from our 2019 business acquisition. The Company performed its most recent annual goodwill impairment test as of December 31, 2020 using market data and discounted cash flow analysis. Based on that test, we have determined that the carrying value of goodwill was not impaired at December 31, 2020. There were also no indicators of impairment at March 31, 2021.

Intangible Assets

During the three months ended March 31, 2021, we acquired certain intangible assets pursuant to our Scouted and Upsider acquisitions described in Note 12. These intangible assets aggregate approximately $5.9 million and consist primarily of sales and client relationships, contracts, intellectual property, partnership and vendor agreements and certain other assets. We are in the process of completing the accounting and valuations of the assets acquired and, accordingly, the estimated fair values of these intangible assets are provisional pending the final valuations which will not exceed one year in accordance with ASC 805.

Intangible assets are summarized as follows:

	March 31, 2021	December 31, 2020
Customer contracts	$233,107	$233,107
License	1,726,965	1,726,965
Intangible assets, including sales and client relationships, contracts, intellectual property, partnership and vendor agreements and certain other assets acquired pursuant to 2021 business acquisitions (see Note 12)	5,853,031	-
	7,813,103	1,960,072
Less accumulated amortization	(1,323,381)	(1,164,208)
Carrying value	$6,489,722	$795,864

Amortization expense of intangible assets was $159,173 and $159,173 for the three months ended March 31, 2021 and 2020 respectively, related to the intangible assets acquired in business combinations. Future amortization of intangible assets excluding the recently acquired intangibles from the Scouted, Upsider and OneWire acquisitions is expected to be approximately $637,000 for 2021 and $159,000 for 2022. The Company will begin amortizing intangible assets from the three recently acquired acquisitions in the second quarter of 2021 upon completion of the purchase price allocations.

NOTE 5 — LIABILITY FOR SALE OF FUTURE REVENUES

During the three months ended March 31, 2021 our remaining agreement related to the sale of future revenues was paid in full. During the three months ended March 31, 2021, we amortized the remaining $2,719 of discount to interest expense.

NOTE 6 — LOANS PAYABLE

Lines of Credit

At March 31, 2021 and December 31, 2020 we are party to two lines of credit with outstanding balances of $0. Advances under each of these lines of credit mature within 12 months of the advances. Availability under the two lines was $91,300 at March 30, 2021; however, due to COVID -19 uncertainty (see Note 2), the availability under both lines has been suspended since 2020.

Term Loans

We have outstanding balances of $70,044 and $77,040 pursuant to two term loans as of March 31, 2021 and December 31, 2020, respectively, which mature in 2023. The loans have variable interest rates, with current rates at 6.0% and 7.76%, respectively. Current monthly payments under the loans are $1,691 and $1,008, respectively.

One of the term loans is a Small Business Administration (“SBA”) loan. As a result of the COVID-19 uncertainty, the SBA has paid the loan for February and March 2021. The SBA made payments on our behalf of $3,382 during the three months ended March 31, 2021, which have been recorded as grant income in the financial statements. These payments were applied $2,992 to principal and $390 to interest expense for the three months ended March 31, 2021.

The status of these loans as of March 31, 2021 and December 31, 2020 are summarized as follows:

	March 31, 2021	December 31, 2020
Term loans	$70,044	$77,040
Less current portion	(28,609)	(28,249)
Non-current portion (excluding PPP loan discussed below)	$41,435	$48,791

Future principal payments under the term notes are as follows:

Year Ending December 31,

2021	$21,196
2022	30,133
2023	18,715
Total minimum principal payments	$70,044

Our Chief Operating Officer, who is also a shareholder, has personally guaranteed the loans described above.

Paycheck Protection Program Loan

During 2021 our remaining loan pursuant to the Paycheck Protection Program under the CARES Act in the amount of $24,750 was forgiven. We recorded forgiveness of debt income of $24,925 for the $24,750 of principal and $175 of related accrued interest forgiven.

NOTE 7 — CONVERTIBLE NOTES PAYABLE

2020 Debentures:

In May and June 2020, the Company entered into a Securities Purchase Agreement, effective May 28, 2020 (the “Purchase Agreement”) with several accredited investors (the “Purchasers”). Four of the investors had previously invested in the Company’s preferred stock. Pursuant to the Purchase Agreement, the Company sold to the Purchasers a total of (i) $2,953,125 in the aggregate principal amount of 12.5% Original Issue Discount Senior Subordinated Secured Convertible Debentures (the “Debentures”), and (ii) 1,845,703 common stock purchase warrants (the “Warrants”), which represents 100% warrant coverage. The Company received a total of $2,226,000 in net proceeds from the offering, after deducting the 12.5% original issue discount of $328,125, offering expenses and commissions, including the placement agent’s commission and fees of $295,000, reimbursement of the placement agent’s and lead investor’s legal fees and the Company’s legal fees in the aggregate amount of $100,000 and escrow agent fees of $4,000. The Company also agreed to issue to the placement agent, as additional compensation, 369,141 common stock purchase warrants exercisable at $2.00 per share.

The Debentures mature on May 28, 2021, subject to a six-month extension at the Company’s option. The Debentures bear interest at 8% per annum payable quarterly, subject to an increase in case of an event of default as provided for therein. The Debentures are convertible into shares of Common Stock at any time following the date of issuance at the Purchasers’ option at a conversion price of $1.60 per share, subject to certain adjustments. The Debentures are subject to mandatory conversion in the event the Company closes an equity offering of at least $5,000,000 resulting in the listing of the Company’s common stock on a national securities exchange. The Debentures rank senior to all existing and future indebtedness of the Company and its subsidiaries, except for approximately $508,000 of outstanding senior indebtedness. The Company may prepay the Debentures at any time at a premium as provided for therein.

The Warrants are exercisable for three years from May 28, 2020 at an exercise price of $2.00 per share, subject to certain adjustments.

As of March 31, 2021, there was $2,576,125 outstanding on the Debentures (see Note 8 for conversions) with unamortized discount and debt costs of $419,670.

2021 Debentures:

During January 2021, the Company entered into two Securities Purchase Agreements, effective January 5, 2021 and January 20, 2021 (the “Purchase Agreements”), with twenty accredited investors (the “Purchasers”). Pursuant to the Purchase Agreements, the Company agreed to sell to the Purchasers a total of (i) $2,799,000 in the aggregate principal amount of 12.5% Original Issue Discount Senior Subordinated Secured Convertible Debentures (the “Debentures”), and (ii) 1,749,375 common stock purchase warrants (the “Warrants”), which represents 100% warrant coverage. The Company received a total of $2,488,000 in gross proceeds from the offerings, after deducting the 12.5% original issue discount, before deducting offering expenses and commissions, including the placement agent’s commission of $241,270 (10% of the gross proceeds less $7,500 paid to its legal counsel) and fees related to the offering of the Debentures of $93,530. The Company also agreed to issue to the placement agent, as additional compensation, 349,876 common stock purchase warrants exercisable at $2.00 per share (the “PA Warrants”).

The Debentures mature in January 2022 on the one year anniversary, subject to a six-month extension at the Company’s option. The Debentures bear interest at 8% per annum payable quarterly, subject to an increase in case of an event of default as provided for therein. The Debentures are convertible into shares of the Company’s common stock (the “Common Stock”) at any time following the date of issuance at the Purchasers’ option at a conversion price of $1.60 per share, subject to certain adjustments. The Debentures are subject to mandatory conversion in the event the Company closes an equity offering of at least $5,000,000 resulting in the listing of the Common Stock on a national securities exchange. The Debentures rank senior to all existing and future indebtedness of the Company and its subsidiaries, except for approximately $95,000 of outstanding senior indebtedness. In addition, the Debentures rank pari-passu with, and amounts owing thereunder shall be paid concurrently with, payments owing pursuant to and in connection with that certain offering by the Company of 12.5% Original Issue Discount Senior Subordinated Secured Convertible Debentures due May 28, 2021 consummated in May and June 2020 in the aggregate principal amount of $2,953,125. The Company may prepay the Debentures at any time at a premium as provided for therein.

The Warrants are exercisable for three years from the dates of the Purchase Agreements at an exercise price of $2.00 per share, subject to certain adjustments.

The Company’s obligations under the Purchase Agreement and the Debentures are secured by a first priority lien on all of the assets of the Company and its subsidiaries pursuant to Security Agreements, dated January 5, 2021 and January 20, 2021 (the “Security Agreements”) by and among the Company, its wholly-owned subsidiaries, and the Purchasers, subject to certain existing senior liens. The Company’s obligations under the Debentures are guaranteed by the Company’s subsidiaries.

The Purchase Agreement contains customary representations, warranties and covenants of the Company, including, among other things and subject to certain exceptions, covenants that restrict the ability of the Company and its subsidiaries, without the prior written consent of the Debenture holders, to incur additional indebtedness, including further advances under a certain preexisting secured loan, and repay outstanding indebtedness, create or permit liens on assets, repurchase stock, pay dividends or enter into transactions with affiliates. The Debentures contain customary events of default, including, but not limited to, failure to observe covenants under the Debentures, defaults on other specified indebtedness, loss of admission to trading on OTCQB or another applicable trading market, and occurrence of certain change of control events. Upon the occurrence of an event of default, an amount equal to 130% of the principal, accrued but unpaid interest, and other amounts owing under each Debenture will immediately come due and payable at the election of each Purchaser, and all amounts due under the Debentures will bear interest at an increased rate.

Pursuant to the Purchase Agreement, the Purchasers have certain participation rights in future equity offerings by the Company or any of its subsidiaries after the closing, subject to customary exceptions. The Debentures and the Warrants also contain certain price protection provisions providing for adjustment of the number of shares of Common Stock issuable upon conversion of the Debentures and/or exercise of the Warrants and the conversion or exercise price in case of future dilutive offerings.

In February 2021, the holder of a $250,000 November 2020 promissory note elected to convert the $250,000 note, plus accrued interest of $2,430, into $283,984 principal amount of Debentures (including 12.5% Original Issue Discount of $31,554) based on the same terms as those issued in January 2021 (described above), plus 177,490 Warrants.

We have incurred a total of $1,254,779 of debt costs related to the issuance of the 2021 Debentures, including commissions, costs and fees of $334,800. We have also recorded a cost related to the fair value of the placement agent warrants of $919,979 (see Note 9). The costs which have been recorded as debt discounts are being amortized over the life of the notes. Amortization expense was $255,793 for the three months ended March 31, 2021. Unamortized debt costs were $998,986 at March 31, 2021.

We have recorded a total of $1,796,651 of debt discount related to the sale of the 2021 Debentures and February 2021 note exchange, including original issue discount of $342,554 and a warrant discount of $1,454,097 at fair value for the warrants issued with the debt (see Note 9). The discount is being amortized over the life of the notes. Amortization expense was $351,207 for the three months ended March 31, 2021. Unamortized debt discount was $1,445,444 at March 31, 2021.

NOTE 8 — STOCKHOLDERS’ DEFICIT

Preferred Stock

The Company is authorized to issue 10,000,000 shares of preferred stock, par value $0.0001 per share. As of March 31, 2021 and December 31, 2020, the Company had 1,223,279 and 1,324,022 shares of preferred stock issued and outstanding, respectively. No shares of preferred stock were issued during the three months ended March 31, 2021.

Series D Convertible Preferred Stock

In January 2021, the Company issued 113,476 shares of its common stock upon conversion of 9,078 shares of its Series D Preferred Stock.

In February 2021, the Company issued 550,000 shares of its common stock upon conversion of 44,000 shares of its Series D Preferred Stock.

In March 2021, the Company issued 267,188 shares of its common stock upon conversion of 21,375 shares of its Series D Preferred Stock.

Pursuant to an agreement with the holder, 8,755 shares of Series D preferred stock and 133,341 Series D warrants were cancelled in January 2021.

Series F Convertible Preferred Stock

In February 2021, the Company issued 202,988 shares of its common stock upon conversion of 16,239 shares of Series F Preferred Stock.

In March 2021, the Company issued 16,197 shares of its common stock upon conversion of 1,296 shares of Series F Preferred Stock.

Common Stock

The Company is authorized to issue 250,000,000 shares of common stock, par value $0.0001 per share. As of March 31, 2021 and December 31, 2020 the Company had 7,275,185 and 5,504,008 shares of common stock outstanding, respectively.

Shares issued upon conversion of preferred stock

In January 2021, the Company issued 113,476 shares of its common stock upon conversion of 9,078 shares of its Series D Preferred Stock.

In February 2021, the Company issued 550,000 shares of its common stock upon conversion of 44,000 shares of its Series D Preferred Stock.

In February 2021, the Company issued 202,988 shares of its common stock upon conversion of 16,239 shares of Series F Preferred Stock.

In March 2021, the Company issued 267,188 shares of its common stock upon conversion of 21,375 shares of its Series D Preferred Stock.

In March 2021, the Company issued 16,197 shares of its common stock upon conversion of 1,296 shares of Series F Preferred Stock.

Shares issued for Business Acquisition

In January 2021, we issued a total of 438,553 shares of common stock pursuant to the Scouted acquisition described in Note 12.

Shares to be issued for Business Acquisitions

Shares to be issued for acquisitions at March 31, 2021 include 38,978 common shares to be issued for Scouted and 677,883 common shares to be issued for Upsider which is more fully described in Note 12.

Shares granted for services

On June 18, 2020 the Company awarded to Evan Sohn, our Executive Chairman and CEO, 554,000 restricted stock units (the “RSUs”) subject to and issuable upon the listing of the Company’s common stock on the Nasdaq Capital Market or NYSE American, or any successor of the foregoing (the “Uplisting”). The RSUs will vest over a two-year period from the date of the Uplisting in equal quarterly installments on the last day of each calendar quarter, with the first portion vesting on the last day of the calendar quarter during which the Uplisting takes place, subject to Mr. Sohn serving as an executive officer of the Company on each applicable vesting date, provided that the RSUs shall vest in full immediately upon the termination of Mr. Sohn’s employment by the Company without Cause (as defined in the Employment Agreement). The RSU award has been valued at $1,662,000 and compensation expense will be recorded over the estimated vesting period. We recognized compensation expense of $148,836 during the three months ended March 31, 2021. The shares have not been issued at March 31, 2021.

In March 2021, we issued to Mr. Sohn 4,063 shares of common stock as payment for $16,425 of compensation which had been accrued at December 31, 2020.

Shares issued upon conversion of convertible notes

During the three months ended March 31, 2021, the Company issued 178,712 shares of its common stock upon conversion of $283,637 of convertible notes payable and related accrued interest of $2,302 (see note 7).

NOTE 9 — STOCK OPTIONS AND WARRANTS

Stock Options

On March 9, 2021 the Company granted to employees an aggregate of 397,500 options to purchase common stock, exercisable at $3.45 per share, under the terms of the 2017 Equity Incentive Plan. The options have a term of five years. The options will vest quarterly over one year, with the first portion vesting on June 9, 2021. The options have been valued at $1,371,231 using the Black Sholes model and compensation expense will be recorded over the vesting period. We have recorded compensation expense of $85,702 related to the options during the three months ended March 31, 2021. The assumptions used in the Black Scholes model are as follows: (1) dividend yield of 0%; (2) expected volatility of 346%, (3) risk-free interest rate of 0.8%, (4) expected term of 5 years.

On February 10, 2021 the Company granted to a director 50,000 options to purchase common stock, exercisable at $2.70 per share, under the terms of the 2017 Equity Incentive Plan. The options have a term of five years. The options will vest quarterly over three years with the first portion vesting on May 10, 2021. The options have been valued at $134,986 using the Black Sholes model and compensation expense will be recorded over the vesting period. We have recorded compensation expense of $6,300 related to the options during the three months ended March 31, 2021. The assumptions used in the Black Scholes model are as follows: (1) dividend yield of 0%; (2) expected volatility of 354%, (3) risk-free interest rate of 0.8%, (4) expected term of 5 years.

On March 24, 2021 the Company granted to a director 50,000 options to purchase common stock, exercisable at $3.25 per share, under the terms of the 2017 Equity Incentive Plan. The options have a term of five years. The options will vest quarterly over three years, with the first portion vesting on June 24, 2021. The options have been valued at $162,491 using the Black Sholes model and compensation expense will be recorded over the vesting period. We have recorded compensation expense of $1,128 related to the options during the three months ended March 31, 2021. The assumptions used in the Black Scholes model are as follows: (1) dividend yield of 0%; (2) expected volatility of 359%, (3) risk-free interest rate of 0.83%, (4) expected term of 5 years.

During the three months ended March 31, 2021, we recorded $260,440 of compensation expense related to stock options granted in prior years.

Warrants Recorded as Derivative Liabilities

Series D Preferred Stock Warrants

The Company identified embedded features in the warrants issued with Series D Preferred Stock in 2019 and 2020 which caused the warrants to be classified as a derivative liability. These embedded features included the right for the holders to request for the Company to cash settle the warrants to the holder by paying to the holder an amount of cash equal to the Black-Scholes value of the remaining unexercised portion of the warrants on the date of the consummation of a fundamental transaction, as defined in the warrant instrument. The accounting treatment of derivative financial instruments requires that the Company treat the whole instrument as liability and record the fair value of the instrument as a derivative as of the inception date of the instrument and to adjust the fair value of the instrument as of each subsequent balance sheet date.

During the three months ended March 31, 2021, the Company recorded other income of $478,295, respectively, related to the change in the fair value of the derivative. The fair value of the embedded derivative was $3,812,098 as of March 31, 2021, determined using the Black Scholes model based on a risk-free interest rate of 0.35% - 0.635%, an expected term of 3 – 4.1 years, an expected volatility of 209 – 308% and a 0% dividend yield.

On January 5, 2021, pursuant to an agreement with the holder, 133,341 Series D warrants were cancelled. We have reclassified the $373,070 derivative value of the warrants to paid in capital upon extinguishment.

Convertible Debenture Warrants and Placement Agent Warrants

The Company identified embedded features in the warrants issued with the convertible debt and the placement agent warrants in 2020 and 2021 (see Note 7) and which caused the warrants to be classified as a derivative liability. These embedded features included the right for the holders to request for the Company to cash settle the warrants to the holder by paying to the holder an amount of cash equal to the Black-Scholes value of the remaining unexercised portion of the warrants on the date of the consummation of a fundamental transaction, as defined in the warrant instrument. The accounting treatment of derivative financial instruments requires that the Company treat the whole instrument as liability and record the fair value of the instrument as a derivative as of the inception date of the instrument and to adjust the fair value of the instrument as of each subsequent balance sheet date.

As of the issuance date of the 2021 Debenture warrants, the Company determined a fair value of $5,040,080 for the 1,926,865 warrants. The fair value of the warrants was determined using the Black-Scholes Model based on a risk-free interest rate of 0.17% - 0.19%, an expected term of 3 years, an expected volatility of 215% - 216% and a 0% dividend yield. Of this amount, $1,454,097 was recorded as debt discount (see Note 7) and $3,585,983 was charged to expense as initial derivative expense.

As of the issuance date of the 2021 placement agent warrants, the Company determined a fair value of $919,979 for the 349,876 warrants. The fair value of the warrants was determined using the Black-Scholes Model based on a risk-free interest rate of 0.17% - 0.19%, an expected term of 3 years, an expected volatility of 215% and a 0% dividend yield. The value of $919,979 has been recorded as a debt discount for debt cost (see Note 7).

During the three months ended March 31, 2021, the Company recorded other income of $150,326 related to the change in the fair value of the derivative. The fair value of the embedded derivative was $12,684,266 as of March 31, 2021, determined using the Black Scholes model based on a risk-free interest rate of 0.16% - 0.35%, an expected term of 2.16 – 2.85 years, an expected volatility of 212% - 220% and a 0% dividend yield.

NOTE 10 — COMMITMENTS AND CONTINGENCIES

Although not a party to any proceedings or claims at March 31, 2021, the Company may be subject to legal proceedings and claims from time-to-time arising out of our operations in the ordinary course of business.

Leases:

On March 31, 2019, the Company entered into a sublease with a related party (see Note 11) for its current corporate headquarters. The sublease expires in November 2022. Monthly lease payments increased from $7,307 to $7,535 in April 2021 and continue at that rate for the remainder of the lease.

In February 2016, the Financial Accounting Standards Board issued Accounting Standards Update No. 2016-02: “Leases (Topic 842)” whereby lessees need to recognize almost all leases on their balance sheet as a right of use asset and a corresponding lease liability. The Company adopted this standard as of January 1, 2019 using the effective date method. We calculated the present value of the remaining lease payment stream using our incremental effective borrowing rate of 10%. We initially recorded a right to use asset and corresponding lease liability amounting to $269,054 on March 31, 2019. The right to use asset and the corresponding lease liability are being equally amortized on a straight-line basis over the remaining term of the lease.

For the three months ended March 31, 2021, lease costs amounted to $37,582 which includes base lease costs of $21,921 and common area and other expenses of $15,661. For the three months ended March 31, 2020, lease costs amounted to $37,910 which includes base lease costs of $21,234 and common area and other expenses of $16,676. All costs were expensed during the periods and included in general and administrative expenses on the accompanying consolidated statements of operations.

Right-of-use asset (“ROU”) is summarized below:

March 31, 2021
Operating office lease	$269,054
Less accumulated reduction	(146,757)
Balance of ROU asset at March 31, 2021	$122,297

Operating lease liability related to the ROU asset is summarized below:

March 31, 2021
Total lease liability	$269,054
Reduction of lease liability	(146,757)
Total	122,297
Less short term portion as of March 31, 2021	(73,378)
Long term portion as of March 31, 2021	$48,919

Future base lease payments under the non-cancellable operating lease at March 31, 2021 are as follows:

2021	$67,815
2022	82,885
Total minimum non-cancellable operating lease payments	150,700
Less discount to fair value	(28,403)
Total fair value of lease payments	$122,297

COVID-19 Uncertainty:

In late 2019, an outbreak of COVID-19 was first reported in Wuhan, China. In March 2020, the World Health Organization declared the COVID-19 outbreak a global pandemic. The COVID-19 pandemic has resulted in the implementation of significant governmental measures, including lockdowns, closures, quarantines and travel bans around the world aimed at controlling the spread of the virus. Businesses are also taking precautions, including requiring employees to work remotely or take leave, imposing travel restrictions and temporarily closing their facilities. Initial unemployment numbers have spiked. Uncertainties regarding the impact of COVID-19 on economic conditions are likely to result in sustained market turmoil and reduced demand for employees, which in its turn has had a negative impact on the recruitment and staffing industry. According to a June 2020 report from CEO. Today, the U.S. staffing industry, which previously boasted a market size of $152 billion fell to roughly $119 billion since the COVID-19 outbreak; bringing it down to its lowest level since 2013. This represents a 21% decrease from 2019.

To date the economic impact of COVID-19 has resulted in certain reductions in the Company’s business and the Company has devoted efforts to shifting its focus in areas of hiring. As of the date of this filing, to the Company’s knowledge, no customer of the Company has gone out of business nor have any counterparties attempted to assert the existence of a force majeure clause, which excuses contractual performance. Because we depend on continued demand for recruitment services, a downturn in the recruitment and staffing industry would have a material adverse impact on our business and results of operations.

While to date the Company has not been required to stop operating, management is evaluating its use of its office space, virtual meetings and the like. We have reduced certain billing rates to respond to the current economic climate. Additionally, while we have experienced, and could continue to experience, a loss of clients as the result of the pandemic, we expect that the impact of such attrition would be mitigated by the addition of new clients resulting from our continued efforts to adjust the Company’s operations to address changes in the recruitment industry. The extent to which the COVID-19 pandemic will impact our operations, ability to obtain financing or future financial results is uncertain at this time. Due to the effects of COVID-19, the Company took steps to streamline certain expenses, such as temporarily cutting certain executive compensation packages by approximately 20%. Management also worked to reduce unnecessary marketing expenditures and worked to improve staff and human capital expenditures, while maintaining overall workforce levels. The Company expects but cannot guarantee that demand for its recruiting solutions will improve later in 2021, as certain clients re-open or accelerate their hiring initiatives, and new clients utilize our services. The Company does not expect reductions made in the second quarter of 2020 due to COVID-19 will inhibit its ability to meet client demand. Overall, management is focused on effectively positioning the Company for a rebound in hiring which we expect later in 2021. Ultimately, the recovery may be delayed and the economic conditions may worsen. The Company continues to closely monitor the confidence of its recruiter users and customers, and their respective job requirement load through offline discussions and the Company’s Recruiter Index survey.

We also depend on raising additional debt or equity capital to stay operational. The economic impact of COVID-19 may make it more difficult for us to raise additional capital when needed. The terms of any financing, if we are able to complete one, will likely not be favorable to us. If we are unable to raise additional capital, we may not be able to meet our obligations as they come due, raising substantial doubt as to our ability to continue as a going concern.

NOTE 11 — RELATED PARTY TRANSACTIONS

During 2018 we entered into a marketing agreement with an entity controlled by a consultant (who is also a principal shareholder and former noteholder of the Company). The agreement provides for payment to this entity of 10% of applicable revenue generated through the use of the entities database. The agreement also provides for the payment to us of 10% of the revenue generated by the entity using our social media groups. Through March 31, 2021 no fees were due or payable under this arrangement.

During 2019 we entered into a two year non-exclusive consulting agreement with a principal shareholder to act as Company’s consultant with respect to introducing the Company to potential acquisition and partnership targets. The Company has agreed to pay the consultant a retainer of $10,000 per month as a non-recoverable draw against any finder fees earned. The Company has also agreed to pay the consultant the sum of $5,500 per month for three years ($198,000 total) as a finder’s fee for introducing Genesys to the Company. This payment is included in the $10,000 monthly retainer payment. We have recorded consulting fees expense of $13,500 during each of the three month periods ended March 31, 2021 and 2020. At March 31, 2021, $93,500 of the Genesys finder’s fee and $22,500 of monthly fee expense is included in accrued compensation.

Under a technology services agreement entered into on January 17, 2020, we use a related party firm of the Company, Recruiter.com Mauritius, for software development and maintenance related to our website and the platform underlying our operations. This arrangement was oral prior to January 17, 2020. The initial term of the Services Agreement is five years, whereupon it shall automatically renew for additional successive 12-month terms until terminated by either party by submitting a 90-day prior written notice of non-renewal. The firm was formed outside of the United States solely for the purpose of performing services for the Company and has no other clients. Our Chief Technology Officer is an employee of this firm and exerts control over the firm. Pursuant to the Services Agreement, the Company has agreed to pay Recruiter.com Mauritius fees in the amount equal to the actualized documented costs incurred by Recruiter.com Mauritius in rendering the services pursuant to the Services Agreement. Payments to this firm were $57,988 and $60,979 for the three months ended March 31, 2021 and 2020, respectively, and are included in product development expense in our consolidated statement of operations.

We are a party to that certain license agreement with Genesys. An executive officer of the Company is a significant equity holder and a member of the Board of directors of Genesys. Pursuant to the License Agreement Genesys has granted us an exclusive license to use certain candidate matching software and renders certain related services to us. The Company has agreed to pay to Genesys (now called Opptly) a monthly license fee of $5,000 beginning June 29, 2019 and an annual fee of $1,995 for each recruiter being licensed under the License Agreement along with other fees that might be incurred. The Company has also agreed to pay Opptly monthly sales subscription fees beginning September 5, 2019 when Opptly assists with closing a recruiting program. During the three months ended March 31, 2021 and 2020, we charged to operating expenses $40,114 and $38,477 for services provided by Opptly. As of March 31, 2021, the Company owes Opptly $73,466 in payables.

Icon Information Consultants performs all of the back office and accounting roles for Recruiting Solutions. Icon Information Consultants then charges a fee for the services along with charging for office space. Icon Information Consultants and Icon Industrial Solutions (collectively “Icon”) also provide “Employer of Record” (“EOR”) services to Recruiting Solutions which means that they process all payroll and payroll tax related duties of temporary and contract employees placed at customer sites and is then paid a reimbursement and fee from Recruiting Solutions. A representative of Icon is a member of our board of directors. Icon Canada also acts as an EOR and collects the customer payments and remits the net fee back to Recruiting Solutions. Revenue related to customers processed by Icon Canada is recognized on a gross basis the same as other revenues and was $35,232 and $33,227 for the three months ended March 31, 2021 and 2020, respectively. EOR costs related to customers processed by Icon Canada was $32,944 and $31,070 for the three months ended March 31, 2021 and 2020, respectively. Currently, there is no intercompany agreement for those charges and they are calculated on a best estimate basis. As of March 31, 2021, the Company owes Icon $835,810 in payables and Icon Canada owes $21,431 (included in accounts receivable) to the Company. During the three months ended March 31, 2021 and 2020, we charged to cost of revenue $154,572 and $624,314, respectively, related to services provided by Icon as our employer of record. During the three months ended March 31, 2021 and 2020, we charged to operating expenses $73,018 and $70,941, respectively, related to management fees, rent and other administrative expense. During the three months ended March 31, 2021, we charged to interest expense $12,273, related to finance charges on accounts payable owed to Icon.

We also recorded placement revenue from Icon of $970 and $6,410 during the three months ended March 31, 2021 and 2020, respectively. We have a receivable from Icon of $22,951 which is included in accounts receivable at March 31, 2021.

We use a related party firm of the Company to pay certain recruiting services provided by employees of the firm. During the three months ended March 31, 2021, we charged to cost of revenue $17,745 related to services provided, with no expense in the 2020 three month period. We owed $11,944 to this firm at March 31, 2021.

NOTE 12 — BUSINESS COMBINATIONS

Scouted Asset Purchase

Effective January 31, 2021, the Company, through a wholly-owned subsidiary, acquired all assets of RLJ Talent Consulting, Inc., d/b/a Scouted, (“Scouted”) (the “Scouted Asset Purchase”). As consideration for the Scouted Asset Purchase, Scouted shareholders are entitled to a total of 560,408 shares of our restricted Common Stock (valued at $1,625,183 based on a $2.90 per share acquisition date price), of which 82,877 shares of stock will be held in reserve and are recorded as contingent consideration, a current liability in the accompanying financial statements, and an additional amount of $180,000 in cash consideration for a total purchase price of approximately $1.8 million. The Scouted Asset Purchase will be accounted for as a business acquisition. The assets acquired in the Scouted Asset Purchase consist primarily of sales and client relationships, contracts, intellectual property, partnership and vendor agreements and certain other assets (the “Scouted Assets”), along with a de minimis amount of other assets. The Company will complete the purchase price allocation of the $1.8 million for the acquired intangible assets during 2021. The Company is utilizing the Scouted Assets to expand its video hiring solutions and curated talent solutions, through its Recruiting Solutions subsidiary.

The acquisition is accounted for by the Company in accordance with the acquisition method of accounting pursuant to ASC 805 “Business Combinations” and pushdown accounting is applied to record the fair value of the assets acquired on Recruiting Solutions. Under this method, the purchase price is allocated to the identifiable assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. Any excess of the amount paid over the estimated fair values of the identifiable net assets acquired will be allocated to goodwill.

The following is a summary of the estimated fair value of the assets acquired at the date of acquisition:

Intangible assets, including sales and client relationships, contracts, intellectual property, partnership and vendor agreements and certain other assets	$1,805,183
$1,805,183

The Company is in the process of completing its accounting and valuations of the assets acquired and the liabilities assumed and, accordingly, the estimated fair values of assets acquired and the allocation of purchase price noted above is provisional pending the final valuations which will not exceed one year in accordance with ASC 805.

Upsider Asset Purchase

Effective March 25, 2021, the Company, through a wholly-owned subsidiary, entered into an Asset Purchase Agreement and Plan of Reorganization (the “APA”) with Upsider, Inc., (“Upsider”), to acquire all the assets and certain liabilities of Upsider (the “Upsider Purchase”). As consideration for the Upsider Purchase, Upsider’s shareholders will receive net cash of $69,983 and a total of 807,734 shares of our common stock (the “Consideration Shares”) (valued at $2,544,362, based on a $3.15 per share acquisition date price), of which 129,851 of the Consideration Shares will be held in reserve and are recorded as a current liability, contingent consideration in the accompanying financial statements. The shareholders of Upsider may also receive earn-out consideration of up to $1,394,760, based on the attainment of specifictargets during the six months following closing. We have recorded the fair value of the contingent earn-out consideration of $1,325,003 at March 31, 2021. The total purchase price is approximately $3.9 million. The assets acquired in the APA consist primarily of sales and client relationships, contracts, intellectual property, partnership and vendor agreements and a de minimis amount of other assets. The Company is utilizing Upsider’s machine learning artificial intelligence to provide a more predictive and efficient recruiting tool that enhances our current technology.

The Company also entered into a Registration Rights Agreement with Upsider (the “Registration Rights Agreement”). The Registration Rights Agreement provides that following the Six-Month Anniversary (as defined in the Registration Rights Agreement), and for a period of five years thereafter, Upsider shall have the ability, on three occasions, to demand that Company shall file with the Securities and Exchange Commission a registration statement on Form S-1 or Form S-3, pursuant to the terms of the Registration Rights Agreement, to register the Consideration Shares. Additionally, pursuant to the Registration Rights Agreement, for a period of three years following the Six-Month Anniversary, whenever the Company proposes to register the issuance or sale of any of its Common Stock or its own account or otherwise, and the registration form to be used may be used for the registration of the Consideration Shares.

The acquisition is accounted for by the Company in accordance with the acquisition method of accounting pursuant to ASC 805 “Business Combinations” and pushdown accounting is applied to record the fair value of the assets acquired on Recruiting Solutions. Under this method, the purchase price is allocated to the identifiable assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. Any excess of the amount paid over the estimated fair values of the identifiable net assets acquired will be allocated to goodwill.

The following is a summary of the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition:

Intangible assets, including sales and client relationships, contracts, intellectual property, partnership and vendor agreements and certain other assets	$4,047,848
Accounts payable	(108,500)
$3,939,348

The Company is in the process of completing its accounting and valuations of the assets acquired and the liabilities assumed and, accordingly, the estimated fair values of assets acquired and the allocation of purchase price noted above is provisional pending the final valuations which will not exceed one year in accordance with ASC 805.

Pro Forma Information

The results of operations of Scouted and Upsider are included in the Company’s consolidated financial statements from the dates of acquisition. The following supplemental unaudited pro forma combined financial information assumes that the acquisition had occurred at the beginning of the three months ended March 31, 2021 and 2020:

	March 31,	March 31,
	2021	2020
Revenue	$3,315,311	$2,580,491
Net Loss	$(6,250,817)	$(2,545,822)
Loss per common share, basic and diluted	$(0.86)	$(0.48)

The pro forma financial information is not necessarily indicative of the results that would have occurred if the acquisition had occurred on the dates indicated or that result in the future.

NOTE 13 — SUBSEQUENT EVENTS

Common Stock

We issued a total of 853,000 shares of common stock upon the conversion of 68,312 shares of Series D preferred stock.

We issued 677,883 shares of issuable common stock pursuant to the Upsider acquisition described in Note 12.

We issued 50,000 shares of common stock for services valued at $152,500. This amount is included in accrued expenses at March 31, 2021.

Common Stock Options

We granted an aggregate of 126,000 common stock options. The options have an exercise price of $3.25, vest over various periods through May 2023 and expire in five years.

Convertible Debentures

We issued 44,219 shares of common stock upon the conversion of $70,750 principal of convertible debentures.

Promissory Note Payable

We received $250,000 in proceeds from a promissory note dated May 6, 2021. The note bears interest at 12% per year and matures on May 6, 2023.

Business Acquisition

Effective May 10, 2021, we, through a wholly-owned subsidiary, entered into an Asset Purchase Agreement and Plan of Reorganization (the “APA”) with OneWire Holdings, LLC, a Delaware limited liability company (“OneWire”), to acquire all the assets and several liabilities of OneWire (the “OneWire Purchase”). As consideration for the OneWire Purchase, OneWire’s shareholders will receive a total of 388,318 shares (the “Consideration Shares”) of common stock, valued at $1,255,000, based on a price per share of $3.231894, the volume-weighted average price of the common stock for the 30-day period immediately prior to the Closing Date (as defined in the APA). 77,664 of the Consideration Shares are subject to forfeiture pursuant to APA provisions regarding a post-closing working capital adjustment and a revenue true-up and pursuant to OneWire’s indemnity obligations. The assets acquired in the APA consist primarily of sales and client relationships, contracts, intellectual property, partnership and vendor agreements and certain other assets, along with a de minimis amount of other assets. OneWire’s expansive candidate database in financial services and candidate matching service amplify our reach to give employers and recruiters access to an even broader pool of specialized talent.

1,818,182 Units
Each Unit Consisting of One Share of Common Stock and
One Warrant to Purchase Common Stock

PROSPECTUS

Sole Book-Running Manager

Joseph Gunnar & Co. LLC

_____________, 2021

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following is an estimate of the expenses (all of which are to be paid by the Company) that we may incur in connection with the securities being registered hereby.

Offering Expenses
SEC registration fee	$3,296.92
FINRA filing fee	$4,310.00
Transfer and Warrant Agent Fee	$
Printing expenses	$
Legal fees and expenses	$
Accounting fees and expenses	$10,000.00
Miscellaneous	$
Total	$

Item 14. Indemnification of Directors and Officers.

The Nevada Revised Statutes limits or eliminates the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. Our bylaws include provisions that require the company to indemnify our directors or officers against monetary damages for actions taken as a director or officer of our Company. We are also expressly authorized to carry directors’ and officers’ insurance to protect our directors, officers, employees and agents for certain liabilities. Our articles of incorporation do not contain any limiting language regarding director immunity from liability.

The limitation of liability and indemnification provisions under the Nevada Revise Statutes and our bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, these provisions do not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s fiduciary duties. Moreover, the provisions do not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Item 15. Recent Sales of Unregistered Securities.

The following information relates to all securities issued or sold by us within the past three years and not registered under the Securities Act of 1933, (the “Securities Act”).

On May 25, 2018, the Company filed a Certificate of Designation (“COD”) of 600,000 shares of the Company’s preferred stock as the new Series A-1 Convertible Preferred Stock. On June 1, 2018, the Company entered into SPAs with the two holders of the Company’s Series A Convertible Preferred Stock. Together the holders also held all outstanding shares of the Company’s Series C Convertible Preferred Stock, and the Series C-1 Convertible Preferred Stock. Pursuant to the SPAs, the holders purchased a total of 300,000 of shares of Series A-1 Convertible Preferred Stock and warrants to purchase approximately 300,000 shares of the Company’s common stock in exchange for a total of $300,000. The warrants had a five year term and an exercise price of $0.01 per share, subject to adjustment in the event of stock splits, stock dividends or reverse splits and issuances of securities at prices below the prevailing exercise price of the warrants.

On November 27, 2018, the Company borrowed $50,000 from an institutional investor and issued the investor a 10% Original Issue $55,000 Discount Promissory Note. The Note bore interest at 5% per annum and was due on the earlier of (i) 90 days from the Effective Date, or (ii) the Company’s receipt of a minimum of $1,000,000 as a result of the Company closing the sale of any equity or debt securities. At the Company’s option, upon the maturity of the Note it had the right to cause the investor to convert all principal and interest owed under the Note into securities of the Company identical to those offered to investors in the $1,000,000 financing. On February 8, 2019, the Company borrowed $50,000 from an institutional investor and issued the investor a $60,000 Note which is convertible into securities of the Company identical to those offered to investors in a future financing. As additional consideration for the Note, the Company issued the institutional investor warrants to purchase approximately 30,000 shares of the Company’s common stock at an initial exercise price of $4.00 per share subject to adjustment upon the occurrence of certain events including the listing of the Company’s securities on a national securities exchange. The warrants had a cashless exercise feature.

On February 11, 2019, the Company issued Evan Sohn 4,381 shares of restricted common stock for services rendered to the Company.

On March 31, 2019, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Truli Acquisition Co., Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”) and Recruiter.com and completed the acquisition of Recruiter.com under to the Merger Agreement. Pursuant to the Merger Agreement, Merger Sub merged with and into Recruiter.com (the “Merger”), with Recruiter.com continuing as the surviving corporation in the Merger and a wholly-owned subsidiary of the Company. As a result of the Merger, each share of common stock, par value $0.0001 per share, of Recruiter.com (the “Recruiter.com Shares”) issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) (other than treasury shares of Recruiter.com or Recruiter.com Shares held directly or indirectly by the Company or the Merger Sub) was converted into validly issued, fully paid and non-assessable shares of newly designated Series E Convertible Preferred Stock of the Company. Pursuant to the Merge Agreement, the Company issued to the stockholders of Recruiter.com a total of 775,000 shares of Series E Convertible Preferred Stock which are convertible into approximately 3.9 million shares of common stock of the Company.

On March 31, 2019, the Company also entered into an Asset Purchase Agreement, dated March 31, 2019 (the “Asset Purchase Agreement”) by and among the Company, Recruiter.com Recruiting Solutions LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company (“Recruiting Solutions”) and Genesys Talent LLC, a Texas limited liability company (“Genesys”) and completed the acquisition of certain assets and assumed certain liabilities under the Asset Purchase Agreement (the “Asset Purchase”). Genesys received 200,000 shares of newly designated Series F Convertible Preferred Stock of the Company as consideration under the Asset Purchase Agreement, which shares are convertible into approximately 1.0 million shares of common stock.

On March 31, 2019, the Company entered into a SPA, by and among the Company and the investors listed therein. Pursuant to the SPA the Company sold in a private placement a total of 31,625 units (the “Units”) at a purchase price of $18.18 per unit, taking into account a 10% discount, each Unit consisting of (i) one share of Series D Convertible Preferred Stock, and (ii) a warrant to purchase 2.5 shares of the Company’s common stock, subject to adjustment as provided for therein. The Series D Convertible Preferred Stock convert into a minimum of approximately 158,000 shares of the Company’s common stock. The Company received gross proceeds of $575,000 from the sale of the Units. In addition, an investor completed the purchase of 4,125 Units in May 2019. Under this investor’s SPA, an additional 20,626 shares of the Company’s common stock were issuable upon conversion of the Series D Convertible Preferred Stock and 10,313 shares of the Company’s common stock upon exercise of warrants. Further, in connection with the closing of the Merger, the former Chief Executive Officer of Recruiter.com agreed to purchase $250,000 of Units by delivering common stock of another company with a $240,000 value and $10,000 in settlement. The warrants are exercisable for five years from the issuance date at an exercise price of $12.00 per share, subject to adjustment as provided for therein.

On February 1, 2019, the Company granted the Executive Chairman 17,370 shares of restricted common stock, which vest on February 1, 2020, subject to his service as Executive Chairman as of that date. On February 1, 2019, the Company also granted Mr. Sohn five-year options to purchase 17,370 shares of the Company’s common stock at $8.80 per share, which options vest on August 4, 2020, subject to Mr. Sohn serving as Executive Chairman on that date. The stock portion of the awards has been valued at $151,981 and compensation expense will be recorded over the respective vesting periods.

On March 31, 2019, in connection with and as a condition precedent to the closing of the Merger, the Company entered into an Exchange Agreement with two investors collectively holding all of the shares of the Company’s Series A, Series A-1, Series C and Series C-1 Convertible Preferred Stock, convertible notes and warrants outstanding immediately prior to the closing of the Merger, and completed an exchange of such derivative securities for a total of 389,036 shares of Series D Convertible Preferred Stock, which are convertible into at least approximately 2.0 million shares of the Company’s common stock. During the three months ended June 30, 2019, the Company sold to five accredited investors in a private placement a total of 25,850 Units at a purchase price of $18.1818 per Unit, taking into account a 10% discount. Each Unit consists of (i) one share of Series D Convertible Preferred Stock, and (ii) a five-year warrant to purchase 2.5 shares of the Company’s common stock, subject to adjustment as provided for therein. The Series D Convertible Preferred Stock sold in the financing convert into a minimum of approximately 129,200 shares of the Company’s common stock. The Company received gross proceeds of $470,000 from the sale of the Units.

On May 14, 2019, the Company granted the Executive Chairman approximately 180,400 shares of restricted common stock, which vests in full on February 1, 2020, subject to continued service. Also on that date, the Company granted the Executive Chairman five-year options to purchase approximately 180,400 shares of the Company’s common stock at $16.00 per share, which options vest in full on November 14, 2020, subject to continued service.

During the three months ended June 30, 2019, the Company sold to five accredited investors in a private placement a total of 25,850 units (the “Units”) at a purchase price of $18.1818 per Unit, taking into account a 10% discount, each Unit consisting of (i) one share of Series D Preferred Stock, and (ii) a five-year Warrant to purchase 2.5 shares of the Company’s common stock, subject to adjustment as provided for therein. The Series D Preferred Stock sold in the financing convert into a minimum of approximately 129,200 shares of the Company’s common stock. The Company received gross proceeds of $470,000 from the sale of the Units. The sale of the Unites was exempt from registration under the Securities Act of 1933 (the “Securities Act”) pursuant to Section 4(a)(2) of the Securities Act and Rule 506(d) promulgated thereunder

On January 5, 2021, the Company entered into a Securities Purchase Agreement, effective January 5, 2021 (the “Purchase Agreement”), with two accredited investors (the “Purchasers”). Pursuant to the Purchase Agreement, the Company agreed to sell to the Purchasers a total of (i) $562,500 in the aggregate principal amount of 12.5% Original Issue Discount Senior Subordinated Secured Convertible Debentures (the “Debentures”), and (ii) 140,625 common stock purchase warrants (the “Warrants”), which represents 100% warrant coverage. The Company received a total of $500,000 in gross proceeds from the offering, taking into account the 12.5% original issue discount, before deducting offering expenses and commissions, including the placement agent’s commission of $50,000 (10% of the gross proceeds) and fees related to the offering of the Debentures of approximately $40,000. The Company also agreed to issue to the placement agent, as additional compensation, 28,126 common stock purchase warrants exercisable at $5.00 per share (the “PA Warrants”). The Debentures are convertible into shares of the Company’s common stock (the “Common Stock”) at any time following the date of issuance at the Purchasers’ option at a conversion price of $4.00 per share, subject to certain adjustments. The Warrants are exercisable for three years from January 5, 2021 at an exercise price of $5.00 per share, subject to certain adjustments.

On January 20, 2021, we conducted a second closing under the Purchase Agreement (“Second Closing”) with eighteen accredited investors (the “Second Closing Purchasers”). We sold to the Second Closing Purchasers (i) $2,236,500 in the aggregate principal amount Debentures and (ii) 559,126 Warrants, representing 100% warrant coverage. We received a total of $1,988,000 in gross proceeds in the Second Closing, taking into account the 12.5% original issue discount, before deducting offering expenses and commissions, including the placement agent’s commission of $198,800 (10% of the gross proceeds) and approximately $50,500 of other expenses. We also agreed to issue to the placement agent, as additional compensation, the PA Warrants. In May 2021, the PA Warrants were amended such that they are now exercisable for 36,364 shares of common stock at an exercise price equal to 125% of the public offering price per Unit in this offering.

On March 25, 2021, in consideration for joining the Board, we agreed to issue Mr. Pemberton a grant of 20,000 options to purchase Common Stock with an exercise price of $8.13 and which shall vest in equal amounts over a period of three years from the Effective Date, as shall be determined by the Board, subject to his continued service on the Board through such vesting date .

On December 21, 2020, in consideration for joining the Board, we agreed to issue Mr. Heath’s a grant of 20,000 options to purchase Common Stock, with an exercise price of $6.75 and which shall vest in equal amounts over a period of three years from the Effective Date, as shall be determined by the Board, subject to his continued service on the Board through such vesting date. The Heath Shares will be issued under the Plan.

All of the above transactions were exempt from registration under Section 4(a)(2) of the Securities Act and Rule 506(b) thereunder, except for the Genesys Asset Purchase which was exempt under Section 4(a)(2) of the Securities Act. The purchasers of our securities were each accredited investors and purchased the securities for investment. The Genesys seller who received our shares was not an accredited investor so that transaction was exempt under Section 4(a)(2) of the Securities Act.

Item 16. Exhibits and Financial Statements.

The list of exhibits in the Index to Exhibits to this registration statement is incorporated herein by reference.

EXHIBIT INDEX

Exhibit		Incorporated by Reference			Filed or Furnished
No.	Exhibit Description	Form	Date	Number	Herewith

1.1	Underwriting Agreement
2.1	Agreement and Plan of Merger, by and between Recruiter.com Group, Inc., a Delaware corporation and Recruiter.com Group, Inc., a Nevada corporation, and a wholly owned subsidiary of the Company, resulting in the Companys reincorporation from the State of Delaware to the State of Nevada	10-K	3/9/2021	2.1	Filed
3.1(a)	Articles of Incorporation	10-Q	6/25/20	3.1(a)
3.1(b)	Certificate of Designation of Series D Convertible Preferred Stock	10-Q	6/25/20	3.1(b)
3.1(c)	Certificate of Designation of Series E Convertible Preferred Stock	10-Q	6/25/20	3.1(c)
3.1(d)	Certificate of Designation of Series F Convertible Preferred Stock	10-Q	6/25/20	3.1(d)
3.2	Bylaws, as amended	10-Q	6/25/20	3.2
4.1	Form of Note	8-K	12/3/18	10.1
4.2	Form of Note	10-Q	2/14/19	10.3
4.3	Form of Warrant	10-Q	2/14/19	10.4
4.4	Form of 12.5% Original Issue Discount Senior Subordinated Secured Convertible Debentures issued May 28, 2020 by the Company to the Purchasers	10-Q	8/13/20	4.1
4.5	Form of Common Stock Purchase Warrant issued May 28, 2020 by the Company to the Purchasers	10-Q	8/13/20	4.2
4.6	Form of 12.5% Original Issue Discount Senior Subordinated Secured Convertible Debentures issued by the Company on January 5 and 20, 2021	10-K	3/9/2021	4.7
4.7	Form of Warrant issued by the Company on January 5 and 20, 2021	10-K	3/9/2021	4.4
4.8	Form of Representative’s Warrant				Filed
4.9	Form of Warrant Agent Agreement including Form of Global Certificate and Form of Certificated Warrants				Filed
4.10	Form of Pre-Funded Warrant to be Issued in Connection with 9.99% Beneficial Ownership Limitation				Filed
5.1	Opinion of Lucosky Brookman, LLP				Filed
10.1	2017 Equity Incentive Plan*	10-K	6/29/18	10.11
10.2	Employment Agreement, dated October 30, 2017, between Truli Media Group, Inc. and Miles Jennings*	8-K	10/31/17	10.3
10.3	Technology Services Agreement, dated January 17, 2020, by and between Recruiter.com Group, Inc. and Recruiter.com (Mauritius) Ltd.	8-K	1/23/20	10.1
10.4	Consulting Agreement by and between the Company and Judy Krandel, dated April 30, 2020*	8-K	5/20/20	10.1
10.5	Form of Securities Purchase Agreement entered into by and between the Company and the Purchasers on May 28, 2020	10-Q	8/13/20	10.1
10.6	Form of Security Agreement entered into by and between the Company and the Purchasers on May 28, 2020+	10-Q	8/13/20	10.2
10.7	Letter Agreement between Truli Technologies, Inc. and Evan Sohn re Appointment as Executive Chairman*	10-K	5/8/20	10.8
10.8	Employment Agreement, dated June 19, 2020, between the Company and Evan Sohn*	8-K	06/22/20	10.1

10.9	Employment Agreement between the Company and Chad MacRae, dated July 1, 2020.	10-Q	8/13/20	10.3
10.10	Director Agreement, dated August 28, 2020, by and between the Company and Deborah Leff*	8-K	01/20/21	10.1
10.11	Amendment 1 to Director Agreement, dated January 13, 2021, by and between the Company and Deborah Leff*	8-K	01/21/21	10.1
10.12	Form of Securities Purchase Agreement entered into by and between the Company and purchasers on January 5 and 20, 2021	10-K	3/9/2021	10.2
10.13	Form of Security Agreement entered into by and between the Company and purchasers on January 5 and 20, 2021+	10-K	3/9/2021	10.2
10.14	Asset Purchase Agreement and Plan of Reorganization, dated March 25, 2021, by and among Recruiter.com Group, Inc., Recruiter.com Upsider, Inc., Upsider, Inc, the selling shareholders named therein and Josh McBride	8-K	3/25/2021	10.1
10.15	Registration Rights Agreement, dated March 25, 2021, between Recruiter.com Group, Inc. and Upsider, Inc.*	8-K	3/25/2021	10.2
10.16	Directors Agreement, dated February 12, 2021, between Recruiter.com Group, Inc. and Steve Pemberton*	8-K	4/2/2021	10.1
10.17	Directors Agreement, dated December 10, 2020, between Recruiter.com Group, Inc. and Robert Heath*	8-K	4/2/2021	10.2
10.18	Form of Notice of the Automatic Conversion of 12.5% Original Issue Discounts Senior Secured Debentures and Agreement to Certain Amendments to Warrants	Filed
10.19	Form of Agreement to Convert Common Stock Purchase Warrants and Series D Preferred Stock	Filed
10.20	Form of Agreement to Convert Series E / F Preferred Stock	Filed
21.1	Subsidiaries	10-K	3/9/2021	21.1
23.1	Consent of Salberg & Company, P.A.				Filed
23.2	Consent of Lucosky Brookman LLP (included in Exhibit 5.1)				Filed

*	Management contract or compensatory plan or arrangement.
+
Certain schedules, appendices and exhibits to this agreement have been omitted in accordance with Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished supplemental to the Securities and Exchange Commission staff upon request.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act.

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(iv)
Provided, however, that paragraphs (a)(1)(i), (ii), and (iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
That, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes:

(1)
That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2)
That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, Texas on May 26, 2021.

Recruiter.com Group, Inc.

By:	/s/ Evan Sohn
Evan Sohn
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Evan Sohn
Evan Sohn	Principal Executive Officer and Director	May 26, 2021

/s/ Miles Jennings
Miles Jennings	Chief Operating Officer and Director	May 26, 2021

/s/ Judy Krandel
Judy Krandel	Principal Financial Officer	May 26, 2021

/s/ Tim O’Rourke
Tim O’Rourke	Director	May 26, 2021

/s/ Douglas Roth
Douglas Roth	Director	May 26, 2021

/s/ Wallace D. Ruiz
Wallace D. Ruiz	Director	May 26, 2021

/s/ Deborah Leff
Deborah Leff	Director	May 26, 2021

/s/ Robert Heath
Robert Heath	Director	May 26, 2021

/s/ Steve Pemberton
Steve Pemberton	Director	May 26, 2021